 Filed pursuant to Rule 424(b)(3)

Registration No. 333-86453

United Bancshares, Inc.

Notice of a Special Meeting of Shareholders to be

Held on January 20, 2000

To the Shareholders of United Bancshares, Inc.:

We are giving notice that a special meeting of shareholders of United Bancshares, Inc. will be held on Thursday, January 20, 2000, at 5:30 p.m., at Dick's Steak House, 206 South Broad Street, Kalida, Ohio 45853 for the following purpose:

To consider and vote on a proposal to adopt, pursuant to Sections 1701.78 and 1701.83 of the Ohio Revised Code which provide for mergers and majority share acquisitions, an Agreement and Plan of Reorganization and Merger Agreement, dated April 20, 1999, by and between United Bancshares and Bank of Leipsic and approve the related merger, pursuant to which an interim bank, which is a wholly owned subsidiary of United Bancshares, will be merged with and into Bank of Leipsic and each share of common stock of Bank of Leipsic, par value $20 per share, issued and outstanding immediately prior to the merger will be converted into the right to receive 54.25 shares, without par value, of United Bancshares common stock. Also as part of the transaction, the United Bancshares shareholders will be asked to vote to increase the size of the United Bancshares board of directors to eight. A copy of the Agreement and Plan of Reorganization and the Merger Agreement are set forth as Appendices A and A-1 to the attached Joint Proxy Statement/Prospectus.

The board of directors of United Bancshares has fixed the close of business on December 10, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the United Bancshares special meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the special meeting.

A form of Proxy and Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the United Bancshares special meeting accompany this notice.

The board of directors unanimously recommends that you vote in favor of the approval and adoption of the Agreement and Plan of Reorganization, including the Merger Agreement, the approval of the merger and the increase in the size of the board of directors.

You are cordially invited to attend the special meeting in person. If you attend the special meeting and desire to revoke your proxy and vote in person, you may do so in any event; a proxy may be revoked at any time before it is voted.

In order to assure your representation at the United Bancshares special meeting, please complete, sign, date and mail promptly the enclosed proxy, which is being solicited by the board of directors, whether or not you plan to attend the special meeting. An addressed return envelope which requires no postage if mailed in the U.S. is enclosed for that purpose.

By Order of the Board of Directors,

E. Eugene Lehman

President

Columbus Grove, Ohio

December 13, 1999

The Bank of Leipsic Company

Notice of a Special Meeting of Shareholders to be

Held on January 20, 2000

To the Shareholders of The Bank of Leipsic Company:

We are giving notice that a special meeting of shareholders of Bank of Leipsic will be held on Thursday, January 20, 2000, at 3:00 p.m., at the offices of Bank of Leipsic located at 142 Main Street, Leipsic, Ohio 45856 for the following purpose:

To consider and vote on a proposal to adopt, pursuant to Sections 1701.78 and 1701.83 of the Ohio Revised Code which provide for mergers and control share acquisitions, an Agreement and Plan of Reorganization and Merger Agreement, dated April 20, 1999, by and between United Bancshares and Bank of Leipsic and approve the related merger, pursuant to which an interim bank, which is a wholly owned subsidiary of United Bancshares, will be merged with and into Bank of Leipsic and each share of common stock of Bank of Leipsic, par value $20 per share, issued and outstanding immediately prior to the merger will be converted into the right to receive 54.25 shares, without par value of United Bancshares common stock. A copy of the Agreement and Plan of Reorganization and the Merger Agreement are set forth as Appendices and A-1 to the attached Joint Proxy Statement/Prospectus.

The board of directors of Bank of Leipsic has fixed the close of business on December 10, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Bank of Leipsic special meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the special meeting.

A form of Proxy and Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the Bank of Leipsic special meeting accompany this notice.

The board of directors unanimously recommends that you vote in favor of the approval and adoption of the Agreement and Plan of Reorganization, including the Merger Agreement, and the approval of the merger.

You are cordially invited to attend the special meeting in person. If you attend the special meeting and desire to revoke your proxy and vote in person, you may do so in any event; a proxy may be revoked at any time before it is voted.

In order to assure your representation at the Bank of Leipsic special meeting, please complete, sign, date and mail promptly the enclosed proxy, which is being solicited by the board of directors, whether or not you plan to attend the special meeting. An addressed return envelope which requires no postage if mailed in the U.S. is enclosed for that purpose.

By Order of the Board of Directors,

James N. Reynolds

Chairman

Leipsic, Ohio

December 13, 1999

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United Bancshares, Inc. The Bank of Leipsic Company

Joint Proxy Statement/Prospectus

Merger Proposed-Your Vote Is Very Important

The Boards of Directors of United Bancshares, Inc. and The Bank of Leipsic Company have agreed on a merger which will result in Bank of Leipsic becoming a wholly-owned subsidiary of United Bancshares. If the merger is completed, Leipsic shareholders will receive 54.25 shares of United Bancshares common stock for each share of Bank of Leipsic they own. Unless they exercise their right to dissent from the merger and receive the fair cash value of their United Bancshares common shares, United Bancshares shareholders will continue to own United Bancshares common shares following the merger.

Immediately after the merger, if it is approved by both United Bancshares shareholders and Bank of Leipsic shareholders, current Bank of Leipsic shareholders will own approximately 47.7% of the outstanding United Bancshares common stock. This percentage is based on the number of shares of each company outstanding on September 30, 1999 which were 1,189,231 shares of United Bancshares common stock and 1,085,000 shares, as converted, of Bank of Leipsic common stock.

It is intended by United Bancshares and Bank of Leipsic that the merger qualify as a tax-free reorganization, and in the event it does not so qualify, either of the parties may terminate the transaction prior to consummation of the merger.

We cannot complete the merger unless the shareholders of both companies vote to approve it. Each company will hold a special meeting of its shareholders to vote on the merger.

This document is a proxy statement for both United Bancshares and Bank of Leipsic to use in soliciting proxies for our special meetings of shareholders. This document is also a prospectus of United Bancshares relating to the issuance of up to 1,085,000 shares of United Bancshares common stock in connection with the merger. This document gives you detailed information about the merger, and includes the merger agreement.

We are very enthusiastic about the merger and the positive results we expect from the merger. We join all the other members of each company's board of directors in recommending that you vote in favor of the merger.

E. Eugene Lehman James N. Reynolds

President Chairman

United Bancshares, Inc. The Bank of Leipsic Company

Neither the Securities and Exchange Commission nor any state securities commission has approved the securities to be issued under this Joint Proxy Statement/Prospectus or determined that this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

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Joint Proxy Statement/Prospectus

dated December 13, 1999

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TABLE OF CONTENTS

Questions and Answers About the Merger 1

Summary 4

The Merger Generally 4

The Companies 4

Opinions of Financial Advisors 4

Votes Required; Record Date for Voting 5

Accounting Treatment 5

Completion of the Merger 5

Compliance With the Ohio Control Share Acquisition Act 6

Control Share Acquisition Act 6

United Bancshares Acquiring Person Statement Under the Ohio Control Share Acquisition Act 6

United Bancshares Selected Historical Consolidated Financial Information 7

Bank of Leipsic Selected Historical Financial Information 8

Selected Unaudited Pro Forma Combined Financial Data 9

Comparative Per Share Data 10

Market Price and Dividends 11

Cautionary Statement Regarding Forward-Looking Information 13

Special Meetings 14

Matters to be Considered at the Special Meetings 14

Votes Required for Approval of the Board Increase, Merger Agreement and Control Share Acquisition 14

How Shares Will be Voted at the Special Meetings 15

How to Revoke a Proxy 16

Solicitation of Proxies 16

The Companies 16

United Bancshares 16

Bank of Leipsic 17

The Merger 18

General Information About the Merger 18

Background of the Merger 18

Reasons for the Merger; Recommendations of the Boards of Directors 19

Opinions of Financial Advisors 22

Interests of Members of Bank of Leipsic's Board of Directors and Management in the Merger 36

Accounting Treatment 36

Federal Income Tax Consequences 36

Regulatory Matters 37

Resale Restrictions 37

The Merger Agreement 37

The Merger 38

Effective Time of the Merger 38

Exchange Procedures 38

Representations and Warranties 39

Undertakings and Covenants 39

Actions Pending at the Effective Time of the Merger 41

Conditions to Completing the Merger 42

Termination 43

Rights of Dissenting Shareholders 43

Comparative Rights of Shareholders 46

General 46

Dividends 46

Preemptive Rights 47

Cumulative Voting 47

Par Value 47

Repurchase of Shares 47

Number of Directors 48

Removal of Directors 48

Vacancies 49

Special Meetings 49

Advance Notice Provisions For Shareholder Nominations 49

Amendments to Charter Documents 49

Mergers, Acquisitions and Other Transactions 50

Transactions With Interested Shareholders 51

Consideration of Other Constituencies 52

Liability and Indemnification of Directors 53

Management and Operations After the Merger 53

Executive Compensation 55

Benefit Plans 57

United Bancshares, Inc.
Managements Discussion And Analysis
of Financial Condition And Results of Operations 57

The Bank of Leipsic Company
Management's Discussion And Analysis of
Financial Condition And Results of Operations 73

Unaudited Pro Forma Combined Financial Data 88

Certain Beneficial Owners 92

Certain Relationships and Related Transactions 93

Legal Matters 93

Experts 93

Other Business 94

INDEX TO FINANCIAL STATEMENTS

UNITED BANCSHARES FS-1

BANK OF LEIPSIC FS-2

APPENDICES

Agreement and Plan of Reorganization and Amendments thereto Appendix A

Merger Agreement Appendix A-1

Opinion of Young & Associates, Inc. Appendix B

Opinion of Robb, Dixon & Company Appendix C

Articles of Incorporation of United Bancshares, Inc. Appendix D

Code of Regulations of United Bancshares, Inc. Appendix E

Dissenters Rights Under Ohio Corporate Law and Ohio Banking Law Appendix F

Questions and Answers About the Merger

Q. Why are United Bancshares and Bank of Leipsic proposing this transaction?

A.  By merging a wholly-owned subsidiary of United Bancshares, Leipsic Interim Bank, into Bank of Leipsic, United Bancshares will become a multibank holding company owning Bank of Leipsic and The Union Bank Company of Columbus Grove. United Bancshares has determined that Bank of Leipsic fits well with United Bancshares' growth strategy, and by combining many of the administrative operations, United Bancshares expects to obtain lower costs than each bank would achieve separately, which United Bancshares anticipates will result in consolidated increased earnings.

Q. What will Bank of Leipsic shareholders receive for their Bank of Leipsic shares in the merger?

A.  If we complete the merger, Bank of Leipsic shareholders will receive 54.25 shares of United Bancshares common stock in exchange for each of their shares of Bank of Leipsic common stock. The 54.25-to-one exchange ratio is fixed and will not change. Bank of Leipsic shareholders will not receive fractional shares in the merger. United Bancshares will exchange fractional shares for cash, without interest, at an amount which equals the greater of $17.25 per whole share or the per whole share ask price published by United Bancshares' market makers at the effective time of the merger. Because the exchange ratio is fixed and the market price of United Bancshares common shares that Bank of Leipsic shareholders will receive in the merger may vary, Bank of Leipsic shareholders cannot be sure of the market value of the United Bancshares common shares the shareholders will receive in the merger.

Q. What will holders of United Bancshares common stock receive in the merger?

A.  Unless they exercise their right to dissent from the merger and receive the fair cash value of their shares, holders of United Bancshares common shares will retain their United Bancshares common shares.

Q. After the merger, how will the former shareholders of Bank of Leipsic be represented on the United Bancshares board of directors?

A.  The terms of the Agreement and Plan of Reorganization provide that after the merger, the board of directors of United Bancshares will consist of eight members, four of whom will be from United Bancshares and four of whom will be from Bank of Leipsic. At the special meeting of shareholders to approve the transaction described in this joint proxy statement /prospectus, the United Bancshares shareholders, will vote to increase the size of the United Bancshares board of directors from five members to eight members. If the merger is approved and completed, the United Bancshares board will fill the vacancies by appointing four Bank of Leipsic directors, James N. Reynolds, Joe S. Edwards, H. Edward Rigel and William R. Perry, to the board of directors. As a result, former Bank of Leipsic shareholders will have representation on the United Bancshares' board equal to the United Bancshares' shareholders representation.

Q. What do I need to do now?

A.  After you have carefully read this document, just indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed prepaid, return envelope as soon as possible, so that your shares may be represented and voted at the appropriate special meeting as indicated below:

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United Bancshares Special Meeting

January 20, 2000

5:30 p.m. local time

Dick's Steak House

206 South Broad Street

Kalida, Ohio 45853

Bank of Leipsic Special Meeting

January 20, 2000

3:00 p.m. local time

Bank of Leipsic

142 Main Street

Leipsic, Ohio 45856

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     In order for us to complete the merger, holders of two-thirds of the outstanding common shares of both United Bancshares and Bank of Leipsic must approve the Agreement and Plan of Reorganization and the accompanying Merger Agreement. Also, the shareholders of both companies must approve the transaction as required by Ohio Corporate Law. If you do not vote your shares, the effect will be a vote against the agreements and the transaction. The board of directors of each company unanimously recommends voting "FOR" the agreements.

Q. If my broker holds my shares in "street name" will my broker vote my shares for me?

A.  Your shares will not be voted unless you follow the directions your broker provides to you regarding how to vote your shares.

Q. Can I change my vote after I have mailed my signed proxy card?

A.  Yes. You can change your vote at any time before your proxy is voted. Just send in a later-dated, signed proxy card to your company's Secretary before your meeting or attend your meeting in person and vote.

Q. Should I send in my stock certificates at this time?

A.  No. After we complete the merger, United Bancshares will send Bank of Leipsic shareholders written instructions for exchanging their shares.

Q. When do you expect to complete the merger?

A.  We are working toward completing the merger as quickly as possible. We must first obtain the necessary regulatory approvals and the approvals of our shareholders at the special meetings. We hope to complete the merger in the first quarter of 2000. However, we cannot assure you as to when or if the merger will occur.

Q. If I disagree with the transaction, what are my rights?

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A.  If you are either a United Bancshares or a Bank of Leipsic shareholder and you disagree with the transaction, you can become a dissenting shareholder and have the right to be paid in cash the value of your shares of United Bancshares or Bank of Leipsic, as the case may be, as of the time the merger becomes effective (if and when the merger is consummated). In order to obtain your dissenters' rights, you must comply with certain conditions. Among these conditions is that you must not have voted for the merger at your special meeting of shareholders. The other conditions and requirements for obtaining your dissenters' rights are further explained in this document. See the section entitled "Rights of Dissenting Shareholders." In addition, reproductions of the Ohio corporate and banking dissenters' rights laws are attached to this document in Appendix F. Failure to take any one of the required steps may result in the termination of a shareholder's dissenters' rights under Ohio law.

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Q. Who can answer my questions?

A.  If you are a United Bancshares shareholder, you should contact:

Bonita Selhorst

Assistant Secretary/Treasurer

100 S. High Street

Columbus Grove, Ohio 45830-1241

419-659-2141

     If you are a Bank of Leipsic shareholder, you should contact:

Larry D. Place

President and Chief Executive Officer

142 Main Street

Leipsic, Ohio 45856-1051

419-943-2171

[BALANCE OF THIS PAGE LEFT INTENTIONALLY BLANK]

Summary

This summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to read carefully the entire document and all of the appendices.

The Merger Generally

We propose a merger between Bank of Leipsic and the Leipsic Interim Bank. As a result of the merger, Bank of Leipsic will be the surviving company and will become a wholly-owned subsidiary of United Bancshares, a bank holding company. If the proposed merger is completed, United Bancshares will wholly-own two Ohio state chartered banks, The Union Bank Company and Bank of Leipsic. It is anticipated that the combined company as of the consummation of the transaction will have assets of approximately $225 million, deposits of approximately $190 million and shareholders equity of approximately $19.0 million.

The Companies

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio 45830

419-659-2141

United Bancshares was formed as a one-bank holding company in 1985. The Union Bank Company, its wholly-owned subsidiary, is an Ohio state-chartered bank and has been in continuous operation since 1904. The Union Bank Company is engaged in the general commercial banking business through its main office in Columbus Grove, Putnam County, Ohio and four branch offices located in Putnam and Allen Counties, Ohio. United Bancshares, at September 30, 1999, had assets of $160,198,767, deposits of $141,176,510 and shareholders equity of $9,955,827. Leipsic Interim Bank is being chartered as an Ohio chartered interim bank for the sole purpose of facilitating the merger.

The Bank of Leipsic Company

P.O. Box 65

Leipsic, Ohio 45856-1051

419-943-2171

Bank of Leipsic is an Ohio state-chartered bank which was organized in 1884 and was chartered in 1924 and has been in continuous operation since that time. Bank of Leipsic is engaged in the general commercial banking business through its main office in Leipsic, Putnam County, Ohio and one branch also located in Leipsic, Putnam County, Ohio. Bank of Leipsic, at September 30, 1999, had assets of $66,179,434, deposits of $52,982,193 and shareholders equity of $8,216,164.

Opinions of Financial Advisors

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United Bancshares Shareholders. Young & Associates delivered a written opinion to the United Bancshares board of directors that, as of July 23, 1999, the exchange ratio was fair to United Bancshares from a financial point of view. The opinion is not a recommendation to any United Bancshares shareholder as to how to vote. We have attached this opinion to this document as Appendix B. You should read it completely.

Bank of Leipsic Shareholders. Robb, Dixon, Francis, Davis, Oneson & Company delivered a written opinion to the Bank of Leipsic board of directors that, as of June 30, 1999, the exchange ratio was fair to Bank of Leipsic from a financial point of view. The opinion is not a recommendation to any Bank of Leipsic shareholder as to how to vote. We have attached this opinion to this document as Appendix C. You should read it completely.

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Votes Required; Record Date for Voting

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United Bancshares Shareholders. You can vote at the special meeting of United Bancshares shareholders if you owned United Bancshares common shares at the close of business on December 10, 1999. To approve the Agreement and Plan of Reorganization, Merger Agreement and the merger, the holders of two-thirds of the outstanding United Bancshares common shares must vote in favor of doing so. To approve the increase in the size of the United Bancshares board of directors, a majority of outstanding United Bancshares common shares must vote in favor of doing so.

Bank of Leipsic Shareholders. You can vote at the special meeting of Bank of Leipsic shareholders if you owned Bank of Leipsic common stock at the close of business on December 10, 1999. To approve the Agreement and Plan of Reorganization, Merger Agreement and the merger, the holders of two-thirds of the outstanding Bank of Leipsic common shares must vote in favor of doing so.

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Accounting Treatment

We expect the merger to qualify as a pooling of interests for accounting purposes. Under this method, the companies will be treated as if they had always been combined for accounting and financial reporting purposes.

Completion of the Merger

Before we can complete the merger, we must satisfy a number of conditions. These include:

- approval of the merger and agreements by the holders of two-thirds of the outstanding shares of common stock of each company.

- regulatory approval of the Federal Reserve System, the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation, and the expiration of all applicable waiting periods.

- approval and formation of the Leipsic Interim Bank

- material compliance by United Bancshares and Bank of Leipsic with their obligations under the Agreement and Plan of Reorganization and the Merger Agreement.

Compliance With the Ohio Control Share Acquisition Act

Control Share Acquisition Act

Consummation of the merger of Bank of Leipsic with the Leipsic Interim Bank in accordance with the terms of the Agreement and Plan of Reorganization requires United Bancshares to comply with the Ohio Control Share Acquisition Act. This act requires United Bancshares to obtain the advance approval of the shareholders of Bank of Leipsic prior to the purchase of a controlling interest in the Bank of Leipsic. A vote by a Bank of Leipsic shareholder For the merger will also constitute an affirmative vote to approve the acquisition of 100% of the outstanding shares of Bank of Leipsic common stock by United Bancshares as required by the act.

United Bancshares submitted its acquiring person statement, as provided for in the act, to Bank of Leipsic on the date this Joint Proxy Statement/Prospectus was first mailed to Bank of Leipsic shareholders. Approval under the act requires the favorable vote of a majority of the shares entitled to vote in the election of directors as well as a majority vote of the Bank of Leipsic shares excluding any shares held by interested shareholders, which are defined to include United Bancshares, any corporate officer of Bank of Leipsic and any employee of Bank of Leipsic who is also a director of Bank of Leipsic. In addition interested shares are defined to include those acquired by any person after the first date of public disclosure of the merger (December 28, 1998) and prior to the date of the special meeting, provided that person paid over $250,000 for the purchased shares or the purchased shares represents greater than .5% of the outstanding shares of Bank of Leipsic. As of the record date, United Bancshares owns no shares of Bank of Leipsic common stock. As of September 30, 1999, officers and employees of Bank of Leipsic who are interested shareholders, within the meaning of the act, owned 5,792 shares of Bank of Leipsic. Neither United Bancshares or Bank of Leipsic are aware of any other shares of Bank of Leipsic which could be considered as held by an interested party as defined by the act. Therefore, the approval of the proposed acquisition of a controlling interest in Bank of Leipsic by United Bancshares under the provisions of the act requires the affirmative vote of 10,001 shares which represents a majority of the shares entitled to vote in the election of directors and 9,477 shares in connection with the vote which excludes interested shares.

United Bancshares Acquiring Person Statement Under the Ohio Control Share Acquisition Act

1. The identity of the acquiring person is United Bancshares, Columbus Grove, Ohio.

2. This statement is given pursuant to Ohio Revised Code Section 1701.831(B).

3. United Bancshares owns no shares of Bank of Leipsic common stock.

4. If the proposed merger is consummated, United Bancshares will acquire 100% of the voting power of Bank of Leipsic common stock.

5. United Bancshares proposes to acquire Bank of Leipsic in a merger transaction pursuant to and in accordance with the provisions of Ohio Revised Code Section 1115.11(F) and the Agreement and Plan of Reorganization. The Agreement and Plan of Reorganization is incorporated into this acquiring person statement as if fully stated in this Joint Proxy Statement/Prospectus.

6. The proposed control share acquisition, if consummated, will not be contrary to law. The Joint Proxy Statement/Prospectus in which this acquiring person statement appears sets forth the facts upon which this statement is based and is incorporated by reference in this acquiring person statement as if fully stated in this Joint Proxy Statement/ Prospectus.

United Bancshares Selected Historical Consolidated Financial Information

The following table sets forth selected historical financial data of United Bancshares and has been derived from its financial statements. Such selected historical financial data should be read in conjunction with United Bancshares' audited consolidated financial statements, including the respective notes thereto, and unaudited interim financial information. The interim financial information has been derived from unaudited financial statements of United Bancshares, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statements of the results of the unaudited interim periods. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim or annual period.

	For the Nine Months
	Ended September 30,		For the Year Ended December 31,
	1999	1998	1998	1997	1996	1995	1994
	(in thousands, except per share and ratio data)
Interest income	$ 8,776	$ 7,585	$ 10,405	$ 9,278	$ 7,807	$ 6,646	$ 5,326
Interest expense	4,579	4,106	5,557	4,880	4,131	3,558	2,602

Net interest income	4,197	3,479	4,848	4,398	3,676	3,088	2,724
Provision for loan losses	216	180	180	130	913	20	54

Net interest income after provision for loan
losses	3,981	3,299	4,668	4,268	2,763	3,068	2,670
Other income	622	738	1,003	503	363	250	232
Other expenses	3,338	2,849	4,050	3,039	2,686	2,360	2,152

Income before income taxes	1,265	1,188	1,621	1,732	440	958	750
Income taxes	272	220	301	352	111	188	208

Net Income	$ 993	$ 968	$ 1,320	$ 1,380	$ 329	$ 770	$ 542

Cash dividends declared	$ 262	$ 0	$ 0	$ 0	$ 0	$ 0	$ 0

Share data:
Basic net income per share	$ 0.84	$ 0.85	$ 1.14	$ 1.30	$ 0.32	$ 0.77	$ 0.56
Diluted net income per share	$ 0.75	$ 0.75	$ 1.02	$ 1.09	$ 0.27	$ 0.64	$ 0.50
Cash dividends declared per share	$ 0.22	$ 0.00	$ 0.00	$ 0.00	$ 0.00	$ 0.00	$ 0.00
Book value at period-end per share	$ 8.37	$ 8.77	$ 8.78	$ 7.52	$ 6.54	$ 6.48	$ 5.31
Weighted average shares outstanding (basic)	1,187	1,148	1,153	1,061	1,019	994	972
Weighted average shares outstanding (diluted)	1,322	1,294	1,298	1,267	1,236	1,205	1,093
Shares outstanding at period-end	1,189	1,169	1,177	1,127	1,034	1,008	984

Balance Sheet data:
Total assets	$ 160,199	$ 134,436	$ 152,659	$ 120,375	$ 105,484	$ 91,403	$ 79,406
Securities available for sale	24,930	27,909	34,510	13,771	5,981	10,386	2,315
Securities held to maturity	0	0	0	13,728	18,859	22,433	28,737
Loans, net of unearned income	125,855	94,710	108,495	86,579	74,592	52,595	42,130
Allowance for loan losses	1,217	1,213	1,198	1,108	996	756	792
Deposits	141,177	122,324	130,963	107,829	94,803	81,284	72,620
Borrowed funds	8,656	973	10,554	3,278	3,515	3,259	1,097
Total shareholders' equity at period-end	9,956	10,256	10,332	8,480	6,759	6,533	5,552

Significant Ratios:
Return on average assets	0.86%	1.00%	0.99%	1.21%	0.33%	0.90%	0.71%
Return on average shareholders' equity	12.93%	13.96%	13.83%	18.28%	4.95%	12.74%	10.13%
Net interest margin, fully taxable equivalent	4.08%	4.12%	4.19%	4.21%	4.21%	4.12%	4.02%
Operating efficiency ratio	65.86%	65.97%	68.79%	59.98%	62.76%	65.98%	67.85%

Bank of Leipsic Selected Historical Financial Information

The following table sets forth selected historical financial data of Bank of Leipsic and has been derived from its financial statements. Such selected historical financial data should be read in conjunction with Bank of Leipsic's financial statements, including the respective notes thereto, and unaudited interim financial information. It should be noted that only the December 31, 1998 data has been obtained from audited financial statements. Also, the interim financial information has been derived from unaudited financial statements of Bank of Leipsic, which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair statements of the results of the unaudited interim periods. Results for the interim periods are not necessarily indicative of results which may be expected for any other interim or annual period.

	For the nine months ended September 30,		For the year ended December 31,
	1999	1998	1998	1997	1996
	(in thousands, except per share and ratio data)
Interest income	$ 3,551	$ 3,625	$ 4,843	$ 4,791	$ 4,606
Interest expense	1,782	1,863	2,470	2,471	2,283

Net interest income	1,769	1,762	2,373	2,320	2,323
Provision for loan losses	18	22	42	49	56

Net interest income after provision for loan losses	1,751	1,740	2,331	2,271	2,267
Other income	125	123	167	188	125
Other expenses	1,149	1,131	1,515	1,430	1,331

Income before income taxes	727	732	983	1,029	1,061
Income taxes	131	135	183	202	169

Net income	$ 596	$ 597	$ 800	$ 827	$ 892

Cash dividends declared	$ 320	$ 210	$ 290	$ 250	$ 210

Share data:
Basic net income per share	$ 29.78	$ 29.85	$ 39.99	$ 41.34	$ 44.62
Cash dividends declared per share	$ 16.00	$ 10.50	$ 14.50	$ 12.50	$ 10.50
Book value at period-end per share	$ 410.80	$ 424.05	$ 433.66	$ 400.69	$ 363.52
Weighted average shares outstanding during and at end of period	20	20	20	20	20

Balance sheet data:
Total assets	$ 66,179	$ 64,646	$ 68,558	$ 64,937	$ 60,999
Securities available-for-sale	26,073	27,585	28,111	28,414	27,230
Loans, net of unearned income	36,820	33,349	32,996	31,156	29,289
Allowance for loan losses	464	443	466	427	405
Deposits	52,982	51,505	54,579	52,974	50,192
Borrowed funds	4,568	4,074	4,633	3,416	3,085
Total shareholders' equity at period-end	8,216	8,481	8,673	8,014	7,270

Significant ratios:
Return on average assets	1.2%	1.2%	1.2%	1.3%	1.6%
Return on average shareholders' equity	9.4%	9.7%	9.6%	11.0%	13.9%
Net interest margin, fully taxable equivalent	3.4%	3.6%	4.0%	4.0%	4.6%
Operating efficiency ratio	60.7%	60.0%	59.6%	57.0%	54.3%

Selected Unaudited Pro Forma Combined Financial Data

The following table sets forth selected unaudited pro forma combined financial data as of and for the years ended December 31, 1998, 1997 and 1996 and for the nine months ended September 30, 1999 as if the merger had been effected January 1, 1996. The selected unaudited pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the merger occurred on January 1, 1996, nor do they represent a forecast of the combined financial position or operating results as of or for any future period. No pro forma adjustments have been included in this table to reflect potential effects of:

(a) efficiencies which may be obtained by combining operations; or

(b) the costs of restructuring, integration or consolidation of operations.

The financial data set forth below is historical in nature. In the future, management feels that improvements to earnings will be achieved through enhanced income opportunities as well as expense control opportunities. There are no plans to reduce combined staff other than through normal attrition; however, certain consolidations of operational functions are anticipated. Other areas, such as overall equity management, also should yield cost savings. Little cost is anticipated to achieve these results beyond the cost of effecting the merger such as professional fees and regulatory fees.

The selected unaudited pro forma combined financial data should be read in conjunction with the pro forma financial statements and the historical consolidated financial statements and related notes of United Bancshares and Bank of Leipsic which are included elsewhere in this document.

	Nine Months Ended		Year ended December 31
	September 30, 1999	September 30, 1998	1998	1997	1996
	(in thousands, except per share data)
Statement of operations data:

Net interest income	$ 5,966	$ 5,241	$ 7,222	$ 6,718	$ 5,999
Provision for loan losses	234	203	222	179	969
Net income	1,589	1,565	2,120	2,207	1,221
Net income available to common shareholders	1,589	1,565	2,120	2,207	1,221
Per common share data:

Net income - basic	$ 0.70	$ 0.70	$ 0.95	$ 1.03	$ 0.58
Net income - diluted	0.66	0.66	0.89	0.94	0.53
Weighted average shares outstanding - basic	2,272	2,233	2,238	2,146	2,104

Weighted average shares outstanding - diluted	2,407	2,379	2,383	2,352	2,321

Comparative Per Share Data

The following table sets forth certain per share information for both United Bancshares, Inc. and Bank of Leipsic at the dates indicated and for the periods then ended. The equivalent share basis is based on the exchange ration of 54.25 shares of United Bancshares common stock on a pro forma basis for each share of Bank of Leipsic common stock. Neither United Bancshares nor Bank of Leipsic can give any assurance that the following table will accurately reflect figures and values applicable at the date of completion of the merger. Please note that prior to 1999, United Bancshares issued stock dividends in lieu of cash dividends.

	United Bancshares				Bank of Leipsic
					Historical		Equivalent Shares Basis - 54.25 Shares of United Bancshares Common Stock Pro Forma
	Historical		Pro Forma
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
EARNINGS PER SHARE Nine Months Ended September 30, 1999 Twelve Months Ended December 31: 1998 1997 1996	$ 0.84 $ 1.14 $ 1.30 $ 0.32	$ 0.75 $ 1.02 $ 1.09 $ 0.27	$ 0.70 $ 0.95 $ 1.03 $ 0.58	$ 0.66 $ 0.89 $ 0.94 $ 0.53	$ 29.78 $ 39.99 $ 41.34 $ 44.62	$ 29.78 $ 39.99 $ 41.34 $ 44.62	$ 37.98 $ 51.54 $ 55.88 $ 31.47	$ 35.81 $ 48.28 $ 51.00 $ 28.75
CASH DIVIDENDS DECLARED PER SHARE Nine Months Ended September 30, 1999 Twelve Months Ended December 31: 1998 1997 1996	$ 0.22 $ - $ - $ -	- - - -	$ 0.12 $ - $ - $ -	- - - -	$ 16.00 $ 14.50 $ 12.50 $ 10.50	- - - -	$ 6.24 $ - $ - $ -	- - - -
BOOK VALUE PER SHARE At September 30, 1999 At December 31, 1998	$ 8.37 $ 8.78	- -	$ 7.99 $ 8.40	- -	$ 410.81 $ 433.66	- -	$ 433.48 $ 455.84	- -

Market Price and Dividends

United Bancshares. There is currently no established public trading market for United Bancshares common stock. During 1998, trade prices for shares of stock in United Bancshares, reported through registered securities dealers are set forth below. Because the holding company is not public, the stock of United Bancshares often trades without the company having knowledge of the trade. The company knows that there were trades in its stock during 1998 of which it was not aware. The trades that it is aware of from the market makers in the United Bancshares' stock are those outlined. The prices given are interdealer without retail markups, markdown or commissions. In addition, all numbers on the tables below are adjusted to represent a four-for-one stock split which was effected on June 1, 1998.

1998	High	Low
First Quarter	$10.25	$ 9.50
Second Quarter	11.50	10.32
Third Quarter	13.00	11.50
Fourth Quarter	14.75	14.00
1999
First Quarter	$16.50	16.25
Second Quarter	19.00	17.38
Third Quarter	19.00	17.25

As of September 30, 1999, the 1,189,231 shares of United Bancshares common stock were held of record by approximately 473 persons. Immediately following consummation of the merger, it is expected, assuming there are no dissenting shareholders, that there will be 639 shareholders of record. As a result, United Bancshares will be required to begin periodic reporting under the Securities Exchange Act of 1934 subsequent to the consummation of the merger.

During the fiscal years ended December 31, 1997 and 1998 and the quarters ended March 31, June 30 and September 30, 1999, United Bancshares has paid stock dividends quarterly, as set forth in the following table. The amounts shown reflect the four-for-one stock split which was effected on June 1, 1998.

Dividend Date	Description
March 15, 1997	Stock Dividend .00625 Option to Redeem for cash at $8.25 per share
June 15, 1997	Stock Dividend .00625 Option to Redeem for cash at $8.50 per share
September 15, 1997	Stock Dividend .00625 Option to Redeem for cash at $8.75 per share
December 15, 1997	Stock Dividend .00625 Option to Redeem for cash at $9.13 per share
March 15, 1998	Stock Dividend .00625 Option to Redeem for cash at $9.50 per share
June 15, 1998**	Stock Dividend .00625 Option to Redeem for cash at 11.00 per share
September 15, 1998**	Stock Dividend .00625 Option to Redeem for cash at $12.50 per share
December 15, 1998**	Stock Dividend .00625 Option to Redeem for cash at $14.00 per share
March 15, 1999	Stock Dividend .00625 Option to Redeem for cash at $16.25 per share
June 15, 1999	Cash Dividend only for .11 per share Current Market Value $16.50
September 15, 1999	Cash Dividend only for .11 per share Current Market Value $17.50

** Stock Dividend on whole shares only. Fractional shares paid in cash.

United Bancshares has agreed in the Agreement and Plan of Reorganization that, if the merger is consummated, it will institute a cash dividend policy whereby, subject to regulatory requirements and the safety and soundness of its bank subsidiaries, United Bancshares will annually dividend to its shareholders an amount in cash equal to at least 30% of the annual net income of United Bancshares. The United Bancshares board of directors may revise, modify or terminate this policy at any time and from time to time upon a majority vote.

United Bancshares may, in its sole discretion, issue unaudited quarterly or other interim reports to its shareholders as it deems appropriate. These reports, while they are required to be filed with the SEC by the United Bancshares, may not necessarily be delivered to shareholders.

Bank of Leipsic. Bank of Leipsic's common stock is not traded on any exchange or in the over- the-counter market. There are infrequent and sporadic transactions in Bank of Leipsic common stock. The last trade of which management is aware took place on December 3, 1998 involving 95 shares at a price of $410.00 per share.

Cautionary Statement Regarding Forward-Looking Information

This document contains forward-looking statements about the merger and about our financial condition, results of operations, plans, objectives, future performance and business. This includes information relating to:

- cost savings, benefits, revenues and earnings estimated to result from the merger, and

- estimated costs of combining our companies.

It also includes statements using words like "believes", "expects" "anticipates" or "estimates" or similar expressions.

These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of factors and possible events including the following:

- expected savings from the merger are not achieved or are delayed or unexpected costs are incurred,

- competition increases in our industry or markets,

- costs or difficulties related to the combination of our business or other acquired businesses are greater than expected,

- changes in general economic conditions or in political or competitive forces,

- technological changes, including "Year 2000" data systems compliance issues, are more difficult or expensive to implement than anticipated,

- changes in the securities markets,

- difficulties in obtaining regulatory approvals,

- potential loss of key personnel, and

- the risk that we incorrectly analyze these risks and forces, or that the strategies we develop to address them could be unsuccessful.

Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place a lot of weight on these statements. These statements speak only as of the date of this document or, in the case of any document incorporated by reference, the date of that document.

Special Meetings

Matters to be Considered at the Special Meetings

If we can meet the terms and conditions of the Agreement and Plan of Reorganization and the Merger Agreement, Leipsic Interim Bank will merge with and into Bank of Leipsic. After the merger, Bank of Leipsic will survive and will be a wholly-owned subsidiary of United Bancshares. In the merger, each share of Bank of Leipsic common stock, par value $20.00 per share, issued and outstanding immediately before the merger will convert into the right to receive 54.25 United Bancshares common shares, without par value. You are urged to read the copy of Agreement and Plan of Reorganization and Merger Agreement attached to this document as Appendices A and A-1 and incorporated into this document.

United Bancshares. At the United Bancshares special meeting, shareholders of United Bancshares will vote on a proposal to approve and adopt the merger agreements, approve the related merger and to increase the size of the board of directors to eight persons.

The United Bancshares board of directors has unanimously approved the Agreement and Plan of Reorganization, Merger Agreement and the increase in the board of directors and unanimously recommends that shareholders of United Bancshares vote "FOR" approval and adoption of the merger agreements, approval of the merger and the increase in the board.

Bank of Leipsic. At the Bank of Leipsic special meeting, shareholders of Bank of Leipsic will vote on a proposal to approve the control share acquisition, the merger agreement and the merger.

The Bank of Leipsic board of directors has unanimously approved the control share acquisition, the Agreement and Plan of Reorganization, Merger Agreement and the merger and unanimously recommends that the shareholders of Bank of Leipsic vote "FOR" approval and adoption of the control share acquisition, the merger agreements and approval of the merger.

Votes Required for Approval of the Board Increase, Merger Agreement and Control Share Acquisition

United Bancshares. The affirmative vote of holders of two-thirds of the outstanding common shares, or 793,217 shares, is required to approve the merger agreements and merger. Each United Bancshares common share is entitled to one vote. The affirmative vote of a majority of the United Bancshares shareholders is required to increase the size of the board of directors to eight persons.

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Only holders of record of United Bancshares common shares at the close of business on December 10, 1999 will be entitled to receive notice of and vote at the United Bancshares special meeting. As of September 30, 1999, there were 1,189,231 United Bancshares common shares outstanding. Holders of a majority of the outstanding United Bancshares common shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the United Bancshares special meeting.

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On September 30, 1999, United Bancshares directors and executive officers and their affiliates may be deemed to beneficially own 91,958 United Bancshares common shares excluding shares which may be acquired upon exercise of options. This is approximately 7.73% of the then outstanding United Bancshares common shares. Each of the directors and executive officers of United Bancshares has indicated that he or she intends to vote these shares for the approval and adoption of the merger agreement and approval of the merger.

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Bank of Leipsic. The affirmative vote of the holders of two-thirds of the outstanding shares of Bank of Leipsic common stock, or 13,334 shares, is required to approve the merger agreements and merger and the control share acquisition. Each share of Bank of Leipsic common stock is entitled to one vote.

Only holders of record of Bank of Leipsic common stock at the close of business on December 10, 1999 will be entitled to receive notice of and vote at the Bank of Leipsic special meeting. As of September 30, 1999, there were 20,000 shares of Bank of Leipsic common stock entitled to vote. Holders of a majority of the outstanding shares of Bank of Leipsic common stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Bank of Leipsic special meeting.

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On September 30, 1999, Bank of Leipsic directors and executive officers and their affiliates may be deemed to beneficially own 6,183 shares of Bank of Leipsic common stock. This is approximately 30.9% of the then outstanding shares of Bank of Leipsic common stock. Each of the directors and executive officers of Bank of Leipsic has indicated that he or she intends to vote these shares for approval and adoption of the merger agreement and approval of the merger.

How Shares Will be Voted at the Special Meetings

The affirmative vote of the holders of two-thirds of the outstanding common shares of each company is required for approval of the merger. The affirmative vote of a majority of the share held by United Bancshares common shareholders is required to increase the United Bancshares board of directors. If you abstain or fail to vote your shares, it will have the same effect as voting against the merger. Shares represented by a proxy will be voted at the special meeting as specified in the proxy. Properly executed proxies that do not contain voting instructions will be voted "FOR" approval and adoption of the merger agreements and approval of the merger and, in United Bancshares' case, also "FOR" the increase in the size of the board of directors.

We will count properly executed proxies marked "Abstain" for purposes of determining whether there is a quorum, but the shares that any of these proxies represent will not be voted at the special meeting.

Your broker cannot vote United Bancshares common shares or shares of Bank of Leipsic common stock without specific instructions from you. Unless you follow the directions your broker provides to you regarding how to instruct your broker to vote your shares, your shares will not be voted.

How to Revoke a Proxy

Your grant of a proxy on the enclosed proxy card does not prevent you from voting in person or otherwise revoking your proxy.

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A United Bancshares shareholder may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Bonita Selhorst, Assistant Secretary/Treasurer 100 S. High Street, Columbus Grove, Ohio 45830-1241 or by giving notice of revocation at the United Bancshares special meeting prior to the vote.

A Bank of Leipsic shareholder may revoke a proxy at any time before its exercise by delivering a duly executed revocation or a proxy bearing a later date to Larry D. Place, President and Chief Executive Officer, 142 Main Street, Leipsic, Ohio 45856-1051.

In addition, you may revoke your proxy by voting your shares in person at your company's special meeting by providing notice of your intention to do so prior to the voting of the proxy.

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Solicitation of Proxies

We will each bear the cost of soliciting proxies from our own holders of common stock. We will share equally the cost of printing and mailing this document. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from holders of common stock by telephone, in person or through other means. We will not compensate these people for this solicitation, but we will reimburse them for reasonable out-of-pocket expenses they have in connection with this solicitation. We will also arrange for brokerage firms, fiduciaries and other custodians to send solicitation materials to the beneficial owners of shares held of record by those persons. We will reimburse these brokerage firms, fiduciaries and other custodians for their reasonable out-of-pocket expenses.

The Companies

United Bancshares

United Bancshares was incorporated under the laws of the State of Ohio on August 7, 1985 for the purpose of becoming a bank holding company under the Bank Holding Company Act of 1956 by acquiring all of the outstanding shares of The Union Bank Company. United Bancshares currently has only the one operating bank subsidiary, The Union Bank Company. The Union Bank was chartered as an Ohio bank in 1904 and has been in continuous operation since that time. It is engaged in the general commercial banking business through its principal office in Columbus Grove, Ohio and through its four branch offices and one drive-in facility located in Putnam and Allen Counties, Ohio. The Union Bank provides customary retail and commercial bank services, including checking and savings accounts, time deposits, NOW accounts, safe deposit facilities, real estate mortgage loans and installment loans. Other services provided by the bank include secured and unsecured commercial loans and various other services to meet the public's banking needs. The significant banking market for The Union Bank, which encompasses Putnam and Allen Counties, includes approximately 16 other commercial banks, two thrift institutions, 10 credit unions and 19 mortgage companies. The Union Bank conducts its business from the following offices:

	Name of Office	Address	Owned/Leased
1.	Main Office	100 South High Street Columbus Grove, Ohio 45830	Owned
2.	Branch Office	110 E. North Street Kalida, Ohio 45853	Owned
3.	Branch Office	245 W. Main Street Ottawa, Ohio 45875	Owned
4.	Branch Office	3211 Elida Road Lima, Ohio 45805	Owned
5.	Branch Office	1410 Bellefontaine Ave. Lima, Ohio 45804	Owned
6.	Drive-In Facility	200 E. Sycamore Street Columbus Grove, Ohio 45830	Owned

As of September 30, 1999, the Union Bank had 51 full-time and 14 part-time employees. United Bancshares and Union Bank provide a number of benefits for its full-time employees, including health and life insurance, pension, workers' compensation, paid vacation and numerous bank services.

No changes in control of United Bancshares have occurred in the last 36 months.

Bank of Leipsic

The Bank of Leipsic Company was formed in 1884 and chartered as an Ohio bank in 1924 and has been in continuous operation since that time. It is engaged in the general commercial banking business through its main office in Leipsic, Ohio and through its one branch office, also located in Leipsic, Ohio. Both offices are located in Putnam County, Ohio. Bank of Leipsic provides normal retail bank services, including the acceptance of demand, savings, money market and time deposits and the making of various types of loans. The significant banking market for Bank of Leipsic, which encompasses Southern Henry, Western Hancock and Northeast Putnam Counties, includes approximately 10 other commercial banks and one credit union. Bank of Leipsic conducts its business from the following offices:

	Name of Office	Address	Owned/Leased
1.	Main Office	142 East Main St. Leipsic, Ohio 45856	Owned
2.	Branch Office	326 South Belmore St. Leipsic, Ohio 45856	Owned

No changes in control of Bank of Leipsic have occurred in the last 36 months.

As of September 30, 1999, Bank of Leipsic had 16 full-time and 3 part-time employees. Bank of Leipsic provides a number of benefits for its full-time employees, including health and life insurance, pension, workers' compensation, paid vacation and numerous bank services.

The Merger

General Information About the Merger

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The Agreement and Plan of Reorganization and Merger Agreement provide for the merger of Leipsic Interim Bank, a wholly-owned subsidiary of United Bancshares, into Bank of Leipsic. The consideration for the merger is an exchange of 54.25 shares of United Bancshares common stock for each share of Bank of Leipsic common stock. Based upon the price of United Bancshares common shares immediately prior to announcement of the transaction, if the merger were consummated as of September 30, 1999, each Bank of Leipsic share will be converted into 54.25 shares of United Bancshares common stock which will have a per share value after the merger of $17.25 for a total value of $18,716,250. As a result of the merger, former Bank of Leipsic shareholders will hold approximately 45% of the outstanding United Bancshares shares. United Bancshares shareholders will hold approximately 55% of the outstanding United Bancshares common shares after the merger. These percentages reflect the unexercised options representing 135,258 shares of United Bancshares common stock held by certain United Bancshares directors and employees. This is based upon the number of United Bancshares common shares and options outstanding on September 30, 1999

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The discussion in this document of the merger and the description of the principal terms and conditions of the Agreement and Plan of Reorganization, Merger Agreement and the merger is a summary only. You should refer to the Agreement and Plan of Reorganization and Merger Agreement for the details of the merger. We have attached copies of the Agreement and Plan of Reorganization and Merger Agreement to this document as Appendix A and Appendix A-1.

Background of the Merger

Banks and bank holding companies have been combining over the last several years. A number of competitive forces have contributed to this trend. These include efficiencies that result from combined operations and an ability to serve more markets. In response to these trends, the management of United Bancshares and Bank of Leipsic each have, from time to time, explored potential acquisitions as a part of its business strategy that would help lower costs, help increase its markets and obtain other benefits related to the increased size of the consolidated company.

On October 13, 1998, Jim Reynolds, the Chairman of the Board of Bank of Leipsic, Dan Schutt, the President of The Union Bank Company, and Gene Lehman, the President of United Bancshares, met in Leipsic for lunch. Mr. Schutt had joined Union Bank from another community bank, as president, earlier in the year. Previously, as presidents of independent community banks, the three had developed both a professional and personal friendship, attending many common trade and regulatory meetings. At the luncheon, recent area bank mergers and acquisitions were discussed and the potential for improved performance through a merger of equals was discussed along with many other topics of professional interest.

Subsequent to the October 13, 1998 meeting, both Mr. Reynolds and Mr. Lehman discussed the issue of a merger of equals with board members of their respective banks. Jim Downhower, the CFO of Union Bank, was asked to run consolidated numbers for the two banks on a simple merger of equals basis. A merger of equals means that neither company in the transaction acts as an acquiror and each enters the transaction with the expectation that both banks will survive and continue business.

Mr. Reynolds and Mr. Lehman met on November 10, 1998 to determine if the absence of any negative feelings towards an exploration of the potential for seeking to achieve a merger should be the basis for proactively commencing merger discussions. After jointly reviewing the consolidated pro forma numbers prepared by Mr. Downhower, Mr. Reynolds and Mr. Lehman agreed to meet on December 16, 1998.

On December 16, 1998, Mr. Reynolds and Mr. Lehman reached agreement, subject to board approval, on the terms for a letter of intent to be prepared by counsel.

On December 16, 1998, United Bancshares had a special joint meeting of its board of directors with the board of directors of United Bancshares' wholly-owned subsidiary, The Union Bank, to discuss Mr. Lehman's meetings and tentative agreement with Mr. Reynolds which was memorialized in a non-binding letter of intent containing the terms of the merger. The board of directors discussed the terms of the transaction and a number of factors pertaining to the acquisition. Among the factors considered were economic and financial benefits to the shareholders of United Bancshares and its ability to remain an independent bank and bank holding company. At this meeting, the board unanimously authorized United Bancshares to execute a letter of intent with Bank of Leipsic.

On January 20, 1999, United Bancshares held another special board meeting to authorize the Agreement and Plan of Reorganization. The board discussed the specific terms of the agreement and unanimously authorized United Bancshares to execute the Agreement and Plan of Reorganization.

Reasons for the Merger; Recommendations of the Boards of Directors

United Bancshares. At a meeting on January 20, 1999, United Bancshares board of directors unanimously approved the Agreement and Plan of Reorganization, Merger Agreement and the merger and recommends approval of the agreements and merger by the shareholders of United Bancshares. In reaching its determination, the United Bancshares board of directors consulted with United Bancshares management legal consultants, as well as The Bank Stock Group and Young & Associates and considered the following material factors that supported the board's recommendation:

(1) the long-term interests of United Bancshares and its shareholders, as well as the interests of United Bancshares employees, customers, creditors, and the communities in which United Bancshares operates;

(2) information concerning business, earnings, operations, financial condition and prospects of Bank of Leipsic, both individually and on a combined basis, including information with respect to the past earnings performance of each of United Bancshares and Bank of Leipsic;

(3) the transaction provides United Bancshares with two banks with strong positions in attractive markets;

(4) the opportunity to benefit from cost savings and other benefits of size and operating efficiencies;

(5) the merger should allow the combined company to benefit, over the long term, from increased financial strength, and more alternatives in the financial markets as compared to either company on a stand-alone basis;

(6) assuming the merger had been completed on June 30, 1999, the merger is expected to add to cash flow in 1999 and earnings in 2000, excluding merger related costs, resulting in increased cash flow, earnings growth and improvement in operating margins;

(7) the terms of the agreements, including the conditions that the merger be accounted for as a pooling of interests and that the merger will be a tax-free reorganization for federal income tax purposes;

(8) the ownership by current United Bancshares shareholders of approximately 55% of the combined company immediately following the merger based upon the outstanding shares of both companies;

(9) the ability to complete the merger, including, in particular, obtaining regulatory approvals; and

(10) the merger should assist United Bancshares and its subsidiary in maintaining its status as an independent holding company and community bank.

The board of directors of United Bancshares also considered a variety of risks and other potentially negative factors in deliberations concerning the merger. In particular, the board of directors of United Bancshares considered:

(1) the risks associated with a fixed exchange ratio, including the possibility that the value of the United Bancshares common shares that the Bank of Leipsic shareholders receive in the merger could vary depending on United Bancshares market price at the effective time of the merger;

(2) the risks associated with combining the operations of Bank of Leipsic with United Bancshares existing operations including difficulty in combining corporate, accounting, financial information and information systems.

(3) the increased number of shareholders will require United Bancshares to become a reporting company under the Securities Exchange Act of 1934 which will subject United Bancshares to increased periodic reporting.

The board of directors of United Bancshares did not receive a quantitative analysis of all of the factors listed above. However, the board of directors of United Bancshares concluded that the anticipated benefits of the merger outweighed the possible detriments.

This discussion is not intended to be exhaustive but includes the material information and factors considered by the United Bancshares board of directors in its consideration of the merger. In view of the wide variety of factors considered, the United Bancshares board of directors did not assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the United Bancshares board of directors may have given different weights to different factors.

The United Bancshares board of directors unanimously recommends that United Bancshares shareholders vote for approval and adoption of the merger agreement and approval of the merger.

Bank of Leipsic. At a meeting on April 20, 1999, the Bank of Leipsic board of directors unanimously approved the merger agreement and authorized and approved the merger. At that meeting, the board of directors decided to recommend that the shareholders of Bank of Leipsic vote in favor of the approval and adoption of the merger agreement and the approval of the merger at the Bank of Leipsic special meeting.

The board of directors considered the following material factors that supported its decision:

- the financial terms of the merger, as presented to the board of directors of the Bank of Leipsic by Robb, Dixon & Company, are fair to the shareholders of the Bank of Leipsic;

- the benefits to the Bank of Leipsic through an enhanced ability to meet the financial needs of its customers and compete in the rapidly changing financial services industry;

- the enhanced ability to offer more competitive services and maintain a stronger competitive presence in northwest Ohio;

- certain cost benefits due to economies of scale and enhanced continuity of management;

- the proposed merger provides for a continued theory and practice of owning and operating an independent community banking institution owned and operated largely by community minded citizens in Putnam and surrounding counties in Northwest Ohio; and

- the likelihood of being able to obtain the required regulatory approvals for the merger.

The Board of Directors of the Bank of Leipsic also considered a variety of risks and other potentially negative factors in connection with the proposed merger. These factors included:

- the expense of operating two subsidiaries as insured depository institutions;

- the difficulty of integrating some of the administrative functions of the two separate subsidiaries;

- the cost associated with the regulatory approval process, costs in connection with calling a special meeting of the shareholders and other merger related costs; and

- the increased costs associated with becoming a public reporting company pursuant to rules and regulations of the Securities Exchange Act of 1934.

The discussion above describes the material factors considered by the board of directors in its consideration of the merger. After considering these factors, and taking into account the recommendation of management, the board of directors concluded that the positive factors described above outweighed the negative factors described above. Because of the variety of factors considered, the board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors together. In addition, individual members of the Bank of Leipsic board of directors may have given different weights to different factors.

The board of directors of Bank of Leipsic unanimously recommends that shareholders of Bank of Leipsic vote for the approval and adoption of the merger agreement and the approval of the merger.

Opinions of Financial Advisors

United Bancshares. United Bancshares retained Young & Associates, Inc., a financial institution consulting firm of Kent, Ohio, to issue a fairness opinion in connection with the merger. Young & Associates issued its written opinion to the Board of Directors on July 23, 1999, stating that the terms of the merger agreement were fair and equitable to United Bancshares and its shareholders from a financial point of view. A copy of the opinion of Young & Associates is set forth as Appendix B to this Joint Proxy Statement/Prospectus and should be read in its entirety.

Young & Associates regularly evaluates financial institutions and their securities to a wide range of purposes, including, but not limited to, mergers and acquisitions. United Bancshares selected Young & Associates to issue a fairness opnion on the basis of its experience, reputation, and qualifications.

Young & Associates provided certain financial analysis to United Bancshares during preliminary negotiations between the parties. The terms of the agreement, including the exchange ratio, were negotiated by the parties and their legal representatives at arms-length.

Young & Associates analyzed various public and non-public sources of information in developing its opinion, including but not limited to:

(a) financial data of United Bancshares and its subsidiary, Union Bank, from December 31, 1996 through March 31, 1999 from published annual reports, internal bank reports, and interviews with bank management;

(b) financial data regarding Bank of Leipsic from publicly available regulatory reports;

(c) comparative financial data of peers for each institution from public sources;

(d) published reports from various sources regarding transactions similar in nature to that proposed in the merger; and

(e) the Agreement and Plan of Reorganization.

Young & Associates performed several analyses which are common within the banking industry and made certain assumptions, which it believes to be reasonable, about future performance. As with any projection of future outcomes, actual performance may vary. The focus of the analysis was on the value of both United Bancshares and Bank of Leipsic as independent entities, and whether the merger produced equivalent or greater earnings per share to each group of shareholders. The analysis also observed the price/book paid by United Bancshares to shareholders of Bank of Leipsic and that price as a multiple of the trailing twelve month earnings of Bank of Leipsic, using recent share prices of United Bancshares, to determine if the transaction was comparable to similar and recent merger transactions. The analysis also considered how the earnings of the institution after the merger might benefit from the combination of the two entities.

This opinion is offered to the Board of Directors of United Bancshares on behalf of its shareholders as only one of many sources of information which the Board may consider in making decisions relating to the proposed transaction. An opinion concerning whether a given transaction is fair attempts to measure, at the proposed exchange rate, those factors known to the analyst, how those factors might positively or negatively affect shareholders, and whether or not the shareholders are fairly treated. Certain values are also included in the analysis, such as market prices for banks involved with the proposed transaction and projections of future values. Any such values should not be seen as actual prices at which transactions might occur. They are only values developed to aid in the analysis based on factors known or reasonably assumed by the analyst.

Definitions of Terms. Several terms, which are common to the banking industry, are used in the analysis and require, at least, a brief definition:

Tier 1 capital. As employed in this analysis, tier 1 capital is the sum of common stock, surplus and undivided profits of each institution -- shareholder equity. In the case of the Bank of Leipsic, that number is reduced by an intangible asset, which resulted from the bank's purchase of a branch from another institution. The intangible asset is required to be written off over a period of years.

Tier 1 leverage capital. This is a ratio of tier 1 capital as described above divided by average bank assets less the tangible assets, also described above.

Net interest margin. This ratio is the difference between the interest and dividends a bank earns on all loans and investments (earning assets) and the interest paid on deposits and borrowings, divided by the sum of loans and investments. The difference in dollars between interest income and interest expense is referred to as net interest income. Net interest income divided by earnings assets is referred to as net interest margin or spread.

Noninterest income. This represents the sum of all income earned by the bank in the form of fees and charges other than from interest on loans and investments. It is usually expressed as a percent of average bank assets.

Noninterest expense. This represents all expenses incurred by the bank other than interest expense. It is also often referred to as a bank's overhead expenses. It is also usually expressed as a percent of average bank assets.

Return on average assets. This ratio is calculated by dividing net income for a bank by the bank's average assets and is used as a comparative measurement of how effectively a bank earns income on the assets it holds.

Return on equity. The ratio divides net income by average shareholder equity. It is a comparative measurement of how effectively a bank earns income for its shareholders.

Financial Analysis of United Bancshares and Forecast. Young & Associates analyzed the past and present earnings performance of United Bancshares, compared it with peers, and projected earnings ten years into the future. Various assumptions were developed through interviews with management and are believed to be reasonable and attainable.

The earnings of United Bancshares through its subsidiary, Union Bank, measured by return on average assets have been somewhat lower than the bank's sharing similar characteristics from December 31, 1996 through March 31, 1999. As of December 31, 1998, the last full year of operation, Union Bank's return on average assets was 1.03 percent. Banks within the peer group, as reported in the Uniform Bank Performance Report, which compares each individual bank's performance with the average of all banks in the country sharing similar characteristics of size, structure, and markets, typically earned approximately 1.25 percent. The return on average equity for Union Bank, however, exceeded peer banks during that same period. Union Bank had a return on average equity of 15.07 percent versus average peers ratios of 12.64 percent. The latter ratio should be understood in light of Union Bank's lower levels of tier one leverage capital, which was 6.67 percent, while peer banks had average ratios of 9.28 percent.

Union Bank's performance for the periods observed has been characterized by exceptional rates of asset growth. The bank has demonstrated average control of overhead expenses and loan losses but has experienced lower noninterest income and lower net interest income. There are two components of net interest income. The interest income, the first of those components, of Union Bank has been consistently higher than peer banks as it generated most of its asset growth in the form of loans. That fact is demonstrated by a ratio of loans to assets of 75.3 percent compared with peers of 61.3 percent. That advantage, however, has been offset by considerably higher interest expense, the second component of net interest income, as the bank had to acquire new deposits or debt to fund the loan growth.

The rates of asset growth for Union Bank for 1996, 1997 and 1998 were 15.3 percent, 14.1 percent and 26.6 percent respectively. The growth rate of tier one capital has been sufficient to keep pace with the rate of asset growth. For the same years shown, tier one capital grew 4.8 percent, 20.7 percent and 16.8 percent respectively. While the bank remains adequately capitalized, a continuance of the pattern described would require United Bancshares, at some future point to either raise a new capital, potentially diluting existing shareholder equity, or curtailing Union Bank's growth. The proposed transaction offers United Bancshares new capital from Bank of Leipsic's higher levels of tier one capital and will allow United Bancshares to continue to grow assets at both banks at Union Bank's more aggressive pace.

Young & Associates forecasted earnings of Union Bank five years into the future based on certain assumptions which it believes to be reasonable. Most measures of performance were assumed to continue with only minor adjustments from results shown in the March 31, 1999 Uniform Bank Performance Report, the last period for which comparative data is available. Assets were expected to grow modestly at 6.0 percent, a rate which would allow capital growth to support asset growth. Based on these assumptions, Young & Associates believes that United Bancshares, through Union Bank, as an independent financial institution, would reach total assets of approximately $204 million in the fifth year of the forecast and achieve return on average assets of .9 percent and return on average equity of 11.6 percent.

The following tables show the specific assumptions used and the financial results of the forecast:

Assumptions

The Union Bank Company

	Year 1	Year 5
Asset Growth Rate	6.00%	6.00%
Net Interest Margin	4.02%	4.02%
Noninterest Income/Average Assets	.58%	.58%
Noninterest Expense/Average Assets	2.86%	2.86%
Loan Loss Provision/Average Assets	.18%	.12%
Dividend Payout Ratio	25.00%	25.00%

	Year 1	Year 5
Total Assets	$161,476	$203,860
Total Equity	$11,366	$16,325
Net Profit After Tax	$1,379	$1,819
Earnings per Share (including option)	$1.04	$1.37

Financial Analysis of Bank of Leipsic and Forecast. As of December 31, 1998, the last full year of operation, Bank of Leipsic achieved a return on average assets of 1.25 percent. Average community banks with similar characteristics earned 1.08 percent, placing Bank of Leipsic in the 66th percentile of its peer group. The return on average equity, however, was 9.78 percent for the same period compared with 10.98 percent for its peers, placing it in the 32nd percentile. The reason for this disparity is the excessive tier one capital level of Bank of Leipsic, which stood at 11.62 percent compared with peers at 9.40 percent. The pattern of earnings for Bank of Leipsic suggests a well managed institution, which has used significantly less leverage than banks sharing similar characteristics. In contract to Union Bank, Bank of Leipsic has accumulated tier one capital at a rate in excess of its modest asset growth, with the exception of 1996. Bank of Leipsic's rate of tier one capital growth far exceeded its asset growth rate. For the year 1998, Bank of Leipsic's assets grew by 5.6 percent, while tier one capital grew by 8.5 percent. In the opinion of Young & Associates, the proposed transaction will benefit both groups of shareholders by making use of Bank of Leipsic's excess capital to generate greater asset growth, which, in turn, should generate greater total earnings and greater return on average equity.

Bank of Leipsic's earnings are characterized by lower than average net interest margin and noninterest income, but better than average control of operating expenses and loan losses. It is important to observe that both of the latter advantages were consistently achieved in all periods observed. The deficiency in net interest margin is a result of lower yields on earning assets and a slightly higher cost to fund earning asset. The asset yield is a function of a lower than average loan to asset ratio of 45.5 percent compared with peers at 6.10 percent, and a higher percentage of one-to-four family real estate loans. The proposed transaction should allow United Bancshares to take advantage of the excess liquidity at Bank of Leipsic by converting investment securities into loans and improving earnings to the benefit of all shareholders.

Young & Associates forecasted the earnings of Bank of Leipsic five years into the future using certain assumptions which it believes to be reasonable. Most performance measures were held constant into the future based on current levels achieved by the bank. An initial forecast considered how Bank of Leipsic would have performed in the absence of the merger. A second forecast considered the improvements in earnings under the merged institution. Interviews with management of United Bancshares identified certain cost savings and earnings enhancements, which were included in the forecast. In the absence of the merger, the analyst assumed that Bank of Leipsic would continue to grow assets at 6.0 percent, reaching total assets by the fifth year of the forecast of approximately $92 million. The analyst assumed further that the rate of earnings of Bank of Leipsic would decline from the December 31, 1998 level to 1.15 percent return on average assets. The latter assumption was based on changes in certain performance ratios observed in the March 31, 1999 data.

The following tables show the specific assumptions used and the financial results of the forecast:

Assumptions

Bank of Leipsic Company

	Year 1	Year 2
Asset Growth Rate	6.00%	6.00%
Net Interest Margin	3.93%	3.93%
Noninterest Income/Average Assets	.37%	.37%
Noninterest Expense/Average Assets	2.30%	2.30%
Loan Loss Provision/Average Assets	.06%	.06%
Dividend Payout Ratio	35.50%	35.50%

	Year 1	Year 5
Total Assets	$72,673	$91,747
Total Equity	$9,214	$11,633
Net Profit After Tax	$809	$1,021

Merged Bank - Five Year Forecast. The forecast for the merged bank combined the forecast for the two institutions as described above and added the projected cost savings and earnings enhancements identified by United Bancshares' management. Those projected enhancements in the forecast are, in the analyst's opinion, conservative, reflecting a pre-tax increase of approximately $200,000 in year one and growing to approximately $1,000,000 by year five of the forecast. The probable sources of those enhancements to earnings are consolidation of certain back-office functions and the conversion of part of the Bank of Leipsic investment portfolio into higher yielding loans. The merged bank will also have an adequate tier one leverage capital position of approximately 8.8 percent in the first year of the forecast, which United Bancshares can employ in various ways to enhance shareholder value through additional asset growth.

The five year forecast for the merged institution shows a return on average assets in year one of 1.02 percent, growing to 1.24 percent in year five. Return on average equity in the forecast is 11.74 percent in year one, growing to 12.98 percent in year five. Total earnings are shown as $2.33 million in year one and $3.55 million in year five.

The following table shows the financial results of the forecast for the combined company:

	Year 1	Year 5
Total Assets	$161,476	$203,860
Total Equity	$11,366	$16,325
Net Profit After Tax	$1,379	$1,819

Terms of Agreement - Exchange Ratio. The merger provides that each of the shares of Bank of Leipsic will be exchanged for 54.25 shares of United Bancshares. Bank of Leipsic has 20,000 shares outstanding, which will be converted, subject to dissenters' rights and cash payments for fractional shares, to a maximum of 1,085,000 shares of United Bancshares. United Bancshares currently has 1,189,231 shares outstanding with options outstanding of 135,258. Including the outstanding options of United Bancshares, upon the completion of the merger, current shareholders and option holders of United Bancshares would own 55 percent of the merged institution and current shareholders of Bank of Leipsic would own 45 percent. The percentage ownership resulting to current shareholders of Bank of Leipsic will be reduced by those Bank of Leipsic shareholders who choose to exercise dissenters' rights and by the amount of cash paid for fractional shares.

The respective percentages which will be owned by the two shareholder groups are approximately equal to the book value contributed by each institution. As of March 31, 1998, United Bancshares would have contributed 54.6 percent to the merged institution's book value and Bank of Leipsic would have contributed the remaining 45.4 percent.

The following contribution analysis shows the percentage contributed by each institution to the combined company:

Contribution Analysis

(As of June 30, 1999 in thousands)	Union Bank	Bank of Leipsic
Total Assets	67.17%	32.83%
Total Net Loans	77.52%	22.48%
Total Deposits	73.32%	26.68%
Common Equity	54.41%	45.59%
Earnings (last twelve months)	62.23%	37.77%
Pro Forma (Young & Associates)
Year 1 after merger	63.02%	36.98%
Year 5 after merger	64.04%	35.96%

Ownership Percentages and Earnings Contribution. The five year forecast constructed by Young & Associates suggests that United Bancshares would contribute 63.0 percent to the merged bank's earnings in the first year after the merger with Bank of Leipsic contributing 37.0 percent. As shown in the preceding section, however, the shareholders and option-holders of United Bancshares would own only 55.0 percent of the merged institution. Shareholders and option-holders of United Bancshares would be attributed $1.04 earnings per share in year one without the merger and only $.97 per share in the merged institution, a decline of 7.1 percent. The effects of this initial dilution, however, are expected to diminish as the merged bank is able to effectively employ both the excess capital and liquidity of Bank of Leipsic and generate greater earnings than would be available to United Bancshares without the merger. The forecast shows that by the third year after the merger, holders of United Bancshares, who would have been attributed earnings of $1.20 per share without the merger and would be attributed $1.22 per share in the merged institution. Beyond the third year, at which point the holders of United Bancshares would receive nearly equal earnings per share both before and after the merger, the holders will benefit from greater earnings per share from the merged institution. By year five the forecast shows earnings per share to United Bancshares holders of $1.37 before the merger and $1.47 per share after the merger, a benefit of 7.38 percent.

The impact on the shareholders of United Bancshares is shown in the following:

	Year 1	Year 3	Year 5
Pre-Merger Earnings Per Share (including United options)	$1.04	$1.20	$1.37
Post-Merger Earnings Per Share (including United options)	$.97	$1.22	$1.47

Market Value to Shareholders of Leipsic. For the purpose of this writing, the shares of United Bancshares are priced at $17.50, the bid price of recent casual trades. At that price, the market value of the transaction to the shareholders of Leipsic is $18,987,500, approximately 2.2 times the book value of Bank of Leipsic as of March 31, 1999 and approximately 23.7 times the trailing twelve month earnings through March 31, 1999.

The $17.50 per share price, considering the effect of all outstanding options of United Bancshares, is approximately 16.8 times the trailing twelve month reported earnings through March 31, 1999, which is somewhat that of the average price/earnings ratio published in the American Banker's Market Monitor on July 12, 1999. The 22 banks in that sample were Midwest community banks out of the top 150 community banks in the country according to the American Banker magazine. The average price/earnings ratio of those banks was 15.24, excluding those banks with ratios greater than 30. The higher price/earnings ratio of United Bancshares is not considered by the analyst to be excessive, given the rapid rate of asset and earnings growth discussed above.

The merger can be expected to benefit both groups of shareholders in terms of marketability of shares. The institution will have greater asset size and market capitalization and may become more widely followed by the investment community.

Comparison with Similar Transactions. Young & Associates studied the data base provided by Sheshunoff Information Services, Inc., which reported information on 225 transactions which were announced during the last half of 1998. The data base was reduced to show only those transactions in which the acquired bank had assets between $50 million and $100 million. Fifty-seven transactions were identified. The average prices to book values multiples of the acquired banks and average prices to the trailing twelve month earnings multiples of the acquired banks were calculated. The average price/book of the sample was 2.35 times and the average price to earnings was 21.37. As of the date of this writing Young & Associates calculates the price/book of the proposed transaction to be 2.20 times and the price to the trailing twelve month earnings of Bank of Leipsic to be 23.68 times. The transaction can be seen to be somewhat below the average price/book, but above the average price/earnings. The data base employed considers transactions throughout the entire country and includes banks which have sold for any number of reasons. Banks in different geographic regions or with unique characteristic of earnings or markets may command multiples significantly higher or lower than the averages. Relying, however, both on the data base studied and our own experience with similar transactions, Young & Associates believes that the multiples for the proposed transaction fairly value the shares of Bank of Leipsic and are within acceptable ranges to United Bancshares and its shareholders.

Summary of Financial Considerations. In arriving at its opinion of fairness, Young& Associates attempted to balance the various advantages and disadvantages to the shareholders of United Bancshares. The immediate impact of the dilution to the shareholders of United Bancshares is an obvious disadvantage to the shareholders of United Bancshares. That disadvantage, however, should be of a modest and acceptable duration. The long range effect to the shareholders of United Bancshares from the forecast employed in this study is positive. This opinion also has not made any attempt to quantify the results of shares which might be tendered by the current shareholders of Bank of Leipsic under dissenters' rights or the effects of fractional shares which will be paid in cash. Both of those actions would reduce the effect of the dilution to the shareholders of United Bancshares.

The strong capital position and investment portfolio of Leipsic are both important advantages to United Bancshares, which will allow it to continue its ambitious asset growth to generate increased earnings.

Compared with other similar transactions, the price paid to the shareholders of Bank of Leipsic is reasonable. It is the opinion of Young & Associates that any price below that of the proposed transaction would have resulted in the suspension of negotiations, whether that price was offered by United Bancshares or any other institution.

The analyst believes a final financial advantage, though one difficult to quantify, is the larger market capitalization of the merged institution and a potential expansion of the market for the shares of United Bancshares, which should result in improved liquidity for United Bancshares shares.

Other Issues. Young & Associates examined the merger for other issues which might affect the shareholders of United Bancshares from a financial point of view and found no issues which it felt worked to the disadvantage of either shareholder group.

The analysis by Young & Associates was performed independently and without limitations imposed by any of the parties involved in the merger. In conducting the analysis, information was used from publicly available financial data resources, financial data from internal bank records of United Bancshares, and representations of the parties in the merger agreement and/or the Joint Proxy Statement/Prospectus. That information was assumed to be reliable and no attempt was made to verify the information independently. It was further assumed that the merger will be completed as planned and that no other conditions will be imposed which might work to the detriment of either shareholder group.

United Bancshares, Inc. has paid Young & Associates a fee of $4,000, plus out-of-pocket expenses, for providing assistance during the negotiations and will pay $9,000, plus reasonable out-of-pocket expenses for the issuance of this opinion of the fairness to the shareholders of United Bancshares, and will indemnify Young & Associates against certain liabilities, including liabilities under the securities laws. No other fees have been paid to Young & Associates by United Bancshares or Union Bank over the previous two years.

Bank of Leipsic. Bank of Leipsic has retained Robb, Dixon & Company to render its opinion with respect to the fairness, from a financial point of view, of the exchange ratio to the holders of Bank of Leipsic Common Shares. Robb, Dixon rendered its opinion to the Bank of Leipsic Board of Directors on April 15, 1999, which it subsequently confirmed in writing, that, as of the date of such opinion, the exchange ratio was fair, from a financial point of view, to the shareholders of Bank of Leipsic.

In arriving at its opinion, Robb, Dixon reviewed, among other things, the merger agreement together with exhibits and schedules thereto, certain publicly available information relating to the business, financial condition and operations of Bank of Leipsic and United Bancshares, as well as certain other non-public information, primarily financial in nature, furnished to it by Bank of Leipsic and United Bancshares, relating to the respective businesses, earnings, assets and prospects of Bank of Leipsic and United Bancshares. Robb, Dixon also held discussions with members of senior management of Bank of Leipsic and United Bancshares concerning their respective businesses, assets, financial forecasts and prospects. Robb, Dixon also reviewed certain publicly available information concerning the trading of, and the trading market for, Bank of Leipsic and United Bancshares common stock and certain publicly available information concerning comparable companies and transactions.

Robb, Dixon was not engaged to and did not conduct a physical inspection of any of the assets, properties, or facilities of either Bank of Leipsic or United Bancshares and was not engaged to and has not made, obtained or been furnished with any independent evaluation or appraisal of any of such assets, properties, or facilities or any of the liabilities of Bank of Leipsic or United Bancshares. Robb, Dixon has assumed and relied, without independent investigation, upon the accuracy and completeness of the financial and other information provided to it or publicly available, has relied upon the representations and warranties of Bank of Leipsic and United Bancshares contained in the merger agreement, and has not independently attempted to verify such information. Robb, Dixon has also assumed that all of the following conditions to the merger are effective as set forth in the merger agreement, including:

1. The tax-free treatment of the merger to the holders of Bank of Leipsic common shares,

2. A provision for an equal number of director seats provided to the shareholders of Bank of Leipsic equal with the number of directors provided to the shareholders of United Bancshares on the resulting Board of Directors of United Bancshares,

3. The retention of charter and name of Bank of Leipsic as a wholly-owned affiliate of United Bancshares,

4. The retention of all existing members of the board of directors as the affiliate board of directors of Bank of Leipsic,

5. The desire to retain all existing staff currently employed by Bank of Leipsic,

6. The merger would be consummated on a timely basis in the manner contemplated by the merger agreement, and

7. The payment of dividends in the future at a level reasonably consistent with those dividends realized by shareholders of Bank of Leipsic in the past, subject to regulatory restrictions.

No limitations were imposed by Bank of Leipsic with respect to the scope of Robb, Dixon's investigation, nor were any specific instructions given to Robb, Dixon in connection with its fairness opinion.

In connection with rendering its opinion, Robb, Dixon considered a variety of financial analyses, which are summarized below. Robb, Dixon believes that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by Robb, Dixon without considering all such analyses and factors may create an incomplete view of the analytical process underlying Robb, Dixon's opinion. In its analyses, Robb, Dixon made numerous assumptions with respect to industry performance, business and economic conditions, and other matters. Any estimates contained in Robb, Dixon's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

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The following is a summary of selected analyses considered by Robb, Dixon and discussed with Bank of Leipsic board of directors, in connection with Robb, Dixon's opinion dated April 30, 1999:

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Comparison with Selected Companies. Robb, Dixon compared the financial performance and the current stock market conditions for United Bancshares with corresponding data for the following selected similar size community based commercial banks:

		Approximate Asset Size
Andover Bancorp	Andover, Ohio	$175,000,000
UB Bancshares	Bucyrus, Ohio	$175,000,000
Commercial Bank	Delphos, Ohio	$191,000,000
Gillmor Financial Services	Old Fort, Ohio	$190,000,000
National Bancshares, Inc.	Orrville, Ohio	$185,000,000
Commercial Bancshares, Inc.	Upper Sandusky, Ohio	$195,000,000
Greenville National Bank	Greenville, Ohio	$225,000,000

This analysis revealed that an average market to book ratio was 1.47 times book for casual stock trades. An analysis of United Bancshares stock over from the period of December 31, 1998 to May 30, 1999 reveals that United Bancshares shares were traded at values ranging from $14.75 to $17.25. Using an average of share prices paid for United Bancshares shares of $16.25 compared to its book value of $8.78, as of December 31, 1998 the resulting price times book ratio equates to 1.86 times book which is a slightly higher value than the average of the banks listed above.

As of May 30, 1999, none of the companies listed above had announced a merger transaction or disclosed an interest in pursuing a possible merger transaction which would have significantly affected its stock market valuation. Additionally, like United Bancshares, none of the banks listed above were actively traded on any national stock exchange.

Contribution Analysis. Robb, Dixon analyzed the contribution of shareholder's equity capital of Bank of Leipsic and United Bancshares to, among other things, the resulting shareholders' equity capital and after-tax income of the pro forma combined resulting United Bancshares. This analysis showed that, among other factors, Bank of Leipsic would have contributed 43% of the resulting shareholders' equity capital of the pro forma combined equity capital of United Bancshares as of December 31, 1998 and 38% of the pro forma net income for the resulting combined United Bancshares, Inc. for the 12 months ended December 31, 1998, compared to a proposed ownership of 45% of the combined outstanding shares of United Bancshares to be held by the shareholders of Bank of Leipsic.

Pro Forma Merger Analysis. Robb, Dixon analyzed certain pro forma effects resulting from the merger on the pro forma combined United Bancshares over a five-year period from 1998 through 2002. This analysis, based upon the financial forecasts of management of Bank of Leipsic and United Bancshares and included estimates of cost savings provided by the management of Bank of Leipsic and United Bancshares. Robb, Dixon also analyzed the per share amount of earnings, book value and dividends. The analysis was performed on the basis of financial information for both companies as of and for the 12-month periods ended December 31, 1998, 1997, and 1996. The analysis indicated that, among other things, exchanging one common share of Bank of Leipsic at the exchange ratio for shares of United Bancshares common stock on a pro forma basis would have resulted in a 25.7% increase in earnings per share and a 4.4% increase in book value per share for each of Bank of Leipsic common share for the 6 months ended June 30, 1999.

Analysis of Selected Merger Transactions. Robb, Dixon included a group of 32 selected pending and closed commercial bank acquisition transactions that have been announced during December, 1998, January, 1999, February, 1999 and March, 1999. This selected group of recent transactions included:

(a) selling commercial banks headquartered in the Eastern United States including Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Virginia, Georgia, Pennsylvania, Arkansas, New Jersey, Maryland, South Carolina, Vermont, Rhode Island, West Virginia, Ohio, and Wisconsin,

(b) selling commercial banks with total assets less than $750 million,

(c) selling commercial banks with an equity to assets ratio of between 5.00% and 15.00%

(d) selling commercial banks with a return on average assets ratio of between 0.50% and 1.50% and

(e) selling commercial banks with a ratio of non-performing assets to total loans value of less than 1%.

This analysis revealed ranges of ratios of price to equity values of 150% to 331%. The analysis also revealed ranges in price/earnings ratios from 11.6X to 35.6X. Robb, Dixon's sampling of 32 recent commercial bank deals revealed that a fair median price/book ratio of 2.35 times book and a price/earnings ratio of 23.41 times would be considered a fair median price for change of control for an average size commercial bank of $226 million with an average capital to asset ratio of 10.7%. Since Bank of Leipsic is a smaller commercial bank with a higher capital ratio, adjustments need to be considered when making an analysis of a fair price range. Accordingly, Robb, Dixon's analysis resulted in an imputed reference change of control fair value range of $800.00 to $925.00 per share for Bank of Leipsic common stock utilizing the stated values per the financial statements as of December 31, 1998.

For comparison purposes, based on an average value for United Bancshares shares as stated above at $16.25 per share, and utilizing an exchange ratio of 54.25 of resulting United Bancshares shares exchanged for share of Bank of Leipsic, the resulting price/book ratio equates to 2.03 times book value for Bank of Leipsic shareholders. Accordingly, based on an average value of United Bancshares of $16.25 per share, this equates into a value of $881.50 per share of value offered to the shareholders of Bank of Leipsic.

Conclusion. Robb, Dixon believes the value of the exchange ratio of 54.25 of resulting United Bancshares common stock for every one share of Bank of Leipsic is fair from a financial point of view based on current market conditions for change of control for community bank stocks coupled with the basic provisions as previously mentioned in the third paragraph of this fairness opinion and reads as follows:

- The tax-free treatment of the merger to the holders of Bank of Leipsic common shares,

- A provision for an equal number of director seats provided to the shareholders of Bank of Leipsic equal with the number of directors provided to the shareholders of United Bancshares on the resulting board of directors of United Bancshares,

- The retention of charter and name of Bank of Leipsic as a wholly-owned affiliate of United Bancshares,

- The retention of all existing members of the board of directors as the affiliate board of directors of Bank of Leipsic,

- The desire to retain all existing staff currently employed by Bank of Leipsic,

- The merger would be consummated on a timely basis in the manner contemplated by the merger agreement, and

- The payment of dividends in the future at a level reasonably consistent with those dividends realized by shareholders of Bank of Leipsic in the past, subject to regulatory restrictions.

Robb, Dixon has also determined that current market conditions for change in control of community bank stocks could have resulted in a higher value being exchanged, however, the additional attributes of this particular proposed transaction offset a slightly lower than average price times book value being exchanged.

No transaction used in the above analysis as a comparison is identical to Bank of Leipsic, United Bancshares or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies to which they are being compared. Mathematical analysis, such as determining the mean or median, is not, in itself, a totally meaningful method of using comparable transaction data.

In performing its analyses, Robb, Dixon made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by Robb, Dixon are not necessarily indicative of actual values, which may be significantly more or less favorable than the values suggested by such analyses. Such analyses were prepared solely as part of Robb, Dixon's opinion.

The term "fair from a financial point of view" is a standard phrase contained in investment banking fairness opinions and refers to the fact that Robb, Dixon's opinion as to the fairness of the exchange ratio is addressed solely to the financial attributes of the exchange ratio. The analyses do not purport to be appraisals or to reflect the prices at which a United Bancshares might actually be sold. In addition, as described above, Robb, Dixon's opinion and related presentation to Bank of Leipsic board of directors were one of many factors taken into consideration by Bank of Leipsic board in making its determination to approve the merger agreement. Consequently, the Robb, Dixon analyses described above should not be viewed as determinative of the Bank of Leipsic board's conclusions with respect to the value of Bank of Leipsic or of the decision of the Bank of Leipsic's board of directors to agree to the exchange ratio.

Robb, Dixon's opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of the opinion. In addition, the opinion does not address the underlying business decision to effect the merger or any other terms of the merger. Robb, Dixon's opinion does not represent its opinion as to what the value of Bank of Leipsic common shares or United Bancshares common stock may be at the effective time of the merger.

In connection with its fairness opinion, Robb, Dixon performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered herewith.

Robb, Dixon as part of its investment banking business, is customarily engaged in the valuation of smaller community based commercial banks and their securities in connection with mergers, acquisitions and valuations for estate, corporate and other purposes. Bank of Leipsic's board of directors selected Robb, Dixon as its financial advisor because of Robb, Dixon's industry expertise with respect to financial institutions and because of its substantial experience in transactions similar to the merger.

Robb, Dixon does not make a market in United Bancshares common stock and therefore does not actively trade securities of United Bancshares or Bank of Leipsic for its own account and for the accounts of its customers.

For its services as financial advisor, Bank of Leipsic has paid Robb, Dixon a fee of approximately $40,000 upon rendering of this fairness opinion for general consulting relative to the proposed merger. Bank of Leipsic has also agreed to reimburse Robb, Dixon for its reasonable out-of-pocket expenses and to indemnify Robb, Dixon against certain liabilities, including certain liabilities under federal securities laws. No other fees have been paid to Robb, Dixon over the previous two years.

Interests of Members of Bank of Leipsic's Board of Directors and Management in the Merger

When you consider the recommendations of our boards of directors, you should be aware that members of the board of directors of Bank of Leipsic may have interests in the merger that may be different from your interests. These interests may create potential conflicts of interest. Our boards of directors were aware of these interests when they approved the Agreement and Plan of Reorganization. To our knowledge, the executive officers and directors of Bank of Leipsic do not have any material interest apart from their interests as holders of Bank of Leipsic common shares, other than those described below. None of the officers or directors of Bank of Leipsic are receiving any additional benefits as a result of the change in control of the bank.

James N. Reynolds has an agreement with Bank of Leipsic whereby Mr. Reynolds will receive certain payments upon his retirement, disability and, alternatively, in the event of his death during employment or during the term of the agreement, payments to his beneficiaries. Because the terms of the agreement prohibit Bank of Leipsic from merging with another corporation unless this agreement is assumed by the acquiror, United Bancshares has agreed in writing to assume the agreement and discharge the duties and obligations of Bank of Leipsic under the agreement. Mr. Reynolds also will become the Chairman of the board of directors of United Bancshares once the merger has been completed, and like all of the officers of Bank of Leipsic who will remain in their current positions after the merger, Mr. Reynolds' daughter, Beth Reynolds Parys, will remain an assistant vice president of Bank of Leipsic.

Four directors of Bank of Leipsic, Joe S. Edwards, Jr., James N. Reynolds, H. Edward Rigel and William R. Perry will be appointed to the United Bancshares board of directors after the merger has been completed. These four persons will also remain on the board of the Bank of Leipsic after the merger.

Accounting Treatment

It is anticipated that the merger will be accounted for as a pooling of interests. Under pooling of interests accounting, as of the effective date of the merger, the assets and liabilities of Leipsic Interim Bank will be added to those of Bank of Leipsic at their recorded book value and the stockholders equity account of Bank of Leipsic will be included on United Bancshares' consolidated balance sheet.

Federal Income Tax Consequences

This discussion regarding the federal tax consequences of the reorganization transaction, including the merger of Leipsic Interim Bank into the Bank of Leipsic and the conversion of Bank of Leipsic common stock into United Bancshares common stock, is based upon a tax opinion received from Dinsmore & Shohl LLP. The tax opinion provides that the reorganization for federal tax purposes will result in the following tax effects:

1. The proposed statutory merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986. United Bancshares, Leipsic Interim Bank and Bank of Leipsic will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by the shareholders of Bank of Leipsic upon the exchange of Bank of Leipsic common stock for United Bancshares common stock.

3. The federal income tax basis of the shares of United Bancshares common stock received by the shareholders of Bank of Leipsic will be the same as the basis of Bank of Leipsic common stock surrendered therefor.

4. The holding period of United Bancshares common stock received by the shareholders of Bank of Leipsic will include the period during which Bank of Leipsic common stock surrendered therefor was held, provided that Bank of Leipsic common stock was a capital asset in the hands of the shareholders of Bank of Leipsic on the date of the consummation of the transaction.

Regulatory Matters

United Bancshares is a one-bank holding company within the meaning of the Bank Holding Company Act of 1956. As such, United Bancshares is regulated by the Board of Governors of the Federal Reserve System. United Bancshares is required to submit an application to the Federal Reserve for approval of the merger and for United Bancshares to become a multi-bank holding company. The application will be submitted to the Federal Reserve as soon as it is prepared, and its approval and the expiration of any applicable waiting periods is a condition to the consummation of the merger.

The Leipsic Interim Bank and Bank of Leipsic, as Ohio state-chartered banks, are regulated by the Ohio Division of Financial Institutions and the Federal Deposit Insurance Corporation and as such are required to file applications with both regulators for approval of the merger. The applications will be submitted to the Ohio Division of Financial Institutions and the FDIC as soon as they are prepared and their approval, and the expiration of any applicable waiting periods are also a condition to the consummation of the merger.

Resale Restrictions

All United Bancshares shares received by Bank of Leipsic shareholders in the merger will be freely transferable, except those held by "affiliates", as that term is defined by the Securities Act of 1933, of Bank of Leipsic at the time of the special meeting of Bank of Leipsic shareholders. United Bancshares common shares received by affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 144 or 145 under the 1933 Act, or as otherwise permitted under the 1933 Act. Persons who may be considered to be our affiliates may include our senior officers, our directors and our principal shareholders. In order for the merger to qualify for pooling of interests accounting treatment, our affiliates may not sell, transfer or dispose of United Bancshares common stock during the period beginning 30 days before the merger and ending when United Bancshares publishes results covering at least 30 days of our post merger combined operations.

The Merger Agreement

This is a summary of the material provisions of the Agreement and Plan of Reorganization and the attached Merger Agreement, copies of which are attached as Appendix A and Appendix A-1 to this document. You should refer to the full text of these agreements for details about this transaction and their terms and conditions of the merger.

The Merger

When the merger occurs, Leipsic Interim Bank, a wholly-owned subsidiary of United Bancshares and an Ohio banking company organized for the express purpose of facilitating the merger, will be merged with and into Bank of Leipsic. As a result of the merger, Bank of Leipsic will become a wholly-owned subsidiary of United Bancshares. Bank of Leipsic, as the resulting company in the merger, will be governed by the articles of incorporation and code of regulations of Bank of Leipsic as in effect prior to the merger.

Each share of Bank of Leipsic common stock outstanding prior to the merger will be converted into the right to receive 54.25 shares of United Bancshares common stock. Each holder of a certificate representing shares of Bank of Leipsic common stock will no longer have any rights with respect to the shares of Bank of Leipsic common stock, except the right to receive United Bancshares common shares.

Effective Time of the Merger

The merger will become effective when we provide a certificate of merger to the Ohio Division of Financial Institutions, which it will file with the Ohio Secretary of State. The parties will file the certificate of merger immediately after the satisfaction or waiver of all of the conditions set forth in the Agreement and Plan of Reorganization and Merger Agreement. We cannot assure you when, or if, all the conditions to consummation of the merger will be satisfied or waived.

Exchange Procedures

At the closing of the reorganization, each outstanding share of Bank of Leipsic common stock will automatically be converted, by operation of law, into 54.25 shares of United Bancshares common stock. After the merger is effected, you will be requested to return your certificates for Bank of Leipsic common stock to United Bancshares in order to receive certificates representing United Bancshares common stock in exchange for your shares. In the event you are unable to produce a certificate(s) representing your shares of Bank of Leipsic common stock, you may instead deliver:

(1) evidence reasonably satisfactory to United Bancshares that such certificate(s) has been lost, mislaid, wrongfully taken or destroyed,

(2) such security or indemnity as reasonably may be requested by United Bancshares to hold it harmless, and

(3) evidence reasonably satisfactory to United Bancshares that you are the owner of the shares represented by the certificate or certificates claimed to be lost, mislaid, wrongfully taken or destroyed and that you are the person who had been entitled to present each such certificate and to receive United Bancshares common stock in exchange therefor pursuant to the Merger Agreement. If any certificate representing United Bancshares common stock is to be issued in a name other than that in which the certificate(s) for shares of Bank of Leipsic common stock surrendered for exchange is registered, the certificate(s) so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the person requesting such transfer must pay to United Bancshares or its transfer agent any applicable transfer or other taxes required by reason of the issuance of the certificate.

Even if you do not surrender your certificate(s) representing your common stock of Bank of Leipsic as requested (or fail to satisfy the requirements for lost, mislaid, wrongfully taken or destroyed certificates), your common stock in Bank of Leipsic and your certificates will be deemed for all purposes to be shares of United Bancshares and will represent the number of shares of common stock of United Bancshares into which your Bank of Leipsic common stock will have been converted. Any dividends or other distributions payable to you with respect to your United Bancshares common stock will be held by United Bancshares until you have surrendered your Bank of Leipsic stock certificates (or satisfied the conditions for lost, mislaid, wrongfully taken or destroyed certificates), at which time they will be paid to you in full without interest.

Please do not return your Bank of Leipsic common stock certificates to Bank of Leipsic or United Bancshares until you are specifically instructed to do so by United Bancshares. After the merger has been consummated, you will receive a letter containing all of the instructions for the exchange of your certificates.

Representations and Warranties

The Agreement and Plan of Reorganization contains essentially reciprocal representations and warranties made by each of us to the other, including representations and warranties relating to:

(1) corporate authority, due organization and capitalization;

(2) financial statements have been delivered and there have been no material changes since December 31, 1998;

(3) authorization, execution, delivery and enforceability of agreements;

(4) absence of litigation;

(5) marketable title to assets;

(6) regulatory compliance;

(7) extraordinary transactions since December 31, 1998;

(8) employee plans disclosure;

(9) tax;

(10) environmental matters;

(11) absence of fees;

(12) voting agreements;

(13) contracts;

(14) deposits insured;

(15) reserves for loan losses;

(16) insurance;

(17) liabilities;

(18) insider transactions

Undertakings and Covenants

In the Agreement and Plan of Reorganization, we have agreed to certain undertakings and covenants:

(1) Shareholder Approval. The transaction will be submitted to the shareholders of each of United Bancshares and Bank of Leipsic at duly called and held special meetings of shareholders.

(2) Pooling of Interests. United Bancshares and Bank of Leipsic agree that the transaction is intended to be a pooling of interests for accounting purposes and that as a condition to the consummation of the merger the holders of more than 5% of the outstanding shares of either United Bancshares or Bank of Leipsic may not vote against or have provided notice of dissent prior to or at the special meetings. The parties may, however, mutually waive this condition.

(3) Regulatory Approval. Both United Bancshares and Bank of Leipsic must take all necessary steps to obtain the regulatory approvals necessary to consummate the merger.

(4) Filings and Expenses. Each party is responsible for its own fees and expenses associated with the agreements, regulatory approvals and shareholder approvals. United Bancshares is responsible for preparing and filing at no expense to Bank of Leipsic all regulatory applications and a Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission as well as preparation and filing of all applicable state securities laws filings. The parties agree to cooperate in the preparation of all necessary filings.

(5) Access to Information. Each party agrees to provide the other with access to all information necessary to effectuate the purposes of the agreement.

(6) Confidentiality. Each party agrees to maintain the confidentiality of information provided to each other party, subject to the disclosures required by law.

(7) Effective Time of the Merger. The merger will be consummated not later than 30 days after the receipt of all necessary approvals and the expiration of any applicable waiting periods.

(8) Promise of Prompt Action. Both parties agree to promptly take all actions necessary to consummate the merger.

(9) Bank of Leipsic Employees. United Bancshares agrees to offer existing employees the opportunity to retain their positions with Bank of Leipsic after the merger. This covenant expressly provides that it shall not be deemed to be a contract of employment or to give the Bank of Leipsic employees any additional rights. Bank of Leipsic employees who remain employees after the merger will have their years of service credited toward eligibility voting and participation in United Bancshares' qualified retirement plans and in United Bancshares non-qualified retirement plans.

(10) Retirement Plans of Bank of Leipsic. Bank of Leipsic, prior to the consummation of the merger, may, but is not required to, terminate its retirement obligations.

(11) Registration Statement; Published communications. United Bancshares agrees to prepare and file with the Securities and Exchange Commission the required registration statement pursuant to the Securities Act of 1933 and Bank of Leipsic agrees to assist in providing and updating information necessary to assist in the preparation and filing of the registration statement. The parties also agree not to publish any communication without the consent of each party.

(12) Undertaking of Affiliates. Each affiliate of Bank of Leipsic must provide a certificate regarding compliance with Rule 145 under the Securities Act of 1933.

(13) Blue Sky Filings. United Bancshares will comply with all state securities laws including making any filings with any applicable state securities administrators.

(14) Officers Certificates. On the date the registration statement and at the effective time of the merger, Bank of Leipsic and United Bancshares must provide each other certificates to the effect that the registration statement does not contain any untrue statement of material fact or omit to state any material fact required to be stated in the registration statement.

(15) United Bancshares Board of Directors. United Bancshares undertakes to take any necessary actions so that at the effective time of the merger, the United Bancshares board of directors will consist of eight members with four vacancies. The United Bancshares board undertakes to appoint four members of the Bank of Leipsic board of directors to fill the four vacancies. Bank of Leipsic will determine the four members to be appointed to the United Bancshares board.

(16) Fairness Opinion. United Bancshares and Bank of Leipsic will each obtain, at their own expense, written fairness opinions to the effect that the exchange ratio is fair to the shareholders of each company.

(17) Dividend Policy. United Bancshares agrees, subject to regulatory requirements, law and the safety and soundness of its bank subsidiaries, to implement at the effective time of the merger a cash dividend policy whereby United Bancshares will annually dividend an amount in cash at least equal to 30% of the annual net income of United Bancshares. The United Bancshares board may revise, modify or terminate this policy upon a majority vote.

(18) Necessary Actions. Both United Bancshares and Bank of Leipsic agree to promptly take all actions necessary, proper or advisable to complete the merger.

Actions Pending at the Effective Time of the Merger

Both United Bancshares and Bank of Leipsic have agreed that, from the date of the Agreement and Plan of Reorganization until the completion of the merger, each will:

- not declare or pay any dividends or make any distributions other than regular cash dividends as paid consistent with the past practices of each entity;

- not issue, sell or grant any option for or acquire for value any United Bancshares common shares, or change in any way United Bancshares' capitalization;

- carry on its business in the ordinary course and maintain the current levels of insurance;

- not undertake any extraordinary events, including increasing liabilities, changing lending policies, making extraordinary pay adjustments, incurring capital expenditures, merging with, selling to or consolidating with other entities;

- not change its accounting methods;

- furnish monthly financial statements and keep all parties informed concerning the business;

- not intentionally take any action which would disqualify the merger as a pooling of interests for accounting purposes.

Conditions to Completing the Merger

United Bancshares and Bank of Leipsic may complete the merger only if both parties satisfy the following conditions:

(1) there is no material adverse change in business;

(2) there were no unpermitted distributions or dividends;

(3) all representations and warranties are true at the effective time of the merger;

(4) all undertakings, agreements and conditions are satisfied;

(5) no lawsuit, action or proceeding is threatened or pending;

(6) satisfaction of all due diligence investigations;

(7) receipt by each of officers certificates and other certificates required by the Agreement and Plan of Reorganization;

(8) Bank of Leipsic must provide lists of all accounts;

(9) all regulatory approvals are received and all applicable waiting periods have expired;

(10) the Securities and Exchange Commission has declared the registration statement effective;

(11) all required shareholder approvals are received;

(12) all required fairness opinions have been received;

(13) a tax opinion from Dinsmore & Shohl has been received;

(14) United Bancshares has a duly formed interim bank; and

(15) the United Bancshares board of directors has or will have immediately after the merger eight members, four of whom will be selected by Bank of Leipsic.

Termination

United Bancshares and Bank of Leipsic each may terminate the Agreement and Plan of Reorganization if:

- the conditions set forth in the agreement have not been satisfied or waived;

- United Bancshares and Bank of Leipsic by mutual written consent either before or after the special shareholders meetings;

- the merger has not been consummated by March 31, 2000, unless extended by both parties.

Rights of Dissenting Shareholders

United Bancshares, as an Ohio corporation, is governed by Section 1701.85 of the Ohio General Corporation Law regarding the rights of dissenting shareholders. Bank of Leipsic, as an Ohio state-chartered bank is governed by Section 1115.19 of the Ohio Revised Code, a copy of which is attached to this document, regarding the rights of dissenting shareholders. Section 1115.19 provides that Section 1701.85 of the Ohio General Corporation Law also governs the dissenters' rights of Ohio bank shareholders. Accordingly we describe below the steps which you must take if you are a United Bancshares or Bank of Leipsic shareholder and you wish to exercise dissenters' rights with respect to the merger. The description is not complete. You should read Section 1701.85 of the Ohio General Corporation Law. This section is attached as Appendix F to this document. Failure to take any one of the required steps may result in termination of the shareholder's dissenters' rights under the Ohio General Corporate Law. If you are a United Bancshares or a Bank of Leipsic shareholder considering dissenting, you should consult your own legal advisor.

To exercise dissenters' rights, you must satisfy five conditions:

- you must be a shareholder of record on the record date set for your company's shareholders' meeting,

- you must not vote dissenting shares in favor of the merger,

- you must deliver a written demand for "fair cash value" of the dissenting shares within 10 days of the vote on the merger,

- if your company requests, you must send to it within 15 days of its request, your stock certificates so that a legend may be added stating that a demand for "fair cash value" has been made, and

- within three months of your written demand to receive "fair cash value," you must file a complaint in court for a determination of the "fair cash value" or you and your company must have agreed on the "fair cash value."

The following is a more detailed description of the conditions you must satisfy to perfect dissenters' rights:

1. Must be a shareholder of record.

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(a) United Bancshares. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of December 10, 1999. If you have a beneficial interest in United Bancshares common shares that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

(b) Bank of Leipsic. To be entitled to dissenters' rights, you must be the record holder of the dissenting shares as of December 10, 1999. If you have a beneficial interest in Bank of Leipsic common shares that are held of record in the name of another person, you must act promptly to cause the shareholder of record to follow the steps described below.

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2. No vote in favor of the merger. You must not vote shares as to which you seek "fair cash value" in favor of the approval and adoption of the merger agreement and approval of the merger at the special shareholders meeting. This requirement will be satisfied:

- if a properly executed proxy is submitted with instructions to vote "against" the merger or to "abstain" from this vote,

- if no proxy is returned and no vote is cast at the special meeting in favor of the merger, or

- if you revoke a proxy and later "abstain" from or vote "against" the merger.

A vote "FOR" the merger is a waiver of dissenters' rights. A proxy that is returned signed but on which no voting preference is indicated will be voted in favor of the merger and will constitute a waiver of dissenters' rights. Failure to vote does not constitute a waiver of dissenters' rights.

3. Filing a written demand. You must serve a written demand for the "fair cash value" of dissenting shares upon United Bancshares, if you are a United Bancshares shareholder or Bank of Leipsic if you are a Bank of Leipsic shareholder on or before the tenth day after the shareholder vote approving the merger. Neither United Bancshares nor Bank of Leipsic will inform shareholders of the expiration of the ten-day period. Therefore you are advised to retain this document. The required written demand must specify your name and address, the number of dissenting shares held of record on the record date of the meeting and the amount claimed as the "fair cash value" of the dissenting shares. Voting against the merger is not a written demand as required by Section 1701.85 of the Ohio General Corporation Law.

4. Delivery of certificates for legending. If requested by United Bancshares, if you are a United Bancshares shareholder, or Bank of Leipsic, if you are a Bank of Leipsic shareholder, you must submit your certificates for dissenting shares to the company within 15 days after the company sends its request for endorsement on the certificates by the company of a legend that demand for fair cash value has been made. The certificates will be returned promptly to you by the company.

5. Petitions to be filed in court. If you and United Bancshares, if you are a United Bancshares shareholder, or Bank of Leipsic, if you are a Bank of Leipsic shareholder, cannot agree on the "fair cash value" of the dissenting shares, you must, within three months after service of your demand for "fair cash value," file complaint in the Court of Common Pleas of Putnam County, Ohio, for a determination of the "fair cash value" of the dissenting shares. The company is also permitted to file a complaint. The court, if it determines that you are entitled, will order that you be paid the "fair cash value" per share. The costs of the proceeding, including reasonable compensation to the appraisers, will be assessed as the court considers equitable. "Fair cash value" is the amount that a willing seller, under no compulsion to sell would be willing to accept, and that a willing buyer, under no compulsion to purchase, would be willing to pay. In no event will the "fair cash value" be in excess of the amount specified in the dissenting shareholder's demand. Fair cash value is determined as of the day before the special meeting. The amount of the "fair cash value" excludes any appreciation or depreciation in market value of your shares resulting from the merger. The "fair cash value" of your shares may be higher, the same, or lower than the market value of the common shares on the date of the merger.

Your right to be paid the "fair cash value" of the dissenting shares will terminate if:

- for any reason the merger does not become effective,

- you fail to make a timely written demand on United Bancshares, if you are a United Bancshares shareholder, or Bank of Leipsic, if you are a Bank of Leipsic shareholder,

- you do not, upon request of United Bancshares, if you are a United Bancshares shareholder, or Bank of Leipsic, if you are a Bank of Leipsic shareholder, timely surrender certificates for an endorsement of a legend until demand for the "fair cash value" of the dissenting shares has been made,

- you withdraw your demand, with the consent of the board of directors of United Bancshares, if you are a United Bancshares shareholder, or Bank of Leipsic, if you are a Bank of Leipsic shareholder, board of directors, or

- United Bancshares, if you are a United Bancshares shareholder, or Bank of Leipsic, if you are a Bank of Leipsic shareholder, and you have not come to an agreement as to the fair cash value of the dissenting shares and you have not filed a complaint.

From the time you make your demand your rights as a shareholder shall be suspended. If your company pays cash dividends during the suspension, dissenting shareholders will receive an equal amount of cash, but the amount of the "fair cash value" will be reduced by the amount paid. If the right to receive "fair cash value" is terminated, all rights with respect to dissenting shares will be restored to you. Any distribution that would have been made to you had you not made a demand will be made at the time of the termination.

If holders of United Bancshares common shares exercise appraisal rights representing 5% or more of the value of United Bancshares common shares to be received by Bank of Leipsic shareholders, the ability of the merger to qualify as a pooling of interests for accounting and financial reporting purposes may be adversely affected. This 5% threshold may be reduced or increased. The qualification of the merger for pooling of interests accounting is a condition of our obligation to effect the merger.

If holders of Bank of Leipsic common shares exercise appraisal rights representing 5% or more of the value of Bank of Leipsic common shares to be received by United Bancshares shareholders, the ability of the merger to qualify as a pooling of interests for accounting and financial reporting purposes may be adversely affected. This 5% threshold may be reduced or increased. The qualification of the merger for pooling of interests accounting is a condition of our obligation to effect the merger.

The foregoing constitutes a brief description of the rights of dissenting shareholders and does not purport to be a complete statement of such rights or the procedures to be followed by shareholders desiring to receive the value of their shares. Each shareholder who may desire to receive the value of his or her shares should consult Sections 1115.19 and 1701.85 of the Ohio Revised Code and strictly adhere to all of the provisions thereof. A copy of these sections is appended hereto as Appendix F and the discussion herein concerning the rights of dissenting shareholders is qualified in its entirety by reference to these sections.

Comparative Rights of Shareholders

General

After the merger, shareholders of Bank of Leipsic will become shareholders of United Bancshares. Their rights will then be governed by the United Bancshares articles of incorporation, the United Bancshares regulations, Ohio corporate law and certain federal regulatory requirements. Presently, Bank of Leipsic shareholders' rights are governed by the Bank of Leipsic articles of incorporation, the Bank of Leipsic regulations, Ohio corporate law and Ohio banking law. Because Bank of Leipsic is a state bank organized under Ohio law, while United Bancshares is a general business corporation formed under Ohio corporate law, there will be certain minor differences in the respective rights of the shareholders, which are described below.

The following summary is not a complete statement of all differences between the rights of holders of United Bancshares common shares and Bank of Leipsic common shares. The summary discusses differences between the Bank of Leipsic articles of incorporation and regulations and the United Bancshares articles of incorporation and regulations. This summary is qualified by the full text of each document and Ohio corporate law and Ohio banking law.

Dividends

Under Ohio corporate law, dividends may be declared by United Bancshares and paid from its surplus. However, no dividend may be paid at any time that United Bancshares is insolvent or when there is reasonable ground to believe that by such payment it would be rendered insolvent. Dividends which may be declared by Bank of Leipsic are governed by Ohio banking law, which limits the amounts available for payment of dividends to net profits. The ability of Bank of Leipsic to pay dividends to United Bancshares following the merger will be governed by the same considerations which currently control the declaration of dividends by Bank of Leipsic.

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Subject to the foregoing discussion and to the discretion of the United Bancshares board of directors, it is expected that cash dividends of United Bancshares after the merger will be paid on approximately the same basis as Bank of Leipsic presently pays cash dividends. Funds for the payment of dividends by United Bancshares will be obtained from dividends paid to United Bancshares by Bank of Leipsic and Union Bank.

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Following the merger, no shareholder whose shares of Bank of Leipsic common stock have been converted into shares of United Bancshares common stock by reason of the merger will be entitled to receive any dividends or other distributions with respect to such United Bancshares shares until his or her Bank of Leipsic stock certificates are exchanged for United Bancshares stock certificates. However, when the exchange of certificates is made, the dividends or other distributions previously withheld will be paid without interest. Within a reasonable period of time after the merger, materials will be furnished to assist shareholders in effecting the exchange.

Preemptive Rights

If additional shares of Bank of Leipsic common stock are to be sold, Bank of Leipsic shareholders have the right under Ohio banking law to subscribe for such additional shares in proportion to the number of shares of Bank of Leipsic common stock then owned by them. Under Ohio corporate law, United Bancshares shareholders have the same right.

Cumulative Voting

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The articles of incorporation of United Bancshares does not prohibit cumulative voting and under Ohio corporate law, shareholders are entitled to cumulate votes in the election of directors. The articles of incorporation of Bank of Leipsic do not provide for cumulative voting; therefore, under Ohio banking law, shareholders are not entitled to cumulate votes in the election of directors.

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Par Value

The common stock of Bank of Leipsic is par value stock and the common stock of United Bancshares is no par value stock. The par value of stock serves to fix a minimum subscription or original issue price for each share of par value stock. In the case of Bank of Leipsic, Ohio law provides that any consideration paid for non-treasury, original issue par value shares may not be less than the par value of the shares. Par value is also used to set the stated capital of a corporation. The stated capital of a corporation with par value stock may not be less than the par value of each class of its outstanding shares times the total number of shares of each class outstanding. On the other hand, no par value stock may be issued by a corporation at any price, with no stated minimum subscription or issuance price. A share of no par value stock does not purport to represent any stated proportionate interest in the capital of a corporation and the issuance of such shares does not in itself increase stated capital.

Repurchase of Shares

Under Ohio banking law, an Ohio state-chartered bank may repurchase shares of its capital stock only under certain limited circumstances, all of which require the written approval of the Ohio Division of Financial Institutions. As permitted under Ohio corporate law, and subject to federal regulatory limitations, United Bancshares may redeem, purchase, or contract to purchase its shares for such prices and upon and subject to such terms and conditions as the board of directors may determine, when authorized by the vote of a majority of the board of directors, without the action or approval of the United Bancshares shareholders. However, United Bancshares may not repurchase its shares if immediately after the purchase its assets would be less than its liabilities plus stated capital, if the corporation is insolvent, or if there is reasonable ground to believe that by such purchase it would be rendered insolvent. Further, the Federal Reserve prohibits United Bancshares from expending more than 10% of its net worth in any 12 month period for the purpose of repurchasing its stock.

The market for Bank of Leipsic shares has been somewhat limited. The most significant advantage of the ability of United Bancshares to repurchase its own shares is that United Bancshares is able to facilitate the market for its shares. For example, United Bancshares is able to purchase shares from the estates of deceased shareholders and from shareholders who desire to sell their shares but have been unable to locate purchasers, in situations management deems appropriate. An important disadvantage of this ability is that United Bancshares management can purchase shares during or in anticipation of a proxy contest or other hostile takeover attempt from shareholders who might otherwise favor the proposed action and thus render the proxy contest or other takeover attempt less likely to succeed, thereby insulating incumbent management.

Number of Directors

The United Bancshares regulations provide that the number of directors may not be less than five nor more than 25. The United Bancshares board of directors currently consists of five directors. The number of directors is determined by resolution of a majority of the United Bancshares board of directors or by resolution of the United Bancshares shareholders at any annual or special meeting. The United Bancshares board of directors may not increase the membership of the board by more than two members between annual meetings of the shareholders.

The Bank of Leipsic regulations provide that the board of directors will consist of not less than five nor more than seven members. The Bank of Leipsic board of directors currently consists of seven directors. The exact number of directors is determined by a majority vote of the Bank of Leipsic shareholders at an annual meeting or special meeting called for such purpose.

Removal of Directors

The United Bancshares articles of incorporation and regulations do not address the removal of directors. Therefore, removal is governed by Ohio corporate law. Ohio corporate law provides that all of the directors or any individual director may be removed from office by a majority vote of the shareholders of a corporation, except that, unless all of the directors are removed, no individual director may be removed if the votes of a sufficient number of shares are cast against removal that, if cumulatively voted at an election of all the directors would be sufficient to elect at least one director. The United Bancshares regulations provide that, except for two directors, Thomas Erhart and Carl McCrate, a director is not eligible for election or re-election once he or she reaches the age of 72.

The Bank of Leipsic regulations provide that the shareholders may remove any director or the entire board of directors from office by a majority vote of the shareholders qualified to vote at a meeting for the election of directors.

Vacancies

The regulations of United Bancshares and Bank of Leipsic provide that a vacancy in the board of directors may be filled by the vote of a majority of the remaining directors. Any director so elected shall serve for the remainder of the unexpired term.

Special Meetings

The regulations of United Bancshares and Bank of Leipsic provide that a special meeting of shareholders may be called by the chairman of the board of directors, the president, a majority of the directors acting with or without a meeting, or by any three or more shareholders owning, in the aggregate, not less than 25% of the stock of the corporation.

The regulations of United Bancshares and Bank of Leipsic permit the taking of action by the shareholders by written consent of all shareholders without a meeting and permit amending the regulations by the written consent of holders of two-thirds of the common stock of the corporation.

Advance Notice Provisions For Shareholder Nominations

The regulations of United Bancshares permit shareholders to nominate persons for election to the board of directors at a meeting of shareholders if the shareholders are entitled to vote for the election of directors at the meeting and comply with certain notice procedures. A shareholder must nominate a director by giving timely notice in writing to the secretary of the corporation. To be timely, a notice must be received at the principal executive offices of the corporation not less than 14 days nor more than 50 days prior to the meeting. However, if less than 65 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received no later than the seventh day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

The Bank of Leipsic regulations set forth a similar procedure for shareholder nominations of directors. However, the Bank of Leipsic regulations require that notice by the shareholder be received by the corporation no later than the seventh day following the day on which notice of the date of the meeting was mailed, if less than 21 days notice of the date of the meeting is given to the shareholders.

Amendments to Charter Documents

Ohio corporate law permits shareholders of a corporation to amend its articles of incorporation by a two-thirds vote. The articles of incorporation of United Bancshares and Bank of Leipsic do not alter this Ohio corporate law provision.

The regulations of United Bancshares and Bank of Leipsic may be amended or repealed at any meeting of shareholders by a majority vote of the shareholders or without a meeting by the written consent of shareholders owning two-thirds of the shares of the corporation.

Mergers, Acquisitions and Other Transactions

Under applicable law, a two-thirds vote of the Bank of Leipsic shareholders is required with respect to a merger or consolidation of Bank of Leipsic with another bank or the sale of all or substantially all of the assets of Bank of Leipsic.

The United Bancshares articles of incorporation provide for a special "supermajority" voting requirement, subject to certain exceptions, with respect to:

(1) any merger or consolidation of United Bancshares or any subsidiary with or into any other corporation or entity;

(2) any sale, lease, transfer, exchange, mortgage, pledge or other disposition of all or substantially all of the assets of United Bancshares or any subsidiary to or with any other corporation, person or other entity; or

(3) the issuance or transfer by United Bancshares or any subsidiary of any voting securities of United Bancshares or any subsidiary to any other corporation, person or other entity in exchange for assets or securities or a combination thereof.

Any such transaction must be approved by the vote of shareholders owning at least 80% of the outstanding shares of United Bancshares common stock entitled to vote in the election of directors, if the other party is, or within the preceding 12 months has been, the beneficial owner of 5% or more of the outstanding shares of United Bancshares common stock. However, there are certain exceptions to the applicability of this supermajority voting requirement. Specifically, it does not apply if the other party is a corporation and a majority of the outstanding shares of all classes of such corporation's voting capital stock are owned by United Bancshares or its subsidiaries. The voting requirement also does not apply if the United Bancshares board of directors has approved an agreement in principle with the other party substantially consistent with the proposed transaction and a majority of those members of the board of directors voting in favor of the transaction were members of the board prior to the time the other party became the beneficial owner of 5% or more of the outstanding shares of common stock.

The affirmative vote of shareholders owning at least 80% of the outstanding shares of United Bancshares common stock is also required for the adoption of any plan for the dissolution of the corporation if the board of directors has not unanimously recommended to the shareholders the adoption of such plan for dissolution. If the board of directors has recommended the plan to the shareholders, the provisions of Ohio corporate law will apply.

The United Bancshares board of directors is expressly authorized to determine, for the purpose of applying the supermajority voting requirement, on the basis of information then known to it, whether:

(1) any other corporation, person or other entity beneficially owns 5% or more of the outstanding shares of stock of United Bancshares entitled to vote in the election of directors, and

(2) the agreement in principle referred to above is substantially consistent with the transaction to which it relates. Any such determination by the board of directors shall be conclusive and binding for all purposes.

The provision described above has the general effect of discouraging, or rendering more difficult, unfriendly takeover or acquisition attempts. Consequently, such a provision is beneficial to current management in an unfriendly takeover attempt but would have an adverse effect on shareholders who might wish to participate in such a transaction. However, management believes that such a provision is advantageous to shareholders in that it requires a higher level of shareholder participation and consent than currently would be required for Bank of Leipsic actions and therefore is anticipated to increase the discussion and understanding of the shareholders of any such proposal.

Transactions With Interested Shareholders

Ohio law contains statutes that delay or prevent unsolicited third party takeover attempts. These statutes encourage an acquiring company to negotiate seriously with a target company's board of directors in advance of a takeover attempt.

Merger Moratorium Statute. Chapter 1704 of the Ohio Revised Code, the Ohio Merger Moratorium Statute, applies to United Bancshares and Bank of Leipsic.

The Ohio Merger Moratorium Statute governs business combinations and other transactions between an Ohio public company and an interested shareholder. An interested shareholder is a person who beneficially owns or has the right to vote 10% or more of a company's outstanding shares and who acquired the shares or voting rights without the prior approval of its board of directors.

For three years after a person becomes an interested shareholder, the following transactions between the company and the interested shareholder or persons related to that shareholder are prohibited:

- the sale or acquisition of any interest in assets,

- mergers and similar transactions,

- a voluntary dissolution,

- the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the company's outstanding shares,

- a transaction that increases the interested shareholder's proportionate ownership of the company, and

- any other benefit that is not shared proportionately by all shareholders.

After three years, transactions between the company and an interested shareholder generally require:

- approval by at least two-thirds majority shareholder vote, including a majority of shares not owned or controlled by the interested shareholder, or

- satisfaction of the statutory fair price requirements that apply to shares held by persons other than the interested shareholder.

Ohio Control Share Acquisition Act. Section 1701.831 of the Ohio Revised Code, the Ohio Control Share Acquisition Act, applies to United Bancshares and Bank of Leipsic.

The Ohio Control Share Acquisition Act prohibits a person from acquiring specific percentages of the voting power of an Ohio company, beginning at 20%, unless that person delivers a disclosure statement to the company. The company must then call a shareholders meeting within ten days after delivery of the statement, generally to be held within 50 days after delivery of the statement.

The person may make the acquisition within 360 days if it is approved at the shareholders meeting by a majority of:

- the voting power present, and

- the voting power present excluding interested shares which are defined as shares held by the person, officers or inside directors of the company.

A quorum must be present at the meeting, meaning a majority of the voting power of the company in the election of directors.

A company's articles or regulations may provide that the section does not apply. Neither United Bancshares nor Bank of Leipsic has opted out of Section 1701.831 of the Ohio Revised Code.

Profit Recapture Provision. Section 1707.043 of the Ohio Revised Code applies to United Bancshares and Bank of Leipsic. This section provides that:

(1) if a shareholder disposes of an Ohio company's stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the company;

(2) then, the company may recover the profit unless the shareholder proves in court that:

- its sole purpose in making the proposal was to acquire control of the company and it had reasonable grounds to believe it would succeed,

- it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss, and

- the proposal did not have a material adverse effect on the price or trading volume of the shares.

Consideration of Other Constituencies

Ohio corporate law provides that in determining what a director reasonably believes to be in the best interests of the corporation a director must consider the interests of the corporation's shareholders. The director also may consider the interests of the corporation's employees, suppliers, creditors and customers, the economy of the State of Ohio and the U.S., community and societal considerations and the long-term as well as the short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Liability and Indemnification of Directors

Ohio corporate law provides, with limited exceptions, that a director may be held liable in damages for acts or omissions as a director only if it is proved by clear and convincing evidence that the director undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interests.

The indemnification provisions of Ohio corporate law require indemnification of a director who has been successful on the merits or otherwise in defense of any action that he or she was a party to because he or she is or was a director of the corporation. The indemnification authorized by Ohio corporate law is not exclusive and is in addition to any other rights granted to directors.

The United Bancshares articles of incorporation provide for indemnification of present and past directors, officers, employees and agents, and such other persons as it has the power to indemnify, to the full extent permitted by Ohio corporate law. This indemnity covers all expenses actually and necessarily incurred by that person and against judgments, decrees, fines, penalties or amounts paid in settlement, in connection with the defense of any pending or threatened criminal or civil action to which that person is or may be made a party by reason of being or having been a director, officer, employee or agent. This indemnity is conditioned on:

- the person being adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his or her duty to the corporation,

- the person being determined to have acted in good faith in what he or she reasonably believed to be the best interest of the corporation, and

- in any manner the subject of a criminal action, the person being determined to have had no reasonable cause to believe that his or her conduct was unlawful.

The indemnification of directors, officers, employees or agents by Bank of Leipsic is also governed by Ohio corporate law.

Management and Operations After the Merger

After the merger, James N. Reynolds, the chairman of the Bank of Leipsic board of directors will be elected to and become the chairman of the United Bancshares board of directors. E. Eugene Lehman, the current President of United Bancshares and chairman of the Union Bank board of directors will remain on the United Bancshares board and will continue to be the president of United Bancshares. At the annual meeting of United Bancshares shareholders held in April, 1999, the United Bancshares board of directors was set at five persons in accordance with the regulations of United Bancshares. Just prior to the special meeting, John Williams will resign as a United Bancshares director. At the United Bancshares special meeting, a proposal will be submitted to the shareholders to increase the board of directors to eight persons. To fill the vacancies resulting from these newly created directorships and the vacancy created by the resignation of Mr. Williams, United Bancshares has agreed in the Agreement and Plan of Reorganization to appoint four Bank of Leipsic directors as directors of United Bancshares. The four new directors are expected to be:

James N. Reynolds

Joe S. Edwards

H. Edward Rigel

William R. Perry

The executive officers of United Bancshares following the merger will be as follows:

E. Eugene Lehman, President

Carl L. McCrate, Secretary/Treasurer

Bonita Selhorst, Assistant Secretary/Assistant Treasurer

In addition, after the merger, the directors and officers of Bank of Leipsic will be the same as prior to the merger.

The following table sets forth information as to each person who currently serves as a director of United Bancshares and the four new designated directors all of whom will be directors of United Bancshares following the merger, as well as to the share ownership of all such directors and officers as a group. The number of shares listed for each person includes shares held in the names of spouses, minor children, certain relatives, trusts or estates whose share ownership rules of the Securities and Exchange Commission, is to be aggregated with that of the director or officer whose stock ownership is shown.

Name and Principal Occupation During Past Five Years	Age	Position with United Bancshares/ Bank of Leipsic	Years Served as Director with Bank and/ or Holding Co.	Shares of Common Stock of United Bancshares/Bank of Leipsic Beneficially Owned on September 30, 1999	Percentage of Ownership	Shares of Common Stock of United Bancshares to be Beneficially Owned after the Merger	Percentage of Ownership
United Bancshares:
Thomas Erhart Retired/Insurance Agency	72	Director, Chairman of the Board	38	47,678 shares	3.60%	47,678 shares	1.98%
E. Eugene Lehman Banking	57	Director, President	10	47,528 shares(1)	3.59%	47,528 shares(1)	1.97%
Carl L. McCrate Retired/Hardware Retailing	73	Director, Secretary/ Treasurer	21	22,644 shares	1.71%	22,644 shares	.94%
Daniel Schutt President of The Union Bank	51	Director	1	16,139 shares(2)	1.22%	16,139 shares(2)	.67%
John O. Williams Retired/Trucking	70	Director	27	3,689 shares	.28%	3,689 shares	.15%
All Officers and Directors of United Bancshares as a group prior to the merger (10 persons)				181,321 shares(3)	13.69%	181,321 shares(3)	7.53%
Bank of Leipsic:
James N. Reynolds Banking	61	Chairman, Director	34	1,040 shares	5.20%	56,420 shares	2.34%
Joe S. Edwards, Jr. Investor/Attorney	56	Director	22	3,412 shares	17.06%	185,101 shares	7.68%
H. Edward Rigel Farmer	56	Director	20	280 shares	1.40%	15,190 shares	.63%
William R. Perry Farmer	40	Director	9	521 shares	2.60%	28,264 shares	1.20%

(1) Reflects 32,649 shares granted by option to Mr. Lehman. Such options are fully vested.

(2) Reflects 15,989 shares granted by option to Mr. Schutt. Such options are fully vested.

(3) Reflects 89,363 shares granted by option to various members of the group. Such options are fully vested.

Executive Compensation

The following table sets forth the compensation paid by United Bancshares on a consolidated basis in 1998 to the Chief Executive Officer. No other officer's total compensation exceeded $100,000 for the year ended December 31, 1998.

Summary Compensation Table

Long-Term Compensation
		Annual Compensation			Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(4)	Restricted Stock Award(s)	Securities Underlying Options/SAR's	LTIP Payouts	All Other Compensation
Chief Executive Officer - E. Eugene Lehman	1998 1997 1996	$84,89692,690 76,845	$10,500 20,402 -	-	-	-	-	$25,415(2) 26,083(2) 21,105(2)

President and Chief Operating Officer of Union Bank- Daniel W. Schutt	1998(5)	$43,269	$23,000	$2,944(1)	-	-	-	$9,612(3)

(1) The amount reflected as "Other Annual Compensation" for Mr. Schutt represents the value of personal use of a corporate automobile.

(2) Amounts included as "All Other Compensation" for Mr. Lehman consist of a discretionary contribution to the 401(k) plan; a matching contribution to the 401(k) plan; and an accrual to the Company's supplemental employee retirement plan.

(3) Amounts included as "All Other Compensation" for Mr. Schutt consist of a discretionary contribution to the 401(k) plan; a matching contribution to the 401(k) plan; and an accrual to the Company's supplemental employee retirement plan.

(4) Benefits classified as Other Annual Compensation that did not exceed the lesser of $50,000 or 10% of the Named Executive's annual salary and bonus are not reported.

(5) Mr. Schutt's employment with the Corporation began July 1, 1998.

Aggregated Option/SAR Exercises in 1998 and December 31, 1998 Option/SAR Value
Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SAR's at December 31, 1998	Value of Unexercised in-the-Money Options/SAR's at December 31, 1998
CEO - E. Eugene Lehman			32,649	$321,853
Bank President - Daniel W. Schutt			42,121	$163,684

The aggregate cash compensation paid to all seven executive officers of United Bancshares and its subsidiary during the year ended December 31, 1998 was $487,834, which includes amounts paid in employee benefits on behalf of each employee.

The board of directors of United Bancshares generally meets quarterly for a total of four meetings per year. The board of directors meets more often, if necessary. Inside directors are not compensated for their service as directors beyond their salaries from United Bancshares or Union Bank. Directors do not receive compensation for attending United Bancshares board meetings. United Bancshares has an established policy of providing benefits to executive officers. The benefits include health, life and disability insurance for the executive officers. The directors are permitted to defer their directors fees, and United Bancshares has an insurance policy to cover such deferral. In June, 1994, the directors also received a one-time grant of nonstatutory stock options pursuant to United Bancshares' Incentive Stock Option and Nonstatutory Stock Option Plan. The market value of the options at the date of grant was $53,460 for each director. Of the options granted, all but two directors have fully exercised the options. Each incumbent director attended at least 90% of the total number of board meetings and over half of the directors attended over 100% of the total number of meetings.

Benefit Plans

United Bancshares has in place an Incentive Stock Option and Nonstatutory Option Plan which was approved by the shareholders in April, 1995, for the purpose of attracting and retaining key officers, employees and directors. The plan provides for the grant of both incentive stock options, non-qualified stock options and stock appreciation rights.

The maximum number of shares that may be optioned under the plan was originally 17,120. Due to subsequent stock splits and stock dividends, this number would be equivalent to 232,415 shares of current stock. As of September 30, 1999, United Bancshares has granted options for all of these shares. Certain of the grants have been exercised; remaining exercisable options of 135,258 shares are still issued and outstanding.

The plan is administered by the Stock Option Plan Committee, which consists of the following three members: Thomas J. Erhart, Jane E. Gettman and E. Eugene Lehman. The committee is appointed by the United Bancshares board of directors. The committee is responsible to the board of directors for the operation and administration of the plan and makes recommendations to the board of directors with respect to those who should participate in the plan and the extent of that participation.

Under the plan, the board, upon the recommendation of the committee, was permitted to grant nonstatutory stock options to any director and incentive stock options or nonstatutory stock options to any officer, key executive, administrative or other employee of the company. The board was also permitted to grant stock appreciation rights to any participant receiving options.

The options granted are evidenced by a stock option agreement which may not be the same for participants granted options at different times. The option agreements may contain conditions regarding employment and noncompetition terms. The terms of the options provide that no option is exercisable prior to one year nor after ten years from the date of the grant of the option.

United Bancshares, Inc.

Managements Discussion And Analysis

of Financial Condition And Results of Operations

Introduction

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report.

Lines of Business

United Bancshares, through its wholly-owned subsidiary, Union Bank, operates a single line of business. Union Bank is a full service bank chartered under the laws of the State of Ohio and offers a broad range of loan and deposit products to business and individual customers.

Net Interest Income

Net interest income, the difference between interest earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the most significant component of Union Bank's earnings. Net interest income is affected by changes in the volume and rates of interest-earning assets and interest-bearing liabilities and volume of interest-earning assets funded with low cost deposits, noninterest-bearing deposits and shareholders' equity.

The following table reflects the components of Union Bank's net interest income, setting forth, for each of the two years in the period ended December 31, 1998:

(1) average assets, liabilities, and shareholders' equity,

(2) interest income earned on interest-earning assets and interest expense incurred on interest-bearing liabilities,

(3) average yields earned on interest-earning assets and average rates incurred on interest-bearing liabilities,

(4) the net interest margin (i.e., the average yield earned on interest-earning assets less the liabilities), and

(5) the net yield on interest-earning assets (i.e., net interest income divided by average interest-earning assets). Rates are computed on a tax equivalent basis. Non-accrual loans have been included in the average balances.

Average Balance Sheets with Resultant Interest and Rates

	Nine Months Ended September 30, 1999			Nine Months Ended September 30, 1998
(Tax equivalent basis, in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets Interest-earning assets: Federal funds sold Securities - Taxable Tax exempt Total securities	$ 994.3 13,249.2 13,701.1 26,950.3	$34.7 673.6 778.1 1,451.7	4.67% 6.80% 7.59% 7.20%	$855.0 14,433.6 14,392.9 28,826.5	$31.1 763.9 840.8 1,604.7	4.86% 7.08% 7.81% 7.44%
Loans - Total interest-earning assets Cash and due from banks Allowance for loan losses Other assets Total Assets	118,340.0 146,284.6 3,056.2 (1,170.2) 7,075.8 $155,246.4	7,553.5 9,039.9	8.53% 8.26%	92,334.3 122,015.8 2,477.2 (1,140.6) 6,654.1 $130,006.5	6,229.5 7,865.3	9.02% 8.62%
Liabilities and Shareholders Equity

Interest-bearing liabilities -

Savings, money market and interest

bearing checking

Time deposits

Total interest-bearing deposits

Other borrowed funds

Total interest-bearing liabilities

	$ 31,925.1 97,995.1 129,920.2 4,847.5 134,767.7	606.1 3,774.1 4,380.2 199.6 4,579.8	2.54% 5.15% 4.51% 5.51% 4.54%	$29,484.1 78,389.3 107,873.4 3,880.0 111,753.4	626.2 3,298.6 3,924.8 180.8 4,105.6	2.84% 5.63% 4.86% 6.23% 4.91%
Noninterest bearing deposits

Other liabilities

Shareholders equity

Total Liabilities and Shareholders Equity

Net interest income (tax-equivalent basis)

Tax-equivalent basis adjustment

Net interest income

Net interest income as a percent of interest-earning

assets (tax-equivalent basis)

	9,845.1 715.0 9,918.6 $155,246.4	4,460.1 (263.5) $4,196.6	3.72% 4.08%	8,716.6 764.0 8,772.5 $130,006.5	3,759.7 (280.5) $3,479.2	3.71% 4.12%

	Year of 1998			Year of 1997
(Tax equivalent basis, in thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets Interest-earning assets: Federal funds sold Securities - Taxable Tax exempt Total securities	$ 1,094.5 14, 242.5 15,491.9 29,734.4	$58.3 999.9 1,172.7 2,172.6	5.33% 7.02% 7.57% 7.31%	$683.1 18,811.9 7,485.8 26,297.7	$36.8 1,374.7 596.8 1,971.5	5.39% 7.31% 7.97% 7.50%
Loans - Total interest-earning assets Cash and due from banks Allowance for loan losses Other assets Total Assets	94,389.3 125,218.2 2,542.2 (1,159.3) 6,645.4 $133,246.5	8,567.2 10,798.1	9.08% 8.62%	81,895.1 108,875.9 2,071.3 (1,015.4) 4,465.0 $114,396.8	7,457.1 9,465.4	9.11% 8.69%
Liabilities and Shareholders Equity

Interest-bearing liabilities -

Savings, money market and interest

bearing checking

Time deposits

Total interest-bearing deposits

Other borrowed funds

Total interest-bearing liabilities

	$ 30,243.4 80,068.0 110,311.4 3,995.5 114,306.9	842.1 4,474.7 5,316.8 239.9 5,556.7	2.78% 5.59% 4.82% 6.00% 4.86%	$29,778.9 65,449.5 95,228.4 4,188.8 99,417.2	870.6 3,753.4 4,624.0 256.3 4,880.3	2.92% 5.73% 4.86% 6.12% 4.91%
Noninterest bearing deposits

Other liabilities

Shareholders equity

Total Liabilities and Shareholders Equity

Net interest income (tax-equivalent basis)

Tax-equivalent basis adjustment

Net interest income

Net interest income as a percent of interest-earning

assets (tax-equivalent basis)

	9,061.2 832.8 9,045.6 $133,246.5	5,241.4 (392.9) $4,848.5	3.76% 4.19%	6,891.0 632.8 7,455.8 $114,396.8	4,585.1 (187.1) $4,398.0	3.78% 4.21%

The following Rate/Volume Table presents an analysis of the impact on interest income and interest expense resulting from changes in average volumes and rates over the past two years. Changes that are not due to volume or rate have been allocated proportionally to both, based on their relative absolute values.

Rate/Volume Tables

	Amount of Increase (Decrease)
	Nine Months Ended September 30, 1999 vs. Nine Months Ended September 30, 1998			Nine Months Ended September 30, 1998 vs. Nine Months Ended September 30, 1997
	Due to Change in			Due to Change in
(Tax equivalent basis, in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest Income - Loans Securities - Taxable Tax exempt	$1,524.9 (61.1) (39.7)	$(200.9) (29.3) (23.0)	$1,324.0 (90.4) (62.7)	$840.3 (226.8) 432.4	$(54.8) 10.2 (25.0)	$785.5 (216.6) 407.4
Total Securities	(100.8)	(52.3)	(153.1)	205.6	(14.8)	190.8
Federal Funds Sold	4.8	(1.2)	3.6	5.6	(2.7)	2.9
Total Interest Income	1,428.9	(254.4)	1,174.5	1,051.5	(72.3)	979.2
Interest Expense - Deposits - Savings, money market and interest bearing checking Time deposits	(71.4) (718.6)	91.4 243.2	20.0 (475.4)	(2.9) (595.9)	15.6 40.4	12.7 (555.5)
Total Deposits	(790.0)	334.6	(455.4)	(598.8)	56.0	(542.8)
Other borrowed funds	(35.2)	16.5	(18.7)	27.7	(4.8)	22.9
Total Interest Expense	(825.2)	351.1	(474.1)	(571.1)	51.2	(519.9)
Net Interest Income	$603.7	$96.7	$700.4	$480.4	$ (21.1)	$459.3

	Amount of Increase (Decrease)
	Year of 1998 vs. Year of 1997			Year of 1997 vs. Year of 1996
	Due to Change in			Due to Change in
(Tax equivalent basis, in thousands)	Volume	Rate	Total	Volume	Rate	Total
Interest Income - Loans Securities - Taxable Tax exempt	1,114.2 (321.1) 604.4	(4.1) (53.7) (28.5)	1,110.1 (374.8) 575.9	1,807.5 (342.0) (79.9)	(105.8) 194.7 (39.1)	1,701.7 (147.3) (119.0)
Total Securities	283.3	(82.2)	201.1	(421.9)	155.6	(266.3)
Federal Funds Sold	21.9	(0.4)	21.5	(12.7)	(7.7)	(20.4)
Total Interest Income	1,419.4	(86.7)	1,332.7	1,372.9	42.1	1,415.0
Interest Expense - Deposits - Savings, money market and interest bearing checking Time deposits	(13.9) (814.1)	42.4 92.8	28.5 (721.3)	(11.3) (1,035.2)	25.9 199.6	14.6 (835.6)
Total Deposits	(828.0)	135.2	(692.8)	(1,046.5)	225.5	(821.0)
Other borrowed funds	11.7	4.7	16.4	63.2	8.2	71.4
Total Interest Expense	(816.3)	139.9	(676.4)	(983.3)	233.7	(749.6)
Net Interest Income	$603.1	$53.2	$656.3	$389.6	$ 275.8	$665.4

Investment Portfolio

In addition to the information presented in Note B to the Financial Statements for the years ended December 31,1998 and 1997, the following information is set forth:

There are no investment securities of any single issuer where the aggregate carrying value of such securities exceeded 10% of shareholders equity, other than those of U.S. Treasury and U.S. Government agencies.

The following table shows the maturities and weighted average yields of United Bancshares' investment securities as of September 30,1999. The weighted average yields on income from tax exempt obligations of state and political subdivisions have been adjusted to a tax equivalent basis.

	Within		After 1 Year		After 5 Years
(Dollar amounts in thousands)	1 Year		But Within 5 Years		But Within 10 Years		After 10Years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Treasury and Agencies	-	-	$ 1,498.0	6.43%	$ 249.1	7.06%	$ 968.2	7.39%
State and Municipal	-	-	481.3	9.05%	80.0	8.41%	12,969.9	7.68%
Mortgage Backed	-	-	126.5	7.41%	1,183.6	8.13%	7,347.2	6.63%
Other	-	-	-	-	-	-	1,277.6	3.76%
Totals	$ -	-	$ 2,105.8	7.09%	$ 1,512.7	7.97%	$22,562.9	7.10%

Loan Portfolio

In addition to the information presented in Note C to the Financial Statements for the years ended December 31,1998 and 1997, the following information is set forth, as well as for September 30, 1999:

The amount of loans outstanding and the percent of the total represented by each type on the dates indicated were as follows:

(Dollar amounts in thousands)	September 30, 1999		December 31, 1998		December 31, 1997
Mortgage	$85,086.0	67.6%	$ 72,695.6	67.0%	$52,711.9	60.9%
Commercial	12,562.3	10.0%	9,789.0	9.0%	8,091.6	9.3%
Installment	17,148.3	13.6%	17,475.2	16.1%	18,512.8	21.4%
Agri/Business	5,274.9	4.2%	4,196.2	3.9%	4,736.5	5.5%
Home Equity	4,834.2	3.8%	3,523.0	3.2%	1,712.9	2.0%
Credit Cards	567.4	0.5%	633.1	0.6%	561.5	0.6%
Other	381.4	0.3%	183.1	0.2%	251.4	0.3%
Totals	125,854.5	100.0%	108,495.2	100.0%	86,578.6	100.0%
Less - Allowance for Credit Losses	(1,216.7)		(1,198.1)		(1,107.5)
Total Net Loans	$124,637.8		$107,297.1		$85,471.1

The following table shows the maturity and repricing schedule of loans outstanding as of September 30, 1999. Also, the amounts are classified according to their sensitivity to changes in interest rates:

(In thousands)	Within 1 Year	Within 5 Years	After 5 Years	Total
Fixed Rate	$ 2,524	$19,015	$14,367	$35,906
Variable Rate	23,984	60,757	5,153	89,894

The following table presents the aggregate amounts of non-performing loans on the dates indicated:

	September 30,	December 31,
(In thousands)	1999	1998	1997
Non-Accrual	$55.0	$ 539.00	$ 55.00
Contractually Past Due 90 Days or More as to Principal or Interest	790.0	305.00	739.00
Totals	$845.0	$ 844.00	$ 794.00
Non-Performing Loans to Total Loans	0.67%	0.78%	0.92%

Non-accrual loans are comprised principally of loans 90 days past due, as well as certain loans which are current but where serious doubt exists as to the ability of the borrower to comply with the repayment terms. Interest previously accrued on non-accrual loans and not yet paid is reversed and charged against the accrued interest receivable during the period in the which the loan is placed in a non-accrual status, except where United Bancshares has determined that such loans are adequately secured as to principal and interest. Interest earned thereafter is only included in income when actually received in cash. The amount of interest income collected and the amount of interest income that would have been recorded during 1998 on loans classified as non-accrual loans based on their original terms was determined to be insignificant.

As of September 30, 1999, in the opinion of management, United Bancshares did not have any concentration of loans to similarly situated borrowers exceeding 10% of total loans. There were no foreseeable losses relating to other interest-earning assets, except as discussed below.

Allowance for Loan Losses

	Nine Month Period Ended September 30,	Year of
(In thousands)	1999	1998	1997
Balance, beginning of period	$1,198.1	$1,107.5	$ 995.5
Provision charged to operating expenses	215.8	180.0	130.0
Loans charged off - Mortgage Commercial Installment Agri/Business Home Equity Credit Cards Other	84.2 54.8 106.0 - - 16.0 -	- 22.0 89.5 - - 14.5 -	- 38.7 180.8 - - 14.0 -
Total loans charged off	261.0	126.0	233.5
Recoveries - Mortgage Commercial Installment Agri/Business Home Equity Credit Cards Other	2.0 38.8 18.0 - - 5.0 -	- 22.6 13.5 - - 0.5 -	- 194.1 21.4 - - - -
Total recoveries	63.8	36.6	215.5
Net charge offs	197.2	89.4	18.0
Balance, end of period	$1,216.7	$1,198.1	$1,107.5
Loans - At end of period Average during year Net charge-offs to average loans outstanding Allowance for loan losses to - Total loans at end of period Non-performing loans	$125,855 118,340 0.17% 0.97% 144.16%	$108,495 94,389 0.09% 1.10% 141.95%	$ 86,579 81,895 0.02% 1.28% 139.48%

The provision for credit losses reflects management's determination regarding the adequacy of the allowance, based upon its analysis of the loan portfolio (including the increased size and change in the mix of the loan portfolio) and general economic conditions. In reviewing the adequacy of the year end allowance, management determined appropriate provisions of $215,750, $180,000, and $130,000 for the nine month period ended September 30, 1999, the year of 1998, and the year of 1997, respectively.

United Bancshares evaluates the adequacy of allowance for credit losses on a quarterly basis. The adequacy of the allowance is determined by evaluating potential losses in the loan portfolio. Evaluation of these potential losses includes a review of the current financial status and credit standing of borrowers and their prior history, an evaluation of available collateral, a review of loss experience in relation to outstanding loans, and management's judgment as to prevailing and anticipated economic conditions, among other relevant factors.

United Bancshares relies upon an independent review of the loan portfolio by an outside firm to assess United Bancshares' compliance with loan policies and procedures. These reviews, coupled with United Bancshares' internal review, provide the basis for determining the adequacy of the allowance for credit losses.

Deposits

The following table sets forth the average balances of and average rates paid on deposits for the periods indicated:

	Nine Months Ended September 30,		Years Ended December 31,
	1999		1998		1997
(In thousands)	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
Noninterest Bearing	$9,845.1	-	$ 9,061.2	-	$ 6,891.0	-
Interest Bearing Demand	12,644.9	1.92%	11,388.5	2.11%	10,108.2	2.17%
Savings	19,280.2	2.95%	18,854.9	3.19%	19,670.6	3.31%
Time	97,995.1	5.15%	80,068.0	5.59%	65,449.6	5.73%
Totals	$139,765.3	4.19%	$ 119,372.6	4.45%	$102,119.4	4.53%

The maturity distribution of time deposits as of September 30, 1999 was:

(In thousands)	Less than $100,000	$100,000 and Over
Three Months or Less	$30,592	$3,345
Over Three Months to Twelve Months	43,314	5,140
Over One Year to Five Years	13,482	1,507
Over Five Years	-	-
Total	$87,388	$9,992

Ratios

The following ratios reflect certain results and characteristics of United Bancshares for the indicated periods:

(Ratios for the nine month period ended September 30, 1999 are annualized, where appropriate)

	Nine Month Period Ended September 30,	Years Ended December 31,
	1999	1998	1997
Net income as a percentage of -
Average assets	0.86%	0.99%	1.21%
Average equity	12.93%	13.83%	18.28%
Cash dividends as a percentage of net income	26.35%	0.00%	0.00%
Average shareholders' equity as a percentage of average assets	6.39%	6.79%	6.52%

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Earnings Summary

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Consolidated net income for United Bancshares for the nine months ended September 30, 1999 was $993,000, compared with $968,000 for the nine months ended September 30, 1998. Consolidated net income for 1998 was $1.32 million, compared with $1.38 million in 1997 and $.33 million in 1996. Basic earnings per share were $0.84 per share for the nine months ended September 30, 1999, a decrease of 1.2% from $0.85 for the nine months ended September 30, 1998. Basic earnings per share were $1.14 in 1998, a decrease of 12.3% from $1.30 in 1997. The 1997 basic earnings per share results represented a 306.3% increase from $0.32 in 1996. Per share data has been adjusted to reflect the stock dividends paid in all three years as well as the four-for-one stock split declared in May 1998.

Results of Operations

Nine Months Ended September 30, 1999 Compared with Nine Months Ended September 30, 1998. Net interest income for the nine months ended September 30, 1999 was $4.2 million, an increase of $717,000 (20.6%) over the nine months ended September 30, 1998. The increase was primarily due to a 28.2% increase in the average balance of total loans. The average yield on loans declined to 8.53% compared to 9.02% for 1998. The average rate on interest-bearing liabilities declined to 4.54% from 4.91% in 1998. The combination of these factors resulted in the net interest margin on earning assets declining only slightly, to 4.08% in 1999 from 4.12% in 1998.

At September 30, 1999, total loans amounted to $125.9 million, an increase of 16.0% over the December 31, 1998 balance of $108.5 million. This increase was due to United Bancshares' loan origination efforts and the increased presence in the Lima market.

United Bancshares elects to sell in the secondary market a portion of the residential mortgage loans that it originates. These are primarily fixed rate loans and, typically, the servicing rights are retained. During the nine months ended September 30, 1999, gains of $55,400 were recognized on such sales, a decrease of 63.4% over the nine months ended September 30, 1998 amount of $151,400.

Securities available or sale totaled $24.9 million at September 30, 1999 which represented a decrease of $9.6 million (27.8%) from total securities of $34.5 million at December 31, 1998. As of September 30, 1999, all securities of United Bancshares were designated as available for sale. Available for sale securities represent those securities that United Bancshares may decide to sell if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with net unrealized appreciation/(depreciation) included as a separate component of shareholders' equity, net of tax. At September 30, 1999, this resulted in $826,000 as a net decrease in shareholders' equity.

Total deposits at September 30, 1999 were $141.2 million, an increase of $10.2 million (7.8%) over total deposits of $131.0 million at December 31, 1998. The increase is a result of cross-selling efforts with existing customers coupled with the increased expansion into the Lima market.

Other borrowings at September 30, 1999 were $8.7 million compared to $10.6 million at December 31, 1998. These borrowings were comprised of $6.7 million of FHLB advances, $1.7 million of Federal Funds Purchased, and $275,000 of other types. United Bancshares utilizes these alternative sources of funding to support its asset growth.

The allowance for loan losses at September 30, 1999 was $1.2 million (0.97% of total loans) compared to $1.2 million (1.10% of total loans) at December 31, 1998.

The provision for loan losses charged to operations was based on the amount of net losses incurred and management's estimation of future losses based on an evaluation of loan portfolio risk and current economic factors. The provision for loan losses was $216,000 for the nine months ended September 30, 1999 compared to $180,000 for the nine months ended September 30, 1998.

Total noninterest income decreased $116,000 to $622,000 for the nine months ended September 30, 1999 from $738,000 for the nine months ended September 30, 1998. Net gains from sales of securities decreased by $165,000 to $14,000 for the 1999 period compared to $179,000 for the 1998 period. For the same period, net gains on sales of loans decreased $96,000 to $55,000 for 1999 compared to $151,000 for 1998. Service charges on deposit accounts increased $52,000 to $274,000 for the nine months ended September 30, 1999 compared to $222,000 for the nine months ended September 30, 1998.

Total noninterest expense increased $489,000 (17.1%) to $3.3 million for the nine months ended September 30, 1999 from $2.8 million for the nine months ended September 30, 1998. Salaries and related costs increased $363,000 (25.8%) to $1.8 million for the nine months ended September 30, 1999 from $1.4 million for the nine months ended September 30, 1998. This increase resulted from annual merit increases, increased staffing needs caused by the additional expansion into the Lima market as well as additions to the executive area and technological support staff. Net occupancy costs, which includes buildings, equipment and furniture, increased $12,000 (3.6%) to $352,000 for the 1999 period from $340,000 in 1998. This increase resulted from the additional expansion into the Lima market as well as upgrades to various computer-related equipment.

Income tax expense for the nine months ended September 30, 1999 was $272,000, an increase of $52,000 (23.9%) from the nine month period ended September 30, 1998. This increase resulted primarily from an increase in income before income tax expense as well as a lower level of tax exempt income.

1998 Compared With 1997. Net interest income for 1998 was $4.85 million, an increase of $.45 million (10.2%) over 1997. The increase was primarily due to a 15.3% increase in the average balance of total loans. The average yield on loans declined to 9.08% compared to 9.11% for 1997. The average rate on interest-bearing liabilities declined to 4.86% from 4.91% in 1997. The combination of these factors resulted in the net interest margin on earning assets declining only slightly, to 4.19% in 1998 from 4.21% in 1997.

At December 31, 1998, total loans amounted to $108.5 million, an increase of 25.3% over the December 31, 1997 balance of $86.6 million. This increase was due to United Bancshares' loan origination efforts and the increased presence in the Lima market.

United Bancshares elects to sell in the secondary market a portion of the residential mortgage loans that it originates. These are primarily fixed rate loans and, typically, the servicing rights are retained. During 1998, gains of $171.5 thousand were recognized on such sales, an increase of 90.9% over the 1997 amount of $89.8 thousand.

Securities available for sale totaled $34.5 million at December 31, 1998 which represented an increase of $7.3 million (26.8%) from total securities of $27.2 million at December 31, 1997. As of December 31, 1998, all securities of United Bancshares were designated available for sale. Available for sale securities represent those securities that United Bancshares may decide to sell if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with net unrealized appreciation/(depreciation) included as a separate component of shareholders' equity, net of tax. At December 31, 1998, this resulted in $304.0 thousand as a net increase in shareholders' equity.

Total deposits at December 31, 1998 were $131.0 million, an increase of $23.1 million (21.5%) over total deposits of $107.8 million at December 31, 1997. The increase is a result of cross-selling efforts with existing customers coupled with the increased expansion into the Lima market. Other borrowings at December 31, 1998 were $10.6 million compared to $3.3 million at December 31, 1997. These borrowings were comprised of $8.4 million of FHLB advances and $2.2 million of federal funds purchased. United Bancshares utilizes these alternative sources of funding to support its asset growth.

The allowance for loan losses at December 31, 1998 was $1.2 million (1.10% of total loans) compared to $1.1 million (1.28% of total loans) at December 31, 1997.

The provision for loan losses charged to operations was based on the amount of net losses incurred and management's estimation of future losses based on an evaluation of loan portfolio risk and current economic factors. The provision for loan losses was $180 thousand in 1998 compared to $130 thousand in 1997.

Total noninterest income increased $500 thousand to $1.003 million in 1998 from $503 thousand in 1997. Net gain on sales of securities increased $335 thousand to $357 thousand in 1998 as compared to $22 thousand in 1997. Net gains on sales of loans increased $82 thousand to $171 thousand in 1998 as compared to $89 thousand in 1997. Service charges on deposit accounts increased $67 thousand to $338 thousand in 1998 as compared to $271 thousand in 1997.

Total noninterest expense increased $1.0 million (33.3%) to $4.0 million in 1998 from $3.0 million in 1997. Salaries and related costs increased $510 thousand (32.1%) to $2.1 million in 1998 from $1.6 million in 1997. This increase resulted from annual merit increases, increased staffing needs caused by the additional expansion into the Lima market as well as additions to the executive area and technological support staff. Net occupancy costs, which includes buildings, equipment and furniture, increased $161 thousand (41.3%) to $552 thousand in 1998 from $391 thousand in 1997. This increase resulted from the additional expansion into the Lima market as well as upgrades to various computer-related equipment.

Income tax expense for 1998 was $302 thousand, a decrease of $49 thousand (14.1%) from 1997. This decrease resulted from a decrease in income before income tax expense as well as a greater investment in tax-exempt securities.

Results of Operations

1997 Compared With 1996. Net interest income for 1997 was $4.40 million, an increase of $.72 million (19.6%) over 1996. The increase was primarily due to a 28.8% increase in the average balance of total loans. The average yield on loans decreased to 9.11% compared to 9.18% for 1996. The average rate on interest-bearing liabilities decreased to 4.91% from 5.24% in 1996. These factors resulted in the net interest margin on earning assets being 4.21% in 1997 compared to 4.17% in 1996.

At December 31, 1997, total loans amounted to $86.6 million, an increase of 16.1% over the December 31, 1996 balance of $74.5 million. This increase was due to United Bancshares' loan origination efforts.

United Bancshares elects to sell in the secondary market a portion of the residential mortgage loans that it originates. These are primarily fixed rate loans and, typically, the servicing rights are retained. During 1997, gains of $89.8 thousand were recognized on such sales, an increase of 83.4% over the 1996 amount of $49.0 thousand.

Investment securities totaled $27.2 million at December 31, 1997 which represented an increase of $2.7 million (10.9%) from total securities of $24.5 million at December 31, 1996. As of December 31, 1997, $13.8 million of the securities of United Bancshares were designated available for sale. Available for sale securities represent those securities that United Bancshares may decide to sell if needed for liquidity, asset/liability management or other reasons. Such securities are reported at fair value with net unrealized appreciation/(depreciation) included as a separate component of shareholders' equity, net of tax. At December 31, 1997, this resulted in $81.9 thousand as a net increase in shareholders' equity.

Total deposits at December 31, 1997 were $107.8 million, an increase of $13.1 million (13.8%) over total deposits of $94.7 million at December 31, 1996. The increase is a result of cross-selling efforts with existing customers coupled with the increased expansion into the Lima market.

Other borrowings at December 31, 1997 were $3.3 million compared to $3.5 million at December 31, 1996. These borrowings were comprised of $3.0 million of FHLB advances and $275 thousand of other borrowings. United Bancshares utilizes these alternative sources of funding to support its asset growth.

The allowance for loan losses at December 31, 1997 was $1.1 million (1.28% of total loans) compared to $1.0 million (1.34% of total loans) at December 31, 1996.

The provision for loan losses charged to operations was based on the amount of net losses incurred and management's estimation of future losses based on an evaluation of loan portfolio risk and current economic factors. The provision for loan losses was $130 thousand in 1997 compared to $913 thousand in 1996.

Total noninterest income increased $140 thousand to $503 thousand in 1997 from $363 thousand in 1996. Net gain on sales of securities increased $20 thousand to $22 thousand in 1997 as compared to $2 thousand in 1996. Net gains on sales of loans increased $41 thousand to $89 thousand in 1997 as compared to $48 thousand in 1996. Service charges on deposit accounts increased $46 thousand to $271 thousand in 1997 as compared to $225 thousand in 1996.

Total noninterest expense increased $352 thousand (13.1%) to $3.0 million in 1997 from $2.7 million in 1996. Salaries and related costs increased $310 thousand (24.2%) to $1.6 million in 1997 from $1.3 million in 1996. This increase resulted from annual merit increases as well as staffing needs caused by the planned additional expansion into the Lima market. Net occupancy costs, which includes buildings, equipment and furniture, decreased $14 thousand (-3.5%) to $391 thousand in 1997 from $405 thousand in 1996.

Income tax expense for 1997 was $351 thousand, an increase of $241 thousand (216.7%) from 1996. This increase resulted from an increase in income before income tax expense.

Liquidity

Liquidity relates primarily to United Bancshares' ability to fund loan demand, meet deposit customers' withdrawal requirements and provide for operating expenses. Assets used to satisfy these needs consist of cash and due from banks, federal funds sold, securities available for sale and certain loans which are sold from time to time. A large portion of the liquidity is provided by the ability to sell securities. Accordingly, United Bancshares has designated the entire securities portfolio of $24.9 million at September 30, 1999 as available for sale.

Another source of liquidity is represented by United Bancshares' residential first mortgage porfolio. These loans can and have been readily used to collateralize borrowings.

The cash flow statements for the years presented provide an indication of United Bancshares' sources and uses of cash as well as an indication of the ability of United Bancshares to maintain an adequate level of liquidity. A discussion of the cash flow statements for the nine months ended September 30, 1999 and September 30, 1998 and the years of 1998, 1997 and 1996 follows.

United Bancshares generated cash from operating activities of $724,000 for the nine months ended September 30, 1999, $913,000 or the nine months ended September 30, 1998, $1.2 million for the year of 1998, $1.4 million for 1997, and $1.1 million for 1996.

Net cash flow from investing activities was $(9.3) million for the nine months ended September 30, 1999, $(9.8) million for the nine months ended September 30, 1998, $(30.8) million in 1998, $(15.3) million in 1997, and $(15.0) million in 1996. The primary reason for these cash flows was the net increase in loans which was $17.4 million for the nine months ended September 30, 1999, $8.1 million for the nine months ended September 30, 1998, $21.8 million in 1998, $12.0 million in 1997, and $21.9 million in 1996.

Net cash flow from financing activities was $8.1 million for the nine months ended September 30, 1999, $12.5 million for the nine months ended September 30, 1998, $30.6 million in 1998, $13.0 million in 1997, and $13.7 million in 1996. The primary source for these cash flows was the net increase in deposits of $10.2 million for the nine months ended September 30, 1999, $14.5 million for the nine months ended September 30, 1998, $23.1 million in 1998, $13.0 million in 1997, and $13.5 million in 1996.

Asset Liability Management

Closely related to liquidity management is the management of interest-earning assets and interest-bearing liabilities. United Bancshares manages its rate sensitivity position to avoid wide swings in net interest margins and to minimize risk due to changes in interest rates.

The difference between a financial institution's interest rate sensitive assets, assets that will mature or reprice within a specific time period, and interest rate sensitive liabilities, liabilities that will mature or reprice within the same time period, is commonly referred to as its "interest rate sensitivity gap" or "gap". An institution having more interest rate sensitive assets than interest rate sensitive liabilities within a given time interval is said to have a "positive gap", which generally means that when interest rates increase, an institution's net interest income will increase and when interest rates decrease, the institution's net interest income will decrease. An institution having more interest rate sensitive liabilities than interest rate sensitive assets within a given time interval is said to have a "negative gap", which generally means that when interest rates increase, the institution's net interest income will decrease and when interest rates decrease, the institution's net interest income will increase.

The following table sets forth the cumulative repricing distributions as of September 30, 1999 of United Bancshares' interest-earning assets and interest-bearing liabilities, its interest rate sensitivity gap, cumulative interest rate sensitivity gap for such assets and liabilities, and cumulative interest rate sensitivity gap as a percentage of total interest-earning assets. This table indicates the time periods in which certain interest-earning assets and certain interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. Core deposits and loans with non-contractual maturities are included in the gap repricing distributions based upon historical patterns of balance attrition and pricing behavior. The gap repricing distributions also include principal cash flows from loans and mortgage- backed securities in the time frames in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range.

Total interest-earning assets exceeded interest-bearing liabilities by $10,520 million at September 30, 1999. This difference was funded through non-interest-bearing liabilities and shareholders' equity. The table below is based on contractual maturities and repricing only and includes assumptions regarding early loan and security repayments. The table below shows that the total liabilities maturing or repricing within one year exceed assets maturing or repricing within one year by $76.758 million. However, repricing of certain categories of assets and liabilities is subject to competitive and other influences that are beyond United Bancshares' control. Therefore, certain assets and liabilities indicated as maturing or repricing within a stated period may, in fact, mature or reprice in other periods or at different volumes.

	Maturity or Next Rate Adjustment Date
	0 - 3	3 - 12	1 - 2	Over 2
September 30, 1999	Months	Months	Years	Years	Total
Rate Sensitive Assets
Loans	$ 18,917	$ 20,694	$ 14,977	$ 71,267	$ 125,855
Securities	748	249	1,626	22,307	24,930
Totals	$ 19,665	$ 20,943	$ 16,603	$ 93,574	$ 150,785

Rate Sensitive Liabilities
Int-Bearing Deposits	$ 67,247	$ 48,119	$ 11,009	$ 5,234	$ 131,609
Borrowings	2,000	-	6,000	656	8,656
Totals	$ 69,247	$ 48,119	$ 17,009	$ 5,890	$ 140,265

Gap	$ (49,582)	$ (27,176)	$ (406)	$ 87,684	$ 10,520
Cumulative Gap	(49,582)	(76,758)	(77,164)	10,520
Cumulative Gap/
Rate Sensitive Assets	(252.13%)	(189.02%)	(134.88%)	(6.98%)

Effects of Inflation

The assets and liabilities of United Bancshares are primarily monetary in nature and are more directly affected by the fluctuation in interest rates than inflation. Movement in interest rates is a result of the perceived changes in inflation as well as monetary and fiscal policies. Interest rates and inflation do not necessarily move with the same velocity or within the same period; therefore, a direct relationship to the inflation rate cannot be shown. The financial information presented in United Bancshares' financial statements has been prepared in accordance with generally accepted accounting principles, which require that United Bancshares measure financial position and operating results primarily in terms of historical dollars.

Quantitative and Qualitative Disclosures about Market Risk

The primary market risk to which United Bancshares is exposed is interest rate risk. The primary business of United Bancshares and the composition of its balance sheet consists of investments in interest-earning assets, which are funded by interest-bearing liabilities. These financial instruments have varying levels of sensitivity to changes in the market rates of interest, resulting in market risk. None of United Bancshares' financial instruments are held for trading purposes.

One method United Bancshares uses to manage its interest rate risk is a rate sensitivity gap analysis. See the discussion in this document on "Asset-Liability Management." United Bancshares also monitors its interest rate risk through a sensitivity analysis, whereby it measures potential changes in its future earnings and the fair values of its financial instruments that may result from one or more hypothetical changes in interests rates. This analysis is performed by estimating the expected cash flows of United Bancshares' financial instruments using interest rates in effect at September 30, 1999. For the fair value estimates, the cash flows are then discounted to year-end to arrive at an estimated present value of United Bancshares' financial instruments. Hypothetical changes in interest rates are then applied to the financial instruments, and the cash flows and fair values are again estimated using these hypothetical rates. For the net interest income estimates, the hypothetical rates are applied to the financial instruments based on the assumed cash flows. United Bancshares applies these interest rate shocks to its financial instruments up and down 100 basis points. The following table presents an analysis of the potential sensitivity of United Bancshares' annual net interest income and present value of United Bancshares' financial instruments to sudden and sustained 100 basis-point changes in market interest rates:

	September 30,	ALCO
	1999	guidelines
One Year Net Interest Income Change
+100 Basis points	(1.1%)	(5.0%)
-100 Basis points	0.3%	(5.0%)
Net Present Value of Equity Change
+100 Basis points	(38.5%)
-100 Basis points	41.8%

The projected volatility of net interest income and the net present value of equity rates to a +/- 100 basis points change at September 30, 1999 fall within the board of directors' guidelines.

The above analysis is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and reactions of depositors to changes in interest rates, and should not be relied upon as being indicative of actual results. Further, the analysis does not necessarily contemplate all actions United Bancshares may undertake in response to changes in interest rates.

Year 2000 Initiatives

Since 1997, United Bancshares has been reviewing the potential effects of the Year 2000 issue on United Bancshares. Internally, a project staff has invested more than 1,326 hours to date on this project. This project staff meets at least monthly to address both external and internal issues. Various systems have been identified that could be potentially affected by the Year 2000 problem. These systems include all information technology systems and computer chip embedded functions such as vaults, security systems, heating and cooling equipment and other operating facilities.

Externally, United Bancshares has contacted its business partners regarding their Year 2000 preparedness. These partners include commercial customers, vendors, service suppliers, data exchange vendors and utility companies.

Various federal agencies share the responsibility to make sure financial institutions are Year 2000 compliant. These agencies are conducting special examinations of insured banks to see that they are taking the necessary steps to be prepared for the century date change. United Bancshares is working closely with these regulators following their specific criteria to assess our progress in Year 2000 readiness.

These federal agencies have established a 5-phase plan to be completed in preparation for the Year 2000.

Awareness - Initially the Year 2000 issue was discussed at all levels of the company for several purposes: to avoid purchasing any new systems that weren't Year 2000 compliant; to gain the resources necessary to identify and fix any existing equipment problems; and to consider Year 2000 compliance before moving forward on all strategic business efforts.

Assessment - The project staff has met regularly to report on progress and share information. Many systems, including hardware, software, communications equipment, data exchange vendors and suppliers were evaluated for potential Year 2000 issues. Business initiatives such as system interdependencies were also appraised.

Renovation - United Bancshares' vendors were contacted in this phase to determine the status of their systems and their plans to become Year 2000 compliant. For non-compliant systems, the project staff members decided whether to replace, repair or retire the systems.

Validation - United Bancshares has been testing all affected systems. Vendors are also being tested at various locations during this phase. Those systems that were modified or repaired are being re-tested as necessary. Testing remains ongoing through the first half of 1999.

Implementation - This phase includes putting replaced or repaired systems into production. As these systems are tested throughout 1999, United Bancshares will continue to update inventory, test changes and develop and test contingency plans. Testing and validation of all critical systems will be complete by September 30, 1999.

In the event critical systems fail to function after the century date changes, contingency planning is underway. Alternative methods of doing business have been developed and are in the process of being tested. These methods address data gathering, customer service procedures, and staffing needs before, during and after the year 2000 changeover. This planning also includes non-compliance by third parties that may effect United Bancshares' ability to conduct business. We will have a completed contingency plan in place by September 30, 1999.

Notwithstanding United Bancshares' efforts to date to replace or repair affected systems and develop contingency plans for potential risks, if United Bancshares does not complete all activities associated with resolving its Year 2000 issues, United Bancshares could be materially adversely affected as a result of not being able to process transactions related to its core business activities. In addition, non-compliance by United Bancshares' business partners, including without limitation, United Bancshares' business customers, vendors, service suppliers and utilities, could have a material adverse effect on United Bancshares.

The total cost of United Bancshares' Year 2000 project is estimated at $461,000. The majority of the costs have been internal in nature. The majority of this cost relates to internal staff hours to work on the project. External costs have been approximately $209,800 and include equipment replacement or upgrade, seminar sponsorships, vendor payments, and customer communication and education.

Forward-Looking Statements

This report includes forward-looking statements by United Bancshares relating to such matters as anticipated operating results, prospects for new lines of business, technological developments, economic trends (including interest rates), and similar matters. While United Bancshares believes that the assumptions underlying the forward-looking statements contained herein and in other public documents are reasonable, any of the assumptions could prove to be inaccurate, and accordingly, actual results and experience could differ materially from the anticipated results or other expectations expressed by United Bancshares in its forward-looking statements. Factors that could cause actual results or experience to differ from results discussed in the forward-looking statements include, but are not limited to: economic conditions; volatility and direction of market interest rates; governmental legislation and regulation; material unforeseen changes in the financial condition or results of operations of United Bancshares' customers; customer reaction to and unforeseen complications with respect to the integration of acquisitions; unforeseen difficulties in realizing expected cost savings from acquisitions; product design initiative; the effect of the Year 2000 on United Bancshares, its computer systems, customers, vendors and service suppliers; and other risks identified, from time-to-time in United Bancshares' other public documents on file with the Securities and Exchange Commission.

The Bank of Leipsic Company

Management's Discussion And Analysis of

Financial Condition And Results of Operations

Business Environment and Risk Factors

The following discussion should be read in conjunction with the financial statements and related notes to financial statements of The Bank of Leipsic Company (Leipsic) included elsewhere in this prospectus. Leipsic's future operating results may be affected by various trends and factors which are beyond their control. Accordingly, past results and trends may not be reliable indicators of future results or trends. With the exception of historical information, the matters discussed below include forward-looking statements that involve risks and uncertainties. Leipsic cautions readers that a number of important factors discussed below could affect actual results and cause actual results to differ materially from those in the forward-looking statements.

Overview

Total assets decreased to $66,179,434 as of September 30, 1999 from $68,558,541 as of December 31, 1998. The decrease was primarily due to a decrease of $1,597,282 in total deposits, which is a seasonal decline from normal year end balances. Assets had increased to $68,558,541 at December 31, 1998 from $64,936,809 at December 31, 1997. This increase resulted primarily from increased deposits of $1,605,560 and increased Federal Home Loan Bank borrowings of $1,216,964.

Net income decreased to $595,671 for the nine months ended September 30, 1999 compared to $596,916 for the nine months ended September 30, 1998. Net income amounted to $799,842 and $826,807 for the years ended December 31, 1998 and 1997, respectively. Because of increased pressure on net interest income, overall net income of Leipsic has shown a slight decline for the past few years. On an annualized basis, return on average assets as of September 30, 1999, equaled 1.18%, while return on average equity was 9.36%. Such amounts compare to 1.23% and 9.63%, respectively, for the year ended December 31, 1998 and 1.33% and 11.01%, respectively, for the year ended December 31, 1997.

Results of Operations

Net Interest Income

Leipsic's net income is derived primarily from net interest income. Net interest income is the difference between interest income, principally from loans and investment securities; and interest expense, principally on customer deposits. Changes in net interest income result from changes in volume, net interest spread and net interest margin. Volume refers to the average dollar levels of earning assets and interest-bearing liabilities. Net interest spread refers to the difference between the average yield on earning assets and interest-bearing liabilities. Net interest margin refers to net interest income divided by average earning assets and is influenced by the level and relative mix of earning assets and interest-bearing liabilities.

The following table presents the average balances, net interest income and average yields and rates for Leipsic's earning assets and interest-bearing liabilities for the indicated periods (amounts in thousands). Rates are computed on a tax equivalent basis. Non-accrued loans have been included in the average balances but do not have a material impact on the computations.

Nine months ended September 30,	Year ended December 31,
1999	1998	1998	1997
ASSETS	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate	Average balance	Interest	Yield/ rate
Interest-earning assets:
Loans receivable (1)	$34,792.8	$2,261.4	8.67%	$32,146.0	$2,278.9	9.45%	$32,335.1	$3,039.9	9.40%	$30,645.7	$2,958.3	9.65%
Investment securities:
Taxable	16,933.6	809.1	6.37	17,692.9	858.0	6.47	17,873.9	1,154.1	6.46	18,064.0	1,224.7	6.78
Tax-exempt	10,392.5	604.4	7.75	9,521.0	587.4	8.23	9,505.1	777.3	8.18	8,815.5	768.2	8.71
Total investments	27,326.1	1,413.5	6.90%	27,213.9	1,445.4	7.08%	27,379.0	1,931.4	7.05%	26,879.5	1,992.9	7.41%
Other	2,171.9	81.4	5.00%	2,020.5	100.3	6.62%	2,220.7	135.6	6.11%	1,596.5	100.7	6.31%
Total interest-earning assets	64,290.8	3,756.3	7.79%	61,380.4	3,824.6	8.31%	61,934.8	5,106.9	8.25%	59,121.7	5,051.9	8.54%
Non-interest earning assets:
Cash and due from banks	1,309.6			1,724.7			1,734.6			1,387.0
Premises and equipment, net	509.0			502.6			503.9			526.4
Other assets	1,598.1			1,536.8			1,535.3			1,603.0
Less allowance for loan losses	(457.5)			(436.9)			(440.6)			(415.6)
Total	$67,250.0			$64,707.6			$65,268.0			$62,222.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Savings, NOW and Money Market deposit	$19,103.4	$373.3	2.61%	$17,166.7	$378.4	2.94%	$17,499.1	$509.2	2.91%	$16,744.2	$490.8	2.93%
Time deposits	30,450.0	1,165.2	5.10	31,185.3	1,295.3	5.54	31,003.4	1,704.1	5.50	31,026.2	1,775.4	5.72
Other borrowings	4,753.9	243.1	6.82	3,897.3	189.1	6.47	4,015.8	256.1	6.38	3,156.0	204.4	6.48
Total interest-bearing liabilities	54,307.3	1,781.6	4.37%	52,249.3	1,862.8	4.75%	52,518.3	2,469.4	4.70%	50,926.4	2,470.6	4.85%
Non-interest bearing liabilities:
Demand deposits	3,963.3			3,658.7			3,813.6			3,290.1
Other liabilities	489.6			594.9			630.2			496.2
Stockholders' equity	8,489.8			8,204.7			8,305.9			7,509.8
Total	$67,250.0			$64,707.6			$65,268.0			$62,222.5
Net interest income (tax equivalent basis)		1,974.7	3.42%		1,961.8	3.56%		2,637.5	3.55%		2,581.3	3.69%
Tax equivalent basis adjustment		(205.6)			(199.7)			(264.3)			(261.3)
Net interest income		$1,769.1			$1,762.1			$2,373.2			$2,320.0

NOTE:

Included in loan interest income are loan fees of $70.9 and $83.6 for the nine months ended September 30, 1999 and 1998, respectively, and $112.1 and $81.5 for the years ended December 31, 1998 and 1997, respectively (amounts in thousands). The following table sets forth a summary of the changes in interest income (computed on a tax equivalent basis) and interest expense resulting from changes in volume and changes in rate for the indicated periods (amounts in thousands):

Nine months ended September 30,	Year ended December 31,
1999 compared to 1998 increase (decrease) due to volume/rate	1998 compared to 1997 increase (decrease) due to volume/rate	1997 compared to 1996 increase (decrease) due to volume/rate
	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans	$172.1	$(189.6)	$(17.5)	$158.8	$(77.2)	$81.6	$415.9	$(286.2)	$129.7
Investment securities	5.8	(37.7)	(31.9)	35.2	(96.7)	(61.5)	266.9	(132.6)	134.3
Other	5.7	(24.6)	(18.9)	38.1	(3.2)	34.9	(37.4)	(7.3)	(44.7)

Total interest-earning assets	183.6	(251.9)	(68.3)	232.1	(177.1)	55.0	645.4	(426.1)	219.3

Interest expense:
Deposits	37.3	(172.5)	(135.2)	33.4	(86.3)	(52.9)	256.6	(105.4)	151.2
Borrowed funds	42.7	11.3	54.0	54.9	(3.2)	51.7	40.0	(3.6)	36.4

Total interest expense	80.0	(161.2)	(81.2)	88.3	(89.5)	(1.2)	296.6	(109.0)	187.6

Net interest income	$103.6	$(90.7)	$12.9	$143.8	$(87.6)	$56.2	$348.8	$(317.1)	$31.7

NOTE:

(1) The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the absolute dollar change due to volume and the change due to rate.

Non-Interest Income

The following table presents Leipsic's non-interest income for the indicated periods.

Nine months ended September 30,	Year ended December 31,
	1999	1998	1998	1997	1996

Service charges on deposit accounts	$100,926	$83,283	$114,435	$105,337	$90,378
Gain on disposal of investment securities transactions	-	1,065	3,013	47,897	-
Other operating income	24,109	38,691	49,787	34,186	35,235

Total non-interest income	$125,035	$123,039	$167,235	$187,420	$125,613

Non-interest income for the nine months ended September 30, 1999 increased $1,996 (1.6%) compared to the same period in 1998. Such increase was due to a $17,643 increase in service charges on deposit accounts, offset by a decrease in gain on disposal of investment securities of $1,065 and other operating income of $14,582. Non-interest income for the year ended December 31, 1998 decreased $20,185 (10.8%) compared to 1997. Such decrease was due to a decrease in gain on disposal of investment securities of $44,884 offset by increases in service charges on deposit accounts of $9,098 and other operating income of $15,601. The increase in other operating income was mostly attributable to exchange income which increased $14,462 from 1997 to 1998.

Non-Interest Expenses

Total non-interest expenses amounted to $1,515,138 for 1998, $1,429,923 for 1997 and $1,331,042 for 1996. Such amounts represent increases of 5.9% in 1998 and 7.4% in 1997. Salaries, wages and employee benefits, the largest component of such expenses, increased 6.3% and 6.2% in 1998 and 1997, respectively.

The following table presents Leipsic's other operating expenses for the indicated periods.

Nine months ended September 30,	Year ended December 31,
	1999	1998	1998	1997	1996

Outside services	$107,811	$91,346	$117,535	$120,057	$97,924
State franchise and other taxes	89,755	89,552	118,909	111,960	110,351
Postage, stationery and supplies	55,974	57,428	74,864	70,388	89,025
Professional and examination fees	48,570	34,877	73,058	37,633	19,851
Miscellaneous	136,648	125,428	168,415	179,798	161,165

Total other operating expenses	$438,758	$398,631	$552,781	$519,836	$478,316

Other operating expenses for the nine months ended September 30, 1999 increased $40,127 (10.1%) compared to the same period in 1998. Such increase was primarily due to a $16,456 increase in outside services, a $13,693 increase in professional and examination fees, and a $11,220 increase in miscellaneous operating expenses, including a $5,058 increase in correspondent bank charges. Other operating expenses for the year ended December 31, 1998 increased $32,945 (6.3%) compared to 1997. Such increase was primarily due to a $35,425 increase in professional and examination fees.

Federal Income Tax

Leipsic's income-tax rate varies from statutory rates principally due to interest income from tax-exempt securities. The provision for federal income taxes decreased by $3,500 to $131,200 for the nine months ended September 30, 1999 from $134,700 for the comparable period in 1998, reflecting the decrease in income before federal income taxes for the period as well as an increase in interest income from tax-exempt securities. Leipsic recorded a provision for federal income taxes of $183,300 in 1998, $202,100 in 1997 and $169,100 in 1996.

Return on Equity and Assets

The ratio of net income to daily average total assets and average stockholders' equity, and certain other ratios, for the periods noted are as follows:

Nine months ended September 30,	Year ended December 31,
	1999	1998	1998	1997	1996
Percentage of net income to:
Average total assets	1.18%	1.23%	1.23%	1.33%	1.64%
Average stockholders' equity	9.36%	9.70%	9.63%	11.01%	13.87%

Percentage of average stockholders' equity to average total assets	12.62%	12.68%	12.73%	12.07%	11.83%

NOTE:

(1)Ratios for the nine months ended September 30, 1999 and 1998 are computed on an annualized basis.

Investment Portfolio

Leipsic's investment policy is designed to ensure liquidity for cash-flow requirements; to help manage interest rate risk; to ensure collateral is available for public deposits, Federal Home Loan Bank advances and repurchase agreements; and to manage asset quality diversification. Leipsic's executive committee is responsible for implementing investment strategy, including ongoing review of the performance of the investment portfolio, market values, market conditions, current economic conditions, profitability, capital ratios, liquidity needs and collateral position with the Federal Home Loan Bank.

Leipsic's entire investment portfolio is classified as available-for-sale and contains no derivatives, structured notes or similar instruments that are classified as high-risk securities as defined by the Federal Financial Institutions Examinations Council.

The following table sets forth the carrying amount of investment securities at September 30, 1999 and December 31, 1998 and 1997:

September 30,	December 31,
	1999	1998	1997

U.S. Treasury securities	$506,563	$500,159	$997,665
Obligations of U.S. Government agencies	3,937,713	3,020,252	2,001,300
Obligation of states and political subdivisions (1)	11,392,016	11,466,255	11,083,168
Mortgage-backed securities	9,903,844	12,907,947	14,037,604
Federal Home Loan Bank stock	332,800	316,100	294,500

Total	$26,072,936	$28,210,713	$28,414,237

All amounts are presented on the basis of Statement of Financial Accounting Standards No. 115.

NOTE:

(1)There are no investment securities of an "issuer" where the aggregate carrying value of such securities exceeded 10% of stockholders' equity.

The following table sets forth the maturities of investment securities at September 30, 1999 and the weighted average yields of such securities (dollars in thousands):

Within one year	After one but within five years	After five but within ten years	After ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. Treasury securities	$ -	- %	$ 506.5	4.63%	$ -	- %	$ -	-%
Obligations of U.S. Government agencies and corporations (1)	1,180.8	6.39	8,634.5	6.86	4,026.3	6.33	-	-
Obligation of states and political subdivisions	986.4	7.04	1,824.0	8.53	4,386.6	7.49	4,195.0	7.15

Total	$2,167.2	6.63%	$10,965.0	7.02%	$8,412.9	6.92%	$4,195.0	7.15%

NOTES:

(1) Includes mortgage-backed securities.

(2) The above table excludes Federal Home Loan Bank of $332,800 which has no stated maturity.

Loan Portfolio

Types of Loans

The amounts of gross loans outstanding at September 30, 1999 and December 31, 1998 and 1997 are shown in the following table according to types of loans:

September 30, 1999	December 31, 1998 1997

Commercial, financial and agricultural	$8,669,253	$6,363,010	$6,736,540
Real estate:
Mortgage	19,985,798	18,518,484	16,457,476
Construction	800,351	797,667	812,877
Consumer	6,971,530	6,890,950	6,705,396
Credit card	393,049	425,888	443,238

Total	$36,819,981	$32,995,999	$31,155,527

Commercial loans are those made for commercial, industrial, and professional purposes to sole proprietorships, partnerships, corporations, and other business enterprises. The loans involve certain risks relating to changes in local and national economic conditions and the resulting effect on the borrowing entities.

Real estate -mortgage loans are secured wholly or substantially by a lien on real property. Real estate - mortgage loans generally pose the least risk exposure to the Bank.

Real estate - construction loans are made to finance land development prior to erecting new structures and the construction of new buildings or additions to existing buildings. Real estate - construction loans pose more risk than real estate -mortgage loans, but generally afford adequate security upon completion of the construction project.

Consumer and credit card loans are made to individuals for household, family, and other personal expenditures. These often include the purchase of vehicles or furniture, educational expenses, medical expenses, taxes, or vacation expenses. Such loans may be secured, other than by real estate, or unsecured, generally requiring repayment on an installment repayment schedule. Consumer and credit card loans pose relatively higher risk and are also influenced by local and national economic conditions.

There are no foreign loans and no lease financing receivables.

Maturities and Sensitivities of Loans to Changes in Interest Rates

The following table shows the amount of commercial loans outstanding as of September 30, 1999 and December 31, 1998 which, based on the contract terms for repayments of principal, are due in the periods indicated (amounts in thousands). Also, the amounts due after one year are classified according to their sensitivity to changes in interest rates.

September 30, 1999:

Maturing
	Within one year	After one but within five years	After five years	Total
Commercial	$5,313.1	$3,142.4	$213.8	$8,669.3

Interest sensitivity
	Fixed rate	Variable rate

Due after one but within five years	$3,142.4	$-
Due after five years	213.8	-

	$3,356.2	$-

December 31, 1998:

Maturing
	Within one year	After one but within five years	After five years	Total

Commercial	$3,852.0	$2,164.4	$346.6	$6,363.0

Interest sensitivity
	Fixed rate	Variable rate

Due after one but within five years	$2,164.4	$-
Due after five years	346.6	-

	$2,511.0	$-

The above maturity information is based on the contract terms at September 30, 1999 and December 31, 1998 and does not include any possible "rollover" at maturity date. In the normal course of business, Leipsic considers and acts upon the borrower's request for renewal of a loan at maturity. Evaluation of such a request includes a review of the borrower's credit history, the collateral securing the loan, and the purpose for such request.

Risk Elements

The following table presents information concerning the amount of loans at September 30, 1999 and December 31, 1998 and 1997, which contain certain risk elements (amounts in thousands):

September 30,	December 31,
	1999	1998	1997

Loans accounted for on a nonaccrual basis (1)	$ -	$ 5.0	$ 2.0
Loans contractually past due 90 days or more as to principal or interest payments	1,154.7	268.0	186.0
Loans whose terms have been renegotiated to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower	-	-	-

Total	$ 1,154.7	$ 273.0	$ 188.0

NOTE:

(1) Loans are placed on nonaccrual status when, in the opinion of management, full collection of principal and interest is unlikely. Interest is then recognized on a cash basis where future collections of principal are probable.

There were no other significant potential problem loans in addition to the loan amounts identified above.

Loans contractually past due 90 days or more as to principal or interest payments increased $82,000 from December 31, 1997 to December 31, 1998 and $886,700 from December 31, 1998 to September 30, 1999. The significant increase from December 31, 1998 to September 30, 1999 is largely related to seasonal borrowings. Such customers are making loan payments according to revised schedules and management expects such loans will be brought current by December 31, 1999.

Loans to borrowers in the agriculture industry represented 22.6% of total loans at September 30, 1999 and 22.0% and 21.1% of total loans at December 31, 1998 and 1997, respectively. Agricultural loans are generally secured by property, equipment, and crop income. Repayment is expected from cash flow from the harvest and sale of crops. The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from Leipsic's lending experience in the agriculture industry compare favorably with Leipsic's loss experience on its loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received. There were no other concentration of loans that exceeded 10% of total loans.

Summary of Loan Loss Experience

Analysis of the Allowance for Loan Losses

The following table shows the daily average loan balances, for the periods indicated, and changes in the allowance for loan losses for such periods (dollars in thousands):

Nine months
ended
September 30,	Year ended December 31,
	1999	1998	1997	1996
Average loans outstanding	$34,792.8	$32,335.1	$30,645.7	$26,336.1
Total loans at end of period	$36,820.0	$32,996.0	$31,155.5	$29,288.8
Allowance for loan losses at beginning of period	$466.0	$427.0	$404.6	$371.6
Loan charge-offs: Commercial, financial, and agricultural	( - )	(1.2)	(26.0)	(3.6)
Other	(20.9)	(28.0)	(8.0)	(20.0)
Recoveries of loans previously charged-off:
Commercial, financial, and agricultural	.5	13.0	3.8	-
Other	.5	13.0	4.0	-
Additions to allowance charged to expense (1)	17.7	42.2	48.6	56.6
Allowance for loan losses at end of period	$463.8	$466.0	$427.0	$404.6
Allowance for loan losses as a percent of total end of period loans	1.26%	1.41%	1.37%	1.37%
Ratio of net charge-offs during the period to average loans outstanding	.05%	.01%	.09%	.09%

NOTE:

(1) The determination of the balance of the allowance for loan losses is based upon an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for possible loan losses. Such analysis is based on the character of the loan portfolio, current economic conditions, past loan loss experience, and such other factors as management believes require current recognition in estimating possible loan losses.

Allocation of Allowance for Possible Loan Losses

The following table allocates the allowance for loan losses as of September 30, 1999 and December 31, 1998 and 1997 to each loan category. The allowance has been allocated to the categories of loans noted according to the amount deemed to be reasonably necessary to provide for the possibility of losses being incurred based on specific credit analyses and the proration of the unallocated allowance to the loan categories based on potential loss experience (dollars in thousands):

December 31,
September 30, 1999	1998	1997
	Allowance	Percentage of loans to total loans	Allowance	Percentage of loans to total loans	Allowance	Percentage of loans to total loans
Commercial	$143.3	23.5%	$85.9	19.3%	$90.9	21.6%
Real estate	167.9	56.5	261.7	58.5	223.8	55.5
Consumer	134.0	18.9	109.1	20.9	98.6	21.5
Credit card	18.6	1.1	9.3	1.3	13.7	1.4
Total	$463.8	100.0%	$466.0	100.0%	$427.0	100.0%

Deposits

The average daily amount of deposits and average rates paid on such deposits is summarized for the periods indicated in the following table (dollars in thousands):

Nine months ended	Year ended December 31,
September 30, 1999	1998	1997	1996
	Average balance	Average rate paid	Average balance	Average rate paid	Average balance	Average rate paid	Average balance	Average rate paid
Non-interest bearing demand deposits	$3,963.3	- %	$3,813.6	- %	$3,290.1	- %	$2,851.9	- %
Interest-bearing demand deposits	8,570.5	2.43	7,154.7	2.57	6,742.7	2.62	7,094.8	3.04
Savings, including Money Market deposits	10,532.9	2.75	10,344.4	3.14	10,001.5	3.14	9,397.3	3.43
Time deposits	30,450.0	5.10	31,003.4	5.50	31,026.2	5.72	25,864.0	6.10

Total	$53,516.7		$52,316.1		$51,060.5		$45,208.0

Maturities of time deposits of $100,000 or more outstanding at September 30, 1999 and December 31, 1998 are summarized as follows (dollars in thousands):

	September 30, 1999	December 31, 1998

3 months or less	$1,037.9	$1,231.0
Over 3 through 12 months	1,638.6	1,606.0
Over one year to five years	1,687.2	1,229.0

Total	$4,363.7	$4,066.0

Federal Home Loan Bank Borrowings

Leipsic is a member of the Federal Home Loan Bank of Cincinnati, which is one of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank system functions as a central bank providing credit for members. As a member of the Federal Home Loan Bank, Leipsic is entitled to borrow funds from the Federal Home Loan Bank and is required to own Federal Home Loan Bank stock in an amount determined by a formula based upon total assets and Federal Home Loan Bank borrowings. Leipsic may use Federal Home Loan Bank borrowings to supplement deposits as a source of funds. See "Liquidity - Asset/Liability Management". Average Federal Home Loan Bank borrowings for the nine months ended September 30, 1999 were $4,753,900 compared to $4,015,800 for the year ended December 31, 1998 and $3,156 000 for the year ended December 31, 1997.

A variety of borrowing terms and maturities can be chosen from the Federal Home Loan Bank. Maturities available range generally from one day to 20 years. Interest rates can be either fixed or variable and prepayment options are available if desired. The Federal Home Loan Bank offers both amortizing and non-amortizing advances. Leipsic's practice is to match the borrowings from the Federal Home Loan Bank with the related mortgage loan maturities. There were no borrowings outstanding during the nine months ended September 30, 1999 or the years ended December 31, 1998 and 1997 under a $1 million line-of-credit with the Federal Home Loan Bank. To date Federal Home Loan Bank stock has been redeemable at the preset price of $100 per share, but there can be no assurance that this policy will continue.

Capital Resources

Leipsic monitors compliance with bank regulatory capital requirements, focusing primarily on risk-based capital guidelines. To be considered "well capitalized" an institution must have a Tier I risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%. At December 31, 1998, Leipsic was deemed "well capitalized" with a Tier I risk-based capital ratio of 21.0% and a total risk-based capital ratio of 22.2%.

Liquidity

Sources of Liquidity

Leipsic continuously monitors and manages its liquidity in order to satisfy cash flow requirements of depositors and borrowers and allow it to meet its own cash flow needs. Leipsic has developed internal and external sources of liquidity to meet its needs. These include, but are not limited to: the ability to raise deposits through promotional campaigns, maturity of overnight funds, maturity of short-term investment securities, sale of available-for-sale securities, and draws available on $1 million borrowing lines available at both the Federal Home Loan Bank and National City Bank.

Asset/Liability Management

A principal function of asset/liability management is to coordinate the levels of interest-sensitive assets and liabilities to minimize net interest income fluctuations in times of fluctuating market interest rates. Interest-sensitive assets and liabilities are those that are subject to repricing in the near term, including both variable rate instruments and those fixed-rate instruments which are approaching maturity. Changes in net yield on interest-sensitive assets arise when interest rates on those assets, meaning loans and investment securities, change in a different time period from that of interest rates on liabilities, meaning time deposits. Changes in net yield on interest-sensitive assets also arise from changes in the mix and volumes of earning assets and interest-bearing liabilities.

The following table presents the interest rate sensitivity of Leipsic's assets and liabilities as of September 30, 1999, and discusses the repricing dates earning assets and interest-bearing liabilities as of that date, as well as interest rate sensitivity gap percentages for the periods presented. The table is based upon assumptions as to when assets and liabilities will reprice in a changing interest rate environment, and since these assumptions can be no more than estimates, some assets and liabilities indicated as maturing or otherwise repricing within a stated period may, in fact, mature or reprice at different times and at different volumes than those estimated. Also, the renewal or repricing of assets and liabilities can be discretionary and subject to competitive and other pressures.

The following table does not and cannot necessarily indicate the actual future impact of general interest rate movements on the Bank's net interest income (dollars in thousands).

Estimated maturity or repricing at September 30, 1999
	Less than three months	Three months to less than one year	One to five years	Over five years	Total
Earning assets:
Deposits in other banks	$35.6	$-	$-	$-	$35.6
Federal funds sold	4.0	-	-	-	4.0
Investment in securities available-for-sale	939.6	1,227.6	10,965.0	12,607.9	25,740.1
Loans	11,662.7	5,314.8	5,555.7	14,286.8	36,820.0

Total earning assets	12,641.9	6,542.4	16,520.7	26,894.7	62,599.7

Interest-bearing liabilities:
Deposits:
Demand, interest-bearing	8,376.4	-	-	-	8,376.4
Savings	10,422.7	-	-	-	10,422.7
Certificates of deposit	6,466.0	14,184.0	9,758.4	-	30,408.4
Federal Home Loan Bank borrowings	41.5	130.0	854.6	3,542.0	4,568.1

Total interest-bearing liabilities	$25,306.6	$14,314.0	$10,613.0	$3,542.0	$53,775.6

Interest rate gap	$(12,664.7)	$(7,771.6)	$5,907.7	$23,352.7	$8,824.1

Cumulative interest rate gap at September 30, 1999	$(12,664.7)	$(20,436.3)	$(14,528.6)	$8,824.1	$8,824.1

Cumulative earning assets/cumulative interest-bearing liabilities	50.0%	48.4%	71.1%	116.4%	116.4%

A calculated amount, or "GAP", is measured between the repricing assets and repricing liabilities within each category. This rate sensitivity GAP provides the framework to measure interest rate risk or the potential exposure to net interest income that could result from changes in market interest rates.

In an effort to manage interest rate risk, Leipsic emphasizes the products and terms of interest-earning assets and interest-bearing liabilities which produce satisfactory earnings while limiting the potential negative effects of changes in market interest rates. Since Leipsic's primary source of revenue is derived from its loan portfolio, a significant number of short-term loans are made on an adjustable rate basis to reduce the exposure to interest rate risk. Deposit products, which are Leipsic's principal interest-bearing liabilities, are more difficult to manage since customer preferences for product types and terms are not easily influenced.

The oversight of interest rate risk is the responsibility of Leipsic's executive committee which operates under Leipsic's asset/liability management policy. The policy provides a framework to quantify and monitor the risk, to provide for liquidity needs, and to maximize net income by actively managing net interest yield.

Effects of Inflation and Changing Prices

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. Over short periods of time, interest rates may not move in the same direction or magnitude as inflation.

Recent Accounting Pronouncements

There are no recent accounting pronouncements issued by the Financial Accounting Standards Board that will have a significant impact on the financial statements of Leipsic.

Year 2000 Considerations

As the year 2000 approaches, a significant business issue has emerged regarding how existing software programs and operating systems can accommodate the date value for the year 2000. Many existing software products, including products used by Leipsic and its suppliers and customers, were designed to accommodate only a two-digit date value, which represents the year. For example, information relating to the year 1996 is stored in the system as 96. As a result, the year 1999 could be the maximum date value that these systems will be able to process accurately. In response to concerns about this issue, regulatory agencies have monitored banks' readiness for the year 2000 as part of the regular examination process.

Leipsic presently believes that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems for its business operations.

Additionally, the results of tests to in-house and outsourced software have shown no problems. Testing of applications considered to be mission critical have been completed and no concerns have surfaced. Total compliance for all systems, including outsourced computer systems, is expected by management to be completed by the third quarter of 1999. Compliance audits performed to date have been positive and no specific items of improvement were noted.

Management currently estimates that year 2000 compliance for Leipsic will cost $30,000. The plan implementation team is responsible for progress and we will continue to provide a status report to the board of directors on a monthly basis through December 31, 2000. However, if the modifications and conversions are not made, or are not completed timely, the year 2000 issue could have a material adverse impact on the operations of Leipsic. Because of the factors discussed below, management cannot estimate with any reasonable degree of certainty the magnitude of lost revenues should management's reasonable worst case scenario develop in which Leipsic would need to use an alternative vendor to become year 2000 compliant and noncompliant customers were unable to repay their loans.

Leipsic has in place a contingency plan in the event its outsourced computer systems are not year 2000 compliant on a timely basis. Management believes that the alternate vendor has the ability to provide the service to meet Leipsic's needs because this vendor has software that is year 2000 compliant which is installed with other parties and would provide a warranty to the Bank as to year 2000 compliance. In the event Leipsic were to use the alternate vendor, management believes that the monthly processing costs could increase marginally, and a one-time conversion cost in the range of $15,000 to $20,000, would probably be incurred.

Leipsic has sent direct mail to customers regarding the year 2000 issue and the need for readiness, pursuant to guidelines of the banking industry regulators. However, response to these inquiries has been low. Management intends to continue to solicit customer response on this matter. Failure of Leipsic's customers to prepare for year 2000 compatibility could have a significant adverse effect on customers' operations and profitability, thus inhibiting their ability to repay loans and adversely affecting Leipsic's operations. Leipsic does not have sufficient information accumulated from customers to assess the degree to which customers' operations are susceptible to potential problems relating to the year 2000 issue or, further, to quantify the potential lost revenue to Leipsic in this case.

Unaudited Pro Forma Combined Financial Data

PRO FORMA CONDENSED COMBINED INCOME STATEMENT For the Nine-Month Period Ended September 30, 1999 (000's, except for per share amounts)
	UNITED BANCSHARES	BANK OF LEIPSIC COMPANY	PRO FORMA COMBINED

Interest Income:
Interest and Fees from Loans	$ 7,554	$ 2,261	$ 9,815
Securities and Other	1,223	1,290	2,513
Total Interest Income	8,777	3,551	12,328
Interest Expense:
Deposits	4,380	1,539	5,919
Borrowings	200	243	443
Total Interest Expense	4,580	1,782	6,362
Net Interest Income	4,197	1,769	5,966
Provision for Loan Losses	216	18	234
Net Interest Income, After Provision for Loan Losses	3,981	1,751	5,732
Other Income	622	125	747
Other Expenses	3,338	1,149	4,487
Income Before Income Taxes	1,265	727	1,992
Provision for Income Taxes	272	131	403
Net Income	$ 993	$ 596	$ 1,589
Net Income Available to Common Shareholders	$ 993	$ 596	$ 1,589
Net Income Per Common Share:
Basic	$ 0.84	$ 0.55	$ 0.70
Diluted	$ 0.75	$ 0.55	$ 0.66
Weighted Average Shares Outstanding:
Basic	1,187	1,085	2,272
Diluted	1,322	1,085	2,407

PRO FORMA CONDENSED COMBINED INCOME STATEMENT For the Nine-Month Period Ended September 30, 1998 (000's, except for per share amounts)
	UNITED BANCSHARES	BANK OF LEIPSIC COMPANY	PRO FORMA COMBINED

Interest Income:
Interest and Fees from Loans	$ 6,229	$ 2,279	$ 8,508
Securities and Other	1,356	1,346	2,702
Total Interest Income	7,585	3,625	11,210
Interest Expense:
Deposits	3,925	1,674	5,599
Borrowings	181	189	370
Total Interest Expense	4,106	1,863	5,969
Net Interest Income	3,479	1,762	5,241
Provision for Loan Losses	180	23	203
Net Interest Income, After Provision for Loan Losses	3,299	1,739	5,038
Other Income	738	123	861
Other Expenses	2,849	1,130	3,979
Income Before Income Taxes	1,188	732	1,920
Provision for Income Taxes	220	135	355
Net Income	$ 968	$ 597	$ 1,565
Net Income Available to Common Shareholders	$ 968	$ 597	$ 1,565
Net Income Per Common Share:
Basic	$ 0.85	$ 0.55	$ 0.70
Diluted	$ 0.75	$ 0.55	$ 0.66
Weighted Average Shares Outstanding:
Basic	1,148	1,085	2,233
Diluted	1,294	1,085	2,379

PRO FORMA CONDENSED COMBINED INCOME STATEMENT For the Year Ended December 31, 1998 (000's, except for per share amounts)
	UNITED BANCSHARES	BANK OF LEIPSIC COMPANY	PRO FORMA COMBINED

Interest Income:
Interest and Fees from Loans	$ 8,567	$ 3,040	$ 11,607
Securities and Other	1,838	1,803	3,641
Total Interest Income	10,405	4,843	15,248
Interest Expense:
Deposits	5,316	2,214	7,530
Borrowings	240	256	496
Total Interest Expense	5,556	2,470	8,026
Net Interest Income	4,849	2,373	7,222
Provision for Loan Losses	180	42	222
Net Interest Income, After Provision for Loan Losses	4,669	2,331	7,000
Other Income	1,003	167	1,170
Other Expenses	4,050	1,515	5,565
Income Before Income Taxes	1,622	983	2,605
Provision for Income Taxes	302	183	485
Net Income	$ 1,320	$ 800	$ 2,120
Net Income Available to Common Shareholders	$ 1,320	$ 800	$ 2,120
Net Income Per Common Share:
Basic	$ 1.14	$ 0.74	$ 0.95
Diluted	$ 1.02	$ 0.74	$ 0.89
Weighted Average Shares Outstanding:
Basic	1,153	1,085	2,238
Diluted	1,298	1,085	2,383

PRO FORMA CONDENSED COMBINED INCOME STATEMENT For the Year Ended December 31, 1997 (000's, except for per share amounts)
	UNITED BANCSHARES	BANK OF LEIPSIC COMPANY	PRO FORMA COMBINED
Interest Income:
Interest and Fees from Loans	$ 7,457	$ 2,959	$ 10,416
Securities and Other	1,821	1,832	3,653
Total Interest Income	9,278	4,791	14,069
Interest Expense:
Deposits	4,624	2,267	6,891
Borrowings	256	204	460
Total Interest Expense	4,880	2,471	7,351
Net Interest Income	4,398	2,320	6,718
Provision for Loan Losses	130	49	179
Net Interest Income, After Provision for Loan Losses	4,268	2,271	6,539
Other Income	502	188	690
Other Expenses	3,039	1,430	4,469
Income Before Income Taxes	1,731	1,029	2,760
Provision for Income Taxes	351	202	553
Net Income	$ 1,380	$ 827	$ 2,207
Net Income Available to Common Shareholders	$ 1,380	$ 827	$ 2,207
Net Income Per Common Share:
Basic	$ 1.30	$ 0.76	$ 1.03
Diluted	$ 1.09	$ 0.76	$ 0.94
Weighted Average Shares Outstanding:
Basic	1,061	1,085	2,146
Diluted	1,267	1,085	2,352

PRO FORMA CONDENSED COMBINED INCOME STATEMENT For the Year Ended December 31, 1996 (000's, except for per share amounts)
	UNITED BANCSHARES	BANK OF LEIPSIC COMPANY	PRO FORMA COMBINED

Interest Income:
Interest and Fees from Loans	$ 5,755	$ 2,829	$ 8,584
Securities and Other	2,052	1,777	3,829
Total Interest Income	7,807	4,606	12,413
Interest Expense:
Deposits	3,803	2,115	5,918
Borrowings	328	168	496
Total Interest Expense	4,131	2,283	6,414
Net Interest Income	3,676	2,323	5,999
Provision for Loan Losses	913	56	969
Net Interest Income, After Provision for Loan Losses	2,763	2,267	5,030
Other Income	363	125	488
Other Expenses	2,686	1,331	4,017
Income Before Income Taxes	440	1,061	1,501
Provision for Income Taxes	111	169	280
Net Income	$ 329	$ 892	$ 1,221
Net Income Available to Common Shareholders	$ 329	$ 892	$ 1,221
Net Income Per Common Share:
Basic	$ 0.32	$ 0.82	$ 0.58
Diluted	$ 0.27	$ 0.82	$ 0.53
Weighted Average Shares Outstanding:
Basic	1,019	1,085	2,104
Diluted	1,236	1,085	2,321

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 1999 000's

	UNITED	BANK OF LEIPSIC	PRO FORMA	PRO FORMA
	BANCSHARES	COMPANY	ADJUSTMENTS	COMBINED
ASSETS
Cash and Due from Banks	$ 3,027	1421		$ 4,448
Federal Funds Sold	-	4		4
Securities	24,930	26,073		51,003
Loans, net	124,638	36,356		160,994
Premises and Equipment	3,664	493		4,137
Accrued Interest Receivable
and Other Assets	3,960	1,832		5,792

Total Assets	$ 160,199	$ 66,179	$ -	$ 226,378

LIABILITIES
Deposits	$ 141,177	52,982		194,159
Federal Funds Purchased	1,725	-		1,725
Other Borrowings and
Federal Home Loan Bank
Advances	6,931	4,568		11,499
Accrued Interest Payable and
Other Liabilities	410	413		823
Total Liabilities	150,243	57,963	-	208,206

SHAREHOLDERS' EQUITY	9,956	8,216		18,172

Total Liabilities and
Shareholders' Equity	$ 160,199	$ 66,179	$ -	$ 226,378

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
December 31, 1998
(000's)

	UNITED	BANK OF LEIPSIC	PRO FORMA	PRO FORMA
	BANCSHARES	COMPANY	ADJUSTMENTS	COMBINED
ASSETS
Cash and Due from Banks	$ 3,515	$ 2,245		$ 5,760
Federal Funds Sold	-	3,524		3,524
Securities	34,510	28,211		62,721
Loans, net	107,297	32,530		139,827
Premises and Equipment	3,649	505		4,154
Accrued Interest Receivable
and Other Assets	3,688	1,543		5,231

Total Assets	$ 152,659	$ 68,558	$ -	$ 221,217

LIABILITIES
Deposits	$ 130,963	54,579		185,542
Federal Funds Purchased	2,175	-		2,175
Other Borrowings and
Federal Home Loan Bank
Advances	8,359	4,633		12,992
Accrued Interest Payable and
Other Liabilities	830	673		1,503
Total Liabilities	142,327	59,885	-	202,212

SHAREHOLDERS' EQUITY	10,332	8,673		19,005

Total Liabilities and
Shareholders' Equity	$ 152,659	$ 68,558	$ -	$ 221,217

Certain Beneficial Owners

United Bancshares

The following table sets forth certain information as of September 30, 1999, as to the common stock of United Bancshares owned of record beneficially by each person who owned more than five percent of the common stock of United Bancshares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class Before Merger	Percent of Class After Merger
Common Stock	CEDE & CO 55 Water Street New York, NY 10041	169,128	14.22%	7.44%

Common Stock	Ardath Huffman/Craft Trust 8910 Lugabill Rd. Bluffton, OH 45817	97,541	8.20%	4.29%

Common Stock	United Bancshares KSOP Jane Gettman, Thomas Erhart & Eugene Lehman Trustees 100 S. High Street Columbus Grove, OH 45830	96,447	8.11%	4.24%

After the merger
Common Stock	Joe S. Edwards, Jr.(1)	185,101(2)	--	8.14%

(1) Mr. Edwards is a shareholder of Bank of Leipsic who, after the merger, will become a 5% or greater shareholder of United Bancshares.

(2) Represents post-merger number of shares.

Certain Relationships and Related Transactions

In the ordinary course of conducting its business, United Bancshares, for itself or through its banking subsidiary, may engage in transactions with the employees, directors and managers of United Bancshares and the Union Bank which may include, but not be limited to, loans. As required by and in compliance with Ohio banking law, all banking transactions with directors, employees or managers of United Bancshares are conducted on the same basis and terms as would be provided to any other bank customer. No amounts of these related transactions exceeded $60,000 in calendar 1998. In addition, each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.

Legal Matters

Certain legal matters will be passed upon for United Bancshares by Dinsmore & Shohl, its special legal counsel, 1900 Chemed Center, 255 East Fifth Street, Cincinnati, Ohio 45202.

Experts

The consolidated financial statements of United Bancshares included in this document to the extent and for the periods indicated in their reports have been audited by E.S. Evans & Co., independent certified public accountants, and are included in this document in reliance upon the authority of E.S. Evans & Co. as experts in accounting and auditing.

The financial statements of Bank of Leipsic as of December 31, 1998 and for the year then ended, have been included in this prospectus in reliance upon the report of Clifton Gunderson LTD., independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

Other Business

It is not anticipated that any other business will arise at the special meetings of shareholders of United Bancshares or Bank of Leipsic. The management of United Bancshares and Bank of Leipsic have no other business to present and do not know of any other person who will present any other business. However, if any other business should be presented at either special meeting, the persons named on your companys proxy will vote thereon according to their best judgment in the interests of the company they represent.

By Order of the Board of Directors, By Order of the Board of Directors,

E. Eugene Lehman, President James N. Reynolds, Chairman

United Bancshares, Inc. The Bank of Leipsic Company


UNITED BANCSHARES, INC.

COLUMBUS GROVE, OHIO

____________________

FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 1998 AND 1997

AND THE QUARTER ENDED

SEPTEMBER 30, 1999


TABLE OF CONTENTS

FIVE YEAR PERFORMANCE SUMMARY Page FS-1-3

INDEPENDENT AUDITORS' REPORT FS-1-4

CONSOLIDATED BALANCE SHEET FS-1-5

CONSOLIDATED STATEMENTS OF -

INCOME FS-1-6

STOCKHOLDERS' EQUITY FS-1-7

CASH FLOWS FS-1-9

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FS-1-10

UNITED BANCSHARES, INC. (PARENT ONLY)

BALANCE SHEET FS-1-25

STATEMENTS OF -

INCOME FS-1-25

STOCKHOLDERS' EQUITY FS-1-26

CASH FLOWS FS-1-26

DIRECTORS AND OFFICERS FS-1-28

FIVE YEAR PERFORMANCE SUMMARY

	1998	1997	1996	1995	1994
Income and Expense (000's)
Total Interest Income	$ 10,405	$ 9,278	$ 7,807	$ 6,646	$ 5,326
Net Interest Income	4,849	4,398	3,676	3,088	2,724
Net Securities Transactions	357	22	2	(1)	(9)
Noninterest Income	646	481	361	251	241
Noninterest Expense	4,050	3,039	2,687	2,360	2,152
Net Income	$ 1,320	$ 1,380	$ 329	$ 770	$ 542

Per Common Share Data
Net Income, Basic	$ 1.14	$ 1.30	$ 0.32	$ 0.77	$ 0.56
Net Income, Diluted	1.02	1.09	0.27	0.64	0.50
Book Value	$ 8.78	$ 7.52	$ 6.54	$ 6.48	$ 5.31

Balance Sheet (Year end balances - 000's)
Loans	$ 108,495	$ 86,579	$ 74,592	$ 52,595	$ 42,130
Deposits	130,963	107,829	94,803	81,284	72,620
Total Assets	$ 152,659	$ 120,375	$ 105,484	$ 91,403	$ 79,406

Operating Ratios
Return on Average Assets	0.99%	1.21%	0.33%	0.90%	0.71%
Return on Average Equity	13.83%	18.28%	4.95%	12.74%	10.13%
Net Interest Margin -
(fully taxable equivalent basis)	4.19%	4.21%	4.21%	4.12%	4.02%
Efficiency Ratio	68.79%	59.98%	62.76%	65.98%	67.85%

Credit Quality
Net Charge-Offs to Average Loans	0.09%	0.02%	1.06%	0.12%	0.31%
Ending Allowance to Loans	1.11%	1.28%	1.34%	1.44%	1.88%
Nonperforming Loans to Total Loans	0.50%	0.06%	0.27%	0.10%	0.09%
Loans Delinquent 90 Days or
More to Total Loans	0.28%	0.85%	1.36%	0.17%	0.51%

Common Stock
Average Shares Outstanding -
Basic	1,153,348	1,060,793	1,019,006	994,101	971,661
Diluted	1,298,124	1,266,790	1,235,607	1,205,412	1,093,212
Stock Price at Year End	$ 14.75	$ 9.13	$ 7.75	$ 6.00	$ 5.50

INDEPENDENT AUDITORS' REPORT

Stockholders

United Bancshares, Inc.

Columbus Grove, Ohio

We have audited the accompanying consolidated balance sheets of United Bancshares, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 1998, 1997, and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United Bancshares, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for 1998, 1997, and 1996 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The balance sheet and statements of income, stockholders' equity and cash flows of United Bancshares, Inc. (parent only) and the five year performance financial summary are presented for purposes of additional analysis and are not a required part of the basic consolidated financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ E.S. Evans and Company

E.S. Evans and Company

Lima, Ohio

February 26, 1999

CONSOLIDATED BALANCE SHEETS

	September 30, 1999	December 31,
ASSETS	(unaudited)	1998	1997
Cash and Due from Banks	$3,027,456	$ 3,515,223	$ 2,140,409
Federal Funds Sold	-	-	300,000
Investment Securities - Note B	24,930,110	34,510,429	27,217,091
Loans, Net of Allowance for Loan Losses of
$1,216,740, $1,198,103 and $1,107,522, respectively - Note C	124,637,800	107,297,139	85,471,055
Other Assets -
Premises and Equipment, net - Note D	3,643,724	3,649,082	2,436,166
Interest Receivable	1,247,777	1,160,897	1,013,657
Deferred Income Tax - Note F	323,757	208,984	267,824
Other Real Estate Owned	395,502	398,228	43,613
Other Assets	1,992,641	1,919,308	1,484,707
Total Other Assets	7,603,401	7,336,499	5,245,967

Total Assets	$160,198,767	$ 152,659,290	$ 120,374,522

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits - Note E
Noninterest-Bearing	$ 9,567,564	$ 10,368,018	$ 7,927,818
Interest-Bearing	131,608,946	120,594,846	99,901,381
Total Deposits	141,176,510	130,962,864	107,829,199
Federal Funds Purchased	1,725,000	2,175,000	0
Federal Home Loan Bank Borrowing - Note J	6,656,113	8,358,825	3,003,122
Other Borrowed Funds	275,000	19,970	275,000
Interest Payable	229,951	242,959	211,893
Other Liabilities	180,366	567,479	575,516
Total Liabilities	150,242,940	142,327,097	111,894,730
Stockholders' Equity -
Common Stock, Stated Value $1;	1,189,231	1,176,800	281,844
3,750,000, 3,750,000 and 1,000,000 shares authorized
1,189,231, 1,176,800 and 281,844 shares issued and
outstanding, respectively
Capital Surplus	1,853,456	1,726,502	2,192,319
Retained Earnings	7,738,982	7,124,919	6,135,997
Accumulated Other Comprehensive Income	(825,842)	303,972	81,916
Treasury Stock (5,816 shares), at cost	-	-	(212,284)
Total Stockholders' Equity	9,955,827	10,332,193	8,479,792
Total Liabilities and Stockholders' Equity	$160,198,767	$ 152,659,290	$ 120,374,522

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME

For the Nine Months Ended September 30, 1999 and 1998 and

For the Three Years Ended December 31, 1998, 1997 and 1996

	Nine months ended September 30,
	1999	1998	Year ended December 31,
	(unaudited)		1998	1997	1996
Interest Income -
Interest and Fees from Loans	$7,553,506	$ 6,229,477	$ 8,567,145	$ 7,457,127	$ 5,755,434
Interest from Investments -
Taxable	676,519	779,587	1,016,832	1,420,770	1,521,754
Tax-exempt	511,592	544,593	762,672	363,172	472,460
Other	34,718	31,140	58,599	37,251	57,396
Total Interest Income	8,776,335	7,584,797	10,405,248	9,278,320	7,807,044
Interest Expense -
Deposits -
Demand, Savings, and Money Market Accounts	606,095	626,153	842,063	870,614	885,197
Time Deposits	3,774,114	3,298,676	4,474,785	3,753,390	2,917,800
Borrowings	199,552	180,780	239,860	256,258	327,703
Total Interest Expense	4,579,761	4,105,609	5,556,708	4,880,262	4,130,700
Net Interest Income	4,196,574	3,479,188	4,848,540	4,398,058	3,676,344
Provision for Loan Losses	215,750	180,000	180,000	130,000	913,000
Net Interest Income, After Provision for Loan Losses	3,980,824	3,299,188	4,668,540	4,268,058	2,763,344
Noninterest Income -
Service Charges on Deposit Accounts	273,703	221,542	338,425	270,798	225,224
Securities Gains/(Losses)	13,682	178,663	356,629	21,583	1,522
Gains from Sales of Loans	55,391	151,377	171,484	89,815	48,977
Other	279,157	186,133	136,327	120,360	87,117
Total Noninterest Income	621,933	737,715	1,002,865	502,556	362,840
Noninterest Expense -
Salary and Related Costs	1,770,106	1,407,374	2,099,248	1,589,073	1,279,466
Net Occupancy Costs	351,851	339,677	551,998	390,728	404,813
Data Processing Costs	156,478	125,126	168,569	131,286	111,303
Stationery and Supplies Costs	92,157	104,707	133,748	104,173	95,924
Advertising Costs	77,091	119,747	146,120	139,914	122,772
Franchise Tax Costs	98,640	92,970	122,234	101,578	97,935
Other Costs	791,533	659,681	828,060	582,153	574,366
Total Noninterest Expense	3,337,856	2,849,282	4,049,977	3,038,905	2,686,579
Income Before Income Taxes	1,264,901	1,187,621	1,621,428	1,731,709	439,605
Provision for Income Taxes	271,996	219,574	301,861	351,233	110,887

Net Income	$ 992,905	$ 968,047	$ 1,319,567	$ 1,380,476	$ 328,718
Net Income Per Common Share -
Basic	$ 0.84	$ 0.85	$ 1.14	$ 1.30	$ 0.32
Diluted	$ 0.75	$ 0.75	$ 1.02	$ 1.09	$ 0.27

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the Nine Months Ended September 30, 1999 (unaudited) and

For the Three Years Ended December 31, 1998, 1997 and 1996

		Capital in		Accumulated
		Excess of		Other		Total
	Common	Stated	Retained	Comprehensive	Treasury	Stockholders'
	Stock	Value	Earnings	Income	Stock	Equity
BALANCES, JANUARY 1, 1996	$ 252,083	$ 1,371,046	$ 4,846,961	$ 62,969	$ -	$ 6,533,059

COMPREHENSIVE INCOME
Net Income	-	-	328,718	-	-	328,718

Net Change in Unrealized
Gains on Securities
Available for Sale,
Net of Taxes of
$52,840 - Note B	-	-	-	(102,573)		(102,573)
TOTAL COMPREHENSIVE
INCOME						226,145

Stock Dividends	6,363	184,611	(190,969)	-	-	5

BALANCES, DECEMBER 31, 1996	258,446	1,555,657	4,984,710	(39,604)	-	6,759,209

COMPREHENSIVE INCOME
Net Income	-	-	1,380,476	-	-	1,380,476

Net Change in Unrealized
Gains on Securities
Available for Sale,
Net of Taxes of
$62,601 - Note B	-	-	-	121,520	-	121,520
TOTAL COMPREHENSIVE
INCOME						1,501,996

Stock Dividends	6,612	222,577	(229,189)	-	-	-
Purchase of Treasury Stock	-	-	-	-	(212,284)	(212,284)
Exercise of Stock Options -
Note L	16,786	414,085	-	-	-	430,871

BALANCES, DECEMBER 31, 1997	281,844	2,192,319	6,135,997	81,916	(212,284)	8,479,792

COMPREHENSIVE INCOME
Net Income			1,319,567			1,319,567

Net Change in Unrealized
Gains on Securities
Available for Sale,
Net of Taxes of
$114,392 - Note B	-	-	-	222,056	-	222,056
TOTAL COMPREHENSIVE
INCOME						1,541,623

Stock Split	861,421	(861,421)				-
Stock Dividends	22,909	307,734	(330,645)			(2)
Sale of Treasury Stock					212,284	212,284
Redeem Fractional Shares		(7,707)				(7,707)
Exercise of Stock Options -
Note L	10,626	95,577	-	-	-	106,203

BALANCES, DECEMBER 31, 1998	$ 1,176,800	$ 1,726,502	$ 7,124,919	$ 303,972	$ -	$ 10,332,193
COMPREHENSIVE INCOME
Net Income			992,905			992,905
Net Change in Unrealized Gains on Securities Available for Sale, Net of Taxes of ($582,025) - Note B	-	-	-	(1,129,814)	-	(1,129,814)
TOTAL COMPREHENSIVE LOSS						(136,909)
Stock Dividends	7,213	109,998	(117,211)			-
Redeem Fractional Shares		(3,354)				(3,354)
Cash Dividends Paid			(261,631)			(261,631)
Exercise of Stock Options - Note L	5,218	20,310	-	-	-	25,528
BALANCES, SEPTEMBER 30, 1999	$ 1,189,231	$ 1,853,456	$ 7,738,982	$ (825,842)	$ -	$ 9,955,827

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months ended September 30, 1999 and 1998 and

For the Three Years Ended December 31, 1998, 1997 and 1996

	Nine months ended September 30,
	1999	1998	Year ended December 31,
	(unaudited)		1998	1997	1996
Cash Flows from Operating Activities:
Net Income	$ 992,905	$ 968,047	$ 1,319,567	$ 1,380,476	$ 328,718
Adjustments -
Depreciation and Amortization	190,800	164,272	216,482	173,084	224,742
Provision for Loan Losses	215,750	180,000	180,000	130,000	913,000
(Increase) in Other Assets	(160,212)	(453,756)	(581,841)	(684,022)	(366,160)
Decrease/(Increase) in Deferred Income Tax	(114,773)	(41,437)	58,840	3,042	(124,567)
Increase in Other Liabilities	(400,121)	95,961	23,029	380,636	79,473
Net Cash Provided by Operating Activities	724,349	913,087	1,216,077	1,383,216	1,055,206

Cash Flows from Investing Activities:
Purchase of Securities to be Held to Maturity	-	-	-	(2,988,688)	(2,101,860)
Proceeds from Maturities of Securities
to be Held to Maturity	-	-	-	8,092,670	5,523,044
Purchase of Available for Sale Securities	(7,027,310)	(17,292,564)	(30,498,235)	(10,271,196)	(2,573,599)
Proceeds from Sales and Maturities of
Available for Sale Securities	15,477,816	17,096,305	23,426,951	2,602,777	6,875,921
Net (Increase) in Loans	(17,359,299)	(8,131,787)	(21,837,255)	(11,979,489)	(21,949,098)
Recovery of Loans Written Off as Uncollectible	63,840	73,954	87,533	254,877	103,398
Loans Charged Off	(260,954)	(148,609)	(176,952)	(272,894)	(776,633)
Fixed Assets Acquired	(185,442)	(1,212,131)	(1,429,398)	(747,726)	(135,396)
(Increase)/Decrease in Other Real Estate Owned	2,726	(244,296)	(354,615)	(38,165)	666
Net Cash Used in Investing Activities	(9,288,623)	(9,859,128)	(30,781,971)	(15,347,834)	(15,033,557)

Cash Flows from Financing Activities
Net (Payments)/Proceeds from Borrowing	(1,897,682)	(2,304,641)	7,275,673	(237,454)	256,474
Net Increase in Deposit Accounts	10,213,646	14,494,482	23,054,255	13,019,607	13,470,623
Sale/(Purchase) of Treasury Stock	-	212,284	212,284	(212,284)	-
Cash Dividends Paid	(261,631)	-	-	-	-
Redemption of Fractional Shares	(3,354)	(2,394)	(7,707)	-	-
Exercise of Stock Options	25,528	102,765	106,203	430,871	-
Net Cash Provided by Financing Activities	8,076,507	12,502,496	30,640,708	13,000,740	13,727,097

Net Change in Cash and Cash Equivalents	(487,767)	3,556,455	1,074,814	(963,878)	(251,254)
Cash and Cash Equivalents at January 1	3,515,223	2,440,409	2,440,409	3,404,287	3,655,541
Cash and Cash Equivalents at December 31	$ 3,027,456	$ 5,996,864	$ 3,515,223	$ 2,440,409	$ 3,404,287
Cash Paid During the Year for:
Interest	$ 4,592,769	$ 4,097,428	$ 5,525,642	$ 4,851,623	$ 4,116,535
Income Taxes	$ 205,500	$ 484,110	$ 629,640	$ 96,000	$ 220,901

The accompanying notes are an integral part of these financial statements.

Note A - Summary of Significant Accounting Policies

Nature of Operations

The Company's subsidiary, The Union Bank Company, operates under a State Bank Charter and provides full banking services. As a State Bank, Union is subject to regulation of The State of Ohio, The Federal Reserve and The Federal Deposit Insurance Corporation. The area served by The Union Bank Company is West Central Ohio. Services are provided through offices in Columbus Grove, Kalida, Ottawa, and Lima, Ohio.

Consolidation

The consolidated financial statements include the accounts of United Bancshares, Inc. ("Company"), and its wholly-owned subsidiary, The Union Bank Company ("Union"), after elimination of intercompany transactions and balances. The supplementary statements labeled Parent Only reflect United Bancshares, Inc.'s investment in Union Bank under the equity method of accounting.

Investment Securities

Union's investment securities are generally classified in two categories: Held to Maturity and Available for Sale. Securities held to maturity are those for which the Bank has the positive intent and ability to hold to maturity. These securities are stated at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. Securities available for sale are those securities not classified as trading securities nor as securities to be held to maturity. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a net amount in a separate component of shareholders' equity until realized. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method.

Loans and Allowance for Loan Losses

Loans are reported at the amount of unpaid principal, reduced by unearned discount and an allowance for possible loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluation of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

From time to time, Union elects to sell a portion of its residential mortgage loans. At the time of sale, gain or loss is determined by comparing the proceeds with the book value. Such gain or loss is reflected as a component of noninterest income.

The impairment of a loan is measured based upon the present value of anticipated future cash flows, discounted at the loan's effective interest rate, or on the underlying future cash flows, discounted at the loan's effective interest rate, or on the underlying value of collateral for collateral dependent loans. The impaired loan's value in excess of the expected cash flows or collateral value, is specifically charged to the allowance for loan losses.

Mortgage Servicing Rights

Effective for 1996, SFAS No. 122, "Accounting for Mortgage Servicing Rights" requires an entity that sells mortgage loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. Under SFAS No. 122, if it is not practicable to estimate the fair values of the mortgage servicing rights and the mortgage loans without the servicing rights, the entire cost of originating the mortgage loan shall be allocated to the mortgage loans and no cost shall be allocated to the servicing rights. Due to the lack of a comprehensive valuation methodology, Management has determined it is not practicable to estimate the fair values of the mortgage servicing rights.

Other Real Estate

Other real estate, acquired through partial or total satisfaction of loans, is carried at the lower of cost or fair market value. At the date of acquisition, any losses are charged to the allowance for loan losses.

Bank Premises and Equipment

Building and equipment are stated at cost, less accumulated depreciation, computed on the straight line and declining balance methods over the estimated useful lives. Expenditures, for betterment's and renewals, which extend useful lives, are added to the basis of the assets. Gains and losses on retirements and disposals are included in net income.

Income Taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes. The difference relates principally to the provision for loan losses and certain compensation plans.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For the statements of cash flows, cash and cash equivalents includes cash on hand, correspondent bank accounts, and federal funds sold.

Treasury Stock

Treasury shares acquired are reported at cost.

Stock Based Compensation

United Bancshares applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations in accounting for its stock-based compensation plans. In 1995, the FASB issued Statements of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" which is effective for fiscal years beginning after December 15, 1995. Under SFAS No. 123, companies may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB No. 25. United Bancshares has elected to continue to apply the provision of APB No. 25.

Stock Dividends and Splits

All per share and average share information have been restated in accordance with SFAS No. 128. Dividends issued in stock are reported by transferring the market value of the stock issued from retained earnings to common stock and additional paid-in capital. Stock splits are recorded by adjusting common stock and additional paid-in capital by the par value of the additional shares. On May 20, 1998, the Board of Directors declared a four-for-one stock split, paid on June 1, 1998, increasing shares outstanding by 861,421 shares.

Pending Acquisition

On December 23, 1998, United Bancshares entered into a definitive letter of agreement with The Bank of Leipsic. The intention of this letter of agreement is that The Bank of Leipsic will become a wholly-owned subsidiary of United Bancshares. Present shareholders of The Bank of Leipsic will exchange their current shares for shares of United Bancshares. As of the issuance of these financial statements, a definitive agreement has been approved by the Boards of Directors of both United Bancshares and The Bank of Leipsic. The intention is that the shareholders of both organizations will be asked to approve the proposed merger.

Note B - Investment Securities

Carrying amounts and approximate market values of investments securities are summarized as follows:

	September 30, 1999
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Held to Maturity -
U. S. Treasury & Agency	$ -	$ -	$ -	$ -
State and Municipal	-	-	-	-
Mortgaged Backed	-	-	-	-
Other	-	-	-	-
Total	$ -	$ -	$ -	$ -

Securities Available for Sale -
U. S. Treasury & Agency	$ 2,715,204	$ 36,683	$ (42,009)	$ 2,709,878
State and Municipal	13,531,234	21,080	(977,127)	12,575,187
Mortgaged Backed	8,693,560	49,180	(252,263)	8,490,477
Other	1,241,388	-	(86,820)	1,154,568
Total	$ 26,181,386	$ 106,943	$ (1,358,219)	$ 24,930,110

	December 31, 1998
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Held to Maturity -
U. S. Treasury & Agency	$ -	$ -	$ -	$ -
State and Municipal	-	-	-	-
Mortgaged Backed	-	-	-	-
Other	-	-	-	-
Total	$ -	$ -	$ -	$ -

Securities Available for Sale -
U. S. Treasury & Agency	$ 3,051,186	$ 105,340	$ -	$ 3,156,526
State and Municipal	19,581,835	457,819	(143,617)	19,896,037
Mortgaged Backed	10,049,986	126,294	(19,451)	10,156,829
Other	1,366,859	3,668	(69,490)	1,301,037
Total	$ 34,049,866	$ 693,121	$ (232,558)	$ 34,510,429

	December 31, 1997
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Securities Held to Maturity -
U. S. Treasury & Agency	$ 232,452	$ -	$ -	$ 232,452
State and Municipal	3,156,013	151,150	(402)	3,306,761
Mortgaged Backed	8,753,402	177,571	(65,724)	8,865,249
Other	1,303,899	19,376	-	1,323,275
Total	$ 13,445,766	$ 348,097	$ (66,126)	$ 13,727,737

Securities Available for Sale -
U. S. Treasury & Agency	$ 5,094,027	$ 61,216	$ (2,983)	$ 5,152,260
State and Municipal	7,237,258	140,643	(7,335)	7,370,566
Mortgaged Backed	815,925	2,149	(506)	817,568
Other	500,000	-	(69,069)	430,931
Total	$ 13,647,210	$ 204,008	$ (79,893)	$ 13,771,325

Various securities have been pledged to secure public funds on deposit in the amounts of $4,140,000, $3,462,000 and $2,842,000 for September 30, 1999, December 31, 1998, and December 31, 1997, respectively. Available for Sale - Other Securities category is Federal Home Loan Bank stock in the amount of $639,500 at September 30, 1999, $565,200 at December 31, 1998, and $526,200 at December 31, 1997. Although classified as available for sale, the ownership of these stocks is restricted and they lack a ready market. Accordingly, both amortized cost and fair value are considered to be the original cost.

The scheduled maturities of securities to be held to maturity and securities available for sale at September 30, 1999 were as follows:

	Securities Held		Securities Available
	to Maturity		for Sale
	Amortized	Fair	Amortized	Fair
Due in one year or less	Cost	Value	Cost	Value
Due from 1 to 5 years	$ -	$ -	$ -	$ -
Due from 6 to 10 years	-	-	1,979,270	2,006,341
Due more than 10 years	-	-	329,087	326,325
Mortgage Backed Securities	-	-	13,938,081	12,952,399
Other - No Stated Maturity	-	-	8,693,560	8,490,477
	-	-	1,241,388	1,154,568
Totals	$ -	$ -	$ 26,181,386	$ 24,930,110

	Securities Held		Securities Available
	to Maturity		for Sale
	Amortized	Fair	Amortized	Fair
Due in one year or less	Cost	Value	Cost	Value
Due from 1 to 5 years	$ -	$ -	$ -	$ -
Due from 6 to 10 years	-	-	1,437,027	1,513,603
Due more than 10 years	-	-	1,367,472	1,426,415
Mortgage Backed Securities	-	-	19,828,522	20,112,545
Other - No Stated Maturity	-	-	10,049,986	10,156,829
	-	-	1,366,859	1,301,037
Totals	$ -	$ -	$ 34,049,866	$ 34,510,429

Standards issued by the Financial Accounting Standards Board call for investments classified as held to maturity are to be recorded at cost while those classified as available for sale are to be reflected at market value, with corresponding unrealized gains or losses, net of tax effect, reported as a separate component of shareholders' equity until realized. As permitted by the Financial Accounting Standards Board, transfers were made from held to maturity to available for sale during 1998. At the transfer date, securities with a book value of $10,401,137 were transferred from held to maturity to available for sale. The market value of these securities was $10,711,000 with a resulting unrealized gain, net of tax, of $204,510.

For all securities classified as available for sale, a net unrealized loss of $(1,251,276) existed at September 30, 1999. At December 31, 1998, there was a net unrealized gain of $303,972 while at December 31, 1997, there was a net unrealized gain of $81,916.

Note C - Loans

Major classifications of loans are as follows:

	December 31
	1998	1997
Mortgage	$ 72,695,670	$ 52,711,865
Installment	17,475,199	18,512,809
Agri/Business	4,196,223	4,736,521
Home Equity	3,522,975	1,712,946
Credit Cards	633,141	561,464
Other	9,972,034	8,342,972
Total Loans	108,495,242	86,578,577
Allowance for Loan Losses	(1,198,103)	(1,107,522)
Loans - Net	$ 107,297,139	$ 85,471,055

Nonperforming loans are those on which the accrual of interest has been discontinued. Interest income on those loans is recorded only when received.

Impaired loans were $485,569 and $179,923 at December 31, 1998 and 1997, respectively. No specific allocation of the allowance for loan losses has been made for these loans.

Activity within the allowance for loan losses was:

	December 31
	1998	1997	1996
Balance, Beginning of Year	$ 1,107,522	$ 995,539	$ 755,773
Provision for Loan Losses	180,000	130,000	913,000
Charge-Offs and Recoveries -
Total Charge-Offs	(176,952)	(272,894)	(776,633)
Recoveries	87,533	254,877	103,398
Net Charge-Offs	(89,419)	(18,017)	(673,235)

Balance, End of Year	$ 1,198,103	$ 1,107,522	$ 995,538

Note D	- Premises and Equipment
		September 30,	December 31,
		1999	1998	1997
Land		$ 990,294	$ 990,294	$ 979,693
Buildings		3,049,944	3,046,734	2,121,762
Furniture and Fixtures		1,774,911	1,592,680	1,099,254
	Total	5,815,149	5,629,708	4,200,709
	Less: Accumulated Depreciation	(2,171,425)	(1,980,626)	(1,764,543)
	Book Value	$ 3,643,724	$ 3,649,082	$ 2,436,166

Depreciation and amortization expense amounted to $190,800, $216,082 and $173.084 for the nine months ended September 30, 1999 and the years of 1998 and 1997, respectively.

Note E - Deposits.

The following is an expected maturity distribution of savings and time deposits at the indicated dates:

	September 30,	December 30,
	1999	1998	1997
Due in one year or less	$ 119,778,961	$ 98,782,758	$ 83,975,975
Due between one and three years	11,307,014	21,387,049	15,265,938
Due over three years	522,971	425,039	659,468
Totals	$ 131,608,946	$ 120,594,846	$ 99,901,381

As of September 30, 1999, December 31, 1998 and 1997, there were $9,992,000, $8,046,176 and $6,723,465 of time deposits greater than $100,000. At September 30, 1999, December 31, 1998 and 1997, there were $202,187, $134,465 and $55,055 of overdraft deposit relationships classified as loans.

The total amount of public funds held on deposit as of September 30, 1999, December 31, 1998 and 1997, was $4,162,781, $3,309,842 and $3,222,465, respectively. In connection with these deposits, $4,140,000, $3,462,000 and $2,842,000 of investments securities were pledged as collateral.

Note F - Income Taxes

Accumulated deferred income taxes of $823,283, $208,984, and $267,824 at September 30, 1999, December 31, 1998 and December 31, 1997, respectively, represent the tax effect of the cumulative excess of provision for loan losses over the deduction for federal income tax purposes, the tax effect of the net change in unrealized appreciation on securities available for sale, and the timing difference on certain compensation-related expenses.

The total income taxes reflected in the statement of income are:

	Nine Months Ended September 30,		December 31,
	1999	1998	1998	1997	1996
Currently Payable	$ 314,822	$ 235,507	$ 357,406	$ 410,856	$ 127,864
Deferred	(42,826)	(15,933)	(55,545)	(59,623)	(16,977)
Net	$ 271,996	$ 219,574	$ 301,861	$ 351,233	$ 110,887

The principal reasons for the difference in the effective tax rate and the federal statutory rate are as follows:
	September 30,		December 31,
	1999	1998	1998	1997	1996
Statutory Federal Income Tax Rate	34%	34%	34%	34%	34%
Effect on Rate of -
Tax Exempt Securities Income	(14)	(16)	(16)	(8)	(34)
Loan Losses	0	0	0	2	21
Stock Options Exercised	(3)	(3)	(2)	(5)	0
Credits	0	0	0	(1)	0
Other, Net	4	3	3	(2)	4
Tax Rate Based on Reported Income	21%	18%	19%	20%	25%

Note G - Commitments and Contingencies

In the normal course of business, there are various commitments and contingent liabilities (such as guarantees, commitments to extend credit, letters of credit and lines of credit) which are properly not recorded in the financial statements. At September 30, 1999, The Union Bank had commitments to customers for $187,000 of commercial letters of credit and $18,829,000 of loan commitments. At December 31, 1998, The Union Bank had commitments to customers for $115,000 of commercial letters of credit and $15,884,000 of loan commitments. In the opinion of management, these do not represent unusual risk.

The Union Bank is also subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing The Union Bank in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of The Union Bank.

Note H - Loans to Related Parties

Loans to related parties include loans made to directors, executive officers and their associates, as defined.

The aggregate dollar amount of these loans was $971,000, $1,105,000 and $847,000 at September 30, 1999, December 31, 1998 and 1997, respectively.

Note I - Employee Benefit Plans

United Bancshares has a profit sharing/401(k) plan. Under the terms of the plan, each active participant may make a voluntary contribution of up to 12% of pay. The Union Bank provides a discretionary matching contribution, which for 1998, 1997 and 1996 was 50% of an employee's contribution. This matching contribution is limited to a maximum of a 6% employee contribution. For 1998, 1997 and 1996, The Union Bank matching contributions were $38,394, $28,980 and $20,374, respectively. For interim periods, such as nine-month periods ended September 30, 1999 and September 30, 1998, accruals are established to reflect an appropriate expense for this portion of the plan.

The Union Bank also makes discretionary contributions to the profit sharing plan. For 1998, 1997 and 1996, 6%, 6% and 5% of eligible compensation was contributed, $94,625, $74,189 and $46,349, respectively. For interim periods, such as the nine-month periods ended September 30, 1999 and September 30, 1998, accruals are established to reflect an anticipated expense for this portion of the plan. Subsequent Board of Director action late in the year then determines the actual amount of the expense for the full calendar year.

The Union Bank has a nonqualified deferred compensation plan covering certain key employees. Such plan is indirectly funded by purchasing Bank owned life insurance products. Included in other assets on the consolidated balance sheets were $1,428,941, $1,333,904 and $953,768 which represent the balances in the insurance deposit accounts at September 30, 1999, December 31, 1998 and December 31, 1997, respectively.

Note J - Federal Home Loan Bank Borrowing

Borrowing from the Federal Home Loan Bank consisted of the following amounts:

		September 30,	December 31,
Maturity Date	Rate	1999	1998	1997
April 1,2009	6.10	$ 209,635	$ 226,042	$ 247,917
November 1, 2004	7.95	5,751	9,068	11,869
November 1, 2014	8.60	12,401	17,897	21,342
December 1, 2009	8.50	16,930	24,962	30,486
December 1, 2014	8.75	22,145	31,944	38,067
December 1, 2014	8.40	33,074	47,744	56,948
December 1, 2014	8.70	42,808	60,824	74,246
December 1, 2014	8.65	10,144	14,415	17,598
December 1, 2014	8.65	41,900	59,540	72,688
January 1, 2015	8.70	18,584	26,399	32,217
January 1, 2015	8.80	20,144	28,609	34,904
February 1, 2015	8.70	14,197	20,162	24,598
March 1, 2015	8.65	12,673	17,994	21,952
March 1, 2015	8.55	26,349	37,997	45,269
March 1, 2015	8.40	15,189	21,910	26,114
April 1, 2015	8.10	10,999	15,433	17,914
April 1, 2015	7.95	46,515	65,284	75,812
June 1, 2015	7.95	68,433	96,025	111,481
November 1, 2015	6.80	28,242	36,576	41,700
January 30, 1998	5.88	-	-	1,000,000
March 18, 1998	5.90	-	-	1,000,000
February 16, 1999	5.02	-	2,000,000	-
February 17, 1999	5.02	-	1,500,000	-
February 22, 1999	5.02	-	2,000,000	-
March 17, 1999	5.02		2,000,000	-
September 8, 2009	5.52	6,000,000	-	-
Totals		$ 6,656,113	$ 8,358,825	$ 3,003,122

These advances are secured by certain residential mortgage loans with book values of $35,449,000, $12,538,238 and $4,504,683 at September 30, 1999, December 31, 1998 and 1997, respectively. The Union Bank had a line of credit from The Federal Home Loan Bank in the amount of $18,000,000. The Union Bank has the option of selecting from both variable and fixed rate borrowing products. All borrowings are secured by Federal Home Loan Bank stock and mortgages owned by The Union Bank totaling 150% of the outstanding borrowings. At September 30, 1999, The Union Bank had borrowed $6,000,000 on this line, as reflected by the final item reflected above. At December 31, 1998, The Union Bank had borrowed $7,500,000 on a similar line.

Note K - Concentrations of Credit

Substantially all of The Union Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in The Union Bank's market area. Investments in state and municipal securities also involve governmental entities within The Union Bank's market area. The concentrations of credit by type of loan are set forth in Note C. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Commercial and standby letters of credit were granted primarily to commercial borrowers.

Note L - Stock Dividends

In recent years, United Bancshares' dividends are in the form of stock, with a cash redemption option available to shareholders. During 1999, 1998, 1997 and 1996, there were 7,213, 28,090, 26,448 and 25,452 shares issued as dividends, respectively.

Note M - Stock Options

United Bancshares maintains both qualified and nonqualified stock option plans, under which directors and Bank officers are entitled to purchase common shares. The plans generally provide that the exercise price of any stock option may not be less than the fair market value of the common stock on the date of the grant. As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", United Bancshares has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized for financial statement purposes. Any subsequent tax benefit from the exercise is recorded on United Bancshares' books as an addition to capital surplus.

All options granted since plan inception have been adjusted for the effects of common stock dividends as well as the 1998 stock split. Because the effects of applying the fair value method of accounting for stock options under SFAS No. 123 are not materially different from amounts reported in the consolidated financial statements, fair value and proforma information has not been provided.

The following summarizes United Bancshares' stock options as of September 30, 1999, December 31, 1998, 1997 and 1996, and the changes for the years then ended:

	1999
	Number of	Weighted Average
	Shares	Exercise Price
Outstanding at the beginning of
the year	139,636	$ 5.58
Granted	-	-
Adjustments for stock splits/dividends	840	(0.03)
Exercised	(5,218)	4.89
Forfeited	-	-
Expired	-	-
Outstanding at the end of the year	135,258	$ 5.58

Exercisable at the end of the year	135,258	$ 5.58
	1998
	Number of	Weighted Average
	Shares	Exercise Price
Outstanding at the beginning of
the year	35,395	$ 20.06
Granted	15,989	11.00
Adjustments for stock splits/dividends	110,918	(15.17)
Exercised	(10,625)	9.99
Forfeited	(12,041)	4.89
Expired	-	-
Outstanding at the end of the year	139,636	$ 5.58

Exercisable at the end of the year	139,636	$ 5.58

	1997
	Number of	Weighted Average
	Shares	Exercise Price
Outstanding at the beginning of
the year	53,010	$ 20.57
Granted	-	-
Adjustments for stock splits/dividends	1,194	(0.51)
Exercised	(16,786)	20.18
Forfeited	(2,023)	20.06
Expired	-	-
Outstanding at the end of the year	35,395	$ 20.06

Exercisable at the end of the year	35,395	$ 20.06

	1996
	Number of	Weighted Average
	Shares	Exercise Price
Outstanding at the beginning of
the year	53,583	$ 21.09
Granted	-	-
Adjustments for stock splits/dividends	1,352	(0.52)
Exercised	-	-
Forfeited	(1,925)	20.57
Expired	-	-
Outstanding at the end of the year	53,010	$ 20.57

Exercisable at the end of the year	53,010	$ 20.57

Note N - Fair Value of Financial Instruments

SFAS No. 107 requires United Bancshares to disclose the estimated fair value of certain financial instruments such as securities, loans, deposits and others. For many of United Bancshares' financial instruments, an available trading market does not exist. Therefore, significant estimates and present value calculations were used to determine fair values as described below. Changes in estimates and assumptions could have a significant impact on these fair values.

Cash and Cash Equivalents - For cash and due from banks and federal funds sold, the carrying value is a reasonable estimate of fair value.

Investment Securities - Fair values of investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Loans - The fair value of loans are estimated by discounting the future cash flows using current rates being offered for loans of similar terms to borrowers of similar credit quality.

Deposit Liabilities - The fair values of non-interest bearing deposits, savings, NOW and money market deposit accounts are, by definition, equal to the amount payable on demand at the reporting date. The carrying value of variable rate, fixed-term time deposits and certificates of deposit approximate their fair values. For fixed-rate certificates of deposit, fair values are estimated using a discounted cash flow analysis based on rates currently offered for deposits of similar remaining maturities.

The following table summarizes the estimated fair values of United Bancshares' financial instruments at December 31, 1998 and 1997:

	September 30,		December 31,		December 31,
	1999		1998		1997
	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value
Financial Assets -
Cash and Cash Equivalent	$ 3,027,456	$ 3,027,456	$ 3,515,223	$ 3,515,223	$ 2,440,409	$ 2,440,409
Investment Securities	24,930,110	24,930,110	34,510,429	34,510,429	27,217,091	27,499,062
Net Loans	124,637,800	124,853,187	107,162,674	107,726,000	85,416,000	85,911,628

Financial Liabilities -
Deposits	141,176,510	141,177,564	130,828,399	131,079,000	107,774,144	107,769,362
Short Term Borrowing	2,000,000	2,000,000	2,175,000	2,175,000	-	-
Long Term Borrowing	6,656,113	6,635,000	8,358,825	8,358,825	3,003,122	3,003,122

Note O - Regulatory Matters

The Union Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory- and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on The Union Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, The Union Bank must meet specific capital guidelines that involve quantitative measures of The Union Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Union Bank's capital amount and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1999 that The Union Bank meets all capital adequacy requirements to which it is subject, after certain events transpired.

As of September 30, 1999, the most recent measurement of total risk-based capital resulted in The Union Bank being adequately capitalized, but less than well capitalized. This is considered to be an abnormal situation. On an ongoing basis, The Union Bank is categorized as well capitalized as defined under the regulatory framework. To be so categorized, The Union Bank must maintain certain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios. There are no conditions or events, on an ongoing basis, that management believes have changed the institution's category.

The Union Bank's actual and required amounts and ratios are as follows (dollars in thousands):

			To Be Categorized
	Actual		Well Capitalized
	Capital	Capital	Capital	Capital
	Amount	Ratio	Amount	Ratio
As of September 30, 1999 -
Total Risk-Based Capital
(to Risk-Weighted Assets)	$ 11,686	9.4%	$ 12,485	10.0%
Tier I Risk-Based Capital
(to Risk-Weighted Assets)	10,468	8.4%	7,495	6.0%
Tier I Leverage
(to Average Total Assets)	10,468	8.4%	6,246	5.0%
As of December 31, 1998 -
Total Risk-Based Capital
(to Risk-Weighted Assets)	$ 10,676	9.6%	$ 11,121	10.0%
Tier I Risk-Based Capital
(to Risk-Weighted Assets)	9,478	8.6%	6,613	6.0%
Tier I Leverage
(to Average Total Assets)	9,478	8.6%	5,510	5.0%

As of December 31, 1997 -
Total Risk-Based Capital
(to Risk-Weighted Assets)	$ 9,161	10.5%	$ 8,699	10.0%
Tier I Risk-Based Capital
(to Risk-Weighted Assets)	8,073	9.3%	5,220	6.0%
Tier I Leverage
(to Average Total Assets)	8,073	6.7%	6,047	5.0%

BALANCE SHEETS
		September 30,	December 31,
ASSETS		1999	1998	1997
Cash		5,523	$ 219,528	$ 124,305
Investment in Banking Subsidiary		9,751,376	9,850,212	8,263,435
Other Investments		100,000	100,000	-
Accounts Receivable		98,928	162,453	92,052
Total Assets		$ 9,955,827	$ 10,332,193	$ 8,479,792

STOCKHOLDERS' EQUITY
Stockholders' Equity -
Common Stock		1,189,231	1,176,800	281,844
Capital Surplus		1,853,456	1,726,502	2,192,319
Retained Earnings		6,913,140	7,428,891	6,217,913
Treasury Stock, at cost		-	-	(212,284)
Total Stockholders' Equity		$ 9,955,827	$ 10,332,193	$ 8,479,792

STATEMENTS OF INCOME

	Nine Months Ended September 30,		For the Years Ended December 31
	1999	1998	1998	1997
Operating Income -
Dividends	$ -	$ -	$ -	$ -

Operating Expenses -
Salaries and Related Costs	74,200	-	100,800	-
Professional Fees	-	10,000	10,000	4,691
Miscellaneous Operating Expenses	1,774	10,455	10,556	1,945
Total Operating Expenses	75,974	20,455	121,356	6,636

Income Before Undistributed Income of Subsidiary	(75,974)	(20,455)	(121,356)	(6,636)
Equity in Bank Subsidiary	(98,835)	1,219,841	1,586,779	1,508,632
Income Before Taxes	(174,809)	1,199,386	1,465,423	1,501,996
Income Tax	(37,900)	(41,800)	(76,200)	-
Net Income	$(136,909)	$ 1,241,186	$ 1,541,623	$ 1,501,996

STATEMENTS OF STOCKHOLDERS' EQUITY
		Capital in			Total
	Common	Excess of	Retained	Treasury	Stockholders'
	Stock	Stated Value	Earnings	Stock	Equity
Balances, January 1, 1996	$ 252,083	$1,371,046	$ 4,909,930	$ -	$ 6,533,059
Net Income			226,145		226,145
Stock Dividends	6,363	184,611	(190,969)	-	5

Balances, December 31, 1996	$ 258,446	$1,555,657	$ 4,945,106	$ -	$ 6,759,209

Net Income	-	-	1,501,996	-	1,501,996
Stock Dividends	6,612	222,577	(229,189)	-	-
Purchase of Treasury Stock	-	-	-	(212,284)	(212,284)
Exercise of Stock Options - Note L	16,786	414,085	-	-	430,871

Balances, December 31, 1997	281,844	2,192,319	6,217,913	(212,284)	8,479,792

Net Income			1,541,623		1,541,623
Stock Split	861,421	(861,421)			-
Stock Dividends	22,909	307,734	(330,645)		(2)
Sale of Treasury Stock				212,284	212,284
Redeem Fractional Shares		(7,707)			(7,707)
Exercise of Stock Options - Note L	10,626	95,577	-	-	106,203

Balances, December 31, 1998	1,176,800	1,726,502	7,428,891	-	10,332,193

Net Income			(136,909)		(136,909)
Stock Dividends	7,213	109,998	(117,211)		-
Redeem Fractional Shares		(3,354)			(3,354)
Cash Dividends Paid			(261,631)		(261,631)
Exercise of Stock Options - Note L	5,218	20,310	-	-	25,528

Balances, September 30, 1999	$ 1,189,231	$ 1,853,456	$ 6,913,140	$ -	$ 9,955,827
STATEMENTS OF CASH FLOWS
	For the Nine Months Ended		For the Years Ended
	September 30,		December 31
	1999	1998	1998	1997	1996
Cash Flows from Operating Activities:
Net Income	$ (136,909)	$ 1,241,186	$ 1,541,623	$1,501,996	$ 226,145
Adjustments -
Increase in Accounts Receivable	63,526	(46,802)	(70,401)	(92,052)	-

Net Cash Provided from Operating Activities	(73,383)	1,194,384	1,471,222	1,409,944	226,145

Cash Flows from Investing Activities:
Net Increase in Investment in Banking Subsidiary	98,835	(1,219,841)	(1,586,779)	(1,508,632)	(225,778)
Purchases of Other Investments	-	-	(100,000)	-	-

Net Cash Provided from Investing Activities	98,835	(1,219,841)	(1,686,779)	(1,508,632)	(225,778)

Cash Flows from Financing Activities:
Sale/(Purchase) of Treasury Stock	-	212,284	212,284	(212,284)	-
Redemption of Fractional Shares	(3,354)	(2,393)	(7,707)	-	-
Cash Dividends Paid	(261,631)
Exercise of Stock Options	25,528	102,766	106,203	430,871	-

Net Cash Provided from Financing Activities	(239,457)	312,657	310,780	218,587	-

Net Change in Cash	(214,005)	287,200	95,223	119,899	367

Cash at January 1	219,528	124,305	124,305	4,406	4,039

Cash at December 31	$ 5,523	$ 411,505	$ 219,528	$ 124,305	$ 4,406

DIRECTORS - UNITED BANCSHARES, INC.

Thomas J. Erhart (Chairman) Carl L. McCrate (Secretary/Treasurer)

Retired/Insurance Agency Retired/Hardware Retailing

Daniel W. Schutt E. Eugene Lehman

Bank President President and Chief Executive Officer

John O. Williams

Retired/Trucking

DIRECTORS - THE UNION BANK COMPANY

Jane E. Gettman Daniel W. Schutt

Telephone Consultant President

Herbert H. Huffman Dr. C. John Stechschulte

Educator Retired/Physician/Pediatrician

E. Eugene Lehman R. Steven Unverferth

Chairman and Chief Executive Officer Manufacturing

Robert M. Schulte, Sr. John O. Williams

Businessman/Interim Personnel Retired/Trucking

OFFICERS - THE UNION BANK COMPANY

E. Eugene Lehman Chairman and Chief Executive Officer

Daniel W. Schutt President

David A. Anderson Vice President

Nancianne Carroll Vice President

Ursula B. Jenkins Vice President

Norman V. Schnipke Vice President

Bonita R. Selhorst Vice President

Anna Maria Brenneman Assistant Vice President

Dennis E. Kimmet Assistant Vice President

Todd A. Mason Assistant Vice President

Dennis J. Meuleman Assistant Vice President

Heather M. Oatman Assistance Vice President

Rose A. Recker Assistant Vice President

Gary J. Selhorst Assistant Vice President

Barry J. von der Embse Assistant Vice President

Edward B. Beecher Manager of Information Technologies

Keith R. Belcher Consumer Loan Officer

Sharon M. Kohler Loan Review Officer

Max E. Long Microcomputer Specialist

Kathleen A. Reinsel Marketing Officer

Brian W. Wentling Financial Consultant

Lynda S. Wright Assistant Branch Manager


THE BANK OF LEIPSIC COMPANY

LEIPSIC, OHIO

____________________

FINANCIAL STATEMENTS

FOR THE YEARS ENDED

DECEMBER 31, 1998 AND 1997

AND THE QUARTER ENDED

SEPTEMBER 30, 1999


THE BANK OF LEIPSIC COMPANY

INDEX TO FINANCIAL STATEMENTS

PAGE

Independent Auditor's Report FS-2-3

Balance Sheets FS-2-4

Statements of Income FS-2-5

Statements of Stockholders' Equity FS-2-6

Statements of Cash Flows FS-2-7

Notes to Financial Statements FS-2-9

Independent Auditor's Report

Board of Directors

The Bank of Leipsic Company

Leipsic, Ohio

We have audited the accompanying balance sheet of The Bank of Leipsic Company as of December 31, 1998, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bank of Leipsic Company as of December 31, 1998, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

/s/ Clifton Gunderson LTD.

Toledo, Ohio

June 29, 1999

THE BANK OF LEIPSIC COMPANY

BALANCE SHEETS

September 30, 1999 and December 31, 1998 and 1997

		December 31,
	September 30, 1999		1997
ASSETS	(unaudited)	1998	(unaudited)
Cash and cash equivalents:
Cash and non-interest bearing due from banks	$ 1,385,265	$ 1,565,468	$ 2,274,991
Interest-bearing deposits in other banks	35,598	679,393	-
Federal funds sold	4,000	3,524,000	1,441,000
Total cash and cash equivalents	1,424,863	5,768,861	3,715,991
Investment securities - available-for-sale, at market value	26,072,936	28,210,713	28,414,237
Loans receivable	36,819,981	32,995,999	31,155,527
Less allowance for loan losses	463,821	466,031	427,029
Net loans receivable	36,356,160	32,529,968	30,728,498
Premises and equipment, net	492,792	505,557	510,497
Accrued interest receivable	576,074	499,728	517,785
Goodwill	496,266	554,316	631,716
Other assets	760,343	489,398	418,085
Total Assets	$ 66,179,434	$ 68,558,541	$ 64,936,809
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand, non-interest bearing	$ 3,774,665	$ 5,364,802	$ 4,320,705
Savings, NOW and Money Market deposit	18,799,103	18,838,544	16,775,493
Time	30,408,425	30,376,129	31,877,717
Total deposits	52,982,193	54,579,475	52,973,915
Federal Home Loan Bank borrowings	4,568,064	4,633,030	3,416,066
Other liabilities	413,013	672,758	533,071
Total liabilities	57,963,270	59,885,263	56,923,052
Stockholders' equity:
Common stock, $20.00 par value. Authorized, issued and outstanding 20,000 shares	400,000	400,000	400,000
Surplus	600,000	600,000	600,000
Retained earnings	7,521,955	7,246,284	6,736,442
Accumulated other comprehensive income (loss)	(305,791)	426,994	277,315
Total stockholders' equity	8,216,164	8,673,278	8,013,757
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 66,179,434	$ 68,558,541	$ 64,936,809

THE BANK OF LEIPSIC COMPANY

STATEMENTS OF INCOME

Nine Months Ended September 30, 1999 and 1998 and

Years Ended December 31, 1998, 1997 and 1996

	Nine months ended September 30,		Year ended December 31,
	1999	1998		1997	1996
	(unaudited)		1998	(unaudited)
Interest income:
Interest and fees on loans receivable	$ 2,261,379	$ 2,278,908	$ 3,039,860	$2,958,279	$2,828,644
Interest and dividends on investment securities:
U.S. Treasury securities	19,553	33,853	41,250	102,080	120,906
Obligations of U.S. Government agencies, including mortgage-backed securities	736,078	742,075	1,004,525	992,698	917,758
Obligations of states and political subdivisions	435,568	453,607	599,519	618,355	578,035
Federal Home Loan Bank stock	16,836	16,167	21,841	18,518	15,718
Interest on federal funds sold	65,909	91,065	120,513	100,651	145,353
Interest on deposits in other banks	15,456	9,217	15,118	-	-
Total interest income	3,550,779	3,624,892	4,842,626	4,790,581	4,606,414
Interest expense:
Interest on deposits	1,538,517	1,673,706	2,213,370	2,266,158	2,114,982
Interest on Federal Home Loan Bank borrowings	243,128	189,077	256,061	204,413	168,042
Total interest expense	1,781,645	1,862,783	2,469,431	2,470,571	2,283,024
Net interest income	1,769,134	1,762,109	2,373,195	2,320,010	2,323,390
Provision for loan losses	17,700	22,650	42,150	48,600	56,550
Net interest income after provision for loan losses	1,751,434	1,739,459	2,331,045	2,271,410	2,266,840
Non-interest income:
Service charges on deposit accounts	100,926	83,283	114,435	105,337	90,378
Gain on disposal of investment securities	-	1,065	3,013	47,897	-
Other operating income	24,109	38,691	49,787	34,186	35,235
Total non-interest income	125,035	123,039	167,235	187,420	125,613
Non-interest expenses:
Salaries, wages and employee benefits	611,763	633,825	829,870	780,939	735,480
Net occupancy expense	41,027	40,376	55,087	51,748	52,746
Amortization of goodwill	58,050	58,050	77,400	77,400	64,500
Other operating expenses	438,758	398,631	552,781	519,836	478,316
Total non-interest expenses	1,149,598	1,130,882	1,515,138	1,429,923	1,331,042
Income before federal income taxes	726,871	731,616	983,142	1,028,907	1,061,411
Provision for federal income taxes	131,200	134,700	183,300	202,100	169,100
NET INCOME	$ 595,671	$596,916	$799,842	$826,807	$892,311
Net income per share, based on 20,000 shares	$29.78	$29.85	$39.99	$41.34	$44.62

THE BANK OF LEIPSIC COMPANY

STATEMENTS OF STOCKHOLDERS' EQUITY

Nine Months Ended September 30, 1999 and Years Ended December 31, 1998, 1997 and 1996

	Common Stock	Surplus	Retained Earnings	Accumulated other comprehensive income (loss)	Total
BALANCE AT DECEMBER 31, 1995 (UNAUDITED)	$ 400,000	$ 600,000	$ 5,477,324	$ 297,752	$6,775,076
Comprehensive income:
Net income for 1996	-	-	892,311	-	892,311
Change in net unrealized holding gain (loss), net of related income taxes	-	-	-	(187,076)	(187,076)
Total comprehensive income					705,235
Cash dividends declared, $10.50 per share	-	-	(210,000)	-	(210,000)
BALANCE AT DECEMBER 31, 1996 (UNAUDITED)	400,000	600,000	6,159,635	110,676	7,270,311
Comprehensive income:
Net income for 1997	-	-	826,807	-	826,807
Reclassification adjustment for gains included in net income, net of tax of $16,300	-	-	-	(31,597)	(31,597)
Change in net unrealized holding gain (loss), net of related income taxes	-	-	-	198,236	198,236
Total comprehensive income					993,446
Cash dividends declared, $12.50 per share	-	-	(250,000)	-	(250,000)
BALANCE AT DECEMBER 31, 1997 (UNAUDITED)	400,000	600,000	6,736,442	277,315	8,013,757
Comprehensive income:
Net income for 1998	-	-	799,842	-	799,842
Reclassification adjustment for gains included in net income, net of tax of $1,000	-	-	-	(2,013)	(2,013)
Change in net unrealized holding gain (loss), net of related income taxes	-	-	-	151,692	151,692
Total comprehensive income					949,521
Cash dividends declared, $14.50 per share	-	-	(290,000)	-	(290,000)
BALANCE AT DECEMBER 31, 1998	400,000	600,000	7,246,284	426,994	8,673,278
Comprehensive income:
Net income for nine months ended September 30, 1999	-	-	595,671	-	595,671
Change in net unrealized holding gain (loss), net of related income taxes	-	-	-	(732,785)	(732,785)
Total comprehensive loss					(137,114)
Cash dividends declared, $16.00 per share	-	-	(320,000)	-	(320,000)
BALANCE AT SEPTEMBER 30, 1999 (UNAUDITED)	$ 400,000	$ 600,000	$ 7,521,955	$ (305,791)	$8,216,164

THE BANK OF LEIPSIC COMPANY

STATEMENTS OF CASH FLOWS

Six Months Ended June 30, 1999 and 1998 and

Years Ended December 31, 1998, 1997 and 1996

	Nine months ended September 30,		Year ended December 31,
	1999	1998		1997	1996
	(unaudited)		1998	(unaudited)
Cash flows from operating activities:
Net income	$ 595,671	$ 596,916	$799,842	$ 826,807	$ 892,311
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89,730	89,550	118,212	121,951	107,636
Provision for loan losses	17,700	22,650	42,150	48,600	6,550
Deferred federal income taxes	39,500	8,500	(45,000)	(25,500)	(7,700)
Provision for deferred compensation	23,832	23,832	31,534	31,534	31,534
FHLB stock dividends	(16,700)	(16,000)	(21,600)	(18,300)	(15,500)
Net amortization of investment security premiums and accretion of discounts	26,084	35,938	52,475	45,670	76,640
Net gain on disposal of investment securities	-	(1,065)	(3,013)	(47,897)	-
Decrease (increase) in accrued interest receivable	(76,346)	(57,974)	18,057	7,332	(58,241)
Decrease (increase) in other assets	(75,417)	(1,694)	(71,313)	(54,977)	(4,710)
Increase (decrease) in other liabilities	(141,110)	(20,817)	76,046	(37,478)	(117,675)
Net cash provided by operating activities	482,944	679,836	997,390	897,742	960,845
Cash flows from investing activities:
Purchases of investment securities-available-for-sale	(3,247,930)	(3,677,688)	(6,768,090)	(7,436,221)	(13,159,596)
Proceeds from maturities and calls of investment securities	4,266,043	4,781,657	7,170,538	6,525,466	6,453,146
Net increase in loans receivable	(3,843,892)	(2,200,815)	(1,843,620)	(1,892,899)	(1,384,774)
Purchases of premises and equipment	(18,915)	(11,482)	(35,872)	(114,428)	(74,406)
Net cash used in investing activities	(2,844,694)	(1,108,328)	(1,477,044)	(2,918,082)	(8,165,630)

THE BANK OF LEIPSIC COMPANY

STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 1999 and 1998 and

Years Ended December 31, 1998, 1997 and 1996

	Nine months ended September 30,		Year ended December 31,
	1999	1998		1997	1996
	(unaudited)		1998	(unaudited)
Cash flows from financing activities:
Net increase (decrease) in deposits	$ (1,597,282)	$ (1,469,318)	$ 1,605,560	$2,808,928	$(1,928,960)
Federal Home Loan Bank borrowings:
Proceeds	600,191	1,388,325	2,110,257	518,550	1,409,090
Repayments	(665,157)	(729,917)	(893,293)	(187,744)	(103,696)
Cash dividends paid	(320,000)	(210,000)	(290,000)	(250,000)	(210,000)
Cash received from branch acquisition	-	-	-	-	8,068,411
Net cash provided by (used in) financing activities	(1,982,248)	(1,020,910)	2,532,524	2,889,734	7,234,845
Net increase (decrease) in cash and cash equivalents	(4,343,998)	(1,449,402)	2,052,870	869,394	30,060
Cash and cash equivalents at beginning of period	5,768,861	3,715,991	3,715,991	2,846,597	2,816,537
Cash and cash equivalents at end of period	$ 1,424,863	$ 2,266,589	$ 5,768,861	$3,715,991	$ 2,846,597
Supplemental disclosures:
Cash paid during the period for:
Interest	$ 1,800,328	$ 1,883,656	$ 2,480,856	$2,465,458	$ 2,282,730
Federal income taxes	$ 146,452	$ 165,567	$ 223,569	$ 275,014	$ 273,834
Non-cash operating activities:
Change in deferred income taxes on net unrealized holding gain (loss) on available-for-sale securities	$ (377,495)	$ 99,671	$ 77,107	$ 85,845	$ (96,372)
Non-cash investing activities:
Change in net unrealized holding gain (loss) on available-for-sale securities	$ (1,100,280)	$ 293,152	$ 226,786	$ 252,484	$ (283,448)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Bank of Leipsic Company (the "Bank") was formed in 1884 and chartered as an Ohio bank in 1924. The Bank operates in the commercial banking industry with its main office, as well as its only branch, located in Leipsic, Ohio. The Bank's primary source of revenue is providing loans to customers primarily located in Putnam County and immediate surrounding counties. Such customers are predominantly farmers, small and middle-market businesses and individuals.

Significant accounting policies followed by the Bank are presented below.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during each reporting period. The most significant area involving the use of management's estimates and assumptions is the allowance for loan losses. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold which mature overnight or within three days.

INVESTMENT SECURITIES

All investment securities are designated as available-for-sale and are carried at market value, with unrealized gains and losses, net of applicable income taxes, recognized as a separate component of stockholders' equity. Although classified as available-for-sale, the ownership of Federal Home Loan Bank stock is restricted.

The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest and dividends on investment securities.

Gains and losses on sales of investment securities are accounted for on a completed transaction basis, using the specific identification method, and are included in non-interest income.

The Bank does not hold any derivative financial instruments. The Bank does make fixed-rate loan commitments for short periods of time during the course of its normal operations, however, such commitments are not material at any point of time.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS RECEIVABLE

Loans receivable are stated at their principal amount, adjusted for loan fees and costs and net of an allowance for loan losses. Interest is accrued as earned based upon the daily outstanding principal balance.

The allowance for loan losses is determined based on an analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for possible loan losses. Such analysis, which is done on a quarterly basis, is based on the character of the loan portfolio, value of any underlying collateral, current economic conditions, past loan loss experience, and such other factors as management believes requires current recognition in estimating loan losses. Various regulatory agencies, as part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Loans are generally placed on a nonaccrual basis when, in the opinion of management, full collection of principal and interest is unlikely. At the time a loan is placed on nonaccrual status, interest previously accrued, but not collected, is charged against current interest income. Income on such loans is then recognized only to the extent that cash is received and where future collections of principal are probable.

PREMISES AND EQUIPMENT

Premises and equipment is stated at cost, less accumulated depreciation. Upon the sale or disposition of the assets, the difference between the depreciated cost and proceeds is charged or credited to income. Depreciation is determined based on the estimated useful lives of the individual assets (principally 15 to 20 years for buildings and 5 to 7 years for equipment) and is computed using both accelerated and straight-line methods.

GOODWILL

Goodwill arising from the branch acquisition in 1996, as described in Note 11, is being amortized on a straight-line basis over a period of 10 years.

ADVERTISING COSTS

All advertising costs are expensed as incurred.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

Deferred income taxes are provided on temporary differences between financial statement and income tax reporting. Temporary differences are differences between the amounts of assets and liabilities reported for financial statement purposes and their tax bases. Deferred tax assets are recognized for temporary differences that will be deductible in future years' tax returns and for operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance if it is deemed more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax liabilities are recognized for temporary differences that will be taxable in future years' tax returns.

The Bank is not currently subject to state and local income taxes.

COMPREHENSIVE INCOME

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" in June 1997. Statement 130 establishes standards for reporting and display of comprehensive income (as defined) in a full set of general-purpose financial statements. Statement 130 requires classification of items of other comprehensive income by their nature in a financial statement and display of the accumulated balance of other comprehensive income separately from retained earnings and surplus in the equity section of the balance sheet. The Bank has only one item of other comprehensive income and has elected to report comprehensive income in the statements of stockholders' equity.

PER SHARE DATA

Net income per share is computed based on the weighted average number of shares of common stock outstanding during each period. Under Financial Accounting Standards Board's Statement No. 128, "Earnings Per Share", this computation is referred to as "basic earnings per share". Since the Bank has no stock options, warrants, or convertible securities, it does not report "diluted earnings per share".

Dividends per share are based on the number of shares outstanding on the declaration date.

NOTE 2 - INVESTMENT SECURITIES

The amortized cost and market value of investment securities (all available-for-sale) as of December 31, 1998 and 1997 are as follows:

	1998		1997
	Amortized Cost	Market Value	Amortized Cost	Market Value
			(unaudited)
U.S. Treasury securities	$ 499,450	$ 500,159	$ 995,562	$ 997,665
Obligations of U.S. Government agencies	2,999,157	3,020,252	1,998,862	2,001,300
Obligations of states and political subdivisions	11,002,335	11,466,255	10,793,421	11,083,168
Mortgage-backed securities	12,746,710	12,907,947	13,911,717	14,037,604
Federal Home Loan Bank stock	316,100	316,100	294,500	294,500
Total	$ 27,563,752	$ 28,210,713	$ 27,994,062	$ 28,414,237

A summary of unrealized gains and losses on investment securities (all available-for-sale) at December 31, 1998 and 1997 follows:

	1998		1997
	Gross unrealized gains	Gross unrealized losses	Gross unrealized gains	Gross unrealized losses
			(unaudited)
U.S. Treasury securities	$ 709	$ -	$ 2,103	$ -
Obligations of U.S. Government agencies	21,095	-	2,438	-
Obligations of states and political subdivisions	478,052	14,132	297,866	8,119
Mortgage-backed securities	166,037	4,800	154,866	28,979
Total	$ 665,893	$ 18,932	$ 457,273	$ 37,098

At December 31, 1998 and 1997, net unrealized holding gains of $426,994 and $277,315 (unaudited), respectively, net of federal income taxes of $219,967 and $142,860 (unaudited), respectively, were reported with respect to carrying available-for-sale investment securities at market value. Such amounts are reported as a component of stockholders' equity.

NOTE 2 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and market value of investment securities at December 31, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Market value
Due in one year or less	$ 1,800,178	$ 1,811,530
Due after one year through five years	10,730,590	10,940,907
Due after five years through ten years	10,158,301	10,482,097
Over ten years	4,558,583	4,660,079
	27,247,652	27,894,613
Federal Home Loan Bank stock (no stated maturity)	316,100	316,100
Total	$ 27,563,752	$ 28,210,713

Investment securities with an amortized cost of approximately $3,179,000 at December 31, 1998 and $3,224,000 (unaudited) at December 31, 1997 were pledged to secure public deposits and for other purposes as required or permitted by law.

Proceeds from calls of investment securities prior to their stated maturity resulted in gross realized gains of $3,013 in 1998 and $47,897 (unaudited) in 1997.

NOTE 3 - LOANS RECEIVABLE

Loans receivable at September 30, 1999 and December 31, 1998 and 1997 consist of the following:

		December 31,
	September 30, 1999		1997
	(unaudited)	1998	(unaudited)
Commercial, financial and agricultural	$ 8,669,253	$ 6,363,010	$ 6,736,540
Real estate	19,985,798	18,518,484	16,457,476
Real estate - construction	800,351	797,667	812,877
Consumer	6,971,530	6,890,950	6,705,396
Credit card	393,049	425,888	443,238
Total	$ 36,819,981	$ 32,995,999	$ 31,155,527

Fixed rate loans approximated $19,789,000 at December 31, 1998 and $12,770,000 (unaudited) at December 31, 1997.

NOTE 3 - LOANS RECEIVABLE (CONTINUED)

The Bank had no foreign loans outstanding at any time.

The Bank's investment in impaired loans approximated $22,300 at December 31, 1998 and $8,400 (unaudited) at December 31, 1997 for which an allowance for loan losses has been provided. The following is a summary of the activity in the allowance for loan losses for impaired loans, which is included in the Bank's total allowance for loan losses, for the years ended December 31, 1998 and 1997:

		1997
	1998	(unaudited)
Balance at beginning of year	$ 6,500	$ 3,500
Addition for provision	6,200	6,300
Loans charged-off	(3,700)	(3,300)
Balance at end of year	$ 9,000	$ 6,500

The average recorded investment in impaired loans for the years ended December 31, 1998 and 1997 approximated $15,000 and $7,000 (unaudited), respectively. Interest income on impaired loans is accrued based on the principal amounts outstanding. The accrual of interest is discontinued when an impaired loan becomes 90 days delinquent unless it is well collateralized and in the process of collection. For nonaccrual loans, interest income is recorded on a cash basis as long as future collections of principal are probable. Interest income recognized on impaired loans for the years ended December 31, 1998, 1997 and 1996 was nominal.

The amount of loans on a nonaccrual of interest at December 31, 1998 and 1997 amounted to $5,302 and $1,564 (unaudited), respectively. The impact on interest income of such nonaccrual loans was not significant. None of the loans to directors and executive officers at December 31, 1998 or 1997 were on a nonaccrual basis.

Certain directors and executive officers, including their immediate families and companies in which they are principal owners, are loan customers of the Bank. Such loans are made in the ordinary course of business in accordance with the Bank's normal lending policies, including the interest rate charged and collateralization, and do not represent more than a normal collection risk. Such loans amounted to $600,263 and $543,920 (unaudited) at December 31, 1998 and 1997, respectively. The following is a summary of activity during 1998 and 1997 for such loans:

	Balance at beginning	Additions	Repayments	Balance at end
1998	$543,920	$324,407	$268,064	$600,263
1997 (unaudited)	$249,019	$391,467	$96,566	$543,920

NOTE 3 - LOANS RECEIVABLE (CONTINUED)

Additions and repayments include loan renewals.

As of December 31, 1998 and 1997, the Bank's loans from borrowers in the agriculture industry represent the single largest industry and approximated $7,271,000 and $6,578,000 (unaudited), respectively. Agricultural loans are generally secured by property, equipment, and crop income. Repayment is expected from cash flow from the harvest and sale of crops. The agricultural customers are subject to the risks of weather and market prices of crops which could have an impact on their ability to repay their loans. Credit losses arising from the Bank's lending experience in the agriculture industry compare favorably with the Bank's loss experience on its loan portfolio as a whole. Credit evaluation of agricultural lending is based on an evaluation of cash flow coverage of principal and interest payments and the adequacy of collateral received.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The following represents a summary of the activity in the allowance for loan losses for the periods noted:

	Nine months ended September 30, 1999 (unaudited)	Year ended December 31,
		1998	1997	1996
			(unaudited)
Balance at beginning of period	$ 466,031	$ 427,029	$ 404,578	$ 371,560
Provision charged to operations	17,700	42,150	48,600	56,550
Loans charged-off	(21,147)	(28,972)	(31,602)	(24,082)
Recoveries of loans charged-off	1,237	25,824	5,453	550
Balance at end of period	$ 463,821	$ 466,031	$ 427,029	$ 404,578

NOTE 5 - PREMISES AND EQUIPMENT

The following is a summary of premises and equipment for the periods noted:

	September 30, 1999 (unaudited)	December 31,
		1998	1997 (unaudited)
Land	$ 80,786	$ 80,786	$ 80,786
Buildings and improvements	648,008	648,008	648,008
Equipment	604,251	585,336	549,464
	1,333,045	1,314,130	1,278,258
Accumulated depreciation	840,253	808,573	767,761
Premises and equipment, net	$ 492,792	$ 505,557	$ 510,497

NOTE 5 - PREMISES AND EQUIPMENT (CONTINUED)

Depreciation of premises and equipment amounted to $31,680 (unaudited) for the nine months ended September 30, 1999, $40,812 in 1998, $44,551 (unaudited) in 1997, and $43,126 (unaudited) in 1996.

NOTE 6 - DEPOSITS

Time deposits at December 31, 1998 and 1997 include individual deposits of $100,000 and over which approximated $4,066,000 and $5,181,000 (unaudited), respectively. Interest expense on time deposits of $100,000 or more approximated $270,000 for 1998, $267,000 (unaudited) for 1997 and $186,000 (unaudited) for 1996.

At September 30, 1999 and December 31, 1998, the scheduled maturities of time deposits were as follows:

	September 30, 1999 (unaudited)	December 31, 1998
Less than one year	$ 20,260,000	$ 20,632,000
Over one year through three years	9,775,000	9,041,000
Over three years	373,000	703,000
Total	$ 30,408,000	$ 30,376,000

NOTE 7 - FEDERAL HOME LOAN BANK BORROWINGS

The Bank had outstanding interest-bearing advances from the Federal Home Loan Bank aggregating $4,633,030 and $3,416,066 (unaudited) at December 31, 1998 and 1997, respectively. Such advances are secured by certain residential mortgage loans, aggregating approximately $6,950,000 at December 31, 1998, as well as the investment in Federal Home Loan Bank stock described in Note 2. Interest on advances outstanding at December 31, 1998 ranged from 5.62% to 8.0%, with maturities ranging from September 2002 through March 2118.

NOTE 8 - OTHER OPERATING EXPENSES

The following is a summary of other operating expenses for the periods noted:

	Nine months ended September 30, 1999		Year ended December 31,
	1999	1998		1997	1996
	(unaudited)		1998	(unaudited)
Outside services	$ 107,811	$ 91,346	$ 117,535	$ 120,057	$ 97,924
State franchise and other taxes	89,755	89,552	118,909	111,960	110,351
Postage, stationery and supplies	55,974	57,428	74,864	70,388	89,025
Professional and examination fees	48,570	34,877	73,058	37,633	19,851
Other	136,648	125,428	168,415	179,798	161,165
Total other operating expenses	$ 438,758	$ 398,631	$ 552,781	$ 519,836	$ 478,316

NOTE 9 - FEDERAL INCOME TAXES

Total provision (credit) for federal income taxes was allocated as follows for the periods noted:

	Nine months ended September 30,		Year ended December 31,
	1999	1998		1997	1996
	(unaudited)		1998	(unaudited)
Income from operations	$ 131,200	$134,700	$183,300	$202,100	$ 169,100
Stockholders' equity	(377,495)	99,671	77,107	85,845	(96,372)
Total provision (credit)	$ (246,295)	$234,371	$260,407	$287,945	$ 72,728

The provision for federal income taxes allocated to income from operations consisted of the following:

	Nine months ended September 30,		Year ended December 31,
	1999	1998		1997	1996
	(unaudited)		1998	(unaudited)
Current provision	$ 91,700	$ 126,200	$228,300	$ 227,600	$ 176,800
Deferred provision (credit)	39,500	8,500	(45,000)	(25,500)	(7,700)
Total	$ 131,200	$ 134,700	$183,300	$ 202,100	$ 169,100

NOTE 9 - FEDERAL INCOME TAXES (CONTINUED)

The provision for income tax expense attributable to income from operations differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before federal income taxes as a result of the following:

	Nine months ended September 30,		Year ended December 31,
	1999	1998		1997	1996
	(unaudited)		1998	(unaudited)
Expected tax using statutory tax rate of 34%	$ 247,100	$ 248,700	$ 334,300	$ 349,800	$ 360,900
Increase (decrease) in tax resulting from:
Tax-exempt income on state and municipal securities and political sub-division loans	(135,600)	(131,800)	(173,500)	(168,000)	(149,200)
Interest expense associated with carrying certain state and municipal securities and political sub-division loans	19,200	18,100	23,800	23,900	19,200
Utilization of alternative minimum tax credits not previously recorded	-	-	-	-	(57,900)
Other, net	500	(300)	(1,300)	(3,600)	(3,900)
Total	$ 131,200	$ 134,700	$ 183,300	$ 202,100	$ 169,100

The deferred federal income tax credit of $45,000 for 1998, $25,500 (unaudited) for 1997 and $7,700 (unaudited) for 1996 resulted from the tax effects of temporary differences. There was no impact for changes in tax laws and rates or changes in the valuation allowance for deferred tax assets.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are presented below:

	1998	1997 (unaudited)
Deferred tax assets:
Allowance for loan losses	$ 100,800	$ 86,700
Deferred compensation	85,700	75,000
Amortization of deposit base premium	24,400	15,700
Total deferred tax assets	210,900	177,400
Deferred tax liabilities:
Unrealized holding gain on securities available-for-sale	(219,967)	(142,860)
Accrual to cash basis	(52,900)	(79,200)
Federal Home Loan Bank stock dividends	(31,100)	(23,800)
Cash surrender value of life insurance	(39,100)	(34,200)
Discount accretion on investment securities	(10,300)	(7,700)
Total deferred tax liabilities	(353,367)	(287,760)
Net deferred tax liabilities	$ (142,467)	$ (110,360)

NOTE 9 - FEDERAL INCOME TAXES (CONTINUED)

The net deferred tax liabilities at December 31, 1998 and 1997 are included in other liabilities in the accompanying balance sheets.

The Bank believes it is more likely than not that the benefit of deferred tax assets will be realized. Therefore, no valuation allowance for deferred tax assets is deemed necessary as of December 31, 1998 and 1997.

NOTE 10 - EMPLOYEE BENEFIT PLANS

The Bank sponsors a noncontributory profit sharing plan for all employees who have completed 1,000 hours of service during the year and have attained age 24. Annual contributions to the plan are made at the discretion of the Bank's Board of Directors and aggregated $50,340 in 1998, $42,256 (unaudited) in 1997, and $44,032 (unaudited) in 1996.

The Bank has entered into an agreement with its former president and current Chairman of the Board of Directors to provide for retirement compensation benefits. Such benefits are to be paid over a period of twenty years commencing upon retirement or other termination events as specified in the agreement.

Provision for deferred compensation amounted to $31,534 for each of the years ended December 31, 1998, 1997 (unaudited) and 1996 (unaudited), respectively. At December 31, 1998 and 1997, the net present value (based on a discount rate of 12%) of future deferred compensation payments amounted to $252,272 and $220,738 (unaudited), respectively. Such amounts are included in other liabilities in the December 31, 1998 and 1997 balance sheets.

The Bank has entered into a split dollar life insurance policy with its Chairman to fund future deferred compensation payments. The cash value of such policy aggregated $364,858 and $350,725 (unaudited) at December 31, 1998 and 1997, respectively. Such amounts are included in other assets in the December 31, 1998 and 1997 balance sheets.

NOTE 11 - BRANCH ACQUISITION

In March 1996, the Bank acquired KeyBank Corp's Leipsic, Ohio branch. In connection with the acquisition, the Bank recorded goodwill of $773,616, as follows:

Liabilities assumed:
Deposits Other liabilities Total liabilities assumed	$9,892,578 1,563 9,894,141
Assets received:
Cash, net of related costs Premises and equipment Loans receivable Total assets received	8,068,411 250,035 802,079 9,120,525
Goodwill	$ 773,616

NOTE 12 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are primarily loan commitments to extend credit and letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of involvement the Bank has in these financial instruments.

The Bank's exposure to credit loss in the event of the nonperformance by the other party to the financial instruments for loan commitments to extend credit and letters of credit is represented by the contractual amounts of these instruments. The Bank uses the same credit policies in making loan commitments as it does for on-balance sheet loans.

Financial instruments whose contract amount represents credit risk approximated the following at December 31, 1998 and 1997:

	Contract amount
	1998	1997 (unaudited)
Commitments to extend credit	$5,030,000	$5,022,000
Letters of credit	$ 182,000	$ 121,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable; inventory; property, plant, and equipment; and income-producing commercial properties.

Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party and are reviewed for renewal at expiration. At December 31, 1998, all outstanding letters of credit expire in 1999. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank requires collateral supporting these commitments when deemed necessary. The extent of collateral on these commitments at December 31, 1998 approximates 100% of the commitments.

NOTE 13 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under

NOTE 13 - REGULATORY MATTERS (CONTINUED)

regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1998 and 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from federal and state banking agencies categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action.

To be categorized as "well capitalized", the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the category.

The actual capital amounts and ratios are also presented in the following table:

	Action		For capital adequacy purposes		To be "well capitalized" under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 1998:
Total Capital (to Risk-Weighted Assets)	$8,150	22.2%	$2,933	> 8.0%	$3,666	> 10.0%
Tier I Capital (to Risk-Weighted Assets)	$7,692	21.0%	$1,466	> 4.0%	$2,200	> 6.0%
Tier I Capital (to Average Assets)	$7,692	11.6%	$2,655	> 4.0%	$3,318	> 5.0%
As of December 31, 1997 (unaudited):
Total Capital (to Risk-Weighted Assets)	$7,531	22.1%	$2,726	> 8.0%	$3,407	> 10.0%
Tier I Capital (to Risk-Weighted Assets)	$7,105	20.9%	$1,363	> 4.0%	$2,044	> 6.0%
Tier I Capital (to Average Assets)	$7,105	11.2%	$2,547	> 4.0%	$3,184	> 5.0%

The ability of the Bank to pay dividends is subject to limitations under various laws and regulations, and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, the Bank may declare a dividend without the approval of the State of Ohio Division of Financial Institutions, unless the total dividends in a calendar year exceed the total of its net profits for the year combined with its retained profits of the two preceding years. Under these provisions, approximately $1,087,000 was available for dividends on January 1, 1999, without the need to obtain the approval of the State of Ohio Division of Financial Institutions.

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments", requires that the estimated fair value of financial instruments, as defined by the Statement, be disclosed. Statement 107 also requires disclosure of the methods and significant assumptions used to estimate the fair value of financial instruments.

The estimated fair values of recognized financial instruments at December 31, 1998 and 1997 are as follows:

	1998		1997
	Carrying amount	Estimated value	Carrying amount	Estimated value
			(unaudited)
FINANCIAL ASSETS
Cash and cash equivalents	$ 5,768,861	$ 5,768,861	$ 3,715,991	$ 3,715,991
Investment securities	28,210,713	28,210,713	28,414,237	28,414,237
Loans receivable, net	32,529,968	32,570,655	30,728,498	30,762,606
Total	$66,509,542	$ 66,550,229	$ 62,858,726	$ 62,892,834
FINANCIAL LIABILITIES
Deposits	$54,579,475	$ 54,549,174	$ 52,973,915	$ 52,766,601
Federal Home Loan Bank borrowings	4,633,030	4,633,030	3,416,066	3,416,066
Total	$59,212,505	$ 59,182,204	$ 56,389,981	$ 56,182,667

The above summary does not include accrued interest receivable and other liabilities which are also considered financial instruments. The estimated fair value of such items is considered to be their carrying amount.

The Bank also has unrecognized financial instruments at December 31, 1998 and 1997. These financial instruments relate to commitments to extend credit and letters of credit. The contract amount of such financial instruments approximates $5,212,000 at December 31, 1998 and $5,143,000 (unaudited) at December 31, 1997. Such amounts are also considered to be the estimated fair values.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments shown above:

Cash and cash equivalents:

Fair value is determined to be the carrying amount for these items.

Investment securities:

The fair value of investment securities is determined based on quoted market prices of the individual securities or, if not available, estimated fair value was obtained by comparison to other known securities

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

with similar risk and maturity characteristics. Such value does not consider possible tax ramifications or estimated transaction costs.

Deposit liabilities:

The fair value of core deposits, including demand deposits, savings accounts, and certain money market deposits, is the amount payable on demand. The fair value of fixed-maturity certificates of deposit is estimated using the rates offered at year end for deposits of similar remaining maturities. The estimated fair value does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the marketplace.

Other financial instruments:

The fair value of commitments to extend credit and letters of credit is determined to be the contract amount since these financial instruments generally represent commitments at existing rates. The fair value of borrowed funds is determined to be the carrying amount since the interest rates on such borrowings closely approximate current year end rates.

The fair value estimates of financial instruments are made at a specific point in time based on relevant market information. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument over the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Since no ready market exists for a significant portion of the financial instruments, fair value estimates are largely based on judgments after considering such factors as future expected credit losses, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

NOTE 15 - CONTINGENT LIABILITIES

In the normal course of business, the Bank may be involved in certain legal actions, but in the opinion of management and its legal counsel, the ultimate disposition of such matters is not expected to have a material adverse effect on the financial statements.

NOTE 16 - AGREEMENT OF MERGER

Effective April 20, 1999, the Bank entered into an Agreement and Plan of Reorganization (Agreement) with United Bancshares, Inc. (United). Under the terms of the Agreement, the Bank will operate as a wholly-owned subsidiary of United. Prior to the merger, United operated as a single-bank holding company. The Agreement stipulates the stockholders of the Bank will receive 54.25 shares of United stock in exchange for each share of stock of the Bank held at the time of the merger. The merger, which is expected to be completed by the end of the fourth quarter of 1999, is subject to approval by banking regulators, as well as the stockholders of United and the Bank.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement is made and entered into as of April 20, 1999, by and between United Bancshares, Inc., a corporation duly organized under the laws of the State of Ohio with its principal office located at 100 South High Street, Columbus Grove, Ohio (hereinafter referred to as "UBI"), and The Bank of Leipsic Company, an Ohio state banking corporation duly organized under the laws of the State of Ohio with its principal office located at P.O. Box 65, Leipsic, Ohio (hereinafter referred to as "Leipsic").

WITNESSETH:

WHEREAS, as of the date hereof, UBI has authorized capital stock consisting of 3,750,000 shares of Common Stock, without par value ("UBI Common Stock"), of which a total of 1,189,231 shares are issued and outstanding, 135,315 shares are subject to option grants and none are treasury shares; and

WHEREAS, subsequent to the execution hereof, UBI shall organize an interim bank, Leipsic Interim Bank, an Ohio banking corporation (the "Interim Bank"), of which UBI will own all of the outstanding capital stock; and

WHEREAS, as of the date hereof, Leipsic has authorized capital stock consisting of 20,000 authorized shares of Common Stock, $20 par value per share ("Leipsic Common Stock"), of which a total of 20,000 shares are issued and outstanding and none are shares of treasury stock; and

WHEREAS, the entire Board of Directors of UBI and the entire Board of Directors of Leipsic, and once formed, the entire Board of the Interim Bank, respectively, have or will have unanimously approved the transactions provided for in this Agreement and the Board of Directors of UBI and Leipsic have authorized the execution and delivery of this Agreement by their respective corporations and have determined that it is in the best interests of their respective corporations and shareholders that the Interim Bank merge with and into Leipsic and thereby Leipsic shall become a wholly-owned subsidiary corporation of UBI; and

WHEREAS, after the execution of this Agreement, UBI and Leipsic shall cause, subject to the terms and conditions set forth in this Agreement, the merger of the Interim Bank with and into Leipsic, in accordance with the terms set forth in the form of Merger Agreement attached hereto and designated Appendix A (the "Merger Agreement") so that from and after the time the merger of Leipsic and the Interim Bank shall become effective (the "Merger"), and as and when required by this Agreement and the Merger Agreement, UBI shall issue UBI Common Stock pursuant to the terms of the Merger Agreement;

NOW, THEREFORE, in consideration of mutual covenants and promises contained herein, UBI and Leipsic hereby agree as follows:

1. EXECUTION OF MERGER AGREEMENT.

Concurrent with the execution of this Agreement, UBI and Leipsic shall enter into the Merger Agreement, and as soon as practicable after the date the Interim Bank is formed, the Interim Bank also shall enter into the Merger Agreement. Upon consummation of the Merger, each share of Leipsic Common Stock (other than Dissenting Shares, as defined in Section 5 of this Agreement) shall be converted into the right to receive 54.25 duly authorized, validly issued, fully paid and non-assessable shares of UBI Common Stock, in accordance with the provisions regarding the exchange of shares set forth in the Merger Agreement, subject to adjustment in the event of any stock dividend, stock split or other general distribution of UBI Common Stock prior to the Merger. No fractional shares of UBI Common Stock will be issued by UBI in connection with the Merger, but in lieu thereof, holders of Leipsic Common Stock shall, upon surrender of their certificate(s) representing UBI Common Stock, be paid cash, without interest, by UBI for such fractional share. The cash paid for each fractional share shall be pro rata the greater of $17.25 per share or the per whole share ask price published by UBI market makers of UBI Common Stock at the Effective Time.

2. ARTICLES OF INCORPORATION AND REGULATIONS.

The Articles of Incorporation and Regulations of Leipsic shall be the Articles of Incorporation and Regulations of the surviving banking corporation upon the consummation of the Merger of the Interim Bank with and into Leipsic. The name of the surviving banking corporation shall be "The Bank of Leipsic Company."

3. DISCUSSIONS WITH OTHERS; OTHER OFFERS.

On and after the date hereof, and until September 30, 1999, except with the written consent of UBI, Leipsic shall not directly or indirectly solicit or encourage (nor shall Leipsic permit any of its officers, directors, employees or agents directly or indirectly to solicit or encourage), including by way of furnishing information, any inquiries or proposals for a merger, consolidation, share exchange or similar transaction involving Leipsic or for the acquisition of the stock or all or substantially all of the assets or business of Leipsic, or discuss with or enter into conversations with any person, other than Leipsic shareholders or employees, concerning any such merger, consolidation, share exchange, acquisition or other transaction, other than the share exchange with UBI; provided, however, that Leipsic may communicate information about any such proposals or inquiries to its shareholders if and to the extent that it is required to do so in order to reasonably comply with its legal obligations. Leipsic shall promptly notify UBI orally (to be confirmed in writing as soon as practicable thereafter) of all of the relevant details relating to any inquiries or proposals that it may receive relating to any such matters, including actions it intends to take with respect to such matters.

In order to induce UBI to enter into this Agreement and incur the substantial expenses involved in effectuating the transactions contemplated herein, Leipsic agrees and does hereby promise to pay to UBI the sum of $100,000, upon UBI's demand therefor, in the event that the Leipsic shareholders fail to approve this Agreement or the Merger Agreement following Leipsic's decision to entertain offers from and negotiate with a bona fide offeree other than UBI.

In order to induce Leipsic to enter into this Agreement and incur the substantial expenses involved in effectuating the transactions contemplated herein, UBI agrees and does hereby promise to pay to Leipsic the sum of $100,000, upon Leipsic's demand therefor, in the event that the UBI shareholders fail to approve this Agreement following UBI's decision to make an offer for and negotiate for the merger with (or acquisition of) a financial institution other than Leipsic.

4. UNDERTAKINGS OF THE PARTIES.

UBI and Leipsic further covenant and agree as follows:

(a) Shareholder Approval. As soon as the action referenced in (c)(ii) below shall be legally completed, this Agreement and the Merger Agreement shall be submitted to the shareholders of Leipsic and UBI for approval and adoption at respective special meetings of such shareholders to be called and held in accordance with law and in accordance with the Articles of Incorporation and Regulations of Leipsic and the Articles of Incorporation and Regulations of UBI, respectively.

(b) Pooling of Interests. It is intended that the Merger be a pooling of interests for accounting purposes. Leipsic and UBI agree that, as a condition to consummation of the transaction contemplated hereby, the holders in the aggregate of more than 5% of the outstanding shares of either Leipsic or UBI shall not have voted against the Merger at the respective Special Meetings of Shareholders or have given written notice of dissent to the Merger prior to or at the Special Meetings. UBI and Leipsic may mutually waive this condition.

(c) Regulatory Approval. As promptly as possible after the date hereof, each of UBI and Leipsic shall use its best efforts, separately and jointly with the other parties, in good faith, to take or cause to be taken all such steps as shall be necessary or advisable to obtain all consents and approvals of governmental authorities as are required by law or otherwise to effect the Merger, including without limitation the approval of the Federal Reserve Board (the "Board"), the approval of the Ohio Division of Financial Institutions and the approval of the Federal Deposit Insurance Corporation, and each shall do any and all acts and things reasonably necessary or advisable in order to cause the Merger to be consummated on the terms provided in this Agreement and to complete the Merger as promptly as practicable.

(d) Filings and Expenses. Each party will assume and pay all of its fees and expenses incurred by it incident to the negotiation, preparation and execution of this Agreement, obtain the requisite regulatory and shareholder consents and approvals and take all other acts incidental to, contemplated by or in pursuance of this Agreement. UBI shall be responsible for preparing and filing at no expense to Leipsic: (i) any and all required regulatory applications necessary in connection with the transactions contemplated by this Agreement; and (ii) a Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"). Such registration statement will not cover resales by any persons who may be considered "underwriters" under Rule 145(c) of the 1933 Act. UBI will also prepare and file any documents to be filed or action required to be taken under any applicable state securities or "Blue Sky" laws in connection with the Merger. UBI will provide Leipsic and its counsel with copies of the Registration Statement for review and comment prior to filing it with the Securities and Exchange Commission. UBI and Leipsic will cooperate in the preparation of the Registration Statement and proxy statements and all other documents required to qualify the transaction under federal and state securities laws so as to facilitate the Merger contemplated by this Agreement and the Merger Agreement.

(e) Access to Information. Subject to the confidentiality provisions of Paragraph (f) of this Section 4, between the date of this Agreement and the Effective Time (as defined in Section 4(g)), each party will afford to the representatives of the other party, including its counsel and auditors, during normal business hours, full access to any and all assets of, or information with respect to, the other party to the end that both parties may have full opportunity to make such investigation, in advance of the Effective Time (as defined in Section 4(g)) as it shall reasonably desire in order to effectuate the purposes of this Agreement. To the extent reasonable under the circumstances, the parties will confer with each other and will furnish to the requesting party either orally or by means of such records, documents, and memoranda as are reasonably available or capable of preparation (all of which the requesting party will be permitted to make copies of) and such other information as either party may reasonably request.

(f) Confidentiality. All information furnished by one party to another party in connection with this Agreement and the transactions contemplated hereby will be kept confidential by such other party and will be used only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information: (i) is already known to such other party when received; (ii) thereafter becomes lawfully obtainable from other sources; or (iii) is required to be disclosed in any document filed with the Securities and Exchange Commission, the Board, or any other governmental agency or authority. In the event that this Agreement is terminated, each party will return to the other party or destroy any documents received by it from the other party that contain any such confidential information.

(g) Effective Time of the Merger. After (i) receipt of the various bank regulatory approvals for UBI's acquisition of Leipsic and the Merger resulting therefrom; (ii) the necessary approvals of the shareholders of Leipsic, UBI and the Interim Bank; and (iii) the expiration of all applicable regulatory waiting period(s), UBI and Leipsic shall mutually determine and designate the date and time as of which the Merger shall become effective, and the Merger shall occur at the time and on the date so designated (the "Effective Time"), provided, that the date so designated shall not be later than 30 days following the occurrence of the last of the events described in clauses (i), (ii) and (iii) of this paragraph (g).

(h) Promise of Prompt Action. Subject to the terms and conditions of this Agreement, UBI and Leipsic each agree that, subject to applicable laws and to the fiduciary duties of its respective directors, each will promptly take or cause to be taken all action, and promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and other transactions contemplated by this Agreement.

(i) Leipsic Employees. UBI shall offer the existing employees of Leipsic the opportunity to become employees of the Interim Bank (i.e., the surviving banking corporation under the Merger Agreement) following consummation of the Merger; provided, however, that nothing in this section or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give said employees any rights other than as employees at will under Ohio law and said employees shall not be deemed to be third-party beneficiaries of this provision. Leipsic's employees who become employees of the Interim Bank after the Merger will have their years of service credited toward eligibility, vesting and participation in UBI's qualified retirement plans and in UBI's non-qualified benefits plans (such as vacation, sick days, and policies of like import). If UBI or the Interim Bank, at its discretion, deem it advisable to materially change the job description or duties of any former Leipsic employee, UBI or Leipsic may make commensurate reductions or increases to the salary of such employee.

(j) Retirement Plans of Leipsic. Leipsic shall, prior to the Effective Time, take such actions as UBI shall, in its reasonable discretion, deem to be necessary or desirable for UBI's assumption or Leipsic's termination of any of Leipsic's retirement obligations. UBI or the Interim Bank, in its discretion and in accordance with applicable law, may either (1) maintain Leipsic's retirement obligations for a period of time which shall not violate or disqualify any of the plans of Leipsic or UBI under applicable laws, (2) invest any funds maintained by Leipsic in connection with any or all of Leipsic's retirement obligations in any reasonable and prudent manner or (3) distribute the funds to those persons to whom Leipsic has a retirement obligation; provided, however, that UBI and the Interim Bank shall distribute any such funds only to those persons to whom Leipsic has a retirement obligation.

(k) Registration Statement; Published Communications. UBI and Leipsic acknowledge that the transactions contemplated hereby are subject to the provisions of the 1933 Act and the rules promulgated thereunder. UBI agrees to prepare and file, as soon as practicable after the execution of this Agreement, the Registration Statement under and pursuant to the provisions of the 1933 Act for the purposes of registering the UBI Common Stock to be issued in connection with the transactions contemplated hereby. Leipsic agrees to provide promptly to UBI information concerning the business and financial condition and affairs of Leipsic as may be required or appropriate for inclusion in the Registration Statement and to cause its counsel and auditors to cooperate with UBI counsel and auditors in the preparation of the Registration Statement. Leipsic further agrees to take all action necessary to obtain, on a timely basis, audited financial statements for the year ended December 31, 1998 and any interim periods for use in the Registration Statement. UBI agrees to use its best efforts to have the Registration Statement effective with the Securities and Exchange Commission as soon as may be practicable. UBI and Leipsic agree not to publish any communication other than the Registration Statement, in respect of this Agreement, the Merger Agreement, or the transactions contemplated therein without the written consent of the other party. UBI and Leipsic agree that, between the date the Registration Statement is effective and the Effective Time, they will keep each other advised on a current basis of material developments concerning their respective businesses, including any event that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. UBI shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale of UBI Common Stock by Leipsic shareholders who may be deemed to be affiliates of UBI pursuant to Rule 145 promulgated under the 1933 Act (the "Affiliates").

(l) Undertaking of Affiliates. Each Affiliate of Leipsic shall furnish to UBI a certificate representing that such Affiliate will not sell, assign or transfer any of UBI Common Shares received by such Affiliate as a result of the transactions contemplated by this Agreement, except pursuant to (i) registration under the Act, (ii) a transaction permitted by Rule 145 under the Act or (iii) a transaction in which, in the opinion of counsel satisfactory to UBI, the UBI Common Shares are not required to be registered under the Act; and in the event of sale or other disposition pursuant to Rule 145 such Affiliate will supply satisfactory evidence of compliance with such rule to UBI. With respect to such representations, each Affiliate shall agree to hold harmless and indemnify UBI and UBI's officers and directors from and against any losses, claims, damages, expenses (including reasonable attorneys' fees), or liabilities to which UBI or any officer or director of UBI may become subject under the Act or otherwise as a result of the untruth, breach or failure of such representations. Each Affiliate shall further agree that the certificate or certificates representing the UBI Common Shares issued to such Affiliate upon the consummation of the Share Exchange may bear the following restrictive legend:

"The shares represented by this certificate have been issued or transferred to the registered holder as a result of a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies. The shares represented by this certificate may not be sold, transferred or assigned, and the issuer shall not be required to give effect to any attempted sale, transfer or assignment, except pursuant to (i) current registration under the Act, (ii) a transaction permitted by Rule 145 and as to which the issuer has received reasonable and satisfactory evidence of compliance with the provisions of Rule 145, or (iii) a transaction in which, in the opinion of counsel satisfactory to the issuer, such shares are not required to be registered under the Act."

UBI covenants and agrees to remove the foregoing restrictive legend from the certificate or certificates representing the UBI Common Shares issued to an Affiliate and to cancel any stop order instructions with respect thereto upon (i) receipt of advice from its counsel that such actions are appropriate under the then existing circumstances, or (ii) upon request of the holder thereof at any time after that period ending one year following the Merger, provided that the holder thereof is not, and has not for at least the thirty-day period ending prior to the request been, an Affiliate of UBI.

(m) Blue Sky Filings. UBI shall, to the extent required by applicable (as determined by UBI in its sole discretion) state securities or "Blue Sky" laws, as promptly as practicable after the furnishing by Leipsic of all information regarding Leipsic required or desirable to be reflected therein, file with applicable state securities or blue sky administrators, and use its best efforts to cause to become effective or be approved, all registration statements or applications required to be so filed with respect to the issuance of the UBI Common Stock in connection with this Agreement and the Merger Agreement.

(n) Officers' Certificates. On (i) the date the Registration Statement becomes effective and (ii) at the Effective Time, Leipsic shall deliver to UBI a certificate signed by the principal executive officer and by the principal financial officer of Leipsic to the effect that the information contained in the Registration Statement relating to the business and financial condition and affairs of Leipsic does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. On each of (i) the date the Registration Statement becomes effective and (ii) at the Effective Time, UBI shall deliver to Leipsic a certificate signed by the chief executive officer and by the chief financial officer of UBI to the effect that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Leipsic) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(o) UBI Board of Directors. Concurrent with the Effective Time, UBI undertakes to take such actions to cause the UBI Board of Directors to consist of eight members with four vacancies; and, further, UBI and its Board of Directors undertake to appoint four members of the Leipsic Board of Directors to the UBI Board of Directors to fill the four vacancies resulting from the resignation of certain UBI Board members. The four Leipsic Board members to be appointed to the UBI Board of Directors shall be determined by the Leipsic Board of Directors.

(p) UBI Officers. Immediately following the Effective Time, the UBI Board of Directors shall elect a Chairman of the Board who shall be an individual formerly associated with Leipsic and a President and Chief Executive Officer who shall be an individual associated with UBI, each to serve until such time as their successors are duly elected and confirmed and have commenced serving.

(q) Fairness Opinions. UBI shall obtain, at its own expense, a written fairness opinion from The Bank Stock Group to the effect that the exchange of one share of Leipsic Common Stock for 54.25 shares of UBI Common Stock is fair to the holders of UBI Common Stock from a financial point of view (the "UBI Fairness Opinion"). Leipsic shall obtain, at its own expense, a written fairness opinion from Robb, Dixon & Co. to the effect that the exchange of one share of Leipsic Common Stock for 54.25 shares of UBI Common Stock is fair to the holders of Leipsic Common Stock from a financial point of view (the "Leipsic Fairness Opinion").

(r) Dividend Policy. Subject to Ohio corporate laws, the safety and soundness of the surviving banks and any other bank regulatory requirements, UBI hereby agrees, at the Effective Time, to implement a cash dividend policy whereby UBI shall annually dividend to its shareholders an amount in cash at least equal to 30% of the annual income of UBI; provided, however, such dividend policy may be revised, modified or terminated at any time or from time to time upon the determination of a majority of the UBI Board of Directors.

(s) Necessary Actions. Subject to the terms and conditions of this Agreement and the Merger Agreement, UBI and Leipsic each agree that subject to applicable laws and to the fiduciary duties of its directors, each will promptly take or cause to be taken all action, and promptly do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and other transactions contemplated by this Agreement.

5. DISSENTING SHAREHOLDERS.

Holders of Leipsic Common Stock, who do not vote their shares in favor of the Merger and otherwise comply in all respects to perfect dissenters' rights, shall be entitled to dissenters' or appraisal rights, if any, pursuant to and solely upon strict compliance with, the applicable provisions of Ohio law (collectively, the "Dissenting Shares").

6. TAX OPINION.

UBI, for the benefit of UBI, Leipsic and Leipsic's shareholders, shall obtain a written opinion of its counsel, to the effect that:

(a) The statutory merger of the Interim Bank with and into Leipsic will constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986, as amended;

(b) No gain or loss will be recognized by the shareholders of Leipsic on the exchange of Leipsic Common Stock for UBI Common Stock (disregarding for this purpose any cash received for share interests, which may result in recognition of gain or loss);

(c) The federal income tax basis of the UBI Common Stock received by the shareholders of Leipsic for their Leipsic Common Stock will be the same as the federal income tax basis of the Leipsic Common Stock surrendered in exchange therefor; and

(d) The holding period of the UBI Common Stock received by a shareholder of Leipsic in exchange for Leipsic Common Stock will include the period for which the Leipsic Common Stock exchanged therefor were held, provided the exchanged Leipsic Common Stock were held as a capital asset by such shareholder on the date of the exchange.

7. REPRESENTATIONS AND WARRANTIES OF LEIPSIC.

Leipsic represents and warrants to UBI, except as set forth in the disclosure letter dated the date hereof that UBI and Leipsic have both agreed may be attached hereto and made a part hereof (the "Disclosure Letter"), as follows:

(a) Corporate Authority. Leipsic is a banking corporation duly organized and validly existing in good standing under the laws of the State of Ohio. Leipsic has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the businesses and activities now conducted by it. As of the date of this Agreement, there are 20,000 authorized Leipsic Common Stock, of which 20,000 shares are issued and outstanding and none of which are treasury shares. All of the Leipsic Common Stock are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any shareholder. There are no outstanding options, warrants or commitments of any kind relating to the Leipsic Common Stock. Leipsic has not authorized or issued any shares except for the Leipsic Common Stock.

(b) Financial Statements. Leipsic has furnished to UBI copies of all financial statements relating to Leipsic, as filed with the appropriate regulatory agencies, as of and for the years ended December 31, 1998 and 1997. Each of the aforementioned financial statements is and has been prepared in accordance with generally accepted accounting principles consistently applied and is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of Leipsic as of the dates and for the periods therein set forth, although none of the statements from 1997 have been audited. Leipsic's financial statements do not, as of the dates thereof, include any asset in excess of $5,000 or omit any liability in excess of $5,000, absolute or contingent, or include or omit any other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1998, there has not been any change in the financial condition, results of operations, business or prospects of Leipsic (including, without limitation, any adverse trend in the loan loss experience of Leipsic) which in the aggregate, has had a material adverse effect on Leipsic's financial condition.

(c) Binding Obligation. The Board of Directors of Leipsic has authorized execution of this Agreement. Subject to the approval by the shareholders of Leipsic, Leipsic has all requisite power and authority to enter into this Agreement and the Merger Agreement. Leipsic has the authority to consummate the transactions contemplated by this Agreement and the Merger Agreement so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Agreement, the Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which Leipsic may be subject, any contract, agreement or instrument to which Leipsic is a party or by which Leipsic is bound or committed, or the Articles of Incorporation or Regulations of Leipsic, or constitute an event which with the lapse of time or action by a third party, could, to the best of Leipsic's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge, encumbrance upon any of the assets or property of Leipsic or any of the Leipsic Common Stock, except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of Leipsic.

(d) Absence of Litigation. Except as disclosed in Subsection (d) of the Disclosure Letter, there is no litigation, action, suit, investigation or proceeding pending or, to the best of its knowledge after due inquiry by its executive officers, threatened, against or affecting Leipsic or involving any of its properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, and to the best of the knowledge and belief after due inquiry of its executive officers, no one has asserted and no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims against Leipsic based upon the wrongful action or inaction of Leipsic or its respective officers, directors or employees.

(e) Marketable Title. Leipsic has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, reflected in Leipsic's Balance Sheet of December 31, 1998 (the "1998 Balance Sheet"), or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1998) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in the 1998 Balance Sheet; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges that are not, in the aggregate, material to the assets and properties of Leipsic. Leipsic as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by Leipsic.

(f) Regulatory Compliance. To the best of its knowledge after due inquiry of its executive officers, Leipsic has complied with all laws, regulations and orders applicable to it and to the conduct of its business, including without limitation, all statutes, rules and regulations pertaining to the conduct of its business except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to Leipsic. Except as disclosed in Subsection (f) of the Disclosure Letter, Leipsic is not the subject of, nor is a party to, any regulatory actions or agreement such as letter agreements, memoranda of understanding, cease and desist orders or like agreements. Leipsic is not in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of Leipsic's knowledge after due inquiry of its executive officers, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity.

(g) Extraordinary Transactions. Except as disclosed in Subsection (g) of the Disclosure Letter, Leipsic has not, since December 31, 1998, to the date hereof: (i) issued or sold any shares, any corporate debt securities or any other security, including, but not limited to, Leipsic Common Stock; (ii) granted any option for the purchase of Leipsic Common Stock or other shares; (iii) declared or set aside or paid any dividend or other distribution in respect of the Leipsic Common Stock or otherwise, except as permitted pursuant to Section 9(a) hereof or, directly or indirectly, purchased, redeemed or otherwise acquired any Leipsic Common Stock; (iv) incurred any obligation or liability (absolute or contingent), except for obligations reflected in this Agreement or the Merger Agreement, and except for obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than the current portion of any long term liabilities which became due after December 31, 1998, current liabilities included in its financial statements as of December 31, 1998, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement or the Merger Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets worth in excess of $5,000 outside the ordinary course of business; (vii) made any officers' salary increase or wage increase other than in the ordinary course of business, entered into any employment contract with any officer or salaried employee or, instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, involving in excess of $5,000, affecting its business, property or assets or waived (except for fair consideration) any rights of value which are material in the aggregate, considering its business taken as a whole; or (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

(h) Employee Plans. Except as disclosed in Subsection (h) of the Disclosure Letter, Leipsic is not a party to or bound by any written or oral: (i) employment or consulting contract which is not terminable without penalty by it on 60 days or less notice, (ii) bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan for which employees, directors or other persons associated with Leipsic are eligible, (iii) plan that otherwise benefits employees, directors or other persons associated with Leipsic, or (iv) other executory material agreements which in any case obligate Leipsic to make any payment(s) which in the aggregate exceed $5,000 per year except for contracts terminable on 60 days notice. All such pension, stock bonus or purchase, profit-sharing, defined benefit and retirement plans set forth in Subsection (h) of the Disclosure Letter (hereinafter referred to collectively as the "Plans") are qualified plans under Section 401(a) of the Internal Revenue Code and in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered where failure to file would result in a penalty, disqualification of the plan or both a penalty and disqualification. Leipsic has no knowledge of: (i) any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, (ii) of any unreported "reportable event" (as such term is defined in ERISA) or (iii) any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the Plans. The Plans meet the minimum funding standards set forth in the Internal Revenue Code and ERISA. If any of the Plans do not comport with ERISA in any respect, UBI may, at its option, either (i) require Leipsic to terminate any such Plan prior to the Merger under such terms and conditions that UBI may impose in its discretion or (ii) terminate this Agreement pursuant to Section 17 hereof.

(i) Taxes. Leipsic has duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by Leipsic up to the date hereof. Except as set forth in Subsection (i) of the Disclosure Letter, to the best of the knowledge and belief of Leipsic all such returns are true, are correct in all material respects, and Leipsic has paid or, prior to the Effective Time, will pay all taxes, interest and penalties shown on such return or reports or claimed other than those claims being contested in good faith and which have been disclosed to UBI to be due to any federal, state, county, local or other taxing authority, and there is, and at the Effective Time will be, no basis for any additional claim or assessment in excess of $5,000 and for which an adequate reserve has not been established. To the best of its knowledge and belief, Leipsic has paid, made or will make adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief, Leipsic has, or at the time the Merger shall become effective will have, no liability for any taxes, interest or penalties of any nature whatsoever, in excess of $5,000 except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of Leipsic as of the time the Merger shall become effective.

(j) Environmental Matters. To the best of its knowledge and belief, but without having undertaken an environmental audit, Leipsic has no knowledge of any underground storage tanks, any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos, PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) Leipsic's premises or any other real property owned or leased by Leipsic other than other real estate owned, for which no investigation was conducted by Leipsic, but for which Leipsic has no knowledge of such, or into any water systems on or below the surface of the Leipsic premises or any other real property owned or leased by Leipsic other than other real estate owned, for which no investigation was conducted by Leipsic, but for which Leipsic has no knowledge of such from any source whatsoever. As used in this Agreement, the terms "hazardous substance," "hazardous waste," "pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

(k) Absence of Fees. Leipsic has not incurred and will not incur any liability for brokerage, finders', agents', or investment bankers' fees or commissions in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby and thereby.

(l) Voting Agreement. Subject to their fiduciary duties, the directors of Leipsic executing this Agreement shall vote the shares of Leipsic held directly by them in favor of adoption of the Agreement.

(m) Contracts. All contracts and commitments (whether written or oral) that may have a material effect on the business of Leipsic are disclosed in subsection (m) of the Disclosure Letter and copies of any such written contracts or commitments have been provided to UBI. All contracts and commitments for the lease or purchase of equipment or services have been entered into on an arm's length basis.

(n) Deposits. The deposits of Leipsic are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act ("FDIA"). Leipsic has paid all assessments and filed all reports required under the FDIA and is in compliance, in all material respects, with all regulatory requirements imposed in connection with the insurance of its deposits.

(o) Reserves for Losses on Loans. To the best of Leipsic's knowledge and belief, the reserves for possible loan losses on the outstanding loans of Leipsic, as reflected in the 1998 Balance Sheet, are adequate to absorb all known and anticipated loan losses in the loan portfolio of Leipsic, net of recoveries relating to loans previously charged off. Except as set forth in subsection (o) of the Disclosure Letter, there are no loans of Leipsic that have been classified orally or in writing by bank examiners (regulatory or internal) as "Other Loans Specifically Mentioned," "Substandard," "Doubtful," or "Loss," as of the last examination date (which shall include the date on which any examination prior to the effective time is concluded). To the best of Leipsic's knowledge and belief, each loan in the principal amount of $5,000 or greater reflected as an asset of Leipsic in the 1998 Balance Sheet or acquired by Leipsic since December 31, 1998, is the legal, valid and binding obligation of the obligor and any guarantor named therein, and no such loan is subject to any defense, offset or counterclaim. Except for pledges to secure public and trust deposits, to the best of Leipsic's knowledge and belief, none of the investments reflected in the 1998 Balance Sheet under the heading "Investment Securities," and none of the investments made by Leipsic since December 31, 1998, is subject to any restriction, whether contractual or statutory, which impairs the ability of Leipsic freely to dispose of such investment at any time. Leipsic is not a party to any repurchase agreements. Except as set forth in subsection (o) of the Disclosure Letter, and except for transactions aggregating less than $5,000, since December 31, 1998, Leipsic has not sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or any other person has the right, either conditionally or absolutely, to require Leipsic to repurchase or otherwise require any such assets.

(p) Insurance. Subsection (p) of the Disclosure Letter contains a list and a brief description of all insurance policies currently in force with respect to Leipsic. All premiums due on such policies have been paid, and such policies will continue to remain in force through the Effective Time. Subsection (p) of the Disclosure Letter also contains a description of all claims in excess of $1,000 currently pending under such insurance policies, together with a list of all other claims in excess of $1,000 which have been filed during the last three (3) years and a description of the disposition thereof.

(q) Liabilities. Except to the extent reflected or reserved against in the 1998 Balance Sheet or in the notes thereto, as of the date of the 1998 Balance Sheet, Leipsic has no liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent or otherwise, which would materially and adversely affect the financial condition, results of operations, assets, or business of Leipsic.

(r) Insider Transactions. Except for loans made in the ordinary course of business, Leipsic has no business relationships, business transactions or indebtedness with or to any of its officers and directors.

8. REPRESENTATIONS AND WARRANTIES OF UBI.

UBI represents and warrants to Leipsic as follows:

(a) Corporate Authority. UBI is a corporation duly organized and validly existing under the laws of the State of Ohio, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is qualified to do business in the State of Ohio, together with all other jurisdictions where it is both required to so qualify and the failure to so qualify would have material and adverse consequences to UBI. UBI has full power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to engage in the business and activities now conducted by it, including, when it is formed, the business of the Interim Bank. As of the date of this Agreement, there are 3,750,000 shares authorized UBI Common Stock, of which a total of 1,189,231 shares were issued and outstanding and none were treasury shares. All of the issued and outstanding UBI Common Shares are fully paid and nonassessable and are not issued in violation of the preemptive rights of any shareholder.

(b) Financial Statements. UBI has furnished to Leipsic copies of its Consolidated Balance Sheets as of December 31, 1998, and 1997, and the Unaudited Consolidated Statements of Income, Shareholders' Equity and Statements of Cash Flows for the three years ended December 31, 1998, 1997 and 1996, together with any notes thereto. Each of the aforementioned financial statements was prepared in accordance with generally accepted accounting principles, consistently applied, and is true and correct in all material respects and together present fairly the consolidated financial position and results of operations of UBI as of the dates and for the periods therein set forth. Such financial statements do not, as of the dates thereof, include any material asset or omit any material liability, absolute or contingent, or other fact, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since December 31, 1998, there has not been any material adverse change in the financial condition, results of operations, business or prospects of UBI on a consolidated basis.

(c) Binding Obligation. The Board of Directors of UBI has authorized execution of this Agreement and the Merger Agreement and approved the merger of the Interim Bank and Leipsic as contemplated herein and therein. Subject to the approval of the shareholders of UBI, UBI has all requisite power and authority to enter into this Agreement and the Merger Agreement, and upon its formation, the Interim Bank will have all requisite power to enter into the Merger Agreement. UBI has the authority to consummate the transactions contemplated hereby so that, provided all required corporate and regulatory approvals are obtained, neither the execution and delivery of this Agreement or the Merger Agreement nor the consummation of the Merger will conflict with, result in the breach of, constitute a default under or accelerate the performance provided by the terms of any law, or any rule or regulation of any governmental agency or authority or any judgment, order or decree of any court or other governmental agency to which UBI or the Bank may be subject, any contract, agreement or instrument to which UBI is a party or by which UBI is bound or committed, the Articles of Incorporation or Regulations of UBI, the proposed Articles of Incorporation or Regulations of the Interim Bank, or constitute an event which with the lapse of time or action by a third party, could, to the best of UBI's knowledge, result in the default under any of the foregoing or result in the creation of any lien, charge or encumbrance upon any of the assets or properties of UBI or the Interim Bank or upon the UBI Common Stock or the capital stock of the Interim Bank; except, however, in the case of contracts, agreements or instruments, such defaults, conflicts or breaches which either (i) will be cured or waived prior to the time the Merger becomes effective, or (ii) if not so cured or waived would not, in the aggregate, have any material adverse effect on the financial condition, results of operations or business of UBI on a consolidated basis.

(d) Absence of Litigation. There is no litigation, action, suit, investigation or proceeding pending or, to the best of its knowledge after due inquiry of its executive officers, threatened, against or affecting UBI or involving any of their respective properties or assets, at law or in equity, before any federal, state, municipal, local or other governmental authority, involving a material amount which, if resolved adversely to the interest of UBI, would materially affect the financial conditions or operations of UBI or the ability of UBI to perform under this Agreement or the Merger Agreement, and to the best of its knowledge and belief after due inquiry of its executive officers, no one has asserted and no one has reasonable or valid grounds on which it reasonably can be expected that anyone will assert any such claims against UBI based upon the wrongful action or inaction of UBI or any of their respective officers, directors or employees.

(e) Shares Received. At the Effective Time, the UBI Common Stock into which the Leipsic Common Stock owned by shareholders of Leipsic are converted, will be duly authorized and validly issued by UBI and will be fully paid and nonassessable.

(f) Absence of Fees. UBI has not incurred and will not incur directly or indirectly any liability for brokerage, finders', agents' or investment bankers' fees or commissions in connection with this Agreement or the transactions contemplated thereby.

(g) Extraordinary Transactions. Except as disclosed in Subsection (g) of the Disclosure Letter, UBI has not, since December 31, 1998, to the date hereof: (i) issued or sold any shares, any corporate debt securities or any other security, including, but not limited to, UBI Common Stock; (ii) granted any option for the purchase of UBI Common Stock or other shares; (iii) declared or set aside or paid any dividend or other distribution in respect of the UBI Common Stock or otherwise, except as permitted pursuant to Section 9(a) hereof or, directly or indirectly, purchased, redeemed or otherwise acquired any UBI Common Stock; (iv) incurred any obligation or liability (absolute or contingent), except for obligations reflected in this Agreement or the Merger Agreement, and except for obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties; (v) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than the current portion of any long term liabilities which became due after December 31, 1998, current liabilities included in its financial statements as of December 31, 1998, current liabilities incurred since the date thereof in the ordinary course of business and liabilities incurred in carrying out the transactions contemplated by this Agreement or the Merger Agreement; (vi) sold, exchanged or otherwise disposed of any of its capital assets worth in excess of $5,000 outside the ordinary course of business; (vii) made any officers' salary increase or wage increase other than in the ordinary course of business, entered into any employment contract with any officer or salaried employee or, instituted any employee welfare, bonus, stock option, profit-sharing, retirement or similar plan or arrangement; (viii) suffered any damage, destruction or loss, whether or not covered by insurance, involving in excess of $5,000, affecting its business, property or assets or waived (except for fair consideration) any rights of value which are material in the aggregate, considering its business taken as a whole; or (ix) entered or agreed to enter into any agreement or arrangement granting any preferential right to purchase any of its assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties or rights.

(h) Employee Plans. Except as disclosed in Subsection (h) of the Disclosure Letter, UBI is not a party to or bound by any written or oral: (i) employment or consulting contract which is not terminable without penalty by it on 60 days or less notice, (ii) bonus, deferred compensation, pension, stock bonus or purchase, profit-sharing, retirement or stock option plan for which employees, directors or other persons associated with UBI are eligible, (iii) plan that otherwise benefits employees, directors or other persons associated with UBI, or (iv) other executory material agreements which in any case obligate UBI to make any payment(s) which in the aggregate exceed $5,000 per year except for contracts terminable on 60 days notice. All such pension, stock bonus or purchase, profit-sharing, defined benefit and retirement plans set forth in Subsection (h) of the Disclosure Letter (hereinafter referred to collectively as the "Plans") are qualified plans under Section 401(a) of the Internal Revenue Code and in compliance in all material respects with ERISA. All material notices, reports and other filings required under applicable law to be given or made to or with any governmental agency with respect to the Plans have been timely filed or delivered where failure to file would result in a penalty, disqualification of the plan or both a penalty and disqualification. UBI has no knowledge of: (i) any circumstances which would adversely affect the qualification of the plans or their compliance with ERISA, (ii) of any unreported "reportable event" (as such term is defined in ERISA) or (iii) any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Internal Revenue Code) which has occurred since the date on which said sections became applicable to the Plans. The Plans meet the minimum funding standards set forth in the Internal Revenue Code and ERISA. If any of the Plans do not comport with ERISA in any respect, Leipsic may, at its option, either (i) require UBI to terminate any such Plan prior to the Merger under such terms and conditions that Leipsic may impose in its discretion or (ii) terminate this Agreement pursuant to Section 17 hereof.

(i) Ordinary Course. Since December 31, 1998, UBI has conducted business only in the ordinary course, and has preserved its corporate existence, business and goodwill intact.

(j) Marketable Title. UBI has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, including without limitation the capital stock of Union Bank and when it is formed, the Interim Bank, and all other assets and properties reflected in UBI's balance sheet of December 31, 1998, or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1998) subject to no liens, mortgages, security interests, encumbrances, pledges or charges of any kind, except: (i) those items that secure liabilities that are reflected in said balance sheet; (ii) statutory liens for taxes not yet delinquent; and (iii) minor defects and irregularities in title and encumbrances which do not materially impair the use thereof for the purposes for which they are held; and such liens, mortgages, security interests, encumbrances and charges are not in the aggregate, material to the assets and properties of UBI. UBI as lessee has the contractual right under valid leases to occupy, use, possess and control all material property leased by UBI or its subsidiary.

(k) Regulatory Compliance. To the best of its knowledge after due inquiry of its executive officers, UBI and its bank subsidiary have complied with all laws, regulations and orders applicable to them and to the conduct of their respective businesses, including without limitation, all statutes, rules and regulations pertaining to the conduct of bank holding and the banking activities of its subsidiary except for possible technical violations which together with any penalty which results therefrom are or will be of no material consequence to either UBI or its bank subsidiary. Neither UBI nor its bank subsidiary is the subject of, nor a party to, any regulatory action or agreement such as letter agreements, memoranda of understanding, cease and desist orders or like agreements. Neither UBI nor its bank subsidiary are in default under, and no event has occurred which, with the lapse of time or action by a third party, could, to the best of UBI's knowledge after due inquiry, result in the default under the terms of any judgment, decree, order, writ, rule or regulation of any governmental authority or court, whether federal, state or local and whether at law or in equity, where the default(s) could reasonably be expected to have a material adverse effect on the financial conditions, results of operations or business of UBI or its bank subsidiary on a consolidated basis.

(l) Contracts. All contracts and commitments (whether written or oral) that may have a material effect on the business of UBI are disclosed in subsection (l) of the Disclosure Letter and copies of any such written contracts or commitments have been provided to Leipsic. All contracts and commitments for the lease or purchase of equipment or services have been entered into on an arm's length basis.

(m) Taxes. UBI and its bank subsidiary have duly filed all federal, state, county and local income, excise, real and personal property and other tax returns and reports (including, but not limited to, social security, withholding, unemployment insurance, and sales and use taxes) required to have been filed by UBI up to the date hereof. To the best of the knowledge and belief of UBI all such returns are true and correct in all material respects, and UBI has paid or, prior to the time the Merger shall become effective, will pay all taxes, interest and penalties shown on such return or reports or claimed (other than those claims being contested in good faith and which have been disclosed to Leipsic) to be due to any federal, state, county, local or other taxing authority, and there is, and at the time the Merger shall become effective will be, no basis for any additional claim or assessment which might materially and adversely affect UBI or its bank subsidiary, and for which an adequate reserve has not been established. To the best of its knowledge and belief, UBI has paid or made adequate provision in its financial statements or its books and records for all taxes payable in respect of all periods ending as of the date thereof. To the best of its knowledge and belief UBI has, or at the time the Merger shall become effective will have, no material liability for any taxes, interest or penalties of any nature whatsoever, except for those taxes which may have arisen up to the time the Merger shall become effective in the ordinary course of business and are properly accrued on the books of UBI as of the time the Merger shall become effective.

(n) Reserves for Losses on Loans. To the best of UBI's knowledge and belief, the reserves for possible loan losses on the outstanding loans of UBI, as reflected in the 1998 Balance Sheet, are adequate to absorb all known and anticipated loan losses in the loan portfolio of UBI, net of recoveries relating to loans previously charged off. Except as set forth in subsection (n) of the Disclosure Letter, there are no loans of UBI that have been classified orally or in writing by bank examiners (regulatory or internal) as "Other Loans Specifically Mentioned," "Substandard," "Doubtful," or "Loss," as of the last examination date (which shall include the date on which any examination prior to the effective time is concluded). To the best of UBI's knowledge and belief, each loan in the principal amount of $5,000 or greater reflected as an asset of UBI in the 1998 Balance Sheet or acquired by UBI since December 31, 1998, is the legal, valid and binding obligation of the obligor and any guarantor named therein, and no such loan is subject to any defense, offset or counterclaim. Except for pledges to secure public and trust deposits, to the best of UBI's knowledge and belief, none of the investments reflected in the 1998 Balance Sheet under the heading "Investment Securities," and none of the investments made by UBI since December 31, 1998, is subject to any restriction, whether contractual or statutory, which impairs the ability of UBI freely to dispose of such investment at any time. UBI is not a party to any repurchase agreements. Except as set forth in subsection (n) of the Disclosure Letter, and except for transactions aggregating less than $5,000, since December 31, 1998, UBI has not sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or any other person has the right, either conditionally or absolutely, to require UBI to repurchase or otherwise require any such assets.

(o) Insurance. Subsection (o) of the Disclosure Letter contains a list and a brief description of all insurance policies currently in force with respect to UBI. All premiums due on such policies have been paid, and such policies will continue to remain in force through the Effective Time. Subsection (o) of the Disclosure Letter also contains a description of all claims in excess of $1,000 currently pending under such insurance policies, together with a list of all other claims in excess of $1,000 which have been filed during the last three (3) years and a description of the disposition thereof.

(p) Liabilities. Except to the extent reflected or reserved against in the 1998 Balance Sheet or in the notes thereto, as of the date of the 1998 Balance Sheet, UBI has no liabilities or obligations, secured or unsecured, whether accrued, absolute, contingent or otherwise, which would materially and adversely affect the financial condition, results of operations, assets, or business of UBI.

(q) Insider Transactions. Except as set forth in subsection (q) of the Disclosure Letter and except for loans made in the ordinary course of business, UBI has no business relationships, business transactions or indebtedness with or to any of its officers and directors.

(r) Environmental Matters. To the best of its knowledge and belief, but without having undertaken an environmental audit, UBI has no knowledge of any underground storage tanks, any hazardous substances, hazardous waste, pollutant or contaminant, including, but not limited to, asbestos, PCB's or urea formaldehyde, having been generated, released into, stored or deposited over, upon or below (in storage tanks or otherwise) UBI's or its bank subsidiary's premises or any other real property owned or leased by UBI or its bank subsidiary other than other real estate owned, for which no investigation was conducted by UBI, but for which UBI has no knowledge of such, or into any water systems on or below the surface of the UBI or its bank subsidiary's premises or any other real property owned or leased by UBI or its bank subsidiary other than other real estate owned, for which no investigation was conducted by UBI, but for which UBI has no knowledge of such from any source whatsoever. As used in this Agreement, the terms "hazardous substance," "hazardous waste," "pollutant" and "contaminant" mean any substance, waste, pollutant or contaminant included within such terms under any applicable Federal, state or local statute or regulation.

(s) Voting Agreement. Subject to their fiduciary duties, the directors of UBI executing this Agreement shall vote the shares of UBI held directly by them in favor of the adoption of this Agreement.

(t) Deposits. The deposits of UBI are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act ("FDIA"). UBI has paid all assessments and filed all reports required under the FDIA and is in compliance, in all material respects, with all regulatory requirements imposed in connection with the insurance of its deposits.

9. ACTION BY LEIPSIC PENDING EFFECTIVE TIME.

From the date of this Agreement until the Effective Time, except with prior written permission of UBI:

(a) Distributions. Leipsic shall not declare or pay any dividends or make any distributions other than regular cash dividends, payable at such times and in amounts consistent with past practice and not to exceed the per share rate paid in the prior calendar year. If, prior to the consummation of the Merger, Leipsic shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine its shares of common stock in any security convertible into its common stock, appropriate adjustment or adjustments shall be made in the foregoing per share dividend rate.

(b) Capitalization. Leipsic shall not issue, sell, grant any option for, or acquire for value any Leipsic Common Shares or otherwise effect any change in connection with its capitalization.

(c) Ordinary Course. Except as otherwise set forth in or contemplated by this Agreement or the Merger Agreement, Leipsic shall carry on its businesses in substantially the same manner as heretofore, keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

(d) Extraordinary Events. Leipsic shall not: (i) enter into any transaction other than in the ordinary course of business or incur or agree to incur any obligation or liability except liabilities incurred and obligations entered into in the ordinary course of business; (ii) change its lending, investment, liability management and other policies in any respect; (iii) except for pay adjustments already committed to as of the date hereof that are consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) incur or commit to any capital expenditures other than in the ordinary course of business, or (v) merge into, consolidate with or sell its assets to any other corporation or person, or permit any other corporation to be merged or consolidated with it or acquire all of the assets of any other corporation or person.

(e) Accounting Method. Leipsic shall not change its method of accounting in effect at December 31, 1998, except as required by the preparation of audited financial statements, by changes in generally accepted accounting principles and concurred in by Leipsic's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of Leipsic's Federal income tax returns for the taxable year ending December 31, 1998, except for changes required by law.

(f) Continuing Disclosure. Leipsic shall promptly advise UBI in writing of all material actions taken by the directors and shareholders of Leipsic, furnish UBI with copies of all minutes of any such action and monthly interim financial statements of Leipsic as they become available, and keep UBI fully informed concerning all developments which may have a material effect upon the business, properties or condition (either financial or otherwise) of Leipsic.

(g) Pooling of Interest. Leipsic shall not intentionally take or cause to be taken any action whether before or after the effective time of the Merger that would disqualify the Merger as a "pooling of interests" for accounting purposes.

10. ACTION BY UBI PENDING EFFECTIVE TIME.

From the date of this Agreement until the Effective Time:

(a) Distributions. UBI shall not declare or pay any dividends or make any distributions other than regular cash dividends, payable at such times and in amounts consistent with past practice and not to exceed the per share rate paid in the prior calendar year. If, prior to the consummation of the Merger, UBI shall declare a stock dividend or make distributions upon or subdivide, split up, reclassify or combine its shares of common stock in any security convertible into its common stock, appropriate adjustment or adjustments shall be made in the foregoing per share dividend rate.

(b) Capitalization. UBI shall not issue, sell, grant any option for, or acquire for value any UBI Common Shares or otherwise effect any change in connection with its capitalization.

(c) Ordinary Course. UBI shall carry on its business in substantially the same manner as heretofore except as otherwise set forth in or contemplated by this Agreement and UBI shall keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it and use its best efforts to maintain and preserve its business organization intact.

(d) Extraordinary Events. UBI shall not: (i) enter into any transaction other than in the ordinary course of business or incur or agree to incur any obligation or liability except liabilities incurred and obligations entered into in the ordinary course of business; (ii) change its lending, investment, liability management and other policies in any respect; (iii) except for pay adjustments already committed to as of the date hereof that are consistent with prior practice, grant any general or uniform increase in the rates of pay of employees; (iv) incur or commit to any capital expenditures other than in the ordinary course of business, or (v) merge into, consolidate with or sell its assets to any other corporation or person, or permit any other corporation to be merged or consolidated with it or acquire all of the assets of any other corporation or person.

(e) Accounting Method. UBI shall not change its methods of accounting in effect at December 31, 1998, except as required by changes in generally accepted accounting principles as concurred in by UBI's independent auditors, or change any of its methods of reporting income and deductions for Federal income tax purposes from those employed in the preparation of the Federal income tax returns of its subsidiary for the taxable year ended December 31, 1998, except for changes required by law or take any action which could jeopardize the tax free nature of the Merger.

(f) Continuing Disclosure. UBI shall furnish Leipsic with copies of monthly interim financial statements of UBI and keep Leipsic fully informed concerning all developments which in the opinion of UBI may have a material effect upon the business, properties or condition (either financial or otherwise) of UBI.

(g) Pooling of Interest. UBI shall not intentionally take or cause to be taken any action whether before or after the effective time of the Merger that would disqualify the Merger as a "pooling of interests" for accounting purposes.

11. CONDITIONS TO OBLIGATIONS OF UBI.

The obligations of UBI under this Agreement and the Merger Agreement are subject, unless waived by UBI, to the satisfaction of the following conditions on or prior to the Effective Time:

(a) Absence of Material Change. There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a change, in the financial condition, aggregate net assets, shareholders' equity, business or operating results of Leipsic from December 31, 1998, to the Effective Time.

(b) Absence of Unpermitted Distributions. Leipsic shall not have paid cash dividends from the date hereof to the Effective Time except as permitted under this Agreement.

(c) Validity of Representations. All representations by Leipsic contained in this Agreement and the Merger Agreement shall be true in all material respects at, or as of, the Effective Time as though such representations were made at and as of said time, except for changes contemplated by this Agreement or the Merger Agreement and except also for representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time.

(d) Performance of Undertakings. Leipsic shall have performed or satisfied in all material respects all undertakings, agreements and conditions required by this Agreement or the Merger Agreement to be performed or satisfied by it at or prior to the Effective Time.

(e) Absence of Litigation. At the Effective Time, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency by any federal or state government in which it is sought to restrain or prohibit the consummation of the Merger, and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against Leipsic which UBI shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for UBI.

(f) Due Diligence. UBI shall have been satisfied with the results of its due diligence investigation of Leipsic. UBI shall also have been satisfied with the contents of the Disclosure Letter provided at the execution of this Agreement, which satisfaction shall be presumed unless UBI provides written notice to Leipsic of its dissatisfaction within 15 days after Leipsic's submission of the Disclosure Letter. Prior to the Effective Time, UBI shall not have been deprived of adequate opportunity to conduct such review and examination of the business, properties, and condition (financial or otherwise) of Leipsic as UBI shall have deemed prudent. In the event Leipsic receives a written examination report or receives or enters into a written agreement with a state or federal banking regulatory agency, UBI shall have an opportunity to review such examination report or written agreement for a period of thirty days and may, at its option, elect to terminate its obligations under this Agreement during such review period.

(g) Receipt of Compliance Certificates. Leipsic shall have furnished UBI certificates, signed on its behalf by the Chairman or President and the Secretary or an Assistant Secretary of Leipsic and dated as of the Effective Time, to the effect that to the best of its knowledge, after due inquiry its executive officers, the conditions described in Paragraphs (a), (b), (c), and (e) of this Section 11 have been fully satisfied.

(h) Receipt of Affiliates' Certificates. UBI shall have received from each Affiliate a certificate in the form specified by UBI.

(i) Receipt of Officers' Certificates. UBI shall have received from Leipsic the officers' certificates required pursuant to Section 4(n) hereof.

(j) Lists of Accounts. Prior to the Closing, Leipsic will have provided UBI with a list of all certificates of deposit or checking, savings or other deposits and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of Leipsic and their affiliates as of the last day of the calendar month immediately prior to the Closing. In addition, Leipsic shall provide UBI with a list of (i) all certificates of deposit, checking, savings or other deposits in excess of $100,000 and (ii) all customers with aggregate deposits in excess of $100,000.

12. CONDITIONS TO OBLIGATIONS OF LEIPSIC.

The obligations of Leipsic under this Agreement or the Merger Agreement are subject, unless waived by Leipsic, to the satisfaction on or prior to the Effective Time of the following conditions:

(a) Absence of Material Change. There shall not have been any material adverse change or discovery of a condition or the occurrence of an event which has or is likely to result in such a change, in the financial condition, aggregate net assets, Shareholders' equity, business, or operating results of UBI from December 31, 1998, to the Effective Time.

(b) Absence of Unpermitted Distributions. UBI shall not have paid cash dividends from the date hereof to the Effective Time except as permitted under this Agreement.

(c) Validity of Representations. All representations by UBI contained in this Agreement and the Merger Agreement shall be true in all material respects at, or as of, the Effective Time as though such representations were made at and as of the Effective Time, except for changes contemplated by this Agreement and the Merger Agreement, and except also for representations as of a specified time other than the Effective Time, which shall be true in all material respects at such specified time.

(d) Performance of Undertakings. UBI shall have performed or satisfied in all material respects all undertakings, agreements and conditions required by this Agreement and the Merger Agreement to be performed or satisfied by it at or prior to the Effective Time.

(e) Absence of Litigation. At the Effective Time, no suit, action or proceeding shall be pending or overtly threatened before any court or other governmental agency of the federal or state government in which it is sought to restrain, prohibit or set aside consummation of the Merger and no other suit, action or proceeding shall be pending or overtly threatened and no liability or claim shall have been asserted against UBI which Leipsic shall in good faith determine, with advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for Leipsic and its shareholders.

(f) Due Diligence. Leipsic shall have been satisfied with the results of its due diligence investigation of UBI. Leipsic shall also have been satisfied with the contents of the Disclosure Letter provided at the execution of this Agreement, which satisfaction shall be presumed unless Leipsic provides written notice to UBI of its dissatisfaction within 15 days after UBI's submission of the Disclosure Letter. Prior to the Effective Time, Leipsic shall not have been deprived of adequate opportunity to conduct such review and examination of the business, properties, and condition (financial or otherwise) of UBI and its subsidiary as Leipsic shall have deemed prudent. In the event UBI receives a written examination report or receives or enters into a written agreement with a state or federal banking regulatory agency, Leipsic shall have an opportunity to review such examination report or written agreement for a period of thirty days and may, at its option, elect to terminate its obligations under this Agreement during such review period.

(g) Receipt of Compliance Certificates. UBI shall have furnished Leipsic a certificate, signed by the Chairman or President and by the Secretary or Assistant Secretary of UBI and dated as of the Effective Time, to the effect that to the best of its knowledge after due inquiry by its executive officers, the conditions described in Paragraphs (a), (b), and (d) of this Section 12 have been fully satisfied.

(h) Receipt of Officers' Certificates. Leipsic shall have received from UBI the officers' certificates required pursuant to Section 4(n) hereof.

(i) Lists of Accounts. Prior to the Closing, UBI will have provided Leipsic with a list of all certificates of deposit or checking, savings or other deposits and a list of all certificates of deposit or checking, savings or other deposits owned by directors and officers of UBI and their affiliates as of the last day of the calendar month immediately prior to the Closing. In addition, UBI shall provide Leipsic with a list of (i) all certificates of deposit, checking, savings or other deposits in excess of $100,000 and (ii) all customers with aggregate deposits in excess of $100,000.

13. CONDITIONS TO OBLIGATIONS OF ALL PARTIES.

In addition to the provisions of Sections 11 and 12 of this Agreement, the obligations of UBI and Leipsic to cause the transactions contemplated herein to be consummated shall be subject to the satisfaction of the following conditions on or prior to the Effective Time:

(a) Regulatory Approval. The parties hereto shall have received all necessary approvals of governmental agencies and authorities of the transactions contemplated by this Agreement and each of such approvals shall remain in full force and effect at the time the Merger shall become effective and such approvals and the transactions contemplated thereby shall not have been contested by any federal or state governmental authority by formal proceeding, or contested by any other third party by formal proceeding which the Board of Directors of the party asserting a failure of a condition under this Section 13(a) shall in good faith determine, with the advice of counsel: (i) has a reasonable likelihood of being successfully prosecuted and (ii) if successfully prosecuted, would materially and adversely affect the benefits hereunder intended for such party. It is understood that, if any contest as aforesaid is brought by formal proceedings, UBI may, but shall not be obligated to, answer and defend such contest. UBI shall notify Leipsic promptly upon receipt of all necessary governmental approvals.

(b) Effective Registration Statement. The Registration Statement required to be filed by UBI pursuant to Section 4(d) of this Agreement shall have been declared effective by the Securities and Exchange Commission and the UBI Common Shares to be exchanged in the Merger shall have been qualified or exempted under all applicable state securities laws.

(c) Shareholder Approval. The transaction, this Agreement and the Merger Agreement shall have been duly adopted, ratified and confirmed by the requisite affirmative votes of the shareholders of Leipsic and UBI; and, unless waived by the parties, the transaction complies with the requirements set forth in Section 4(b) hereof. The shareholders of Leipsic shall have also approved the control share acquisition pursuant to Ohio law.

(d) Fairness Opinions. UBI shall have received the UBI Fairness Opinion, and the UBI Fairness Opinion shall be satisfactory in form and content to UBI's Board of Directors. Leipsic shall have received the Leipsic Fairness Opinion, and the Leipsic Fairness Opinion shall be satisfactory in form and contact to Leipsic's Board of Directors. There shall exist as of, at or immediately prior to the Effective Time no facts or circumstances which would render either such opinion inapplicable in any respect to the transactions to be consummated hereunder.

(e) Confirmation of Tax Consequences. UBI and Leipsic shall have received the tax opinion called for pursuant to Section 6 of this Agreement and there shall exist as of, at or immediately prior to the Effective Time no facts or circumstances which would render such opinion inapplicable in any respect to the transactions to be consummated hereunder.

(f) Formation of Interim Bank. The Interim Bank shall have been chartered and organized pursuant to Ohio banking law and shall be in compliance with all statutory and regulatory requirements in order that the Merger of the Interim Bank and Leipsic may be legally consummated as contemplated by this Agreement and the Merger Agreement.

(g) UBI Board of Directors. At or immediately following the Effective Time, the Board of Directors of UBI shall consist of eight members, four of whom are selected by UBI and four of whom are selected by Leipsic, all to serve until such time as their successors are duly elected and confirmed and have commenced serving.

14. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

The respective representations and warranties of UBI and Leipsic set forth shall expire at the Effective Time.

15. GOVERNING LAW.

This Agreement shall be construed and interpreted according to the applicable laws of the State of Ohio.

16. ASSIGNMENT.

This Agreement and the Merger Agreement and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor the Merger Agreement nor any of the rights, interest, or obligations hereunder or thereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

17. SATISFACTION OF CONDITIONS; TERMINATION.

(a) Conditions For Termination. UBI agrees to use its best effort to obtain satisfaction of the conditions insofar as they relate to UBI, and Leipsic agrees to use its best efforts to obtain the satisfaction of the conditions insofar as they relate to Leipsic. If any material condition to the obligations of UBI set forth in either Section 11 or Section 13 of this Agreement is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by UBI, or if any material condition to the obligations of Leipsic set forth in either Section 12 or Section 13 of this Agreement is not substantially satisfied at the time or times contemplated thereby and such condition is not waived by Leipsic, or if at any time prior to the Effective Time it shall become reasonably certain that such condition will not be substantially satisfied and such condition is not waived by UBI or Leipsic, as the case may be, either UBI or Leipsic may terminate this Agreement by written notice to the other party after the expiration of fifteen (15) days written notice to the other party during which time such other party shall have an opportunity to cure such defect in said condition. This Agreement may be terminated and abandoned (either before or after the meetings of shareholders contemplated hereby) by mutual written consent of UBI and Leipsic authorized by their respective Boards of Directors. In the event of such termination caused otherwise than by breach of this Agreement by any of the parties hereto, this Agreement shall cease and terminate, the acquisition of Leipsic as provided herein shall not be consummated, and neither UBI nor Leipsic shall have any further liability under this Agreement of any nature whatever, including any liability for damages. In the event this Agreement is terminated, the duties of both parties with respect to confidential information set forth in Section 4(f) shall survive any such termination. In addition to the other grounds for termination of this Agreement set forth herein, this Agreement can be terminated by written notice by either party to the other, in each case authorized by its Board of Directors, if the Merger shall not have been consummated by September 30, 1999, or the date of such notice, whichever is later.

(b) Consequences of Breach. If termination of this Agreement shall be judicially determined to have been caused by breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have breached this Agreement shall indemnify the other parties for their respective costs, fees and expenses of its counsel, accountants and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related actions and its shareholders' meetings and actions.

18. WAIVERS, AMENDMENTS.

Any of the provisions of this Agreement may be waived at any time by the party which is, or the shareholders of which are, entitled to the benefit thereof, by resolution of the Board of Directors of such party. This Agreement may be amended or modified in whole or in part by an agreement in writing executed in the same manner (but not necessarily by the same person) as this Agreement and which makes reference to this Agreement, pursuant to a resolution, adopted by the Boards of Directors of the respective parties, provided, however, such amendment or modification may be made in this manner by the respective Boards of Directors of UBI and Leipsic at any time prior to a favorable vote of such party's shareholders, (if such shareholder approval is otherwise required) but may be made after a favorable vote by the shareholders (if such shareholders approval is otherwise required) of such party, only if, in the opinion of its Board of Directors, such amendment or modification will not have any material adverse effect on the benefits intended under this Agreement for the shareholders of such party and will not require resolicitation of any proxies from such shareholders.

19. ENTIRE AGREEMENT; DISCLOSURE LETTER.

This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by UBI and Leipsic or by any officer or officers of such parties relating to the acquisition of the business or the Leipsic Common Shares by UBI specifically including, but not limited to, that certain Letter of Intent dated December 23, 1998. This Agreement, including the exhibits and schedules hereto (which shall include the Disclosure Letter and the Merger Agreement) together constitute the entire agreement of the parties, and there are no agreements or commitments except as set forth herein and therein. This Agreement and the Merger Agreement may only be amended in a writing signed by the parties hereto and thereto.

20. CAPTIONS; COUNTERPARTS.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

21. NOTICES.

All notices and other communications hereunder shall be deemed to have been duly given if forwarded by regular First Class United States Mail, postage prepaid, or a nationally recognized overnight courier service. All notices and other communications hereunder given to any party shall be communicated to the remaining party to this Agreement by mail in the same manner as herein provided.

a) If to UBI, to:

E. Eugene Lehman

President

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio 45830

With copies to:

Susan B. Zaunbrecher, Esq.

Dinsmore & Shohl, LLP

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio 45202-3172

(b) If to Leipsic, to:

James N. Reynolds

Chairman of the Board

The Bank of Leipsic Company

P.O. Box 65

Leipsic, Ohio 45856-0065

With copies to:

Robert B. Weaver

Attorney

214 South Belmore Street

Leipsic, Ohio 45856

Jeffery A. Robb

Robb, Dixon

1205 Weaver Drive

Granville, Ohio 43023

22. PUBLICITY.

UBI and Leipsic agree to consult with and obtain the consent of the other prior to any media release or other public disclosures as to the matters covered by this Agreement, except as may be required by law.

23. KNOWLEDGE.

Whenever a representation or warranty is made herein as being to the "knowledge" of a party hereto or the officers or directors thereof, it is understood that an officer has made or caused to be made by personnel or representatives competent to determine the accuracy thereof (and the results thereof reported to him) an investigation which is appropriate to determine the accuracy of such representation or warranty.

IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

ATTEST: United Bancshares, Inc.

/s/ Bonita R. Selhorst By: /s/ E. Eugene Lehman

E. Eugene Lehman, President

By: Bonita R. Selhorst

Its: Assistant Secretary/Treasurer

ATTEST: The Bank of Leipsic Company

/s/ Larry D. Place By: /s/ James N. Reynolds

James N. Reynolds, Chairman

By: Larry D. Place

Its: President/Secretary

As individuals and with respect solely to the undertakings made in Section 4(l) and Section 7(1) of this Agreement.

/s/ James N. Reynolds /s/ H. Edward Riegel

/s/ Joe S. Edwards

/s/ Larry D. Place

/s/ Kevin Lammon

/s/ William R. Perry

/s/ George W. White

AMENDMENT TO

AGREEMENT AND

PLAN OF REORGANIZATION

This Amendment to Agreement and Plan of Reorganization made this 27th day of September, 1999, by and between United Bancshares, Inc., a corporation duly organized under the laws of the State of Ohio ("UBI"), and The Bank of Leipsic Company, an Ohio state banking corporation duly organized under the laws of the State of Ohio ("Leipsic").

This Amendment amends that certain Agreement and Plan of Reorganization dated April 20, 1999, (the "Merger Agreement") by and between UBI and Leipsic. All capitalized terms not expressly defined herein will have the same meanings as set forth in the Merger Agreement.

NOW THEREFORE, the parties hereto agree to amend the Merger Agreement as follows:

1. The last sentence of Section 17(a) is hereby amended to read as follows:

In addition to the other grounds for termination of this Agreement set forth herein, this Agreement can be terminated by written notice by either party to the other, in each case authorized by its Board of Directors, if the Merger shall not have been consummated by March 31, 2000, or the date of such notice, whichever is later.

2. Except as amended by this Amendment, the Merger Agreement remains in full force and effect in accordance with its terms.

3. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

THE BANK OF LEIPSIC COMPANY UNITED BANCSHARES, INC.

By: /s/ James N. Reynolds By: /s/ E. Eugene Lehman

James N. Reynolds, Chairman E. Eugene Lehman, President

APPENDIX A-1

MERGER AGREEMENT

This Merger Agreement (this "Agreement") dated as of __________, 1999 is entered into by and between United Bancshares, Inc., an Ohio corporation ("UBI"), and The Bank of Leipsic Company, an Ohio banking corporation ("Leipsic"). In addition, as soon as reasonably and legally possible, UBI will form, as a wholly-owned subsidiary, a new Ohio banking corporation, Leipsic Interim Bank (the "Interim Bank"), which will upon such formation become a party to this Agreement. All obligations of the Interim Bank will, until properly assumed by the execution of this Agreement, be made and assumed on its behalf by UBI. UBI, the Interim Bank and Leipsic are herein sometimes referred to collectively as the "parties" and individually as a "party."

WITNESSETH:

WHEREAS, the Board of Directors of UBI and the Board of Directors of Leipsic have determined that it is in the best interests of UBI and Leipsic, respectively, to merge the Interim Bank with and into Leipsic in accordance with the provisions of the laws of the State of Ohio and applicable federal law (the "Merger"); and

WHEREAS, the Board of Directors of Leipsic and the Board of Directors of UBI have each adopted a resolution approving this Agreement and, upon its formation, the Board of Directors of the Interim Bank will adopt a resolution approving this Agreement and have directed that the Merger Agreement be submitted to the shareholders of Leipsic, UBI and the Interim Bank entitled to vote in respect thereof for adoption and approval;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and in accordance with the laws of Ohio, Leipsic, UBI and the Interim Bank hereby agree that subject to the terms and conditions hereinafter set forth, the Interim Bank will be merged with and into Leipsic and the terms and conditions of such Merger, including the mode of carrying the same into effect and the manner and basis of making distribution to the shareholders of the parties, shall be as follows:

ARTICLE I

Constituent Corporations

Leipsic and the Interim Bank shall be the constituent banking corporations with respect to the Merger.

ARTICLE II

Merger

Effective as of the date set forth in the Certificate of Merger filed in accordance with Section 1115.11(F) of the Ohio Revised Code with the Superintendent of Financial Institutions for the State of Ohio (the "Effective Time"), the Interim Bank shall be merged into Leipsic and Leipsic shall be the surviving banking corporation (the "Surviving Corporation"), which after the effective time of the Merger shall continue to be known as "The Bank of Leipsic Company."

ARTICLE III

Governance of the Survivor

1. Articles and Regulations. At the Effective Time, the Articles of Incorporation and Regulations of Leipsic shall constitute the Articles of Incorporation and the Regulations of the Surviving Corporation.

2. Office Location. The Surviving Corporation's main office shall be located at 142 Main Street, Leipsic, Ohio until otherwise changed in accordance with law.

3. Officers. The officers of the Interim Bank immediately prior to the Effective Time shall be: ____________________________, each to hold office until such officer's respective successor is duly elected or appointed and qualified in accordance with the provisions of the Articles of Incorporation and Regulations of the Surviving Corporation and of applicable law, or until such officer's earlier death, resignation or removal.

4. Directors. The directors of the Surviving Corporation shall be: ______________ _________________________________.

ARTICLE IV

Manner of Converting and Exchanging Stock and Capital Structure

1. Conversion and Exchange of Shares. Subject to the provisions of this Article IV, the manner of converting and exchanging the shares of the constituent corporation's stock at the Effective Time shall be as follows :

(a) At the time the Merger shall become effective;

(i) Each share of Leipsic Common Shares shall, subject to statutory dissenters' rights as provided in Ohio Revised Code Sections 1115.19 and 1701.85, be converted into the right to receive 54.25 duly authorized, validly issued, fully paid and non-assessable UBI Common Shares, subject to pro rata adjustment in the event of any stock dividend, stock split or other general distribution of UBI Common Stock prior to the Merger.

(ii) The shares of Common Stock of UBI that are issued and outstanding immediately prior to the time the Merger shall become effective shall continue to be issued and outstanding shares of the Surviving Corporation.

(b) No fractional shares or scrip representing fractional UBI Common Shares will be issued by UBI in connection with the Merger, but in lieu thereof, any holder of Leipsic Common Shares entitled to such a fractional share shall, upon surrender of the certificate or certificates formerly representing such Leipsic Common Shares, be paid cash, without interest, by UBI for such fractional share(s). The cash paid for fractional shares shall be pro rata the greater of $17.25 per share or the per whole share ask price published by UBI market makers of UBI Common Stock at the Effective Time.

(c) As soon as practicable after the Effective Time, and subject to the provisions set forth above relating to the fractional shares, UBI will distribute to the former holders of Leipsic Common Shares in exchange for and upon surrender for cancellation by such holders of a certificate or certificates formerly representing Leipsic Common Shares the certificate(s) for UBI Common Shares. Each certificate formerly representing Leipsic Common Shares (other than certificates representing Leipsic Common Shares subject to the rights of dissenting shareholders) shall be deemed for all purposes to evidence the ownership of the number of whole UBI Common Shares and cash for fractional share interests in UBI Common Shares into which such shares have been converted. Certificates representing Leipsic Common Shares held by a shareholder of Leipsic shall be aggregated together in determining the number of fractional shares for which such shareholder shall receive cash as provided for herein. Until surrender of the certificate or certificates formerly representing Leipsic Common Shares, the holder thereof shall not be entitled to receive any dividend or other payment or distribution payable to holders of UBI Common Shares. Upon such surrender (or in lieu of surrender other provisions reasonably satisfactory to UBI as are made as set forth in the next following paragraph), there shall be paid to the person entitled thereto the aggregate amount of dividends or other payments or distributions (in each case without interest) which became payable after the Effective Time on the whole of the UBI Common Shares represented by the certificates issued upon such surrender and exchange or in accordance with such other provisions, as the case may be. After the Effective Time, the holders of certificates formerly representing Leipsic Common Shares shall cease to have rights with respect to such shares except such rights, if any, as a holder of certificates formerly representing shares of Leipsic Common Shares may have as dissenting shareholders pursuant to Ohio law and except as aforesaid, their sole rights shall be to exchange said certificates for certificates for UBI Common Shares in accordance with this Merger Agreement.

Certificates formerly representing shares of Leipsic Common Shares surrendered for cancellation by each shareholder entitled to exchange shares of Leipsic Common Shares for UBI Common Shares by reason of the Merger shall be accompanied by such appropriate instruments of transfer as UBI may reasonably require, provided, however, that if there be delivered to UBI by any person who is unable to produce any such certificate formerly representing shares of Leipsic Common Shares for transfer (i) evidence to the reasonable satisfaction of UBI that any such certificate has been lost, wrongfully taken or destroyed, and (ii) such indemnity agreement as reasonably may be requested by UBI to save it harmless, and (iii) evidence to the reasonable satisfaction of UBI that such person is the owner of the shares theretofore represented by each certificate claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such certificate and to receive UBI Common Shares pursuant to this Merger Agreement, then UBI (or an Exchange Agent, as the case may be), in the absence of actual notice to it that any shares theretofore represented by any such certificate have been acquired by a bona fide purchaser, shall deliver to such person the certificate(s) representing UBI Common Shares which such person would have been entitled to receive upon surrender of each such lost, wrong why taken or destroyed certificate representing shares of Leipsic Common Shares.

2. Restriction on Transfer of Leipsic Shares. After the Effective Time, there shall be no transfers of the stock transfer books of Leipsic of any certificates representing Leipsic Common Shares. After the Effective Time, upon presentation to the Surviving Corporation of certificates formerly representing Leipsic Common Shares, such certificates shall be canceled.

3. Resulting Capital Structure. The Resulting Corporation shall have a capital structure equal to the following:

(a) Common stock of $___________, consisting of _______ shares of $______ par value all of which will be issued and outstanding immediately following the Effective Time; and

(b) Surplus of $____________; and

(c) Net undivided profits, including capital reserves, of $____________, adjusted for all earnings and losses between ___________, and the Effective Time.

ARTICLE V

Effect of Merger

From and after the Effective Time, the Surviving Corporation shall have all of the rights, interests, privileges, powers, immunities and franchises (public and private) of each of the constituent corporations, and all property (real, personal and mixed), all debts due on whatever account, and all other choses in action, of each of the constituent corporations. All interests of or belonging to or due to either of the constituent corporations shall thereupon be deemed to be transferred to and vested in the Surviving Corporation without act or deed and no title to any real estate or any interest therein vested in either of the constituent corporations shall revert or be in any way impaired because of the Merger.

ARTICLE VI

Surviving Corporation

From and after the Effective Time, the Surviving Corporation shall be responsible for all obligations of each of the constituent corporations and each claim existing and each action or proceeding pending by or, against either of the constituent corporations may be prosecuted as if the Merger had not taken place, and the Surviving Corporation may be substituted in the place of such constituent corporation. No right of any creditor of either constituent corporation and no lien upon the property of either constituent corporation shall be impaired by the Merger.

ARTICLE VII

Further Documents

If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or rights of the constituent corporations, or otherwise to carry out the provisions hereof, the persons who were the proper officers and directors of the constituent corporations immediately prior to the Effective Time (or their successors in office) shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper, to vest, perfect or confirm title to such property or rights in the Surviving Corporation, including, but not limited to, filing with each court or other public tribunal, agency or officer by which Leipsic or the Interim Bank have been appointed in the capacity of fiduciary or agent, and in the court file of each estate, suit or proceeding in which any of them has been acting, a statement setting forth the information required by law or otherwise to carry out the provisions hereof.

ARTICLE VIII

Termination

Notwithstanding the adoption and approval of this Agreement and the Merger by the shareholders of Leipsic and the Interim Bank, this Agreement and the Merger may be terminated:

(a) At any time prior to the Effective Time, by the mutual consent of the Boards of Directors of Leipsic and the Interim Bank; or

(b) This Merger Agreement shall automatically terminate in the event of the termination of the Agreement and Plan of Reorganization dated April 20, 1999 by and between Leipsic and UBI to which it relates.

(c) At any time prior to the Effective Time, by Leipsic or the Interim Bank if there shall have been a final judicial determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this Agreement or of the Merger is illegal, invalid or unenforceable;

In the event that this Agreement is terminated pursuant to this Article VIII, the Merger provided for herein shall be abandoned automatically and without any further act or deed by the parties hereto.

ARTICLE IX

Conditions to Consummation of the Merger

The consummation of the Merger pursuant to this Merger Agreement and the obligations of the parties hereto is subject to the satisfaction of the provisions and conditions of the Agreement and Plan of Reorganization by and between Leipsic and UBI dated April 20, 1999.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested to on their behalf by the following directors and officers thereunto duly authorized as of the day and year first written above.

United Bancshares, Inc. The Bank of Leipsic Company

By: _______________________________ By: ________________________________

E. Eugene Lehman, President James N. Reynolds, Chairman

Attest: Attest:

____________________________________ _____________________________________

By: ______________________________ By: ______________________________

Its: ______________________________ Its: ______________________________

The Leipsic Interim Bank hereby agrees to and assumes all of the obligations and agreements contained herein which were agreed to and assumed on its behalf by United Bancshares, Inc.

Leipsic Interim Bank

By:

Its:

Date:

APPENDIX B

July 23, 1999

Board of Directors

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio 45830

Attention: E. Eugene Lehman, President

Members of the Board:

United Bancshares, Inc, ("UBI") requested our opinion as to the fairness to UBI and its shareholders, from a financial point of view, of the terms of the Reorganization and Merger Agreement ("Merger") dated January 20, 1999 by and between UBI. and The Bank of Leipsic ("Leipsic"). The Merger will be completed through a merger of Leipsic Interim Bank with and into The Bank of Leipsic, with The Bank of Leipsic being the surviving corporation and Leipsic being a wholly-owned subsidiary corporation of UBI.

By virtue of the Merger and subject to dissenters' rights, the outstanding shares of Leipsic will be converted into the right to receive shares of UBI as set forth in Article IV, Section 1. of the Merger Agreement. Based on the Exchange Ratio, shareholders of Leipsic will receive 54.25 shares of UBI for each share of Leipsic held at the time of the Merger, subject to adjustment in the event of any stock dividend, stock split or other general distribution of UBI common prior to the Merger.

We analyzed various public and non-public sources of information in developing our opinion, including but not limited to, (i) financial data of UBI from December 31, 1996 through March 31, 1999 from published annual reports, internal bank reports, and interviews with bank management; (ii) financial data regarding Leipsic from publicly available regulatory reports; (iii) comparative financial data of peers for each institution from public sources; (iv) published reports from various sources regarding transactions similar in nature to that proposed in the Merger; and (v) the Agreement and Plan of Merger.

Our analysis forecasted the potential future flow of income likely to be generated by UBI, through its subsidiary Union Bank Company over a five year horizon. This step required a study of historical trends of UBI in comparison with national peer group data to develop assumptions, which were then used to forecast potential future results. The assumptions were considered to be reasonable and attainable should UBI have continued to operate without the merger. We then observed the bid price of recent stock trades of UBI and compared it with the price/earnings ratios (PE) of a sample of certain Midwest community banks to determine if the share prices of UBI reflected values consistent with those banks. The price per share was then multiplied by the shares of Leipsic and the exchange ratio to determine the market value of the proposed transaction.

We also analyzed the financial performance of Leipsic and compared it with banks sharing similar characteristics using available peer group data and other sources similar to those provided for UBI. We continued our analysis of Leipsic by forecasting its earnings performance over the same five year time horizon as we used in the analysis of UBI.

Using the forecasts developed for the two institutions, we then constructed a pro forma balance sheet and income statement representing a merger of the institutions. Our analysis also considered the increase in earnings from the merger generated by cost savings and other advantages generated by the Merger.

We also considered the merger in light of similar recent transactions and the share prices, based on recent trades, of the two institutions and found the results, from that perspective, to be fair and equitable to the shareholders of UBI.

The analysis upon which this opinion is based is included in greater detail in the Joint Proxy/Registration Statement and should be read by shareholders of UBI in its entirety. That analysis concludes that the proposed transaction will initially produce a disadvantage to the shareholders of UBI as a result of dilution, but that the effect of the dilution will be of modest duration and the shareholders of UBI should benefit through increased earnings in the long run from the proposed transaction. Other financial factors are also discussed which consider the benefits to UBI from a financial point of view from certain financial strengths of Leipsic.

In conducting our analysis, we assumed the information provided to us or publicly available was both accurate and complete. We assumed further that the transaction was a tax-free reorganization without adverse tax implications to the shareholders of UBI and that the transaction will be completed as planned without other conditions which would work to the detriment of the shareholders of UBI.

Based on our analysis as described and qualified above, we believe that the terms of the Merger, from a financial point of view, are fair and equitable to the shareholders of United Bancshares, Inc.

United Bancshares, Inc. paid Young & Associates a fee to provide certain financial analysis during the negotiations and will pay a fee and certain other minor expenses for the company's issuance of a fairness opinion to UBI and its shareholders. UBI will indemnify Young & Associates against certain liabilities, including liabilities under the securities laws.

Young & Associates, Inc.

/s/ Tom Smith

By: Tom Smith, Consultant

APPENDIX C

August 31, 1999

Board of Directors

The Bank of Leipsic Company

142 Main Street

Leipsic, Ohio 45856

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of The Bank of Leipsic Company ("Leipsic") of the consideration to be paid by United Bancshares, Inc. ("United") in the proposed acquisition (the "Acquisition") of Leipsic by United, pursuant to the Agreement and Plan of Merger (the "Agreement") dated April 20, 1999. Unless otherwise noted, all terms used herein shall have the same meaning as defined in the Agreement.

As more specifically set forth in the Agreement, and subject to a number of conditions and procedures described in the Agreement, each of the issued and outstanding shares of Leipsic Common Stock shall be converted into the right to receive 54.25 shares (the "Exchange Ratio") of United Common Stock. Additionally, the terms of the Agreement also call for:

1. The tax-free treatment of the Merger to the holders of Leipsic Common Shares,

2. A provision for an equal number of director seats provided to the shareholders of Leipsic equal with the number of Directors provided to the shareholders of United on the resulting Board of Directors of United,

3. The retention of charter and name of Leipsic as a wholly owned affiliate of United,

4. The retention of all existing members of the board of directors as the affiliate board of directors of Leipsic,

5. The desire to retain all existing staff currently employed by Leipsic,

6. The Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement, and

7. The payment of dividends in the future at a level reasonably consistent with those dividends realized by shareholders of Leipsic in the past, subject to regulatory restrictions.

Our company, Robb, Dixon, Francis, Davis, Oneson & Company ("Robb"), as part of its investment banking business, is customarily engaged in the valuation of smaller community based commercial banks and their securities in connection with mergers, acquisitions and valuations for estate, corporate and other purposes. We understand that you selected our company as your financial advisor because of our industry expertise with respect to financial institutions and because of our substantial experience in transactions similar to the merger.

We do not make a market in United common stock and therefore do not actively trade securities of United or Leipsic for our own account and for the accounts of our customers.

In connection with rendering our opinion, we have reviewed and analyzed, among other things the following (i) the Agreement; (ii) certain publicly available information concerning United, including the audited financial statements of United for each of the years in the three year period ended December 31, 1998 and unaudited financial statements for the six months ended June 30, 1999; (iii) certain publicly available information concerning Leipsic, including the audited financial statements of Leipsic for of the years in the three year period ended December 31, 1998 and unaudited financial statements for the six months ended June 30, 1999; (iv) certain other internal information, primarily financial in nature, concerning the business and operations of United and Leipsic furnished to us by United and Leipsic for purposes of our analysis; (v) certain publicly available information with respect to other companies that we believe to be comparable to Leipsic; and (vi) certain publicly available information concerning the nature and terms of other transactions that we considered relevant. We have also spoken with certain officers and employees of United and Leipsic, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have not attempted independently to verify any such information. We have not conducted a physical inspection of Uniteds properties or facilities, nor have we made or obtained any independent evaluations or appraisals of any such properties or facilities.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered such financial and other factors as we have deemed appropriate under the circumstances including, among others, the following: (i) the historical and current financial condition and results of operations of United and Leipsic, including interest income, interest expense, net interest income, net interest margin, interest sensitivity, non-interest income and expense, earnings, dividends, book value, return on assets, return on equity, capitalization, the amount and type of non-performing assets and the reserve for loan losses; (ii) the business prospects of United and Leipsic; (iii) the economy of Uniteds and Leipsics market areas, and (iv) the nature of terms of certain other acquisition transactions that we believe to be relevant.

We have also taken into account our assessment of general economic market, financial and regulatory conditions and trends, as well as our knowledge of the financial services industry, our experience in connection with similar transactions, and our knowledge of the securities valuation generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion is, in any event, limited to the fairness, from a financial point of view, of the consideration to be paid by United in the Acquisition and does not address Uniteds underlying business decision to effect the Acquisition.

Based upon and subject to the foregoing, we are of the opinion that the consideration to be paid by United in the Acquisition is fair, as of the date hereof, from a financial point of view, to the shareholders of Leipsic.

This opinion is being delivered to the Board of Directors of Leipsic for its use and is not to be reproduced, disseminated or delivered to any third party without the express written consent of our company, except as required by law.

Very truly yours,

/s/ Jeffery A. Robb

Robb, Dixon

Francis, Davis, Oneson

& Company

APPENDIX D

CERTIFICATE OF AMENDMENT

TO AMEND

ARTICLES OF INCORPORATION

OF

UNITED BANCSHARES, INC.

Martin D. Werner, the sole incorporator of United Bancshares, Inc. does hereby adopt, in accordance with O.R.C. Section 1701.70(A), the following amended Articles of Incorporation of United Bancshares, Inc., to supercede and take the place of the existing Articles of Incorporation, and any amendments thereto.

AMENDED ARTICLES OF INCORPORATION

OF

UNITED BANCSHARES, INC.

The undersigned incorporator, acting as the sole incorporator of United Bancshares, Inc., under the Ohio General Corporation Laws (ORC 1701.0l-.99), hereby adopts the following Articles of Incorporation for such corporation:

ARTICLE I

The name of the corporation is United Bancshares, Inc.

ARTICLE II

The place in the State of Ohio where the principal office of the corporation is to be located is in the village of Columbus Grove, county of Putnam.

ARTICLE III

The purpose for which the corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Laws (ORC Sections 1701.01 et seq.).

ARTICLE IV

The aggregate number of common shares which the corporation shall have the authority to issue is twenty thousand (20,000) shares each of twenty-five dollars ($25.00) par value.

The corporation, through its Board of Directors, shall have the power to purchase, hold, sell, and transfer the shares of its own capital stock provided that it does not use its funds or property for the purchase of its own shares of capital stock when such use will cause any impairment of its capital, except when otherwise permitted by law, and provided further that shares of its own capital stock belonging to it are not voted upon directly or indirectly.

ARTICLE V

The amount of stated capital with which the corporation will commence business is at least five hundred dollars ($500.00).

ARTICLE VI

The Board of Directors of the corporation is hereby authorized to determine whether any and, if any, what part of its surplus, however created or arising, shall be used or disposed of or declared in dividends or paid to shareholders, and without action by the shareholders, to use and apply such surplus or any part thereof at any time or from time to time in the purchase or acquisition of shares of any class, voting trust certificates for shares, bonds, debentures, notes, scripts, warrants, obligations, evidences of indebtedness of the corporation or other securities of the corporation, to such extent or amount and in such manner and upon such terms as the Board of Directors of the corporation shall deem expedient to the extent not prohibited by law.

CERTIFICATE OF AMENDED ARTICLES OF INCORPORATION

OF

UNITED BANCSHARES, INC.

Mr. Theodore R. Mayberry, who is President, and Ms. Bonnie Selhorst, who is Assistant Secretary, of the above-named corporation with its principal location at Columbus Grove, Ohio, do hereby certify that a meeting of shareholders was duly called and held on December 10, 1986, at which meeting a quorum of the shareholders was present in person or by proxy and by the affirmative vote of the holder of shares entitling them to exercise 94% of the voting power of the corporation, the following amended Article IV of the Articles of Incorporation of United Bancshares, Inc. was amended to read as follows:

ARTICLE IV: The number of shares which the corporation is authorized to have outstanding is one hundred thousand (100,000) all of which shall be with a par value of six dollars and twenty five cents ($6.25) each.

In witness whereof, the above-named officers, acting for and on behalf of his corporation have subscribed their names this 26th day of December 1986.

/s/ Theodore R. Mayberry

Theodore R. Mayberry

President

/s/ Bonnie Selhorst

Bonnie Selhorst

Assistant Secretary

ARTICLE VII

The corporation shall have the power to indemnify its present and past directors, officers, employees and agents, and such other persons as it shall have the powers to indemnify, to the full extent permitted under, and subject to the limitations of, Title 17 of the Ohio Revised Code.

The corporation may, upon the affirmative vote of a majority of its Board of Directors, purchase insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed in the preceding paragraph.

ARTICLE VIII

The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an Executive Committee, which committee shall have and may exercise, to the extent provided by law, all of the authority of the Board of Directors in the management of the corporation.

ARTICLE IX

Each shareholder shall be entitled to one vote for each shares of stock standing in his name on the books of the corporation.

ARTICLE X

(A) Except as set forth in paragraph (B) of this Article, the affirmative vote or consent of the holders of not less than eighty percent (80%) of the outstanding shares of stock of this corporation entitled to vote in elections of directors shall be required:

(1) to adopt any agreement for, or to approve, the merger or consolidation of this corporation or any subsidiary with or into any other person,

(2) to authorize any sale, lease, transfer, exchange, mortgage, pledge or other disposition to any other person of all or substantially all of the assets of this corporation or any subsidiary, or

(3) to authorize the issuance or transfer by this corporation or any subsidiary of any voting securities or securities convertible into voting securities of this corporation or any subsidiary in exchange or payment for the securities or assets of any other person, if such authorization is otherwise required by law or by any other agreement to which the corporation or any subsidiary is a party, if in any such case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon or consent thereto, such other person is, or at any time within the preceding twelve months has been, the beneficial owner of 5% or more of the outstanding shares of stock of the corporation entitled to vote in elections of directors. If such other person is not, and has not been, such a 5% beneficial owner, the provisions of this paragraph (A) shall not apply, and the provisions of Ohio law shall apply.

(B) The provisions of paragraph (A) of this Article shall not apply, and the provisions of Ohio law shall apply, to (1) any transactions described herein if the board of directors by resolution shall have approved an agreement in principle with such other person setting forth the principal terms of such transaction and such transaction is substantially consistent therewith, provided that a majority of those members of the board of directors voting in favor of such resolution were duly elected and acting members of the board of directors prior to the time such other person became the beneficial owner of 5% or more of the outstanding shares of stock of the corporation entitled to vote in elections of directors; or (2) any transaction described herein if such other person is a corporation of which a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors is owned of record or beneficially by the corporation or its subsidiaries.

(C) The affirmative vote or consent of the holders of not less than eighty percent (80%) of the outstanding shares of stock of the corporation entitled to vote in elections of directors, voting for purposes of this Article as one class, shall be required for the adoption of any plan for the dissolution of the corporation if the board of directors shall not have, by resolution adopted by the unanimous vote of all directors then in office, recommended to the shareholders the adoption of such plan for dissolution of the corporation. If the board of directors shall have so recommended to the shareholders such plan for dissolution of the corporation, the provisions of Ohio law shall apply.

(D) For purposes of this Article,

(1) any specified person shall be deemed to be the "beneficial owner" of shares of stock of the corporation (a) which such specified person or any of its affiliates or associates owns directly or indirectly, whether of record or not, (b) which such specified person or any of its affiliates or associates has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (c) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clauses (a) and (b) above), by any other person with such specified person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of the corporation;

(2) a "subsidiary" is any corporation more than 49% of the voting securities of which are owned, directly or indirectly, by the corporation;

(3) a "person" is any individual, corporation or other entity;

(4) an "affiliate" of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person;

(5) an "associate" of a specified person is (a) any person of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (b) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar capacity, or (c) any relative or spouse of such specified person, or any relative of such spouse, who has the same home as such specified person or any corporation which controls or is controlled by such specified person; and

(6) an "agreement in principle" is a writing signed by another person and by the board of directors of this corporation, or by a duly authorized officer thereof, which establishes the principal terms of a transaction described in paragraph (A) of this Article, and manifests an intention to negotiate toward a definitive agreement.

(E) For purposes of determining whether a person owns beneficially 5% or more of the outstanding shares of the corporation entitled to vote in elections of directors, the outstanding shares of stock of the corporation shall include shares deemed owned through application of clauses (a), (b) or (c) in paragraph (D)(1) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise.

(F) The board of directors shall have the power and duty to determine, for purpose of this Article, on the basis of information known to such board:

(1) whether any person referred to in paragraph (A) of this Article owns beneficially 5% or more of the outstanding shares of stock of the corporation entitled to vote in elections of directors; and

(2) whether a proposed transaction is substantially consistent with any agreement in principle of the character referred to in paragraph (B) of this Article.

IN WITNESS WHEREOF, the aforesaid Martin D. Werner , Incorporator of United Bancshares, Inc., acting for and on behalf of the corporation, by hereunto subscribed his name this 13th day of November, 1985.

WITNESSES:

/s/ signed /s/ Martin D. Werner

Martin D. Werner

Incorporator

/s/ signed

CERTIFICATE OF ADOPTION

OF

AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

UNITED BANCSHARES, INC.

The undersigned, E. Eugene Lehman and Carl L. McCrate, President and Secretary, respectively, of United Bancshares, Inc., an Ohio corporation, hereby certify that attached hereto as Exhibit A is a true and correct copy of an Amendment to the Articles of Incorporation of United Bancshares, Inc. which was duly adopted by the Shareholders of said Corporation on April 8, 1998, by a vote of 218,903.86 in favor, 1,390.24 opposed, and 62,400.90 abstaining.

The undersigned further certify that the resolution adopting such Amendment to the Articles of Incorporation is still in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Adoption of Amendment to the Articles of Incorporation this 1st day of May, 1998.

/s/ E. Eugene Lehman

E. Eugene Lehman, President

/s/ Carl L. McCrate

Carl L. McCrate, Secretary

EXHIBIT A

IV: The authorized number of shares of the Corporation is Three Million Seven Hundred Fifty Thousand (3,750,000), all of which shall be common stock without par value.

CERTIFICATE OF ADOPTION

OF

AMENDMENT TO THE ARTICLES OF INCORPORATION

OF

UNITED BANCSHARES, INC.

The undersigned, E. Eugene Lehman and Carl L. McCrate, President and Secretary, respectively, of United Bancshares, Inc., an Ohio corporation, hereby certify that attached hereto as Exhibit A is a true and correct copy of an Amendment to the Articles of Incorporation of United Bancshares, Inc. which was adopted by the Stockholders of said Corporation on April 12, 1995, by a vote of 63,162.52 in favor, 2,486.20 opposed, and 16,842.28 abstaining.

The undersigned further certify that the resolution adopting such Amendment to the Articles of Incorporation is still in full force and effect.

lN WITNESS WHEREOF, the undersigned have executed this Certificate of Adoption of Amendment to the Articles of Incorporation this 5th day of May, 1995.

/s/ E. Eugene Lehman

E. Eugene Lehman, President

/s/ Carl L. McCrate

Carl L. McCrate, Secretary

EXHIBIT A

PROPOSED AMENDMENT TO THE ARTICLE IV OF THE

ARTICLES OF INCORPORATION OF THE COMPANY

RESOLVED, that Article IV of the Articles of Incorporation will be deleted in its entirety and will be replaced by the following:

"IV: The authorized number of shares of the Company is Five Hundred Thousand (500,000), all of which shall be common stock without par value."

APPENDIX E

CODE OF REGULATIONS

OF

UNITED BANCSHARES, INC.

ARTICLE I

Offices

Section 1. Principal Office. The principal office of the corporation shall be at such place in the Village of Columbus Grove, Ohio, as may be designated from time to time by the Board of Directors.

Section 2. Other Offices. The corporation shall also have offices at such other places without, as well as within, the State of Ohio, as the Board of Directors may from time to time determine.

ARTICLE II

Meetings of Shareholders

** See Amendment Attached

Section 1. Annual Meeting. The annual meeting of the shareholders of this corporation for the purpose of fixing or changing the number of directors of the corporation, electing directors and transacting such other business as may come before the meeting, shall be held between the hours of 3:00 P.M. and 8:00 P.M. on the second Wednesday of April each year, but if a legal holiday, then on the next business day following, or at such other time as may be fixed by the Board of Directors.

Section 2. Special Meetings. Special meetings of the shareholders may be called at any time by the Chairman of the Board of Directors, President, or a majority of the Board of Directors acting

CODE OF REGULATIONS

OF

UNITED BANCSHARES, INC.

AMENDMENT: ARTICLE II

Meeting of Shareholders

Section 1. Annual Meeting. The annual meeting of the shareholders of this corporation for the purpose of fixing or changing the number of directors of the corporation, electing directors and transacting such other business as may come before the meeting, shall be held between the hours of 3:00 P.M. and 8:00 P.M. on the second Wednesday of April of each year, but if a legal holiday, then on the next business day following, or at such other time as may be fixed by the Board of Directors.

AMENDED BY: Board of Directors of United Bancshares, Inc.

December 8, 1993

AMENDED BY: Stockholder

April 13, 1994

CODE OF REGULATIONS

OF

UNITED BANCSHARES, INC.

AMENDMENT: ARTICLE II

Meeting of Shareholders

Section 1. Annual Meeting. The annual meeting of the shareholders of this corporation for the purpose of fixing or changing the number of directors of the corporation, electing directors and transacting such other business as may come before the meeting, shall be held between the hours of 3:00 P.M. and 8:00 P.M. on the second Wednesday of February of each year, but if a legal holiday, then on the next business day following, or at such other time as may be fixed by the Board of Directors.

AMENDMENT: By vote of Shareholders at Annual Meeting February 11, 1987 with or without a meeting, or by any three or more shareholders owning, in the aggregate, not less than 25 per cent of the stock of the corporation.

Section 3. Place of Meetings. Meetings of shareholders shall be held at the main office of the corporation, unless the Board of Directors decides that a meeting shall be held at some other place within or without the State of Ohio and causes the notice thereof to so state.

Section 4. Notice of Meetings. Unless waived, a written, printed, or typewritten notice of each annual or special meeting stating the day, hour, and place and the purpose or purposes thereof shall be served upon or mailed to each shareholder of record (a) as of the day next preceding the day on which notice is given, or (b) if a record date therefor is duly fixed, of record as of said date. Notice of such meeting shall be mailed, postage prepaid, at least ten (10) days prior to the date thereof. If mailed, it shall be directed to a shareholder at his address as the name appears upon the records of the corporation.

All notices with respect to any shares of record in the names of two or more persons may be given to whichever of such persons is named first on the books of the corporation, and notice so given shall be effective as to all the holders of record of such shares.

Every person who by operation of law, transfer, or otherwise shall become entitled to any share or right or interest therein, shall be bound by every notice in respect of such share which, prior to his name and address being entered upon the books of the corporation as the registered holder of such share, shall have been given to the person in whose name such share appeared of record.

Section 5. Waiver of Notice. Any shareholder, either before or after any meeting, may waive any notice required to be given by law or under these Regulations; and, whenever all of the shareholders entitled to vote shall meet in person or by proxy and consent to holding a meeting, it shall be valid for all purposes without call or notice, and at such meeting any action may be taken.

Section 6. Quorum. A majority of the outstanding capital stock, represented in person or by proxy, shall constitute a quorum at any meeting of the shareholders, unless otherwise provided by law; but less than a quorum may adjourn any meeting, from time to time, and a meeting may be held, as adjourned, without further notice. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by law or by the Articles of Incorporation.

Section 7. Proxies. Any shareholder of record who is entitled to attend a shareholders meeting, or to vote thereat or to assent or give consents in writing, shall be entitled to be represented at such meetings or to vote thereat or to assent or give consents in writing, as the case may be, or to exercise any other of his rights, by proxy or proxies appointed by a writing signed by such shareholder, which need not be sealed, witnessed or acknowledged.

A telegram, cablegram, wireless message or photogram appearing to have been transmitted by a shareholder, or a photograph, photostatic or equivalent reproduction of a writing appointing a proxy or proxies shall be a sufficient writing.

No appointment of a proxy shall be valid after the expiration of eleven (11) months after it is made, unless the writing specifies the date on which it is to expire or. the length of time it is to continue in force.

Unless the writing appointing a proxy or proxies otherwise provides:

(1) Each and every proxy shall have the power of substitution, and when three (3) or more persons are appointed, a majority of them or their respective substitutes may appoint a substitute or substitutes to act for all;

(2) If more than one proxy is appointed, then (a) with respect to voting or giving consents at a shareholders meeting, a majority of such proxies as attend the meeting, or if only one attends, then that one may exercise all the voting and consenting authority thereat; and, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such authority, with respect to an equal number of shares; (b) with respect to exercising any other authority, a majority may act for all;

(3) A writing appointing a proxy shall not be revoked by the death or incapacity of the maker unless, before the vote is taken or the authority granted is otherwise exercised, written notice of such death or incapacity is given to the corporation by the executor or the administrator of the estate of such maker, or by the fiduciary having control of the shares in respect of which the proxy was appointed;

(4) The presence of a shareholder at a meeting shall not operate to revoke a writing appointing a proxy. A shareholder, without affecting any vote previously taken, may revoke such writing not otherwise revoked by giving notice to the corporation in writing or in open meeting.

Section 8. Voting. At any meeting of shareholders, each shareholder of the corporation shall, except as otherwise provided by law or by the Articles of Incorporation or by these Regulations, be entitled to one vote in person or by proxy for each share of the corporation registered in his name on the books of the corporation:

(1) on the record date for the determination of shareholders entitled to vote at such meeting, notwithstanding the prior or subsequent sale, or other disposal of such share or shares, or transfer of the same on the books of the corporation on or after the record date; or (2) if no such record date shall have been fixed, then at the time of such meeting.

Section 9. Financial Reports. At the annual meeting of shareholders, or at the meeting held in lieu thereof, there shall be furnished to the shareholders a financial report consisting of the following: (1) a balance sheet containing a summary of the assets, liabilities, stated capital, and surplus (showing separately any capital surplus arising from unrealized appreciation of assets, other capital surplus, and earned surplus) of the corporation as of a date not more than four (4) months before such meeting; if such meeting is an adjourned meeting, said balance sheet may be as of a date not more than four (4) months before the date of the meeting as originally convened; and (2) a statement of income and changes in shareholder equity, including a summary of profits, dividends paid, and other changes in the surplus accounts of the corporation, for the period commencing with the date marking the end of the period for which the last preceding statement of profit and loss under this section was made, and ending with the date of said balance sheet.

An opinion signed by the President or a Vice President or the Treasurer or an Assistant Treasurer, or by a public accountant or firm of public accountants, shall be appended to such financial statement, stating that the financial statement presents fairly the corporations financial position, and that the results of its operations are in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding period, or such other opinion as is in accordance with sound accounting practice.

Section 10. Action Without Meeting. Any action which may be authorized or taken at any meeting of shareholders may be authorized or taken without a meeting in a writing or writings signed by all of the holders of shares who would be entitled to notice of a meeting of the shareholders held for such purpose. Such writing or writings shall be filed with or entered upon the records of the corporation.

ARTICLE III

Directors

Section 1. Number of Directors. The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number of directors within such minimum and maximum limits to be fixed and determined from time to time by Resolution of a majority of the full Board of Directors, or by Resolution of the shareholders at any annual or special meeting thereof. Unless otherwise provided by law, any vacancy in the Board of Directors for any reason, including an increase in the number thereof, may be filled by action of the Board of Directors. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of any other business at any directors meeting. The Board of Directors by the vote of a majority of the full board may, between annual meetings of shareholders, increase the membership of the board by not more than two (2) members, and by like vote appoint qualified persons to fill the vacancies created thereby.

Section 2. Nominations. Nominations of persons for election to the Board of the Corporation at a meeting of the stockholders may be made by or at the direction of the Board of Directors or may be made at a meeting of stockholders by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting who complies with the notice procedures set forth in this Section 2 of Article III. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholders notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 14 days nor more than 50 days prior to the meeting; provided, however, that in the event that less than 65 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed no later than the close of business on the 7th day following the day on which day notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholders notice to the Secretary shall set forth (a) as to each period whom the stockholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, and (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person; and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the stockholder. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as Director of the Corporation. No person shall be eligible for election as a Director of the Corporation at a meeting of the stockholders unless nominated in accordance with the procedures set forth herein. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and the defective nomination shall be disregarded.

Section 3. Vacancies. In case of any vacancy in the Board of Directors, through death, resignation, disqualification, or other cause, the remaining directors, by an affirmative vote of a majority thereof, may elect a successor to hold office for the unexpired portion of the term of the director whose place is vacant, and until the election and qualification of his successor.

** Section 4. Retirement. No director shall be eligible for election or reelection upon reaching the age of sixty-five (65)

** Amended 4/12/95 - See attached

follows: 25,332.81 shares present and 40,315.91 shares by proxy: 63,162.52 "AYE" and 2,486.20 "NAY" with 16,842.28 absent. The motion carried with the affirmative majority.

AMEND ARTICLE III of the Code of Regulations to Change the Retirement of Age of the Directors from 65 to 72: A motion was made by John McCrate and seconded by John Lugibill to approve the amendment as presented. Discussion followed with the question as to whether this means that the directors must give up directorship at age 72. Chairman Erhart stated yes, with the exception of himself, Ed Grote, Carl McCrate, George Hawkey and John Williams who are grandfathered under the previous by-laws. Carl stated that these directors could be removed if they dont attend meetings or are no longer competent to serve. Having no further discussion a vote was taken as follows: 25,332.81 shares present and 40, 315.91 shares by proxy: 59,020.84 shares "AYE" and 6,627.88 "NAY" with 16,842.28 absent. The motion carried with the affirmative majority.

Having no further official business to conduct, Chairman Erhart opened the meeting for general questions from the floor. Once stockholder had a question on concerning operational procedures, which were answered and if there was problems, to please discuss them with the branch manager or operations personnel.

Having no further questions or discussion, a motion was made and seconded to adjourn. The motion was unanimous.

As required by the by-laws, a copy of the annual report will be mailed to all stockholders not present at the meeting.

Meeting adjourned

/s/ Thomas J. Erhart

Chairman

ATTEST:

/s/ signed

Secretary/Treasurer

April 12, 1995

years, provided, however, that this provision shall not apply to the initial Board of Directors of this Corporation, whom shall retire when they feel they can no longer fulfill the duties of a Director due to health or any other reason.

ARTICLE IV

Powers, Meeting, and Compensation of Directors

Section 1. Directors Qualifying Shares. Any member of the Board of Directors of a wholly-owned banking subsidiary of the Corporation may, if permitted under applicable banking law, hold shares of the Corporation in lieu of shares of such banking subsidiary to qualify as a Director of such banking subsidiary, if required. Directors of this Corporation are not required to own shares of this Corporation to serve on the Board of Directors of this Corporation.

Section 2. Meetings of the Board. A meeting of the Board of Directors shall be held immediately following the adjournment of each shareholders meeting at which directors are elected, or within ten (10) days thereafter, and notice of such meeting need not be given.

The Board of Directors may, by by-laws or resolution, provide for other meetings of the Board.

Special meetings of the Board of Directors may be held at any time upon call of the Chairman of the Board of Directors, President, a Vice President, or any two members of the Board.

Notice of any special meeting of the Board of Directors shall be mailed to each director, addressed to him at his residence or usual place of business, at least two (2) days before the day on which the meeting is to be held, or shall be sent to him at such place by telegraph, cable, radio or wireless, or be given personally or by telephone, not later than the day before the day on which the meeting is to be held. Every such notice shall state the time and place of the meeting, but need not state the purposes thereof. Notice of any meeting of the Board need not be given to any director, however, if waived by him in writing or by telegraph, cable, radio, wireless, or telephonic communication, whether before or after such meeting is held, or if he shall be present at such meeting; and, any meeting of the Board shall be a legal meeting without any notice thereof having been given, if all the directors shall be present thereat.

Meetings of the Board shall be held at the office of the corporation, or at such other place, within or without the State of Ohio, as the Board may determine from time to time, and as may be specified in the notice thereof. Meetings of the Board of Directors may also be held by the utilization of simultaneous telephonic communications, linking all directors present at such meetings, and all such business conducted via such telephonic communication shall be considered legally enforceable by the corporation.

Section 3. Quorum. A majority of the Board of Directors serving in such capacity shall constitute a quorum for the transaction of business, provided that whenever less than a quorum is present at the time and place appointed for any meeting of the Board, a majority of those present may adjourn the meeting from time to time, without notice other than by announcement at the meeting, until a quorum shall be present.

Section 4. Action without Meeting. Any action may be authorized or taken without a meeting in a writing or writings signed by all the directors, which writing or writings shall be filed with or entered upon the records of the corporation.

Section 5. Compensation. The directors, as such, shall not receive any salary for their services, but by resolution of the Board, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board; provided, however, that nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity, and receiving compensation therefor. Members of any standing or special committee may by resolution of the Board be allowed such compensation for their services as the Board may deem reasonable, and additional compensation may be allowed to directors for special services rendered.

Section 6. By-Laws. For the government of its actions, the Board of Directors may adopt by-laws consistent with the Articles of Incorporation and these Regulations.

ARTICLE V

Committees

Section 1. Committees. The Board of Directors may, by resolution, provide for such standing or special committees as it deems desirable, and discontinue the same at its pleasure. Each such committee shall have such powers and perform such duties, not inconsistent with law, as may be delegated to it by the Board of Directors. Vacancies in such committees shall be filled by the Board of Directors, or as it may provide.

ARTICLE VI

Officers

Section 1. General Provisions. The Board of Directors shall elect a President, such number of Vice Presidents as the Board may from time to time determine, a Secretary and Treasurer and, in its discretion, a Chairman of the Board of Directors and a Vice Chairman of the Board of Directors. If no such Chairman of the Board is elected by the Board of Directors, the President of the corporation shall act as presiding officer of the corporation. The Board of Directors may from time to time create such offices and appoint such other officers, subordinate officers and assistant officers as it may determine. The President and the Chairman of the Board shall be, but the other officers need not be, chosen from among the members of the Board of Directors.

Section 2. Term of Office. The officers of the corporation shall hold office at the pleasure of the Board of Directors and, unless sooner removed by the Board of Directors, until the reorganization meeting of the Board of Directors following the date of their election, and until their successors are chosen and qualified.

The Board of Directors may remove any officer at any time, with or without cause, by a majority vote.

A vacancy in any office, however created, shall be filled by the Board of Directors.

ARTICLE VII

Duties of Officers

Section 1. Chairman of the Board. The Chairman of the Board, if one be elected, shall preside at all meetings of the shareholders and Board of Directors, and shall have such other powers and duties as may be prescribed by the Board of Directors or by the Ohio Revised Code.

Section 2. Vice Chairman of the Board. The Vice Chairman of the Board, if one be elected, shall preside at all meetings of the shareholders and the Board of Directors, in the absence of the Chairman of the Board. The Vice Chairman shall have such powers and duties as may be prescribed by the Board of Directors, or prescribed by the Chairman of the Board or by the Ohio Revised Code.

Section 3. President. The President shall be the chief executive officer of the corporation, and shall exercise supervision over the business of the corporation and over its several officers; subject, however, to the control of the Board of Directors. In the absence of or if a Chairman of the Board shall not have been elected, or a Vice Chairman shall not have been elected, the President shall preside at meetings of the shareholders and Board of Directors. He shall have authority to sign all certificates for shares and all deeds, mortgages, bonds, contracts, notes and other instruments requiring his signature; and he shall have all the powers and duties prescribed by the Ohio Revised Code, and such others as the Board of Directors may from time to time assign to him.

Section 4. Vice Presidents. The Vice Presidents shall perform such duties as are conferred upon them by these regulations, or as may from time to time be assigned to them by the Board of Directors, the Chairman of the Board or the President. At the request of the President, or in his absence or disability, the Vice President, designated by the President (or in the absence of such designation, the Vice President designated by the Board), shall perform all the duties of the President and, when so acting, shall have all the powers of the President. The authority of Vice Presidents to sign in the name of the corporation all certificates for shares and authorized deeds, mortgages, bonds, contracts, notes and other instruments, shall be coordinate with like authority of the President. Any one or more of the Vice Presidents may. be designated as an "Executive Vice President."

Section 5. Secretary. The Secretary shall keep minutes of all the proceedings of the shareholders and Board of Directors, and shall make proper record of the same, which shall be attested by him; sign all certificates for shares, and all deeds, mortgages, bonds, contracts, notes, and other instruments executed by the corporation requiring his signature; give notice of meetings of shareholders and directors; produce on request at each meeting of shareholders for the election of directors a certified list of shareholders, arranged in alphabetical order; keep such books as may be required by the Board of Directors, and file all reports to States, to the Federal Government, and to foreign countries; and, perform such other and further duties as may from time to time be assigned to him by the Board of Directors, the Chairman of the Board or by the President.

Section 6. Treasurer. The Treasurer shall have general supervision of all finances; he shall receive and have in charge all money, bills, notes, deeds, leases, mortgages and similar property belonging to the corporation, and shall do with the same as may from time to time be required by the Board of Directors. He shall cause to be kept adequate and correct accounts of the business transactions of the corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, stated capital, and shares, together with such other accounts as may be required and, upon the expiration of his term of office, shall turn over to his successor or to the Board of Directors all property, books, papers and money of the corporation in his hands; and, he shall perform such other duties as from time to time may be assigned to him by the Board of Directors.

Section 7. Assistant and Subordinate Officers. The Board of Directors may appoint such assistant and subordinate officers as it may deem desirable. Each such officer shall hold office at the pleasure of the Board of Directors, and perform such duties as the Board of Directors may prescribe.

The Board of Directors may, from time to time, authorize any officer to appoint and remove assistant and subordinate officers, to prescribe their authority and duties, and to fix their compensation.

Section 8. Duties of Officers May Be Delegated. In the absence of any officer of the corporation, or for any other reason the Board of Directors may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties, or any of them, of such officer to any other officer, or to any director.

ARTICLE VIII

Certificates for Shares

Section 1. Form and Execution. Certificates for shares shall be issued to each shareholder in such form as shall be approved by the Board of Directors. Such certificates shall be signed by the Chairman of the Board of Directors, or the President or a Vice President, or by the Secretary or an Assistant Secretary, or by the Treasurer or an Assistant Treasurer of the corporation, which certificates shall certify the number and class of shares held by the shareholder in the corporation, but no certificates for shares shall be delivered until such shares are fully paid. When such a certificate is countersigned by an incorporated transfer agent or registrar, the signature of any of said officers of the corporation may be a facsimile, or engraved, stamped or printed. Although any officer of the corporation whose manual or facsimile signature is affixed to a share certificate shall cease to be such officer before the certificate is delivered, such certificate, nevertheless, shall be effective in all respects when delivered.

Such certificate for shares shall be transferable in person or by attorney but, except as hereinafter provided in the case of lost, mutilated or destroyed certificates, no transfer of shares shall be entered upon the records of the corporation until the previous certificates, if any, given for the same shall have been surrendered and canceled.

Section 2. Lost, Mutilated or Destroyed Certificates. If any certificate for shares is lost, mutilated or destroyed, the Board of Directors may authorize the issuance of a new certificate in place thereof, upon such terms and conditions as it may deem advisable. The Board of Directors, in its discretion, may refuse to issue such new certificates until the corporation has been indemnified by a final order or decree of a court of competent jurisdiction.

Section 3. Registered Shareholders. A person in whose name shares are of record on the books of the corporation shall conclusively be deemed the unqualified owner thereof for all purposes, and have capacity to exercise all rights of ownership. Neither the corporation nor any transfer agent of the corporation shall be bound to recognize any equitable interest in or claim to such shares on the part of any other person, whether disclosed upon such certificate or otherwise, nor shall they be obliged to see to the execution of any trust or obligation.

ARTICLE IX

Fiscal Year

The fiscal year of the corporation shall end on the 31st day of December in each year, or on such other day as may be fixed from time to time by the Board of Directors.

ARTICLE X

Amendments

These Regulations may be amended or repealed at any meeting of shareholders called for that purpose by the affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal or, without a meeting, by the written consent of the holders of record of shares entitling them to exercise two-thirds (2/3) of the voting power on such proposal.

/s/ signed

Secretary

Date: August 7, 1985

APPENDIX F

SECTION 1701.85 OF THE OHIO REVISED CODE

Section 1701.85 Dissenting shareholders demand for fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of the shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

(3) The dissenting shareholder entitled to relief under division (C) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 [1701.80.1] of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 (1701.80.1] of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

(4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

(5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares had been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholders failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 [1701.80.1] of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting form the proposal submitted to the directors or to the shareholders shall be excluded.

(D)(l) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such shares as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(l) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

(E) From the time of the dissenting shareholders giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.